As filed with the Securities and Exchange Commission on January 25, 2023.

Registration No. 333-267367

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHENGFENG DEVELOPMENT LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	4210	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Shengfeng Building, No. 478 Fuxin East Road
Jin’an District, Fuzhou City
Fujian Province, People’s Republic of China, 350001
+86-591-83619860

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 Tel: (212) 530-2206	Barry Grossman, Esq. Sarah Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED [●], 2023

5,000,000 Class A Ordinary Shares

SHENGFENG DEVELOPMENT LIMITED

This is the initial public offering of Shengfeng Development Limited’s Class A ordinary shares, par value $0.0001 per share, or “Class A Ordinary Shares.” We are offering our Class A Ordinary Shares on a firm commitment basis. Univest Securities, LLC will serve as the representative of the underwriters (the “Underwriter”) in connection with this offering.

Prior to this offering, there has been no public market for our Class A Ordinary Shares or Class B ordinary shares, par value $0.0001, or “Class B Ordinary Shares.” We currently expect the initial public offering price will be $5.00 per share.

As of the date of this prospectus, our authorized share capital is $50,000 divided into 400,000,000 Class A Ordinary Shares and 100,000,000 Class B Ordinary Shares. As of the date of this prospectus, we have 38,120,000 Class A Ordinary Shares and 41,880,000 Class B Ordinary Shares issued and outstanding, respectively. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis.

We have reserved the symbol “SFWL” for purposes of listing our Class A Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) and applied to list our Class A Ordinary Shares on the Nasdaq. At this time, Nasdaq has not yet approved our application to list our Class A Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on Nasdaq.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 24 to read about factors you should consider before buying our Class A Ordinary Shares.

Unless otherwise stated, as used in this prospectus, the terms “we,” “us,” “our,” “Shengfeng Cayman,” “our Company,” and the “Company” refer to Shengfeng Development Limited, a Cayman Islands exempted company, and the terms “Shengfeng Logistics” or the “VIE” refer to Shengfeng Logistics Group Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (the “PRC”).

Shengfeng Development Limited, or “Shengfeng Cayman,” is a holding company incorporated in the Cayman Islands and it is not a Chinese operating company. As a holding company with no material operations of its own, its operations are conducted through our subsidiary in China, the VIE, and the VIE’s subsidiaries This is an offering of the Class A Ordinary Shares of the offshore holding company in the Cayman Islands, Shengfeng Cayman. You are not investing in Shengfeng Logistics, the VIE, or the VIE’s subsidiaries. For accounting purposes, we control and receive the economic benefits of the VIE and the VIE’s subsidiaries’ business operations through certain contractual arrangements (“the VIE Agreements”), which enables us to consolidate the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statement under U.S. GAAP. Neither we nor our subsidiaries own any equity interests in the VIE or the VIE’s subsidiaries. As an investor in this offering, you may be subject to unique risks due to our VIE structure. The contractual arrangements are designed to provide our wholly owned subsidiary, Fujian Tianyu Shengfeng Logistics Co., Ltd., or “Tianyu” or “WFOE,” with the power, rights, and obligations to Shengfeng Logistics, including control rights and the rights to the assets, property, and revenue of the VIE, as set forth under the VIE Agreements. We have evaluated the guidance issued by the Financial Accounting Standards Board, or the “FASB,” in FASB ASC 810 and determined that we are regarded as the primary beneficiary of the VIE, for accounting purposes, as a result of our direct ownership in Tianyu and the provisions of the VIE Agreements. Accordingly, we treat the VIE and the VIE’s subsidiaries as our consolidated entities under U.S. GAAP. We have consolidated the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. The VIE structure is used to provide contractual exposure to foreign investment in China-based companies, as Chinese law prohibits direct foreign investment in the domestic express mail business sector, which is a sector we do not currently engage in, as of the date of this prospectus, but may choose to do so in the future. Our VIE Agreements have not been tested in a court of law in China, as of the date of this prospectus.

Shengfeng Cayman transfers cash to its wholly-owned Hong Kong subsidiary, Shengfeng Holding Limited, or “Shengfeng HK”, by making capital contributions or providing loans, and the Hong Kong subsidiary transfers cash to the subsidiary in China by making capital contributions or providing loans to it. Because Shengfeng Cayman consolidates the financial statements of the VIE under the U.S. GAAP in reliance upon contractual arrangements and is regarded as the primary beneficiary of the VIE for accounting purposes, Shengfeng Cayman’s subsidiaries are not able to make direct capital contributions to the VIE and their subsidiaries. However, Shengfeng Cayman’s subsidiaries may transfer cash to the VIE by making loans or by payments to the VIEs for inter-group transactions.

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. As of the date of this prospectus, none of our subsidiaries, nor the consolidated VIE and VIE’s subsidiaries have made any dividends or distributions, or any other transfers, including cash transfers to our Company. See “Prospectus Summary — Consolidation” and our consolidated financial statements.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amounts, provided that in no circumstance may a dividend be paid if such payment would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares or Class B Ordinary Shares in the future, in the absence of available profits or share premium, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Shengfeng HK.

Current PRC regulations permit our PRC subsidiary to pay dividends to Shengfeng HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our Affiliated Entities (defined herein) in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entities in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other things, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Furthermore, if our Affiliated Entities in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our PRC subsidiary is unable to receive all of the revenue from the operations of the VIE and the VIE’s subsidiaries, we may be unable to pay dividends on our Class A Ordinary Shares or Class B Ordinary Shares, should we desire to do so in the future.

Cash dividends, if any, on our Class A Ordinary Shares or Class B Ordinary Shares would be paid in U.S. dollars. Shengfeng HK may be considered a non-resident enterprise for tax purposes, so that any dividends Tianyu pays to Shengfeng HK may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10%. See “Material Income Tax Consideration—People’s Republic of China Enterprise Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Shengfeng Logistics to Tianyu, pursuant to contractual arrangements between such parties, and the distribution of such payments to Shengfeng HK as dividends from Tianyu. Certain payments from Shengfeng Logistics to Tianyu are subject to PRC taxes, including Value-Added Tax. If Shengfeng Logistics or the VIE’s subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict any such party’s ability to pay dividends or make other distributions to us. See “Prospectus Summary—Dividend Distributions.”

We conduct substantially all of our business in China through the VIE, Shengfeng Logistics, and the VIE’s subsidiaries. Substantially all of Shengfeng Development Limited’s revenues, costs and net income in China are directly or indirectly generated through the VIE and the VIE’s subsidiaries. We maintain our bank accounts and balances primarily in licensed banks in mainland China. In addition, cash transfers from our Cayman Islands holding company are subject to applicable PRC laws and regulations on loans and direct investment. For details, see “Risk Factors — Risk Relating to Doing Business in the PRC — PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary and to make loans to Shengfeng Logistics, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Cash transfers from our Cayman Islands holding company are subject to applicable PRC laws and regulations on loans and direct investment. For restrictions and limitations on our ability to distribute earnings to our Cayman Islands holding company and the investors, see “Risk Factors — Risks Relating to Doing Business in the PRC — PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary and to make loans to Shengfeng Logistics, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Use of Proceeds.” In addition, current PRC regulations permit our PRC subsidiary to pay dividends to its shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. For details, see “Risk Factors — Risks Relating to Doing Business in the PRC — Our PRC subsidiary is subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.”

If needed, cash can be transferred between our holding company and its subsidiaries through intercompany fund advances, and there are currently no restrictions on transferring funds between our Cayman Islands holding company and its subsidiaries in Hong Kong and mainland China, other than certain restrictions and limitations imposed by the PRC government. Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or “SAFE,” by complying with certain procedural requirements. Therefore, our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit our PRC subsidiary to pay dividends to shareholders only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. See “Risk Factors—Governmental control of currency conversion may affect the value of your investment and our payment of dividends.”, “Risk Factors — Risks Relating to Doing Business in the PRC —Risks Relating to Doing Business in the PRC — Our PRC subsidiary is subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.” As of the date of this prospectus, no cash transfers, dividends, or distributions have occurred among our Company, our subsidiaries, and the VIE for the six months ended June 30, 2022 and for the years ended December 31, 2021 and 2020. As of the date of this prospectus, none of our subsidiaries or the VIE have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders.

Our Class A Ordinary Shares offered in this offering are shares of our offshore holding company in the Cayman Islands instead of shares of the VIE or the VIE’s subsidiaries in China, therefore, you will not directly hold equity interests in the VIE or the VIE’s subsidiaries, and you may never directly hold equity interests in the VIE or the VIE’s subsidiaries through your investment in this offering. For a description of the VIE contractual arrangements, see “Corporate History and Structure—Our VIE Arrangements.”

Because of our corporate structure, we do not directly hold equity interests in the VIE and the VIE’s subsidiaries, and we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including, but not limited to, limitations on foreign ownership of businesses covered by the Special Measures for Foreign Investment Access (2021 version), regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and the value of our Class A Ordinary Shares, including risks that could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

Our VIE Agreements may not be effective in providing control over Shengfeng Logistics and the VIE’s subsidiaries. We may also be subject to sanctions imposed by PRC regulatory agencies, including the Chinese Securities Regulatory Commission, or CSRC, if we fail to comply with their rules and regulations. Additionally, the VIE Agreements may not be enforceable in China if the PRC government authorities or courts take a view that such VIE Agreements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that we are unable to enforce these VIE Agreements, we may not be able to exert effective control over Shengfeng Logistics, and our ability to conduct our business may be materially and adversely affected. See “Risk Factors — Risks Relating to Our Corporate Structure,” “Risk Factors — Risks Relating to Doing Business in the PRC” and “Risk Factors — Risks Relating to This Offering and the Trading Market” for more information. In particular, see “Risk Factors — Risks Relating to Our Corporate Structure — If the PRC government deems that the contractual arrangements in relation to the VIE do not comply with applicable PRC law or PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations,” “Risk Factors — Risks Relating to Our Corporate Structure — Our VIE Agreements with Shengfeng Logistics and the Shengfeng Logistics Shareholders may not be effective in providing control over Shengfeng Logistics,” “Risk Factors — Risks Relating to Doing Business in the PRC —PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us. Any changes in such laws and regulations may impair our ability to operate profitably,” “Risk Factors — Risks Relating to Doing Business in the PRC — The approval of the China Securities Regulatory Commission, or the “CSRC,” may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering” and “Risk Factors — Risks Relating to Doing Business in the PRC — We may be required to obtain permission from Chinese authorities (i) to issue our Class A Ordinary Shares to foreign investors in this offering and/or (ii) for the VIE’s operations, and if either or both are required and we are not able to obtain such permission in a timely manner, the securities currently being offered may substantially decline in value and become worthless.”

We are subject to certain legal and operational risks associated with the VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the VIE’s operations, significant depreciation of the value of our Class A Ordinary Shares, or a significantly limit or complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We believe we are not subject to cybersecurity review by the Cyberspace Administration of China, or “CAC,” pursuant to the Cybersecurity Review Measures, which were jointly promulgated by the CAC and other relevant PRC governmental authorities on December 28, 2021 and became effective on February 15, 2022, because (i) we presently maintain fewer than one (1) million individual clients in their business operations as of the date of this prospectus; and (ii) data processed in the VIE’s business is less likely to have a bearing on national security, thus it may not be classified as core or important data by the authorities. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on a U.S. exchange or other foreign exchange. See “Risk Factors — Risks Related to Our Business and Our Industry,” “Risk Factors — Risks Relating to Our Corporate Structure,” “Risk Factors — Risks Relating to Doing Business in the PRC” and “Risk Factors — Risks Relating to This Offering and the Trading Market” for more information. In particular, see “Risk Factors — Risks Related to Our Business and Our Industry --Our business generates and processes a large quantity of data, and improper handling of or unauthorized access to such data may adversely affect our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering,” “Risk Factors — Risks Relating to Doing Business in the PRC — China’s economic, political and social conditions, laws and regulations, as well as possible interventions and influences of any government policies and actions are uncertain and their changes may be quick with little advance notice. Therefore, such uncertainties and changes could have a material adverse effect on our business, operations and the value of our Class A Ordinary Shares,” “Risk Factors — Risks Relating to Doing Business in the PRC —PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us. Any changes in such laws and regulations may impair our ability to operate profitably,” “Risk Factors — Risks Relating to Doing Business in the PRC —The approval of the China Securities Regulatory Commission, or the “CSRC,” may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering” and “Risk Factors — Risks Relating to Doing Business in the PRC — We may be required to obtain permission from Chinese authorities (i) to issue our Class A Ordinary Shares to foreign investors in this offering and/or (ii) for the VIE’s operations, and if either or both are required and we are not able to obtain such permission in a timely manner, the securities currently being offered may substantially decline in value and become worthless.”

Furthermore, Our Class A Ordinary Shares may be prohibited to trade on a national exchange or in the over-the-counter trading market in the United States under the Holding Foreign Companies Accountable Act, or the HFCA Act, if the Public Company Accounting Oversight Board (United States), or the PCAOB, determines that it cannot inspect or fully investigate our auditors for three consecutive years beginning in 2021. As a result, an exchange may determine to delist our securities. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, or the Accelerating HFCA Act, which, if passed by the U.S. House of Representatives and signed into law, would decrease the number of non-inspection years for foreign companies to comply with PCAOB audits from three to two, thus reducing the time period before their securities may be prohibited from trading or delisted. Additionally, our securities may be prohibited from trading if our auditor cannot be fully inspected as more stringent criteria have been imposed by the SEC and the PCAOB recently. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. For example, on December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. As of the date of the prospectus, the Company’s auditor, Friedman LLP, headquartered in New York, New York, with no branches or offices outside the United States, has been inspected by the PCAOB on a regular basis, with the last inspection in October 2020, and is not subject to the determinations announced by the PCAOB on December 16, 2021 relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong. On August 26, 2022, the PCAOB signed the Statement of Protocol (SOP) Agreements with the China Securities Regulatory Commission (CSRC) and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 23, 2022, the Accelerating HFCA Act was signed into law, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. See “Risk Factors — Risks Relating to Doing Business in the PRC — Recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” rule changes by Nasdaq, and an act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.”

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 21 of this prospectus for more information.

Following the completion of this offering, our largest shareholder will beneficially own approximately 90.67% of the aggregate voting power of our issued and outstanding Class A and Class B Ordinary Shares as a group, assuming no exercise of the over-allotment option granted to the Underwriter, or approximately 90.52%, assuming full exercise of the over-allotment option granted to the Underwriter. As such, we will be deemed a “controlled company” under Nasdaq Listing Rules 5615(c). However, even if we are deemed to be a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Listing Rules. See “Risk Factors” and “Management—Controlled Company.”

	Per Share (Without Over- Allotment Option)	Per Share (With Over- Allotment Option)	Total Without Over- Allotment Option	Total With Over- Allotment Option
Initial public offering price(1)	$5.00	$5.00	$25,000,000	$28,750,000
Underwriter’s discounts(2)	$0.35	$0.35	$1,750,000	$2,012,500
Proceeds to our Company before expenses(3)	$4.65	$4.65	$23,250,000	$26,737,500

(1)	Initial public offering price per Class A Ordinary Share is assumed as $5.00.

(2)	See “Underwriting” in this prospectus for more information regarding our arrangements with the Underwriter.

(3)	We expect our total cash expenses for this offering (including cash expenses payable to the Underwriter for its out-of-pocket expenses) to be $1,332,364, exclusive of the Underwriter’s discounts and non-accountable expense allowance. Does not include warrants that are issuable by us to the Underwriter for 6% of the total number of Class A Ordinary Shares sold in this offering (excluding any Class A Ordinary Shares sold as a result of the exercise of the Underwriter’s over-allotment option) at a per share price equal to 120% of the public offering price (the “Underwriter Warrants”). We will pay the Underwriter, by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one tenth of one percent (0.1%) of the gross proceeds received by us from the sale of our Class A Ordinary Shares. See “Underwriting” beginning on page 175 of this prospectus for a full description of compensation payable to the Underwriter.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the Class A Ordinary Shares if any such Class A Ordinary Shares are taken. We have granted the Underwriter an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of the Class A Ordinary Shares to be offered by us pursuant to this offering (excluding Class A Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. If the Underwriter exercises the option in full, the total underwriting discounts payable will be $2,012,500 based on an assumed offering price of $5.00 per Class A Ordinary Share, and the total gross proceeds to us, before underwriting discounts and expenses, will be $28,750,000.

The Underwriter expects to deliver the Class A Ordinary Shares against payment on or about [●], 2022.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated ___, 2023

i

About this Prospectus

We and the Underwriter have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We and the Underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We and the Underwriter are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Class A Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we nor the Underwriter has taken any action to permit a public offering of the Class A Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Class A Ordinary Shares and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

Conventions that Apply to this Prospectus

This prospectus contains information from an industry report commissioned by us and prepared by Frost & Sullivan International Limited, or “Frost & Sullivan,” an independent research firm, titled “Independent Market Study on China’s Road Logistics and Contract Logistics Markets,” to provide information regarding our industry and our market position in China. We refer to this report as the “Frost & Sullivan Report.”

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Affiliated Entities” are to our subsidiaries and Shengfeng Logistics (defined below) and the VIE’s subsidiaries (defined below);

●	“China” or the “PRC” are to the People’s Republic of China, and “mainland China”, unless otherwise specified herein, are to the People’s Republic of China excluding, for the purpose of this prospectus only, Taiwan, the Hong Kong Special Administrative Region, and the Macau Administrative Region;

●	“Class A Ordinary Shares” are to Class A ordinary shares of Shengfeng Cayman (defined below), par value $0.0001 per share;

●	“Class B Ordinary Shares” are to Class B ordinary shares of Shengfeng Cayman, par value $0.0001 per share;

●	“Our subsidiaries” are to Shengfeng HK (defined below) and Tianyu (defined below), each a subsidiary of Shengfeng Cayman;

●	“RMB” are to the legal currency of China;

●	“Shengfeng HK” are to our wholly owned subsidiary, Shengfeng Holding Limited, a Hong Kong corporation;

●	“Shengfeng Logistics” or “the VIE” are to Shengfeng Logistics Group Co., Ltd., a limited liability company organized under the laws of the PRC, which we control via a series of contractual arrangements among Tianyu (defined below), Shengfeng Logistics, and shareholders of Shengfeng Logistics;

●	“Shengfeng WFOE,” “Tianyu,” or “our PRC subsidiary” are to Fujian Tianyu Shengfeng Logistics Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly owned by Shengfeng HK;

●	“U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States;

●	“VIE’s subsidiaries” are to the 30 subsidiaries of Shengfeng Logistics as listed in the section entitled “Prospectus Summary;”

●	“we,” “us,” “our,” “Shengfeng Cayman,” “our Company,” or the “Company” are to Shengfeng Development Limited, an exempted company with limited liability incorporated under the laws of Cayman Islands; and

●	“WFOE” are to wholly foreign-owned enterprise.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the Underwriter of its over-allotment option.

Our business is conducted by Shengfeng Logistics, the VIE in the PRC, and the VIE’s subsidiaries and branch offices, using RMB. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on the exchange rate of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Class A Ordinary Shares.

Shengfeng Development Limited is a holding company incorporated in the Cayman Islands and it is not a Chinese operating company. As a holding company with no material operations of its own, its operations have been conducted in China by its subsidiaries and through contractual arrangements, which are also known as “VIE Agreements,” with a VIE, Shengfeng Logistics, and the VIE’s subsidiaries, as described more particularly herein. This is an offering of the Class A Ordinary Shares of the offshore holding company in the Cayman Islands, Shengfeng Cayman. You are not investing in Shengfeng Logistics, the VIE, or the VIE’s subsidiaries. Neither we nor our subsidiaries own any equity interests in Shengfeng Logistics and the VIE’s subsidiaries. Instead, for accounting purposes, we control and receive the economic benefits of the VIE and the VIE’s subsidiaries’ business operations through contractual arrangements, also known as “VIE Agreements,” all dated January 7, 2021, which enables us to consolidate the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statement under U.S. GAAP.

The VIE Agreements include: Exclusive Technical Consulting and Service Agreement, Equity Pledge Agreement, Exclusive Call Option Agreement, Powers of Attorney, Voting Rights Proxy Agreement and Spousal Consent Letter. The VIE Agreements are designed to provide our wholly owned subsidiary, Tianyu, with the power, rights, and obligations to Shengfeng Logistics, including control rights and the rights to the assets, property, and revenue of the VIE, as set forth under the VIE Agreements. As a result of our direct ownership in Tianyu and such VIE Agreements, we are regarded as the primary beneficiary of the VIE, for accounting purposes, and we treat the VIE and the VIE’s subsidiaries as our consolidated entities under U.S. GAAP. The VIE Agreements have not been tested in a court of law in China, as of the date of this prospectus. The VIE structure is used to provide contractual exposure to foreign investment in China-based companies, as Chinese law prohibits direct foreign investment in the domestic express mail business sector, which is a sector we do not currently engage in, as of the date of this prospectus, but may choose to do so in the future. See “Prospectus Summary — Our VIE Agreements” for a summary of these VIE Agreements.

Because we do not directly hold equity interests in the VIE and the VIE’s subsidiaries, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including, but not limited to regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and the value of our Class A Ordinary Shares, including that it could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

Our VIE Agreements may not be effective in providing control over Shengfeng Logistics and the VIE’s subsidiaries. We may also be subject to sanctions imposed by PRC regulatory agencies, including the Chinese Securities Regulatory Commission, or CSRC, if we fail to comply with their rules and regulations. Additionally, the VIE Agreements may not be enforceable in China if the PRC government authorities or courts take a view that such VIE Agreements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that we are unable to enforce these VIE Agreements, we may not be able to exert effective control over Shengfeng Logistics, and our ability to conduct our business may be materially and adversely affected. See “Risk Factors — Risks Relating to Our Corporate Structure”, “Risk Factors — Risks Relating to Doing Business in the PRC” and “Risk Factors — Risks Relating to This Offering and the Trading Market” for more information. In particular, see “Risk Factors — Risks Relating to Our Corporate Structure — If the PRC government deems that the contractual arrangements in relation to the VIE do not comply with applicable PRC law or PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations,” “Risk Factors — Risks Relating to Our Corporate Structure — Our VIE Agreements with Shengfeng Logistics and the Shengfeng Logistics Shareholders may not be effective in providing control over Shengfeng Logistics,” “Risk Factors — Risks Relating to Doing Business in the PRC —PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us. Any changes in such laws and regulations may impair our ability to operate profitably,” “Risk Factors — Risks Relating to Doing Business in the PRC — The approval of the China Securities Regulatory Commission, or the “CSRC,” may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering” and “Risk Factors — Risks Relating to Doing Business in the PRC — We may be required to obtain permission from Chinese authorities (i) to issue our Class A Ordinary Shares to foreign investors in this offering and/or (ii) for the VIE’s operations, and if either or both are required and we are not able to obtain such permission in a timely manner, the securities currently being offered may substantially decline in value and become worthless.”

We are subject to certain legal and operational risks associated with the VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the VIE’s operations, significant depreciation of the value of our Class A Ordinary Shares, or a significantly limit or complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including without limitation, cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on a U.S. exchange.

We cannot assure you that the PRC courts or regulatory authorities may not determine that our corporate structure and VIE Agreements violate PRC laws, rules or regulations. If our corporate structure and the VIE Agreements are determined to be illegal or invalid by a PRC court, arbitral tribunal, or regulatory authorities, we may lose control of the VIE and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve a structural modification without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, or we or Shengfeng Logistics fails to obtain or maintain any required permits or approvals, the relevant regulatory authorities would have broad discretion in dealing with such violations, including: imposing fines on the WFOE or the VIE, revoking the business and operating licenses of WFOE or the VIE, discontinuing or restricting the operations of WFOE or the VIE; imposing conditions or requirements with which we, WFOE, or the VIE may not be able to comply; requiring us, WFOE, or the VIE to change our corporate structure and contractual arrangements; and restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China. The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of Shengfeng Logistics in our consolidated financial statements, if the PRC government authorities were to find our legal structure and VIE Agreements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of Shengfeng Logistics or our right to receive substantially all the economic benefits and residual returns from Shengfeng Logistics and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of Shengfeng Logistics in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have a material adverse effect on our financial condition and results of operations. See “Risk Factors — Risks Relating to Our Corporate Structure” and “Risk Factors — Risks Relating to Doing Business in the PRC” for more information. In particular, see “Risk Factors — Risks Relating to Our Corporate Structure — If the PRC government deems that the contractual arrangements in relation to the VIE do not comply with applicable PRC law or PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.” “Risk Factors — Risks Relating to Our Corporate Structure — We may not be able to consolidate the financial results of Shengfeng Logistics or such consolidation could materially and adversely affect our operating results and financial condition,” “Risk Factors — Risks Relating to Doing Business in the PRC —PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us. Any changes in such laws and regulations may impair our ability to operate profitably,” “Risk Factors — Risks Relating to Doing Business in the PRC —The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. Any actions by the Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to our operation, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless” and “Risk Factors — Risks Relating to Doing Business in the PRC — We may be required to obtain permission from Chinese authorities (i) to issue our Class A Ordinary Shares to foreign investors in this offering and/or (ii) for the VIE’s operations, and if either or both are required and we are not able to obtain such permission in a timely manner, the securities currently being offered may substantially decline in value and become worthless.”

Furthermore, Our Class A Ordinary Shares may be prohibited to trade on a national exchange or in the over-the-counter trading market in the United States under the HFCA Act, if the PCAOB determines that it cannot inspect or fully investigate our auditors for three consecutive years beginning in 2021. As a result, an exchange may determine to delist our securities. On June 22, 2021, the U.S. Senate passed the Accelerating HFCA Act, which, if passed by the U.S. House of Representatives and signed into law, would decrease the number of non-inspection years for foreign companies to comply with PCAOB audits from three to two, thus reducing the time period before their securities may be prohibited from trading or delisted. Additionally, our securities may be prohibited from trading if our auditor cannot be fully inspected, as more stringent criteria have been imposed by the SEC and the PCAOB recently. For example, on December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. As of the date of the prospectus, the Company’s auditor, Friedman LLP, headquartered in New York, New York, with no branches or offices outside the United States, has been inspected by the PCAOB on a regular basis, with the last inspection in October 2020, and is not subject to the determinations announced by the PCAOB on December 16, 2021 relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong. On August 26, 2022, the PCAOB signed the Statement of Protocol (SOP) Agreements with the China Securities Regulatory Commission (CSRC) and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 23, 2022, the HFCA Act was signed into law, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. See “Risk Factors — Risks Relating to Doing Business in the PRC — Recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” rule changes by Nasdaq, and an act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.”

Our Mission

The VIE is one of the leading contract logistics service providers in China. Since the establishment of the VIE in 2001, our mission has been to provide logistics solutions to companies in need of storage and delivery assistance in China. Through our experienced management team, we apply our well-established management system and operation procedures to assist companies in China to increase efficiency and improve their own management systems with respect to transportation, warehousing and time management. We aim to provide our clients with superior and customized services. Our business slogan is “When you entrust us with your goods, we cherish them as our own.”

Business Overview

Contract logistics is a comprehensive process that merges traditional logistics with supply chain management. Contract logistics companies outsource resource management tasks to third-party companies and handle activities such as planning and designing supply chains, designing facilities, processing orders, collecting payments, managing inventories, and providing client services.

The contract logistics industry in China has been expanding in recent years. According to Frost & Sullivan, since 2019, the market size of the contract logistics industry has reached RMB1,154.9 billion and is expected to reach RMB1,709.9 billion by 2024. We are a China-based, business-to-business, or “B2B,” independent contract logistics company with consolidated revenue of approximately $166.5 million and $164.3 million for the six months ended June 30, 2022 and 2021, respectively, and approximately $346.7 million and $287.5 million for the fiscal years ended December 31, 2021 and 2020, respectively. Based on the report provided by Frost & Sullivan, in 2020 and 2019, the VIE ranked top 50 among all B2B independent contract logistics companies in China.

Our integrated logistics solution services are comprised of three segments: (1) B2B freight transportation; (2) cloud storage; and (3) value-added services. Since 2001, we, through the VIE and the VIE’s subsidiaries, have developed extensive and reliable transportation networks in China, covering 341 cities in over 31 provinces as of June 30, 2022. In addition, we, through the VIE and the VIE’s subsidiaries, have provided services to over 4,000 manufacturers and trading companies in China, including companies such as CATL Battery, Bright Dairy, SF Express, Schneider Electric, and Xiaomi.

We, through the VIE and the VIE’s subsidiaries, operate on a scalable integrated network model, which we believe is best suited to support our business and maintain the quality of our comprehensive logistics services. As a contract logistics company, we, through the VIE and the VIE’s subsidiaries, directly own and operate all of our regional sorting centers, cloud-based order fulfillment centers, or “Cloud OFCs,” and service outlets. We, through the VIE and the VIE’s subsidiaries, also directly own and operate our fleets. In order to establish a broader network and provide more efficient services, we, through the VIE and the VIE’s subsidiaries, cooperate with third-party transportation providers in providing freight transportation services and with some network partners to promote our business. The integrated network model aims to satisfy the need for reliability, visuality, and timeliness; while we concentrate on the establishment of our network, continuous improvement in our comprehensive logistics services, and construction of our logistics ecosystem. We believe this network model allows us to achieve strong operating results while maintaining and minimizing fixed costs and capital requirements, which results in higher return on earnings and equities.

Operational efficiency, cost management, and competitive pricing are critical to the success of a contract logistics company. We, through the VIE and the VIE’s subsidiaries, have achieved strong operational efficiency through centralized control and management of 35 regional sorting centers, 22 Cloud OFCs, 42 service outlets, approximately 600 self-owned trucks and vehicles, and over 40,000 transportation providers, route planning and optimization, and transportation and management system.

Our goal is to provide high-quality professional services to our clients. We, through the VIE and the VIE’s subsidiaries, have established proven systems and procedures that are critical in achieving standardization and control over the quality of services rendered by us and third-party transportation providers. We constantly monitor and attempt to improve on our series of key metrics in service-quality control and management such as late delivery rate, complaint rate, and damaged or lost freight rate. As of June 30, 2022, due to our high service quality, the VIE was ranked 32th out of the top 50 of privately-owned logistics companies in China, as compiled by the China Federation of Logistics & Purchasing, or “CFLP,” the first association in logistics and procurement industry in China and an association approved by the State Council of China. In September 2020, the VIE was recognized by CFLP as one of the leading freight companies for our high-quality and professional services during the COVID-19 pandemic.

The VIE and the VIE’s subsidiaries’ total transportation volume increased from approximately 2,950,000 tons for the six months ended June 30, 2021 to approximately 3,500,000 tons for the six months ended June 30, 2022, representing an increase of approximately 18.64%. We, through the VIE and the VIE’s subsidiaries, generated operating profit of approximately $3,815,000 and $2,604,000 for the six months ended June 30, 2022 and 2021, respectively. Our operating profit margin was approximately 2.29% and 1.58% for the six months ended June 30, 2022 and 2021, respectively.

Our VIE Agreements

Neither we nor our subsidiaries own any share in Shengfeng Logistics or the VIE’s subsidiaries. Instead, for accounting purposes, we control and receive the economic benefits of Shengfeng Logistics’ business operation through the VIE Agreements entered into by and among WFOE, Shengfeng Logistics and its shareholders on January 7, 2021, which enables us to consolidate the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statement under U.S. GAAP. The VIE Agreements are designed to provide Tianyu with the power, rights, and obligations to Shengfeng Logistics, including control rights and the rights to the assets, property, and revenue of Shengfeng Logistics, as set forth under the VIE Agreements. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus and may not be effective in providing control over the VIE. We are, therefore, subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC, regarding the VIE and the VIE structure, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangements with the VIE.

This is an offering of the Class A Ordinary Shares of the offshore holding company in the Cayman Islands. You are not investing in Shengfeng Logistics, the VIE, or the VIE’s subsidiaries.

We have evaluated the guidance in FASB ASC 810 and determined that we are regarded as the primary beneficiary of the VIE, for accounting purposes, as a result of our direct ownership in Tianyu and the provisions of the VIE Agreements. Accordingly, we treat the VIE and the VIE’s subsidiaries as our consolidated entities under U.S. GAAP. We have consolidated the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

Although we took every precaution available to effectively enforce the contractual and corporate relationship, the VIE structure has its inherent risks that may affect your investment, including less effectiveness and certainties than direct ownership and potential substantial costs to enforce the terms of the VIE Agreements. For example, Shengfeng Logistics and the Shengfeng Logistics Shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of Shengfeng Logistics, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Shengfeng Logistics, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current VIE Agreements, we rely on the performance by Shengfeng Logistics and the Shengfeng Logistics Shareholders of their respective obligations under the contracts to exercise control over Shengfeng Logistics. The Shengfeng Logistics Shareholders may not act in the best interests of our Company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the VIE Agreements with Shengfeng Logistics. Furthermore, failure of the VIE shareholders to perform certain obligations could compel the Company to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective. Additionally, if any disputes relating to these contracts remain unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation, and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system and the Company may incur substantial costs to enforce the terms of the VIE Agreements. We, as a Cayman Islands holding company, may have difficulty in enforcing any rights we may have under the VIE Agreements with the VIE, its founders and owners, in PRC because all of our VIE Agreements are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, where legal environment in the PRC is not as developed as in the United States. Also, these VIE Agreements may not be enforceable in China if PRC government authorities or courts take a view that such VIE Agreements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these VIE Agreements, we may not be able to exert effective control over Shengfeng Logistics, and our ability to conduct our business may be materially and adversely affected. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. See “Risk Factors — Risks Relating to Our Corporate Structure” and “Risk Factors — Risks Relating to Doing Business in the PRC” for more information. In particular, see “Risk Factors — Risks Relating to Our Corporate Structure — Our VIE Agreements with Shengfeng Logistics and the Shengfeng Logistics Shareholders may not be effective in providing control over Shengfeng Logistics,” “Risk Factors — Risks Relating to Our Corporate Structure — The Shengfeng Logistics Shareholders have potential conflicts of interest with our Company which may adversely affect our business and financial condition,” “Risk Factors — Risks Relating to Our Corporate Structure — Our VIE Agreements are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements” and “Risk Factors — Risks Relating to Doing Business in the PRC — We may be required to obtain permission from Chinese authorities (i) to issue our Class A Ordinary Shares to foreign investors in this offering and/or (ii) for the VIE’s operations, and if either or both are required and we are not able to obtain such permission in a timely manner, the securities currently being offered may substantially decline in value and become worthless.”

Each of the VIE Agreements is described in detail below:

Exclusive Technical Consultation and Service Agreement

Pursuant to the Technical Consultation and Service Agreement between Shengfeng Logistics and Tianyu, Tianyu provides Shengfeng Logistics with consultation and services in the areas of funding, human, technology and intellectual properties, including, but not limited to, training and technical support, marketing consultation services, general advice and assistance relating to management and operation of Shengfeng Logistics’ business, and other consultation and services which are necessary for Shengfeng Logistics’ business, on an exclusive basis, utilizing its resources. For services rendered to Shengfeng Logistics by Tianyu under the Technical Consultation and Service Agreement, Tianyu is entitled to collect a service fee, or the “Service Fee.” The Service Fees are composed of the basic annual fee, which is equal to 50% of the after-tax income of Shengfeng Logistics, and a floating fee, which shall not exceed the after-tax income after deducting paid basic annual fees. The floating fees shall be determined by both parties based on several factors including the number and the qualifications of the employees used by Tianyu, the time Tianyu spent on providing the services, the costs being paid for providing the services and the content, the value of the services provided and the operation revenue of Shengfeng Logistics.

The Technical Consultation and Service Agreement became effective on January 7, 2021 and will remain effective for 20 years. Such agreement can be extended if Tianyu provides its notice of extension to Shengfeng Logistics unilaterally prior to the expiration date of this agreement. Shengfeng Logistics shall use its best efforts to renew its business license and extend its operation term until and unless otherwise instructed by Tianyu.

The Technical Consultation and Service Agreement does not prohibit related party transactions. Upon the establishment of the audit committee at the consummation of this offering, the Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving Tianyu or Shengfeng Logistics.

Equity Pledge Agreement

Under the Equity Pledge Agreement by and among Tianyu, Shengfeng Logistics and the Shengfeng Logistics Shareholders, together holding 100% of the shares in Shengfeng Logistics, the Shengfeng Logistics Shareholders pledged their shares in Shengfeng Logistics to Tianyu to guarantee the performance of Shengfeng Logistics and/or Shengfeng Logistics Shareholders’ obligations under the Technical Consultation and Service Agreement. Under the terms of the Equity Pledge Agreement, in the event that Shengfeng Logistics or the Shengfeng Logistics Shareholders breach their respective contractual obligations under the Technical Consultation and Service Agreement, Tianyu, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged shares. The Shengfeng Logistics Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, Tianyu is entitled to dispose of the pledged shares in accordance with applicable PRC laws. The Shengfeng Logistics Shareholders further agreed not to assign the pledged shares prior to the full payment of the service fees.

The Equity Pledge Agreement is effective until the full payment of the service fees under the Technical Consultation and Service Agreement and upon termination of Shengfeng Logistics’ obligations under the Technical Consultation and Service Agreement, or upon the transfer of shares of the Shengfeng Logistics Shareholders.

The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of Shengfeng Logistics’ obligations under the Technical Consultation and Service Agreement, (2) make sure the Shengfeng Logistics Shareholders do not transfer or assign the pledged shares, or create or allow any encumbrance that would prejudice Tianyu’s interests without Tianyu’s prior written consent, and (3) provide Tianyu control over Shengfeng Logistics under certain circumstances. In the event Shengfeng Logistics breaches its contractual obligations under the Technical Consultation and Service Agreement, Tianyu will be entitled to dispose of the pledged shares in accordance with relevant PRC laws.

As of the date of this prospectus, the share pledges under the Equity Pledge Agreement have been registered with the competent PRC regulatory authority.

Exclusive Call Option Agreement

Under the Call Option Agreement, the Shengfeng Logistics Shareholders, together holding 100% of the shares in Shengfeng Logistics, irrevocably granted Tianyu (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their shares in Shengfeng Logistics in consideration of the payment of RMB1. The purchase price shall be the lowest price allowed by the laws of China.

Under the Call Option Agreement, Tianyu may at any time under any circumstances, purchase or have its designee purchase, at its discretion, to the extent permitted under PRC law, all or part of the Shengfeng Logistics Shareholders’ shares in Shengfeng Logistics. The Call Option Agreement, together with the Equity Pledge Agreement, the Technical Consultation and Service Agreement, the Voting Rights Proxy Agreement, and the Shareholders’ Powers of Attorney, enable Tianyu to exercise effective control over Shengfeng Logistics.

The Call Option Agreement remains effective until all the equity of Shengfeng Logistics is legally transferred under the name of Tianyu and/or other entity or individual designated by it.

Shareholders’ Powers of Attorney

Under each of the Powers of Attorney, the Shengfeng Logistics Shareholders authorized Tianyu to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including, but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including, but not limited to, the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer, and other senior management members of Shengfeng Logistics.

The Powers of Attorney is irrevocable and continuously valid from the date of execution of the Powers of Attorney, so long as the Shengfeng Logistics Shareholders are shareholders of Shengfeng Logistics.

Voting Rights Proxy Agreement

Pursuant to the Voting Rights Proxy Agreements, the Shengfeng Logistics Shareholders unconditionally and irrevocably entrust Tianyu or Tianyu’s designee to exercise all their rights as shareholders of Shengfeng Logistics under the articles of association of Shengfeng Logistics, including without limitation to: (a) propose to hold a shareholders’ meeting in accordance with the articles of association of Shengfeng Logistics and attend shareholders’ meeting of Shengfeng Logistics as the agent and attorney of such shareholders; (b) exercise all shareholders’ voting rights with respect to all matters to be discussed and voted in the shareholders’ meeting of Shengfeng Logistics, including, but not limited to, the right to designate and appoint the director, the chief executive officer and other senior management members of Shengfeng Logistics; (c) exercise other voting rights the shareholders are entitled to under the laws of China promulgated from time to time; and (d) exercise other voting rights the shareholders are entitled to under the articles of associations of Shengfeng Logistics from time to time.

The Voting Rights Proxy Agreement became effective on January 7, 2021 and will remain effective for 20 years. Such agreement can be extended if Tianyu provides its notice of extension unilaterally prior to the expiration date of this agreement. All other parties shall agree with such extension without reserve.

Spousal Consent Letters

The spouses of certain of the Shengfeng Logistics Shareholders agreed, via a spousal consent letter, to the execution of certain of the VIE Agreements, including: (a) the Equity Pledge Agreement entered into with Tianyu and Shengfeng Logistics; (b) the Call Option Agreement entered into with Tianyu and Shengfeng Logistics; and (c) the Voting Rights Proxy Agreement entered into with Tianyu and Shengfeng Logistics, and the disposal of the shares of Shengfeng Logistics held by the Shengfeng Logistics Shareholders and registered in their names.

The spouses of certain of the Shengfeng Logistics Shareholders have further undertaken to not to make any assertions in connection with the shares of Shengfeng Logistics which are held by the Shengfeng Logistics Shareholders. The spouses of certain of the Shengfeng Logistics Shareholders have confirmed in spousal consent letters that the Shengfeng Logistics Shareholders can perform, amend, or terminate certain VIE Agreements without their authorization or consent and have agreed to execute all necessary documents and take all necessary actions to ensure appropriate performance of such VIE Agreements.

Competitive Strengths

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

●	being a contract logistics service provider with established operating history in China;

●	operational efficiency driven by detailed operational guidelines;

●	scalable integrated network model;

●	extensive and growing ecosystem;

●	superior service quality; and

●	an experienced management team with a proven track record.

Growth Strategies

We aspire to be a leading player in the contract logistics industry in China and we intend to pursue the following strategies to further grow our business:

●	expand market share;

●	broaden our service offerings;

●	further strengthen our nationwide transportation networks;

●	enhance our technology platform and infrastructure; and

●	pursue strategic alliances and acquisition opportunities.

Our Securities

Our authorized share capital is divided into Class A and Class B Ordinary Shares. Holders of both classes have the same rights except for voting and conversion rights. With respect to the matter that requires a shareholder vote, each holder of Class A Ordinary Shares is entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares is entitled to 10 votes per one Class B Ordinary Share. Due to the Class B Ordinary Share’s voting power, the holders of Class B Ordinary Shares currently and may continue to have a concentration of voting power, which limits the holders of Class A Ordinary Shares’ ability to influence corporate matters. See “Risk Factors—Risks Relating to this Offering and the Trading Market—The dual class structure of our ordinary shares has the effect of concentrating voting control with our chief executive officer, and his interests may not be aligned with the interests of our other shareholders.” Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. See “Description of Share Capital.”

Our Class A Ordinary Shares offered in this offering are shares of our offshore holding company in the Cayman Islands instead of shares of the VIE or the VIE’s subsidiaries in China, therefore, you will not directly hold equity interests in the VIE or the VIE’s subsidiaries, and you may never directly hold equity interests in the VIE or the VIE’s subsidiaries through your investment in this offering.

Unless the context requires otherwise, all references to the number of Class A Ordinary Shares and Class B Ordinary Shares to be outstanding after our initial public offering is based on 38,120,000 Class A Ordinary Shares and 41,880,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus.

Unless otherwise indicated, our shares and per share data as of June 30, 2022, December 31 2021 and 2020 have been presented on a retroactive basis to reflect the Reorganization (defined herein). See “Corporate History and Structure – Our Corporate History.”

Corporate Information

Our principal executive office is located at Shengfeng Building, No. 478 Fuxin East Road, Jin’an District, Fuzhou City, Fujian Province, China. Our phone number is +86-591-83619860. Our registered office in the Cayman Islands is located at Suite 102, Cannon Place, P.O. Box 712, North Sound Rd., George Town Grand Cayman, KY1-9006 Cayman Islands, and the phone number of our registered office is +1-(345) 947-7275. We maintain a corporate website at sfwl.com.cn. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Corporate Structure

We are a Cayman Islands exempted company incorporated on July 16, 2020. Exempted companies are Cayman Island companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (2021 Revision).

Shengfeng Development Limited is a holding company incorporated in the Cayman Islands and it is not a Chinese operating company. As a holding company with no material operations of its own, its operations have been conducted in China by its subsidiaries and through contractual arrangements, which are also known as the “VIE Agreements”, with a VIE, Shengfeng Logistics, and the VIE’s subsidiaries. For accounting purposes, we control and receive the economic benefits of the VIE and the VIE’s subsidiaries’ business operations through the VIE Agreements, which enables us to consolidate the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statement under U.S. GAAP. Neither we nor our subsidiaries own any equity interests in the VIE or the VIE’s subsidiaries. For a description of the VIE Agreements, see “Corporate History and Structure—Our VIE Agreements.”

The following diagram illustrates our corporate structure, including our subsidiaries and the VIE and the VIE’s subsidiaries, as of the date of this prospectus and upon completion of our initial public offering, or the “IPO,” based on a proposed number of 5,000,000 Class A Ordinary Shares being offered, assuming no exercise of the Underwriter’s over-allotment option. For more details on our corporate history, please refer to “Corporate History and Structure.”

Notes: All percentages reflect the voting ownership interests instead of the equity interests held by each of our shareholders given that each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share and each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share.

(1)	Represents 41,880,000 Class B Ordinary Shares indirectly held by Yongxu Liu, the 100% owner of Shengfeng International Limited, as of the date of this prospectus.

(2)	Represents an aggregate of 38,120,000 Class A Ordinary Shares held by 12 shareholders, each one of which holds less than 5% of our voting ownership interests, as of the date of this prospectus.

(3)	As of the date of this prospectus, Shengfeng Logistics is held by Fujian Yunlian Shengfeng Industry Co., Ltd., which is 90% owned by Yongxu Liu, who is our chief executive officer, chairman of the board and president, as to 54.58%, Yongxu Liu directly as to 30.99%, Zhoushan Zhongxin Equity Investment Partnership (Limited Partnership) as to 1.5%, Zhoushan Guancheng Equity Investment Partnership (Limited Partnership) as to 2%, Daqiu Tang as to 0.85%, Yelie Song as to 0.97%, Zhiping Yang as to 1.58%, Chaoxin Yang as to 0.96%, Guangsheng Lin as to 0.85%, Zhuangyuan Lin as to 2.59%, Zhongdeng Pan as to 2.13% and Yufan Chen as to 1%, respectively, who collectively hold 100% of the shares of Shengfeng Logistics. We refer to the above shareholders of Shengfeng Logistics as the “Shengfeng Logistics Shareholders.”

Investors are purchasing securities of our holding company, Shengfeng Cayman, instead of securities of our operating entities. Our current operations are conducted through Shengfeng Logistics and its subsidiaries.

Following the completion of this offering, our largest shareholder will beneficially own approximately 90.67% of the aggregate voting power of our issued and outstanding Class A and Class B Ordinary Shares as a group, assuming no exercise of the over-allotment option granted to the Underwriter, or approximately 90.52%, assuming full exercise of the over-allotment option granted to the Underwriter. As such, we will be deemed a “controlled company” under Nasdaq Listing Rules 5615(c). Additionally, our largest shareholder, Shengfeng International Limited, will have the ability to control the outcome of matters submitted to the shareholders for approval. However, even if we are deemed to be a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Listing Rules. See “Risk Factors” and “Management—Controlled Company.”

Significant subsidiaries of Shengfeng Logistics, as that term is defined under Section 1-02 of Regulation S-X under the Securities Act, consist of the following entities:

No.	Name of subsidiaries	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect	Principal activities

1	Shengfeng Holding Limited	Hong Kong	August 18, 2020	100%	Investment holding of Tianyu
2	Fujian Tianyu Shengfeng Logistics Co., Ltd. (“Tianyu”)	Fujian, the PRC	December 16, 2020	100%	Investment holding of Shengfeng VIE
3	Shengfeng Logistics Group Co., Ltd. (“Shengfeng VIE”)	Fujian, the PRC	December 7, 2001	100%	Transportation and warehouse storage management service
4	Fuqing Shengfeng Logistics Co., Ltd.	Fujian, the PRC	April 15, 2011	100%	Transportation and warehouse storage management service
5	Xiamen Shengfeng Logistics Co., Ltd.	Fujian, the PRC	December 22, 2011	100%	Transportation and warehouse storage management service
6	Guangdong Shengfeng Logistics Co., Ltd.	Guangdong, the PRC	December 30, 2011	100%	Transportation and warehouse storage management service
7	Hainan Shengfeng Supply Chain Management Co., Ltd.	Hainan, the PRC	August 18, 2020	100%	Transportation and warehouse storage management service
8	Beijing Tianyushengfeng E-commerce Technology Co., Ltd.	Beijing, the PRC	January 9, 2004	100%	Transportation and warehouse storage management service
9	Beijing Shengfeng Supply Chain Management Co., Ltd.	Beijing, the PRC	April 13, 2016	100%	Transportation and warehouse storage management service
10	Shengfeng Logistics (Guizhou) Co., Ltd.	Guizhou, the PRC	August 15, 2017	100%	Transportation and warehouse storage management service
11	Shengfeng Logistics (Tianjin) Co., Ltd.	Tianjin, the PRC	March 8, 2016	100%	Transportation and warehouse storage management service
12	Shengfeng Logistics (Shandong) Co., Ltd.	Shandong, the PRC	March 15, 2016	100%	Transportation and warehouse storage management service
13	Shengfeng Logistics Hebei Co., Ltd.	Hebei, the PRC	February 17, 2016	100%	Transportation and warehouse storage management service
14	Shengfeng Logistics (Henan) Co., Ltd.	Henan, the PRC	March 28, 2016	100%	Transportation and warehouse storage management service
15	Shengfeng Logistics (Liaoning) Co., Ltd.	Liaoning, the PRC	March 2, 2016	100%	Transportation and warehouse storage management service
16	Fuzhou Shengfeng New Material Technology Co., Ltd. (a)	Fujian, the PRC	August 13, 2019	0%	Packaging material manufacturing
17	Shengfeng Logistics (Yunnan) Co., Ltd.	Yunnan, the PRC	January 25, 2016	100%	Transportation and warehouse storage management service
18	Shengfeng Logistics (Guangxi) Co., Ltd.	Guangxi, the PRC	February 1, 2016	100%	Transportation and warehouse storage management service
19	Hubei Shengfeng Logistics Co., Ltd.	Hubei, the PRC	December 15, 2010	100%	Transportation and warehouse storage management service
20	Shengfeng Logistics Group (Shanghai) Supply Chain Management Co., Ltd.	Shanghai, the PRC	August 26, 2015	100%	Transportation and warehouse storage management service

21	Shanghai Shengxu Logistics Co., Ltd.	Shanghai, the PRC	June 4, 2003	100%	Transportation and warehouse storage management service
22	Hangzhou Shengfeng Logistics Co., Ltd.	Zhejiang, the PRC	June 10, 2010	100%	Transportation and warehouse storage management service
23	Nanjing Shengfeng Logistics Co., Ltd.	Jiangsu, the PRC	August 30, 2011	100%	Transportation and warehouse storage management service
24	Suzhou Shengfeng Logistics Co., Ltd.	Jiangsu, the PRC	January 14, 2005	90%	Transportation and warehouse storage management service
25	Suzhou Shengfeng Supply Chain Management Co., Ltd. (b)	Jiangsu, the PRC	August 9, 2019	100%	Transportation and warehouse storage management service
26	Shengfeng Supply Chain Management Co., Ltd.	Fujian, the PRC	June 19, 2014	100%	Transportation and warehouse storage management service
27	Fuzhou Shengfeng Transportation Co., Ltd.	Fujian, the PRC	April 18, 2019	100%	Transportation and warehouse storage management service
28	Diaobingshan Hengde Logistics Co., Ltd. (c)	Liaoning, the PRC	April 23, 2018	0%	Transportation and warehouse storage management service
29	Sichuan Shengfeng Logistics Co., Ltd.	Sichuan, the PRC	June 27, 2019	100%	Transportation and warehouse storage management service
30	Fujian Shengfeng Logistics Co., Ltd.	Fujian, the PRC	April 2, 2020	100%	Transportation and warehouse storage management service
31	Fujian Dafengche Information Technology Co. Ltd.	Fujian, the PRC	August 26, 2020	100%	Software engineering
32	Ningde Shengfeng Logistics Co. Ltd.(d)	Fujian, the PRC	November 12, 2018	51%	Transportation and warehouse storage management service
33	Fujian Fengche Logistics Co., Ltd.(e)	Fujian, the PRC	October 28, 2020	100%	Transportation service
34	Fujian Hangfeng Logistics Technology Co., Ltd.(f)	Fujian, the PRC	October 13, 2020	0%	Online service
35	Shengfeng Logistics (Zhejiang) Co., Ltd	Zhejiang, the PRC	February 1, 2021	100%	Transportation and warehouse storage management service
36	Chengdu Shengfeng Supply Chain Management Co., Ltd	Chengdu, the PRC	October 12, 2021	100%	Supply chain service
37	Shengfeng Logistics Group (Ningde) Supply Chain Management Co., Ltd. (g)	Fujian, the PRC	September 23, 2022	100%	Supply chain service

(a)

On July 14, 2021, Shengfeng Logistics entered into a share transfer agreement with Dongguan Suxing New Material Co., Ltd (“Dongguan Suxing”), a related party, to transfer its 51% equity interest in Fuzhou Shengfeng New Material Technology Co., Ltd. (“New Material Technology”) to Dongguan Suxing for a consideration of $468,973 (RMB3,060,000). The aforementioned transaction was completed during the year ended December 31, 2021. The Company has continued to operate the transportation business through the VIE’s other subsidiaries. Since New Material Technology’s operating revenue was less than 1% of the Company’s consolidated revenue, the transfer did not constitute a strategic shift that would have a major effect on the Company’s operations and financial results. The results of operations for New Material Technology were not reported as discontinued operations in the consolidated financial statements.

(b)	On July 8, 2021, Suzhou Shengfeng Supply Chain Management Co, Ltd. became a wholly owned subsidiary of Shengfeng Logistics.
(c)

On April 20, 2021, Shengfeng Logistics entered into a share transfer agreement with Mr. Sun Mingyang, an unrelated third party, among others, to transfer its 51% equity interest in Diaobingshan Hengde Logistics Co., Ltd. to Mr. Sun Mingyang for a consideration of approximately $0.3 million. The aforementioned transaction was completed during the year ended December 31, 2021. The Company has continued to operate the transportation business through the VIE’s other subsidiaries. Since Diaobingshan Hengde Logistics Co., Ltd.’s operating revenue was less than 1% of the Company’s consolidated revenue, the transfer did not constitute a strategic shift that would have a major effect on the Company’s operations and financial results. The results of operations for Diaobingshan Hengde Logistics Co., Ltd. were not reported as discontinued operations in the consolidated financial statements.

(d)

On January 5, 2022, Shengfeng Logistics entered into a share transfer agreement with Fuzhou Puhui Technology Co., Ltd. (“Fuzhou Puhui”), an unrelated third party, to transfer its 49% equity interest in Ningde Shengfeng Logistics Co., Ltd. (“Ningde Shengfeng”) to Fuzhou Puhui. According to the share transfer agreement, instead of paying any cash consideration to Shengfeng Logistics, Fuzhou Puhui was required to make a capital contribution to fulfill the required registered capital (approximately $15.5 million or RMB100 million) based on its 49% ownership interest (approximately $7.6 million or RMB49 million). The aforementioned transaction has been completed. After the transaction, the Company owned a 51% equity interest in Ningde Shengfeng.

(e)

On January 26, 2022, Fujian Dafengche Information Technology Co. Ltd. (“Dafengche”) entered into a share transfer agreement with RuiTongTianCheng Supply Chain Management (Tianjin) Co., Ltd.(“TianCheng"), an unrelated third party, to transfer its 100% equity interest in Fujian Fengche Logistics Co., Ltd. (“Fujian Fengche”) to TianCheng for a consideration of approximately $148,245 (RMB945,000). On September 20, 2022, Dafengche entered into a cancellation agreement to cancel the aforementioned share transfer the agreement. Fujian Fengche was consolidated in the financial statement as of June 30,2022.

(f)	On March 16, 2022, Fujian Hangfeng Logistics Technology Co., Ltd. was deregistered, as it has not commenced business operations and the Company has cancelled the future plans for such entity.
(g)	On September 23, 2022, Shengfeng Logistics Group (Ningde) Supply Chain Management Co., Ltd. was set up in Fujian, China. This entity is fully owned by Shengfeng Logistics Group Co., Ltd. and will provide supply chain service in the future.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of some of the principal risks that we face, including significant regulatory, liquidity and enforcement risks in relation to our corporate structure, being based in and having substantially all of the operations in China, and our ability to offer or continue to offer securities to investors, which risks are organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” beginning on page 24 of this prospectus.

Risks Related to Our Business and Our Industry

Risks and uncertainties related to our business and our industry include, but are not limited to, the following. For more detailed discussion of these risks, see “Risk Factors — Risks Related to Our Business and Our Industry” from pages 24 to 32.

●	Any service disruption experienced by our regional sorting centers, Cloud OFCs, or service outlets may adversely affect our business operations.

●	We face risks associated with the freight handled through our network.

●	Our technology systems are critical to our business operations and growth prospects.

●	We face intense competition which could adversely affect our results of operations and market share.

●	Our financial condition, results of operations, and cash flows have been adversely affected by the COVID-19 pandemic.

Risks Relating to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but are not limited to, the following. For a more detailed discussion, see “Risk Factors — Risks Relating to Our Corporate Structure” from pages 32 to 36.

●	If the PRC government deems that the contractual arrangements in relation to the VIE do not comply with applicable PRC law or PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. See “Risk Factors — Risks Relating to Our Corporate Structure — If the PRC government deems that the contractual arrangements in relation to the VIE do not comply with applicable PRC law or PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.”

●	Our VIE Agreements with Shengfeng Logistics and the Shengfeng Logistics Shareholders may not be effective in providing control over Shengfeng Logistics. See “Risk Factors — Risks Relating to Our Corporate Structure — Our VIE Agreements with Shengfeng Logistics and the Shengfeng Logistics Shareholders may not be effective in providing control over Shengfeng Logistics.”

●	Our VIE Agreements are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements. See “Risk Factors — Risks Relating to Our Corporate Structure — Our VIE Agreements are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements.”

●	We may not be able to consolidate the financial results of Shengfeng Logistics or such consolidation could materially and adversely affect our operating results and financial condition. See “Risk Factors — Risks Relating to Our Corporate Structure — We may not be able to consolidate the financial results of Shengfeng Logistics or such consolidation could materially and adversely affect our operating results and financial condition.”

●	The Shengfeng Logistics Shareholders have potential conflicts of interest with our Company which may adversely affect our business and financial condition. See “Risk Factors — Risks Relating to Our Corporate Structure — The Shengfeng Logistics Shareholders have potential conflicts of interest with our Company which may adversely affect our business and financial condition.”

●	We rely on the approvals, certificates, and business licenses held by Shengfeng Logistics and any deterioration of the relationship between Tianyu and Shengfeng Logistics could materially and adversely affect our overall business operations. See “Risk Factors — Risks Relating to Our Corporate Structure — We rely on the approvals, certificates, and business licenses held by Shengfeng Logistics and any deterioration of the relationship between Tianyu and Shengfeng Logistics could materially and adversely affect our overall business operations.”

Risks Relating to Doing Business in the PRC

The VIE and the VIE’s subsidiaries are based in China and having substantially all of our operations in China, and therefore, we face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following. For a more detailed discussion, see “Risk Factors — Risks Relating to Doing Business in the PRC” from pages 36 to 51.

●	There are uncertainties under the Foreign Investment Law relating to the status of businesses in China controlled by foreign invested projects primarily through contractual arrangements, such as our business. See “Risk Factors — Risks Relating to Doing Business in the PRC — There are uncertainties under the Foreign Investment Law relating to the status of businesses in China controlled by foreign invested projects primarily through contractual arrangements, such as our business.”

●	China’s economic, political and social conditions, laws and regulations, as well as possible interventions and influences of any government policies and actions are uncertain and their changes may be quick with little advance notice. Therefore, such uncertainties and changes could have a material adverse effect on our business, operations and the value of our Class A Ordinary Shares. See “Risk Factors — Risks Relating to Doing Business in the PRC — China’s economic, political and social conditions, laws and regulations, as well as possible interventions and influences of any government policies and actions are uncertain and their changes may be quick with little advance notice. Therefore, such uncertainties and changes could have a material adverse effect on our business, operations and the value of our Class A Ordinary Shares,”

●	PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us. Any changes in such laws and regulations may impair our ability to operate profitably. See “Risk Factors — Risks Relating to Doing Business in the PRC — PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us. Any changes in such laws and regulations may impair our ability to operate profitably.”

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. See “Risk Factors — Risks Relating to Doing Business in the PRC — You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.”

●	PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us. See “Risk Factors — Risks Relating to Doing Business in the PRC — PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.”

●	PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary and to make loans to Shengfeng Logistics, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors — Risks Relating to Doing Business in the PRC — PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary and to make loans to Shengfeng Logistics, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

●	Under the PRC Enterprise Income Tax Law, or the “EIT Law,” that became effective in January 2008, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment. See “Risk Factors — Risks Relating to Doing Business in the PRC — Under the PRC Enterprise Income Tax Law, or the “EIT Law,” that became effective in January 2008, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

●	There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits. See “Risk Factors — Risks Relating to Doing Business in the PRC — There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

●	The approval of the China Securities Regulatory Commission, or the “CSRC,” may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering. See “Risk Factors — Risks Relating to Doing Business in the PRC — The approval of the China Securities Regulatory Commission, or the “CSRC,” may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering.”

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. Any actions by the Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to our operation, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Relating to Doing Business in the PRC — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. Any actions by the Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to our operation, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.”

●	We may be required to obtain permission from Chinese authorities (i) to issue our Class A Ordinary Shares to foreign investors in this offering and/or (ii) for the VIE’s operations, and if either or both are required and we are not able to obtain such permission in a timely manner, the securities currently being offered may substantially decline in value and become worthless. See “Risk Factors — Risks Relating to Doing Business in the PRC — We may be required to obtain permission from Chinese authorities (i) to issue our Class A Ordinary Shares to foreign investors in this offering and/or (ii) for the VIE’s operations, and if either or both are required and we are not able to obtain such permission in a timely manner, the securities currently being offered may substantially decline in value and become worthless.”

Risks Relating to this Offering and the Trading Market

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following. For a more detailed discussion, see “Risk Factors — Risks Relating to this Offering and the Trading Market” from pages 51 to 59.

●	There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all. See “Risk Factors – Risks Relating to this Offering and the Trading Market– There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all.”

●	The dual class structure of our ordinary shares has the effect of concentrating voting control with our chief executive officer, and his interests may not be aligned with the interests of our other shareholders. See “Risk Factors – Risks Relating to this Offering and the Trading Market– The dual class structure of our ordinary shares has the effect of concentrating voting control with our chief executive officer, and his interests may not be aligned with the interests of our other shareholders.”

●	We do not intend to pay dividends for the foreseeable future. See “Risk Factors – Risks Relating to this Offering and the Trading Market– We do not intend to pay dividends for the foreseeable future.”

●	Since we will be a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders. Additionally, Shengfeng International Limited will have the ability to control the outcome of matters submitted to the shareholders for approval. See “Risk Factors – Risks Relating to this Offering and the Trading Market– Since we will be a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders. Additionally, Shengfeng International Limited will have the ability to control the outcome of matters submitted to the shareholders for approval.”

●	The trading of our Class A Ordinary Shares could experience extreme stock price run-ups followed by rapid price declines and strong stock price volatility as experienced in recent initial public offerings. See “Risk Factors – Risks Relating to this Offering and the Trading Market– The price of our Class A Ordinary Shares could be subject to rapid and substantial volatility, and such volatility may make it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.”

Impact of COVID-19 on Our Operations and Financial Performance

The recent COVID-19 pandemic has spread in China and throughout the world. As the majority of our net revenue is derived from transportation and warehouse storage management services in China, our results of operations and financial condition have been, and could continue to be affected by the spread of COVID-19.

In connection with the intensifying efforts to contain the spread of COVID-19, the Chinese government has taken a number of actions, which included extending the Chinese Spring Festival in 2020, quarantining individuals infected with or suspected of having COVID-19, prohibiting residents from free travel, encouraging employees of enterprises to work remotely from home and cancelling public activities, among others. The COVID-19 pandemic has also resulted in temporary closure of many corporate offices, retail stores, manufacturing facilities and factories across China.

As a result of the government-imposed restrictions, the VIE and the VIE’s subsidiaries’ facilities and operations were mostly closed from February 2020 to late March 2020. The VIE and the VIE’s subsidiaries gradually resumed operation during February and March 2020, but it was not until April 2020 that we resumed full operation, which has caused a decrease in our net revenue and also adversely affected our marketing activities during the closure. We, through the VIE and the VIE’s subsidiaries, took a series of measures in response to the pandemic, including, among others, the establishment of a special team for epidemic prevention and control, the remote working arrangements for some of our employees, and the requirement for our employees on site to take extra measures and procedures to lower the risks of COVID-19 exposure. We, through the VIE and the VIE’s subsidiaries, also donated some epidemic prevention materials to areas and entities in need. These measures reduced the capacity and efficiency of our operations and increased our expenditures.

The spread of COVID-19 has caused us to incur incremental costs. However, by leveraging our advantages in the logistics fields and our networks, we, through the VIE and the VIE’s subsidiaries, were able to resume a larger portion of our operations in late March 2020 and have seen an increase in demand for our services since April 2020. Furthermore, to mitigate any negative impacts that COVID-19 may have on our operations, we, through the VIE and the VIE’s subsidiaries, implemented a variety of measures, including disinfection of offices, free mask distribution, temperature monitoring to ensure the safety of our employees returning to work, setting up quarantine rooms for employees and separate rest areas for drivers to avoid unnecessary contact, and disinfection of all the vehicles in and out of our locations. As of December 31, 2021, (i) all of our employees had returned to work, (ii) our major operations, including transportation and warehouse storage management, had fully recovered around China, and (iii) customer demand for our services had fully recovered. From April to May, 2022, Shanghai was shut down and all the businesses in Shanghai were closed, due to the COVID-19 Omicron variant. Our business in Shanghai dropped significantly and revenue in April 2022 decreased by approximately $2 million compared with revenue in March 2022. The shutdown was over in June 2022, and business in Shanghai has since resumed. As of June 30, 2022, COVID-19 hasn’t had significant impact on our us.

The extent to which COVID-19 further impacts our results of operations will depend on the future developments of the pandemic, including new information concerning the global severity of the pandemic and actions to be taken to contain the pandemic, which are highly uncertain and unpredictable. In addition, our results of operations could be adversely affected to the extent that the pandemic harms the Chinese economy in general. As of June 30, 2022, we had cash of approximately$12,583,000. We believe this level of liquidity is sufficient to successfully navigate an extended period of uncertainty. See also “Risk Factors—Risks Related to Our Business and Industry— Our financial condition, results of operations, and cash flows have been adversely affected by COVID-19.”

Consolidating Schedule

On December 18, 2020, the Company completed a reorganization of entities under common control of its then existing shareholders, who collectively owned all of the equity of the Company prior to the reorganization. The Company and Shengfeng HK were each established as the holding companies of Shengfeng WFOE. Through Shengfeng WFOE, the Company entered into a series of contractual arrangements (“VIE agreements”) with Shengfeng Logistics Group Co., Ltd. (the “VIE”). Pursuant to the VIE agreements, the Company was established as the primary beneficiary of the VIE and its subsidiaries to transfer the economic benefits from the VIE to the Company and to direct the activities of the VIE.

We conduct substantially all of our business in China through the VIE, and the VIE’s subsidiaries. Substantially all of the Company’s revenues, costs and net income in China are directly or indirectly generated through the VIE and the VIE’s subsidiaries.

The following tables present selected condensed consolidating financial data of Shengfeng Cayman and its subsidiaries, the VIE, and the VIE’s subsidiaries for the six months ended June 30, 2022 and the fiscal years ended December 31, 2021 and 2020, and balance sheet data as of June 30, 2022, December 31, 2021 and 2020, which have been derived from our unaudited condensed consolidated interim financial statements for the period and our audited consolidated financial statements for those years.

As of and for the six months ended June 30, 2022

	Shengfeng Development Limited (Shengfeng Cayman)	Shengfeng HK (100% owned by Shengfeng Cayman)	Fujian Tianyu Shengfeng Logistics Co., Ltd. (WFOE) (100% owned by Shengfeng HK)	Shengfeng Logistics Group Co., Ltd. and its subsidiaries (VIE)	Eliminations	Consolidated Total
	$ in thousands
Unaudited Condensed Consolidating Schedule – Balance Sheet
Assets:
Current assets	$-	$-	$-	$114,120	$-	$114,120
Receivable from VIE	$-	$-	$89,167	$-	$(89,167)	$-
Investments in subsidiaries	$89,167	$89,167	$-	$-	$(178,334)	$-
Non-current assets	$89,167	$89,167	$89,167	$114,560	$(267,501)	$114,560
Total assets	$89,167	$89,167	$89,167	$228,680	$(267,501)	$228,680
Liabilities:
Current liabilities	$-	$-	$-	$115,464	$-	$115,464
Payable to WOFE	$-	$-	$-	$89,167	$(89,167)	$-
Non-current liabilities	$-	$-	$-	$108,910	$(89,167)	$19,743
Total liabilities	$-	$-	$-	$224,374	$(89,167)	$135,207
Total shareholders’ equity	$89,167	$89,167	$89,167	$4,306	$(178,334)	$93,473
Total liabilities and shareholders’ equity	$89,167	$89,167	$89,167	$228,680	$(267,501)	$228,680

Unaudited Condensed Consolidating Schedule – Statement of Operations
Revenues	$-	$-	$-	$166,538	$-	$166,538
Cost of revenues	$-	$-	$-	$(148,296)	$-	$(148,296)
Gross profit	$-	$-	$-	$18,242	$-	$18,242
Operating expenses	$-	$-	$-	$(14,427)	$-	$(14,427)
Technical service income from VIE and its subsidiaries (1)	$-	$-	$2,455	$-	$(2,455)	$-
Technical Service expense in VIE (1)	$-	$-	$-	$(2,455)	$2,455	$-
Income for equity method investments	$2,455	$2,455	$-	$-	$(4,910)	$-
Net income	$2,455	$2,455	$2,455	$-	$(4,910)	$2,455

Unaudited Condensed Consolidating Schedule – Statement of Cash Flows
Net cash used in operating activities	$-	$-	$-	$(2,610)	$-	$(2,610)
Net cash used in investing activities	$-	$-	$-	$(5,269)	$-	$(5,269)
Net cash provided by financing activities	$-	$-	$-	$3,701	$-	$3,701
Effects of exchange rate changes on cash and restricted cash	$-	$-	$-	$(805)	$-	$(805)
Net decrease in cash and restricted cash	$-	$-	$-	$(4,983)	$-	$(4,983)
Cash and restricted cash, beginning of year	$-	$-	$-	$18,918	-	18,918
Cash and restricted cash, end of year	$-	$-	$-	$13,935	$-	$13,935
Inter-company cash transfers (2)	$-	$-	$-	$-	$-	$-

As of and for the year ended December 31, 2021

	Shengfeng Development Limited (Shengfeng Cayman)	Shengfeng HK (100% owned by Shengfeng Cayman)	Fujian Tianyu Shengfeng Logistics Co., Ltd. (WFOE) (100% owned by Shengfeng HK)	Shengfeng Logistics Group Co., Ltd. and its subsidiaries (VIE)	Eliminations	Consolidated Total
	$ in thousands
Condensed Consolidating Schedule – Balance Sheet
Assets:
Current assets	$-	$-	$-	$121,698	$-	$121,698
Receivable from VIE	$-	$-	$91,593	$-	$(91,593)	$-
Investments in subsidiaries	$91,593	$91,593	$-	$-	$(183,186)	$-
Non-current assets	$91,593	$91,593	$91,593	$122,511	$(274,779)	$122,511
Total assets	$91,593	$91,593	$91,593	244,209	(274,779)	$244,209
Liabilities:
Current liabilities	$-	$-	$-	$125,352	-	$125,352
Payable to WOFE	$-	$-	$-	$91,953	$(91,953)	$-
Non-current liabilities	$-	$-	$-	$114,552	(91,953)	$22,959
Total liabilities	$-	$-	$-	$239,904	(91,953)	$148,311
Total shareholders’ equity	$91,593	$91,593	$91,593	4,305	(183,186)	$95,898
Total liabilities and shareholders’ equity	$91,953	$91,593	$91,593	244,209	(274,779)	$244,209

Condensed Consolidating Schedule – Statement of Operations
Revenues	$-	$-	$-	$346,699	$-	$346,699
Cost of revenues	$-	$-	$-	$(305,345)	$-	$(305,345)
Gross profit	$-	$-	$-	$41,345	$-	$41,345
Operating expenses	$-	$-	$-	$(32,758)	$-	$(32,758)
Technical service income from VIE and its subsidiaries (1)	$-	$-	$6,644	$-	$(6,644)	$-
Technical Service expense in WOFE (1)	$-	$-	$-	$(6,644)	$6,644	$-
Income for equity method investments	$6,644	$6,644	$-	$-	$(13,288)	$-
Net income	$6,644	$6,644	$6,644	$-	$(13,288)	$6,644

Condensed Consolidating Schedule – Statement of Cash Flows
Net cash provided by operating activities	$-	$-	$-	$16,592	$-	$16,592
Net cash used in investing activities	$-	$-	$-	$(23,869)	$-	$(23,869)
Net cash used in financing activities	$-	$-	$-	$(2,127)	$-	$(2,127)
Effects of exchange rate changes on cash and restricted cash	$-	$-	$-	$538	$-	$538
Net decrease in cash and restricted cash	$-	$-	$-	$(8,866)	$-	$(8,866)
Cash and restricted cash, beginning of year	$-	$-	$-	$27,784	-	27,784
Cash and restricted cash, end of year	$-	$-	$-	$18,918	$-	$18,918
Inter-company cash transfers (2)	$-	$-	$-	$-	$-	$-

As of and for the year ended December 31, 2020

	Shengfeng Development Limited (Shengfeng Cayman)	Shengfeng HK (100% owned by Shengfeng Cayman)	Fujian Tianyu Shengfeng Logistics Co., Ltd. (WFOE) (100% owned by Shengfeng HK)	Shengfeng Logistics Group Co., Ltd. and its subsidiaries (VIE)	Eliminations	Consolidated Total
	$ in thousands
Condensed Consolidating Schedule – Balance Sheet
Assets:
Current assets	$-	$-	$-	$128,143	$-	$128,143
Receivable from VIE	$-	$-	$82,623	$-	$(82,623)	$-
Investments in subsidiaries	$82,623	$82,623	$-	$-	$(165,246)	$-
Non-current assets	$82,623	$82,623	$82,623	$104,039	$(247,869)	$104,039
Total assets	$82,623	$82,623	$82,623	232,182	(247,869)	$232,182
Liabilities:
Current liabilities	$-	$-	$-	$129,016	-	$129,016
Payable to WOFE	$-	$-	$-	$82,623	$(82,623)	$-
Non-current liabilities	$-	$-	$-	$101,410	(82,623)	$18,787
Total liabilities	$-	$-	$-	$230,426	(82,623)	$147,803
Total shareholders’ equity	$82,623	$82,623	$82,623	1,756	(165,246)	$84,379
Total liabilities and shareholders’ equity	$82,623	$82,623	$82,623	232,182	(247,869)	$232,182

Condensed Consolidating Schedule – Statement of Operations
Revenues	$-	$-	$-	$287,464	$-	$287,464
Cost of revenues	$-	$-	$-	$(251,489)	$-	$(251,489)
Gross profit	$-	$-	$-	$35,975	$-	$35,975
Operating expenses	$-	$-	$-	$(29,771)	$-	$(29,771)
Technical service income from VIE and its subsidiaries (1)	$-	$-	$6,043	$-	$(6,043)	$-
Technical Service expense inVIE (1)	$-	$-	$-	$(6,043)	$6,043	$-
Income for equity method investments	$6,043	$6,043	$-	$-	$(12,086)	$-
Net income	$6,043	$6,043	$6,043	$-	$(12,086)	$6,043

Condensed Consolidating Schedule – Statement of Cash Flows
Net cash provided by operating activities	$-	$-	$-	$2,332	$-	$2,332
Net cash used in investing activities	$-	$-	$-	$(7,821)	$-	$(7,821)
Net cash provided by financing activities	$-	$-	$-	$13,144	$-	$13,144
Effects of exchange rate changes on cash and restricted cash	$-	$-	$-	$1,714	$-	$1,714
Net decrease in cash and restricted cash	$-	$-	$-	$9,369	$-	$9,369
Cash and restricted cash, beginning of year	$-	$-	$-	$18,415	-	18,415
Cash and restricted cash, end of year	$-	$-	$-	$27,784	$-	$27,784
Inter-company cash transfers (2)	$-	$-	$-	$-	$-	$-

(1)	Represents technical service fee, including the basic annual fee and the floating fee, which equals to 100% of the VIE’s income net of tax, pursuant to the Exclusive Technical Consultation and Service Agreements.

(2)	There were no inter-company cash transfers among Shengfeng Cayman, Shengfeng HK, WFOE, the VIE and the VIE’s subsidiaries for the six months ended June 30, 2022, and for the years ended December 31, 2021 and 2020.

Permissions Required from the PRC Authorities for The VIE’s Operations and the Company’s Issuance of Securities to Foreign Investors

We are currently not required to obtain permission from any of the PRC authorities to operate and issue our Class A Ordinary Shares to foreign investors. In addition, neither we, our subsidiaries, the VIE nor the VIE’s subsidiaries are required to obtain permission or approval from the PRC authorities including the CSRC and CAC for the VIE’s operation, nor have we, our subsidiaries, the VIE nor the VIE’s subsidiaries received any denial for the VIE’s operations. However, recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions,” which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On December 24, 2021, the CSRC promulgated the draft of State Council Administration Rules in respect of Overseas Securities Offering and Listing of Domestic Enterprise and the draft Recording Administrative Rules of Overseas Securities Offering and Listing of Domestic Enterprise, or the “New Overseas Listing Rules,” for public comments. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as, a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) an issuer offering securities on an overseas market to purchase assets after having been listed overseas; and d) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. See “Regulations— Regulations relating to M&A and Overseas Listing.” The Opinions, New Overseas Listing Rules and any related implementing rules to be enacted may subject us to compliance requirement in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us, which may take place quickly with little advance notice. If we inadvertently conclude that we are not required to obtain any permission or approval from any of the PRC authorities for the VIE’s operations and/or our issuance of securities to foreign, or applicable laws, regulations, or interpretations change and we are required to obtain such permission or approval in the future, we may be subject to investigations by competent regulators, fines, or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, or incur additional costs to procure such approval or permission, and there is no guarantee that we can successfully obtain such approval or permission. These risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors — Risks Relating to Our Corporate Structure” and “Risk Factors — Risks Relating to Doing Business in the PRC” for more information. In particular, see “Risk Factors — Risks Relating to Doing Business in the PRC —PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us. Any changes in such laws and regulations may impair our ability to operate profitably,” “Risk Factors — Risks Relating to Doing Business in the PRC —The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. Any actions by the Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to our operation, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless” and “Risk Factors — Risks Relating to Doing Business in the PRC — We may be required to obtain permission from Chinese authorities (i) to issue our Class A Ordinary Shares to foreign investors in this offering and/or (ii) for the VIE’s operations, and if either or both are required and we are not able to obtain such permission in a timely manner, the securities currently being offered may substantially decline in value and become worthless.”

Dividend Distributions, Cash Transfer, and Tax Consequences

Shengfeng Cayman transfers cash to its wholly-owned Hong Kong subsidiary, Shengfeng HK, by making capital contributions or providing loans, and the Hong Kong subsidiary transfers cash to the subsidiary in China by making capital contributions or providing loans to it. Because Shengfeng Cayman consolidates the financial statements of the VIE under the U.S. GAAP in reliance upon contractual arrangements and is regarded as the primary beneficiary of the VIE for accounting purposes, Shengfeng Cayman’s subsidiaries are not able to make direct capital contributions to the VIE and their subsidiaries. However, Shengfeng Cayman’s subsidiaries may transfer cash to the VIEs by making loans or payments to the VIEs for inter-group transactions. As of the date of this prospectus, no inter-company cash transfers or transfers of other assets have occurred among Shengfeng Cayman, Shengfeng HK, WFOE, the VIE and the VIE’s subsidiaries for the six months ended June 30, 2022, and the years ended December 31, 2021 and 2020.

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. See “Risk Factors — Risks Relating to this Offering and the Trading Market — We do not intend to pay dividends for the foreseeable future.” As of the date of this prospectus, none of our subsidiaries, nor the consolidated VIE and VIE’s subsidiaries have made any dividends or distributions to our Company. Additionally, no dividends or distributions have been made to U.S. investors as of the date of this prospectus.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amounts, provided that in no circumstance may a dividend be paid if such payment would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares or Class B Ordinary Shares in the future, in the absence of available profits or share premium, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Shengfeng HK.

Current PRC regulations permit our PRC subsidiary to pay dividends to Shengfeng HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our Affiliated Entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entities in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other things, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principal of genuine transaction. Furthermore, if our Affiliated Entities in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our PRC subsidiary is unable to receive all of the revenue from the operations of the VIE and the VIE’s subsidiaries, we may be unable to pay dividends on our Class A Ordinary Shares or Class B Ordinary Shares, should we desire to do so in the future. See “Risk Factors — Risk Relating to Doing Business in the PRC — Governmental control of currency conversion may affect the value of your investment and our payment of dividends.”

Cash dividends, if any, on our Class A Ordinary Shares or Class B Ordinary Shares would be paid in U.S. dollars. Shengfeng HK may be considered a non-resident enterprise for tax purposes, so that any dividends Tianyu pays to Shengfeng HK may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10%. See “Material Income Tax Consideration—People’s Republic of China Enterprise Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Shengfeng Logistics to Tianyu, pursuant to contractual arrangements between such parties, and the distribution of such payments to Shengfeng HK as dividends from Tianyu. Certain payments from Shengfeng Logistics to Tianyu are subject to PRC taxes, including Value-Added Tax. If Shengfeng Logistics or the VIE’s subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict any such party’s ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC entity. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including, without limitation, the requirement that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by our PRC subsidiary to its immediate holding company, Shengfeng HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Shengfeng HK intends to apply for the tax resident certificate if and when Tianyu plans to declare and pay dividends to Shengfeng HK. See “Risk Factors—Risks Relating to Doing Business in the PRC—There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.” Subject to certain contractual, legal and regulatory restrictions, cash and capital contributions may be transferred among our Cayman Islands holding company and our subsidiaries. U.S. investors will not be subject to Cayman Islands, mainland China, or Hong Kong taxation on dividend distributions, and no withholding will be required on the payment of dividends or distributions to them, while they may be subject to U.S. federal income tax for receiving dividends, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. See “Material Income Tax Consideration.”

We conduct substantially all of our business in China through the VIE, Shengfeng Logistics, and the VIE’s subsidiaries. Substantially all of Shengfeng Development Limited’s revenues, costs and net income in China are directly or indirectly generated through the VIE and the VIE’s subsidiaries. We maintain our bank accounts and balances primarily in licensed banks in Mainland China. In addition, cash transfers from our Cayman Islands holding company are subject to applicable PRC laws and regulations on loans and direct investment. For details, see “Risk Factors — Risk Relating to Doing Business in the PRC — PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary and to make loans to Shengfeng Logistics, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Cash transfers from our Cayman Islands holding company are subject to applicable PRC laws and regulations on loans and direct investment. For example, any loans from Shengfeng Cayman to our wholly owned subsidiary in the PRC, Tianyu, to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE, or filed with SAFE in its information system. Pursuant to relevant PRC regulations, we may provide loans to Tianyu up to the larger amount of (i) the balance between the registered total investment amount and registered capital of Tianyu, or (ii) twice the amount of the net assets of Tianyu calculated in accordance with the Circular on Full-Coverage Macro-Prudent Management of Cross-Border Financing, or the “PBOC Circular 9.” Moreover, any medium or long-term loan to be provided by us to Tianyu or other domestic PRC entities must also be filed and registered with National Development and Reform Commission, or the “NDRC”. We may also decide to finance Tianyu by means of capital contributions. These capital contributions are subject to registration with the State Administration for Market Regulation or its local branch, reporting of foreign investment information with MOFCOM, or registration with other governmental authorities in China. Due to the restrictions imposed on loans in foreign currencies extended to PRC domestic companies, we are not likely to make such loans to Shengfeng Logistics, which is a PRC domestic company. Further, we are not likely to finance the activities of Shengfeng Logistics and the VIE’s subsidiaries by means of capital contributions, due to regulatory restrictions relating to foreign investment in PRC domestic enterprises, which may be engaged in certain businesses, such as the Foreign Investment Law, which provides that foreign investors shall not invest in any field with investment prohibited by the negative list for foreign investment access. Additionally, the PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. For a more detailed description of the restrictions and limitations on our ability to transfer cash or distribute earnings to our Cayman Islands holding company and the investors, see “Risk Factors — Risks Relating to Doing Business in the PRC —PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary and to make loans to Shengfeng Logistics, which could materially and adversely affect our liquidity and our ability to fund and expand our business,” “Risk Factors — Risks Relating to Doing Business in the PRC — Governmental control of currency conversion may affect the value of your investment and our payment of dividends,” and “Use of Proceeds.” In addition, current PRC regulations permit our PRC subsidiary to pay dividends to its shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. For details, see “Risk Factors — Risks Relating to Doing Business in the PRC — Our PRC subsidiary is subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.”

If needed, cash can be transferred between our holding company and subsidiaries through intercompany fund advances, and there are currently no restrictions on transferring funds between our Cayman Islands holding company and subsidiaries in Hong Kong and mainland China, other than certain restrictions and limitations imposed by the PRC government. Currently, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for transfer of funds involving money laundering and criminal activities. Additionally, under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the SAFE, by complying with certain procedural requirements. Therefore, our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit our PRC subsidiary to pay dividends to shareholders only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. See “Risk Factors—Governmental control of currency conversion may affect the value of your investment and our payment of dividends” and “Risk Factors — Risks Relating to Doing Business in the PRC — Our PRC subsidiary is subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.” As of the date of this prospectus, no cash transfers, dividends, or distributions have occurred among our Company, our subsidiaries, and the VIE for the six months ended June 30, 2022 and the years ended December 31, 2021 and 2020. As of the date of this prospectus, none of our subsidiaries or the VIE have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders.

Implications of Our Being an “Emerging Growth Company”

On September 9, 2022, the SEC adopted inflation adjustments mandated by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, an “emerging growth company” will lose its EGC status on the last day of the fiscal year in which it has $1.235 billion or more in total. As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. “An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Share held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

THE OFFERING

Securities offered by us	5,000,000 Class A Ordinary Shares, or 5,750,000 Class A Ordinary Shares if the Underwriter exercises its over-allotment option in full

Price per Class A Ordinary Share	We currently estimate that the initial public offering price will be $5.00 per Class A Ordinary Share.

Class A Ordinary Shares outstanding prior to completion of this offering	38,120,000 Class A Ordinary Shares

Class A Ordinary Shares outstanding immediately after this offering	43,120,000 Class A Ordinary Shares assuming no exercise of the Underwriter’s over-allotment option, or 43,870,000 Class A Ordinary Shares, assuming full exercise of the Underwriter’s over-allotment option

Listing	We have applied to have our Class A Ordinary Shares listed on Nasdaq. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on Nasdaq.

Ticker symbol	“SFWL”

Transfer Agent	VStock Transfer, LLC

Over-allotment Option	We have granted to the Underwriter an option, exercisable within 45 days after the closing of this offering, to purchase up to an aggregate of 750,000 additional Class A Ordinary Shares.

Use of proceeds	We intend to use the proceeds from this offering for expanding and increasing the number of our regional sorting centers, OFCs and service outlets, for purchasing trucks and other vehicles to add to our self-owned fleet, for upgrading the equipment of our existing regional sorting centers, OFCs and service outlets, for improving our IT infrastructure, and for working capital and other general corporate purposes. See “Use of Proceeds” on page 62 for more information.

Lock-up	All of our directors and officers and our principal shareholders (5% or more shareholders) have agreed with the Underwriter, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of 12 months from the effective date of this registration statement. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk factors	Investing in the Class A Ordinary Shares offered hereby involves a high degree of risk. You should read “Risk Factors,” beginning on page 24 for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

Voting rights

Holders of Class A Ordinary Shares are entitled to one vote per one Class A Ordinary Share.

Holders of Class B Ordinary Shares are entitled to 10 votes per one Class B Ordinary Share.

Holders of our Class A Ordinary Shares and Class B Ordinary Shares will generally vote together as a single class, unless otherwise required by law. Mr. Yongxu Liu, who after the closing our initial public offering will control approximately 90.67% of the voting power of our outstanding ordinary shares, assuming no exercise of the over-allotment option by the Underwriter, and approximately 90.52% of the voting power of our outstanding ordinary shares, assuming full exercise of the over-allotment option by the Underwriter, will have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of our directors. See “Description of Share Capital.”

Underwriter’s Warrants	The registration statement of which this prospectus is a part also registers for sale warrants (the “Underwriter’s Warrants”) to purchase Class A Ordinary Shares equal to 6% of the total number of Class A Ordinary Shares sold in this offering, excluding the number of Class A Ordinary Shares upon the exercise of the Underwriter’s over-allotment option, as a portion of the underwriting compensation payable to the underwriters in connection with this offering. The Underwriter’s Warrants will be exercisable for a period of one (1) year after the effective date of the registration statement at an exercise price of $6.00 (120% of the public offering price of the Class A Ordinary Shares, based on an assumed offering price of $5.00 per Class A Ordinary Share). Please see “Underwriting — Underwriter’s Warrants” for a description of these warrants.

The total number of our Class A Ordinary Shares that will be outstanding after this offering is based on 38,120,000 Class A Ordinary Shares outstanding as of the date of this prospectus. Unless otherwise indicated, the Class A Ordinary Shares outstanding after this offering excludes the following:

●	300,000 Class A Ordinary Shares issuable upon exercise of the Underwriter’s Warrants;

●	41,880,000 Class A Ordinary Shares issuable upon the conversion of 41,880,000 Class B Ordinary Shares;

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Our Industry

Any service disruption experienced by our regional sorting centers, Cloud OFCs, or service outlets may adversely affect our business operations.

Our daily operations heavily rely on the orderly performance of our regional sorting centers, Cloud OFCs, service outlets, freight sorting facilities, and storages. Any service disruption due to: automated facilities failures, under-capacity during peak freight volume periods, force majeure events, third-party sabotage and disputes, employee delinquencies, worker strikes, governmental inspections, orders, or mandates, or shutdowns (temporary or permanent) will adversely impact our business operations by causing delays, suspensions, interruptions, or halts. In the event of a service disruption, freights will be redirected to other nearby regional sorting centers, Cloud OFCs, or service outlets, but the rerouting process will likely increase the risks in delay and delivery errors. At the same time, rerouting freights will increase pressures such as capacity and operation in freight sorting, storage, or pickup and delivery to local sorting centers, Cloud OFCs, or service outlets and spread further across the rest of our network. Any of the foregoing events may result in significant operational interruptions and slowdowns, client complaints, and reputational damage.

We face risks associated with the freight handled through our network.

We, through the VIE and the VIE’s subsidiaries, handle a large volume of freights across our network daily, and we face challenges with respect to the protection and examination of freights. Freights within our network may be stolen, damaged, or lost for various reasons, and we or third-party transportation providers or both may be perceived or found liable for such incidents. In addition, we may fail to screen freight and detect unsafe, prohibited, or restricted items. Unsafe items, such as flammables, explosives, toxic, radioactive, or corrosive items and materials, may damage other freights within our network, injure recipients, and harm the personnel and assets of us and/or third-party transportation providers. Furthermore, if we fail to prevent prohibited or restricted items from entering into our network and if we participate in the transportation and delivery of such items, we may be subject to administrative or even criminal penalties, and if any personal injury or property damage is concurrently caused, we may be further liable for civil compensation.

The transportation of freight also involves inherent risks. We constantly have a large number of vehicles and personnel in transportation, and are therefore subject to risks associated with transportation safety, and the insurance maintained by us may not fully cover the damages caused by transportation related injuries or loss. From time to time, our vehicles and personnel may be involved in transportation accidents, and the freight carried by them may be lost or damaged. In addition, frictions or disputes may occasionally arise from the direct interactions between our pickup and delivery personnel with freight senders and recipients. Personal injuries or property damages may arise if such incidents escalate.

Any of the foregoing could disrupt our services, cause us to incur substantial expenses, and divert the time and attention of our management. We and third-party transportation providers may face claims and incur significant liabilities if found liable or partially liable for any of injuries, damages, or losses. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. Governmental authorities may also impose significant fines on us or require us to adopt costly preventive measures. Furthermore, if our services are perceived to be insecure or unsafe by our clients, our business volume may be significantly reduced, and our business, financial condition, and results of operations may be materially and adversely affected.

Our technology systems are critical to our business operations and growth prospects.

The satisfactory performance, reliability, and availability of our technology system is critical to our ability to provide high-quality client services. We rely on our proprietary Shengfeng Transportation Management System, or “Shengfeng TMS,” to efficiently operate our network, and our warehouse management system, or “WMS,” to optimize our warehouse storage and management services. These integrated systems support the smooth performance of certain key functions of our business, such as shipment transportation and tracking management, payment calculation, client services, storage management and order management. In addition, the maintenance and processing of various operating and financial data is essential to the daily operations of our business and formulation of our development strategies. Therefore, our business operations and growth prospects depend, in part, on our ability to maintain and make timely and cost-effective enhancements and upgrades to our technology systems and to introduce innovative additions which can meet changing operational needs. Failure to invest enough in information technology and equipment could cause economic losses and put us at a disadvantage to our competitors. We can provide no assurance that we will be able to keep up with technological improvements or that the technology developed by others will not render our services less competitive or attractive.

Any interruptions caused by telecommunications failures, computer viruses, hacking, or other attempts to harm our systems that result in the unavailability or slowdown of our systems could quickly impact the workflow in a large portion of, if not the entire, network. We can provide no assurance that our current security mechanisms will be sufficient to protect our technology systems from any third-party intrusions, viruses or hacker attacks, information or data theft, or other similar activities. Any such occurrences could disrupt our services, damage our reputation, and harm our results of operations.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

We, through the VIE and the VIE’s subsidiaries, lease properties for a majority of our offices, regional sorting centers, Cloud OFCs and service outlets. We may not be able to successfully extend or renew such leases upon expiration of the current term on commercially reasonable terms or at all, and may therefore be forced to relocate the affected operations. This could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition, and results of operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we, through the VIE and the VIE’s subsidiaries, could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow and failure in relocating our affected operations could adversely affect our business and operations.

Moreover, certain lessors have not provided us with valid ownership certificates. Under the relevant PRC laws and regulations, if the lessors are unable to obtain certificates of title because such properties were built illegally or failed to pass the inspection or other reasons, such lease agreements may be recognized as void and as a result, we may be required to vacate the relevant properties. In addition, if our lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant government authorities, our leases could be invalidated. As a result, we may be subject to challenges, lawsuits or other actions taken against us with respect to the properties leased to us that are without valid title certificates from the relevant lessors.

Under PRC laws, all lease agreements are required to be registered with the local housing authorities. Some of our lease agreements have not been registered with the relevant government authorities. Failure to complete these required registrations may expose our landlords, lessors and the Company to potential monetary fines.

Our business and results of operations may be materially and adversely affected if we or third-party transportation providers are unable to provide high-quality services to our clients.

The success of our business largely depends on our ability to maintain and further enhance our service quality. About 30% of our freight transportation services are provided, through the VIE and the VIE’s subsidiaries, by our self-owned fleet and the balance is provided by third-party transportation providers. Together with third-party transportation providers, we, through the VIE and the VIE’s subsidiaries, provide B2B freight transportation services, cloud storage, and value-added services to our clients. If we or third-party transportation providers are unable to provide services in a timely, reliable, safe, and secure manner, our reputation and client loyalty could be negatively affected. If our client service personnel fail to satisfy client needs and respond effectively to client complaints, we may lose potential or existing clients and experience a decrease in client orders, which could have a material adverse effect on our business, financial condition and results of operations.

We face intense competition which could adversely affect our results of operations and market share.

We operate in a highly competitive and fragmented industry. We compete with many local, regional, and national logistics providers including Sinotrans Logistics Ltd., Beijing Changjiu Logistics Co., Ltd., and Kerry Logistics (EAS) Limited. We compete with them based on a number of factors, including service pricing, transportation speed, service offerings, and service quality. In particular, we may face downward pricing pressure from our competitors. If we cannot effectively control our costs to remain competitive, our market share and revenue may decline.

Furthermore, as we diversify service offerings and further expand our client base, we may face competition from existing or new players in those new sectors. In particular, we may face competition from existing or new express delivery service providers which may expand their service offerings to freight transportation and logistics services or adopt a business model disruptive to our business and compete with us for hiring of delivery personnel. Similarly, existing players in an adjacent or sub-market may choose to leverage their existing infrastructure and expand their services to serve our clients. If these players succeed in doing so, our business could be encroached by their entrance and adversely affected.

Certain of our current and potential competitors, as well as international logistics operators with presence in China, may have significantly greater resources, longer operating histories, larger client bases, and greater brand recognition than us. They may be acquired by, receive investment from, or enter into strategic relationships with, established and well-financed companies or investors which would help enhance their competitiveness. In view of this, some of our competitors may adopt more aggressive pricing policies or devote greater resources to marketing and promotional campaigns than us. We may not be able to compete successfully against current or future competitors, and competitive pressures may have a material and adverse effect on our business, financial condition, and results of operations.

We may be subject to catastrophic events.

A disruption or failure of our systems or operations in the event of a major earthquake, weather event, cyber-attack, heightened security measures, actual or threatened terrorist attack, strike, civil unrest, pandemic, or other catastrophic event could cause delays in providing services or performing other critical functions. A catastrophic event that results in the destruction or disruption of any of our critical business or information systems could harm our ability to conduct normal business operations and adversely impact our operating results.

Our financial condition, results of operations, and cash flows have been adversely affected by COVID-19.

The COVID-19 pandemic resulted in a series of governmental orders and mandates, including lockdowns, closures, quarantines, and travel bans in order to contain and control the spread of the virus.

Consequently, the COVID-19 pandemic has materially and adversely affected our business operations and conditions and operating results for 2020, including material negative impact on our total revenue and net income. As a result of the government-imposed restrictions, the VIE and the VIE’s subsidiaries’ facilities and operations were mostly closed from February 2020 to late March 2020. The VIE and the VIE’s subsidiaries gradually resumed operation during February and March 2020, but it was not until April 2020 that we resumed full operation, which has caused a decrease in our net revenue and also adversely affected our marketing activities during the closure. We, through the VIE and the VIE’s subsidiaries, took a series of measures in response to the pandemic, including, among others, the establishment of a special team for epidemic prevention and control, the remote working arrangements for some of our employees, and the requirement for our employees on site to take extra measures and procedures to lower the risks of COVID-19 exposure. We, through the VIE and the VIE’s subsidiaries, also donated some epidemic prevention materials to areas and entities in need. These measures reduced the capacity and efficiency of our operations and increased our expenditures.

The spread of COVID-19 has caused us to incur incremental costs. However, by leveraging our advantages in the logistics fields and our networks, we were able to resume a larger portion of our operations in late March 2020 and have seen an increase in demand for our services since April 2020. Furthermore, to mitigate any negative impacts that COVID-19 may have on our operations, we, through the VIE and the VIE’s subsidiaries, implemented a variety of measures, including disinfection of offices, free mask distribution, temperature monitoring to ensure the safety of our employees returning to work, setting up quarantine rooms for employees and separate rest areas for drivers to avoid unnecessary contact, and disinfection of all the vehicles in and out of our locations.

As of December 31, 2021, the COVID-19 pandemic hasn’t had material impacts on our operations results. From April to May, 2022, Shanghai was shut down and all the businesses in Shanghai were closed due to the COVID-19 Omicron variant. Our business in Shanghai dropped significantly and revenue in April 2022 decreased by approximately $2 million compared with revenue in March 2022. The shutdown was over in June 2022, and business in Shanghai has resumed.

For more information on the impact of the COVID-19 pandemic on our operations and financial performance, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Impact of COVID-19 on Our Operations and Financial Performance.”

Changes in industry regulations and industrial policies may affect our future performance.

Providing logistics services requires business licensing and is subject to various laws, administrative rules and industry standards. In order to support the development of the logistics industry, governments at various levels have successively introduced a number of industrial support and encouragement policies.

Pursuant to the Administrative Provisions Concerning the Running of Cargo Vehicles with Out-of-Gauge Goods promulgated by the PRC Ministry of Transport, which became effective on September 21, 2016, cargo vehicles running on public roads shall not carry cargo weighing more than, and their dimensions shall not exceed, the limits set forth by such provisions. The operation of our vehicle fleet is subject to these provisions. If our trucks are not in compliance with such provisions, we may be required to reduce the length of our trucks or purchase new ones to replace them. Otherwise, we may be subject to penalties if we continue to operate those trucks that exceed the limits set forth in the provisions.

New laws and regulations may be promulgated from time to time and substantial uncertainties exist regarding the interpretation and implementation of current and future PRC laws and regulations applicable to our businesses. If the PRC government promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on our daily operations, it has the authority, among other things, to levy fines, confiscate income, revoke business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material and adverse effect on our results of operations.

Relevant state policies on environmental protection may affect our future performance.

Logistics service companies and provides rely on various types and models of transportation vehicles to perform its daily operations, but due to heavy regulations in environmental protection, energy conservation, and emission reductions, an increase in expenses is expected to incurred; which may directly or indirectly affect our future performances.

If our clients are able to reduce their logistics and supply chain costs or increase utilization of their internal solutions, our business and operating results may be materially and adversely affected.

One of the main reasons that clients use contract logistics companies is because traditional logistics is comprised of high cost, high degree of difficulties in association with developing in-house logistics and supply chain expertise, and operational deficiencies. If, however, our clients are able to develop their own logistics and supply chain solutions, increase utilization of their in-house supply chain, reduce their logistics spending, or otherwise choose to terminate our services, our business and operating results may be materially and adversely affected.

We may not be able to maintain and enhance our ecosystem, which could negatively affect our business and prospects.

Our ability to maintain our ecosystem that creates strong network effects among our participants is critical to our success. See “Business—Our Ecosystem.” While our ecosystem provides synergies and economies of scale across services and among our ecosystem participants, the extent to which we are able to maintain and strengthen the attractiveness of our ecosystem depends on our ability to offer a mutually beneficial platform for all participants, maintain the quality of our services and solutions, develop attractive services and solutions that meet the evolving needs of our ecosystem participants, reinforce the scope and scale of our ecosystem, and retain our participants. We must also provide sufficient geographic coverage to cement the effectiveness of our transportation network, continue to utilize data to improve service quality and operational efficiency of all ecosystem participants, and maintain and improve our technology infrastructure as part of our single interoperable system to ensure seamless operations.

In addition, our ecosystem participants may compete with one another, which may complicate the management of our ecosystem. Further, changes made to enhance our ecosystem or balance the interests of participants may be viewed positively by one participant but may have negative effects upon another. If we fail to balance the interests of all participants in our ecosystem, we may fail to further attract and retain additional ecosystem participants, which could adversely impact our business and financial condition.

We face risks from fuel price fluctuation.

Transportation cost is one of the major costs of companies in the contract logistics industry, and fuel cost is a component of transportation cost. Fluctuation of fuel prices will have a certain impact on the profitability of contract logistics service providers. Fuel costs accounted for approximately 4% of our total operational expenses for the six months ended June 30, 2022. Considering the number of vehicles, we own, it is estimated that if fuel price fluctuates by +/- 5%, cost of revenue may increase or decrease by $60.7 million for the current year, which will either increase or decrease our net profit by a maximum of $45.5 million. Fuel costs accounted for approximately 3.8% of our total operational expenses for the year ended December 31, 2021. Considering the number of vehicles, we own, it is estimated that if fuel price fluctuates by +/- 5%, cost of revenue may increase or decrease by $0.58 million for the current year, which will either increase or decrease our net profit by a maximum of $0.43 million. Fuel costs accounted for approximately 3.92% of our total operational expenses for the fiscal year ended December 31, 2020. Considering the number of vehicles, we own, it is estimated that if fuel price fluctuates by +/- 5%, cost of revenue may increase or decrease by $0.49 million for the current year, which will either increase or decrease our net profit by a maximum of 0.37 million. If fuel prices rise significantly in the future, we will experience pressure of increased costs.

Our past growth rates may not be indicative of our future growth, and if we are not able to manage our growth effectively, our business and prospects may be materially and adversely affected.

Our business has grown substantially in recent years, but our past growth rates may not be indicative of our future growth. Our expansion has placed, and will continue to place, substantial demands on our managerial, operational, technological, and other resources. To manage and support our continued growth, we must continue to improve our operational, administrative, financial, and technological systems, procedures, and controls, and expand, train, and manage our growing employee and agent base. Even if we are able to expand our network as planned, we may not be able to continue to integrate and optimize a larger network. We cannot assure you that our current and planned personnel, systems, procedures, and controls will be adequate to support our future operations. Any failure to effectively and efficiently manage our expansion could materially and adversely affect our ability to capitalize on new business opportunities, which in turn could have a material adverse effect on our results of operations.

Client demand is difficult to forecast accurately, and as a result we may be unable to make planning and spending decisions to match such demand.

We make planning and spending decisions, including capacity expansion, procurement commitments, personnel needs, and other resource requirements based on our estimates of client demand. The freight volume we generate from clients can vary significantly and unexpectedly, reducing our ability to accurately estimate future client demand. In particular, we may potentially experience capacity and resource shortages in fulfilling client orders during peak season of e-commerce consumption or following special promotional campaigns on any e-commerce platforms. Failure to meet client demand in a timely fashion or at all adversely affect our financial condition and results of operations.

Our future success depends on the continuing efforts of our senior management team and other key personnel, and our business may be harmed if we lose their services.

Our future success depends heavily upon the continuing services of the members of our senior management team and other key personnel, in particular Mr. Yongxu Liu, our chairman of the board, or “Chairman,” and chief executive officer. In addition, because of the importance of training to our business, our team of dedicated training professionals plays a key role in our operations. If one or more of our senior executives or other key personnel, including key training personnel, are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. As is customary in the PRC, we do not have insurance coverage for the loss of our senior management team or other key personnel.

In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose clients, sensitive trade information, and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement with us which contains confidentiality and non-competition provisions. These agreements generally have an initial term of three years, and are automatically extended for successive one-year terms unless terminated earlier pursuant to the terms of the agreement. If any disputes arise between any of our senior executives or key personnel and us, we cannot assure you of the extent to which any of these agreements may be enforced.

We use third-party services in connection with our business, and any disruption to these services could result in a disruption to our business, negative publicity, and a slowdown in the growth of our customer base, materially and adversely affecting our business, financial condition, and results of operations.

Our business depends on the services provided by, and relationships with, various third parties, including third-party transportation providers, among others. For the six months ended June 30, 2022, the fiscal years ended December 31, 2021 and 2020, about 70%, 70% and 70% of our freight transportation services were provided by third-party transportation providers, respectively, which included owner-operators of a single truck, private fleets, and large trucking companies. Several third-party transportation providers contributed a significant part of the total cost of revenue of the Company. In particular, for the six months ended June 30, 2022, Anhui Luge Transportation Co., Ltd. and Fujian Jinwang Yuntong Logistics Technology Co., Ltd contributed approximately 13.9% and 12.8% of total cost of revenue of the Company. For the six months ended June 30, 2021, Anhui Luge Transportation Co., Ltd., or “Anhui Luge,” contributed approximately 28.4% of total cost of revenue of the Company. For the year ended December 31, 2021, Anhui Luge Transportation Co., Ltd., or “Anhui Luge,” contributed approximately 27.13% of total cost of revenue of the Company. For the year ended December 31, 2020, Hubei Luge and Anhui Luge contributed approximately 19.8% and 12.4% of total cost of revenue of the Company, respectively. The failure of these and other third parties to perform in compliance with our agreements may negatively impact our business.

Damages to brand image and corporate reputation could materially and adversely impact our business.

We believe our brand image and corporate reputation play an increasingly important role in enhancing our competitiveness and maintaining our business growth. Many factors, some of which are beyond our control, may negatively impact our brand image and corporate reputation if not properly managed. These factors include our ability to provide superior services to our clients, successfully conduct marketing and promotional activities, manage complaints and events of negative publicity, and maintain positive perception of our Company, our peers, and the contract logistics industry in general. Any actual or perceived deterioration of our service quality, which is based on an array of factors including client satisfaction, rate of complaint, and rate of accident, could subject us to damages such as loss of important clients. Any negative publicity against us or our peers could cause damages to our corporate reputation and changes to the government policies and regulatory environment. If we are unable to promote our brand image and protect our corporate reputation, we may not be able to maintain and grow our client base, and our business and growth prospects may be adversely affected.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, domain names, trade secrets, proprietary technologies, and other intellectual property as critical to our business. We rely on a combination of intellectual property laws and contractual arrangements to protect our proprietary rights. It is often difficult to register, maintain, and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality agreements and license agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition, and results of operations.

Our business generates and processes a large quantity of data, and improper handling of or unauthorized access to such data may adversely affect our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering.

We face risks related to complying with applicable laws, rules, and regulations relating to the collection, use, disclosure, and security of personal information, as well as any requests from regulatory and government authorities relating to such data. We could be subject to cybersecurity review in the future.

The PRC regulatory and enforcement regime with regard to data security and data protection has continued to evolve. There are uncertainties on how certain laws and regulations will be implemented in practice. PRC regulators have been increasingly focused on regulating data security and data protection. We expect that these areas will receive greater attention from regulators, as well as attract public scrutiny and attention going forward. This greater attention, scrutiny, and enforcement, including more frequent inspections, could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, our reputation and results of operations could be materially and adversely affected. See “Regulation—Regulations Relating to Internet Security.”

The Cybersecurity Law, which was adopted by the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, and the Cybersecurity Review Measures, or the “2020 Review Measures,” which were promulgated on April 13, 2020, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC (defined hereinafter). In addition, a cybersecurity review is required where critical information infrastructure operators, or the “CIIOs,” purchase network-related products and services, which products and services affect or may affect national security. Due to the lack of further interpretations, the exact scope of what constitute a “CIIO” remains unclear.

On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law which will take effect in September 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and it also provides that a data classification and hierarchical protection system. The data classification and hierarchical protection system protects data according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations if the data is falsified, damaged, disclosed, illegally obtained or illegally used, which protection system is expected to be built by the state for data security in the near future. In addition, the Office of the Central Cyberspace Affairs Commission and the Office of Cybersecurity Review under the CAC published the Cybersecurity Review Measures (Revised Draft for Comments), or the “Review Measures Draft,” on July 10, 2021, which provides that, aside from CIIOs that intend to purchase internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to the cybersecurity review by the Cybersecurity Review Office. According to the Review Measures Draft, a cybersecurity review is conducted by the CAC, to assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Review Measures Draft further requires that critical information infrastructure operators and services and data processing operators that possess personal data of at least one (1) million users must apply for a review by the Cybersecurity Review Office of PRC, if they plan to conduct listings in foreign countries. The deadline for public comments to the Review Measures Draft was July 25, 2021. On November 14, 2021, CAC published the Administration Measures for Cyber Data Security (Draft for Public Comments), or the “Cyber Data Security Measure (Draft).” The Cyber Data Security Measure (Draft) provides that data processors shall apply for cybersecurity review under certain circumstances, such as mergers, restructurings, divisions of internet platform operators that hold large amount of data relating to national security, economic development or public interest which affects or may affect the national security, overseas listings of data processors that process personal data for more than one million individuals, Hong Kong listings of data processors that affect or may affect national security, and other data processing activities that affect or may affect the national security. On December 28, 2021, the CAC, the NDRC, the Ministry of Industry and Information Technology, or “MIIT,” the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, the Ministry of Commerce, People’s Bank of China, or “PBOC,” the State Administration for Market Regulation, or “SAMR,” the State Administration of Radio and Television, CSRC, the State Secrecy Administration and the State Cryptography Administration jointly promulgated the Cybersecurity Review Measures, or the “Cybersecurity Review Measures,” which became effective on February 15, 2022, and will replace the original Cybersecurity Review Measures promulgated on April 13, 2020. Pursuant to the Cybersecurity Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users/users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas. As of the date of this prospectus, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. We also believe we are not subject to the cybersecurity review by the CAC for this offering, given that: (i) we presently maintain fewer than one (1) million individual clients in our business operations as of the date of this prospectus; and (ii) data processed in our business is less likely to have a bearing on national security, thus it may not be classified as core or important data by the authorities. However, there remains uncertainty as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws should they be deemed applicable to our operations. We may be required to suspend new user registration in China or experience other disruptions to our operations should we be required to have a cybersecurity review by the CAC. Any cybersecurity review could also result in negative publicity with respect to our Company, diversion of our managerial and financial resources, and decrease in value of our Class A Ordinary Shares. There is no certainty as to how such review or prescribed actions would impact our operations and we cannot guarantee that any clearance can be obtained or any actions that may be required can be taken in a timely manner, or at all.

We, through the VIE and the VIE’s subsidiaries, currently offer our mobile and desktop applications in China, and use authorization systems which granted different users with different access authority based on their positions and roles, to protect personal information in our system for data security protection. Although we have taken measures to protect personal information and privacy in our systems and platforms, we can provide no assurance that the measures we have taken are effective and that our systems and platforms are not subject to data breach. The regulatory requirements with respect to cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, and significant changes, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us to government enforcement actions and investigations, fines, penalties, suspension or disruption of our operations, among other things.

We also grant limited access to specified data on our technology platform to certain other ecosystem participants. These third parties face the same challenges and risks inherent in handling and protecting large volumes of data. Any system failure or security breach or lapse on our part or on the part of any of such third parties that results in the release of user data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability.

See “Regulations - Regulations relating to Internet Information Security and Privacy Protection.”

We have limited insurance coverage which could expose us to significant costs and business disruption.

We maintain various insurance policies to safeguard against risks and unexpected events. We, through the VIE and the VIE’s subsidiaries, have purchased compulsory motor vehicle liability insurance and commercial insurance such as automobile third-party liability insurance, property insurance, and cargo insurance. We, through the VIE and the VIE’s subsidiaries, have purchased employer liability insurance. We also provide work-related injury insurance to our employees. We are not legally required to maintain insurance for freight transportation of non-hazardous items. We do not maintain business interruption insurance, nor do we maintain key-man life insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition, and results of operations could be materially and adversely affected.

If we fail to comply with regulations on commercial franchising may result in penalties to us.

Pursuant to the Regulations on Commercial Franchising promulgated by the State Council in February 2007 and Provisions on Administration of the Record Filing of Commercial Franchises issued by Ministry of Commerce in December 2011, collectively the Regulations and Provisions on Commercial Franchising, commercial franchising refers to the business activities where an enterprise that possesses the registered trademarks, enterprise logos, patents, proprietary technology, or any other business resources allows such business resources to be used by another business operator through contract and the franchisee follows the uniform business model to conduct business operation and pay franchising fees according to the contract. We and certain of our network partners may therefore be subject to regulations on commercial franchising. Under the relevant regulations, we may be required to file our cooperation arrangements with the network partners with the Ministry of Commerce or its local counterparts, but we have not made such filings. As of the date of this prospectus, we have not received any order from any governmental authorities to make such filing. If relevant authorities determine that we have failed to report franchising activities in accordance with the regulations, we may be subject to fines ranging from RMB10,000 to RMB50,000 and if we fail to comply within the rectification period determined by the competent governmental authority, we may be subject to an additional fine ranging from RMB50,000 to RMB100,000 and the relevant authority may issue a public reprimand.

We face challenges associated with diversifying our service offerings.

We, through the VIE and the VIE’s subsidiaries, have in the past launched new service lines such as cloud storage services and other initiatives, and intend to continue to diversify our service offerings in the future. New services or new types of clients may involve risks and challenges we do not currently face. Such new initiatives may require us to devote significant financial and managerial resources and may not perform as expected.

In addition, we may not be able to successfully anticipate and address client demand and preferences in connection with new service offerings and our existing network and facilities may not be adaptable to the new services or clients. For example, different service offerings may impose different requirements and service standards. We may also be inexperienced with the operating models and cost structures associated with a new type of client or service offerings. If we take ineffective measures and cannot promptly adopt new and more effective measures, we may suffer losses. Further, we may not be able to ensure adequate service quality, and therefore may receive complaints or incur costly liability claims, which would harm our overall reputation and financial performance. We may not be able to achieve profitability or recoup our investments with respect to any new services or new types of clients in time or at all.

Risks Relating to Our Corporate Structure

Our corporate structure, in particular our contractual arrangements (the “VIE Agreements”) with Shengfeng Logistics and the Shengfeng Logistics Shareholders, together holding 100% of the shares in Shengfeng Logistics, are subject to significant risks, as set forth in the following risk factors.

If the PRC government deems that the contractual arrangements in relation to the VIE do not comply with applicable PRC law or PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

We currently operate our business through Shengfeng Logistics, a VIE, pursuant to the VIE Agreements, and the VIE’s subsidiaries. As a result of these contractual arrangements, under generally accepted accounting principles in the United States, or “U.S. GAAP,” the assets and liabilities of Shengfeng Logistics are treated as our assets and liabilities and the results of operations of Shengfeng Logistics are treated in all aspects as if they were the results of our operations. For a description of these contractual arrangements, see “Corporate History and Structure—Our VIE Agreements.”

In the opinion of our PRC counsel, AllBright Law Offices, or “AllBright,” based on its understandings of the relevant PRC laws and regulations, (i) the ownership structures of Shengfeng Logistics in China and Tianyu, our wholly owned subsidiary in China, both currently and immediately after giving effect to this offering, are not in violation of applicable PRC laws and regulations currently in effect; and (ii) each of the contracts among Tianyu, Shengfeng Logistics, and the Shengfeng Logistics Shareholders is legal, valid, binding, and enforceable in accordance with its terms and applicable PRC laws. However, our PRC counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. And our VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. Accordingly, the PRC regulatory authorities may ultimately take a view contrary to the opinion of our PRC counsel in the future. It is uncertain whether any new PRC laws or regulations relating to VIE structures will be adopted or, if adopted, what they would provide. Furthermore, it is uncertain whether any future actions by the government of China will significantly affect the enforceability of the VIE Agreements.

If (i) the applicable PRC authorities invalidate the VIE Agreements for violation of PRC laws, rules and regulations, (ii) the VIE or its shareholders terminate the contractual arrangements (iii) the VIE or its shareholders fail to perform their respective obligations under such VIE Agreements, or (iv) if these regulations change or are interpreted differently in the future, our business operations in China would be materially and adversely affected, and the value of our Class A Ordinary Shares would substantially decrease or even become worthless. Further, if we fail to renew such VIE Agreements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate businesses in China.

In addition, if the VIE or the VIE’s subsidiaries or all or part of their respective assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the VIE or the VIE’s subsidiaries undergoes a voluntary or involuntary liquidation proceeding, its respective shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenue.

All of the VIE Agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce such VIE Agreements.

If our corporate structure and the VIE Agreements are determined to be illegal or invalid by a PRC court, arbitral tribunal, or regulatory authorities, we may lose control of the VIE and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve a structural modification without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, or we or Shengfeng Logistics fails to obtain or maintain any required permits or approvals, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business or operating licenses or both of Tianyu or Shengfeng Logistics;

●	discontinuing or restricting the operations of Tianyu or Shengfeng Logistics;

●	imposing conditions or requirements with which we, Tianyu, or Shengfeng Logistics may not be able to comply;

●	requiring us, Tianyu, or Shengfeng Logistics to change our corporate structure and contractual arrangements;

●	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; and

●	imposing fines.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of Shengfeng Logistics in our consolidated financial statements, if the PRC government authorities were to find our legal structure and VIE Agreements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of Shengfeng Logistics or our right to receive substantially all the economic benefits and residual returns from Shengfeng Logistics and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of Shengfeng Logistics in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have a material adverse effect on our financial condition and results of operations.

Furthermore, if the PRC government determines that the contractual arrangements constituting part of our VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our Class A Ordinary Shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of the VIE and the VIE’s subsidiaries that conduct substantially all of our operations in China.

Our VIE Agreements with Shengfeng Logistics and the Shengfeng Logistics Shareholders may not be effective in providing control over Shengfeng Logistics.

Shengfeng Development Limited is a holding company incorporated in the Cayman Islands and it is not a Chinese operating company. As a holding company with no material operations of its own, its operations have been conducted in China by its subsidiaries and through contractual arrangements, or VIE Agreements, with a VIE, Shengfeng Logistics, and the VIE’s subsidiaries. For accounting purposes, we control and receive the economic benefits of the VIE and the VIE’s subsidiaries’ business operations through the VIE Agreements, which enable us to consolidate the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statement under U.S. GAAP. Neither we nor our subsidiaries own any equity interests in the VIE or the VIE’s subsidiaries. As an investor in this offering, you may be subject to unique risks due to our VIE structure. The VIE Agreements are designed to provide our wholly owned subsidiary, Tianyu, with the power, rights, and obligations to Shengfeng Logistics, including control rights and the rights to the assets, property, and revenue of the VIE, as set forth under the VIE Agreements. Our VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. We have evaluated the guidance in FASB ASC 810 and determined that we are regarded as the primary beneficiary of the VIE, for accounting purposes, as a result of our direct ownership in Tianyu and the provisions of the VIE Agreements. Accordingly, we treat the VIE and the VIE’s subsidiaries as our consolidated entities under U.S. GAAP. We have consolidated the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

Our Class A Ordinary Shares offered in this offering are shares of our offshore holding company in the Cayman Islands instead of shares of the VIE or the VIE’s subsidiaries in China, therefore, you will not directly hold equity interests in the VIE or the VIE’s subsidiaries, and you may never directly hold equity interests in the VIE or the VIE’s subsidiaries through your investment in this offering. For a description of the VIE Agreements, see “Corporate History and Structure—Our VIE Agreements.”

We primarily have relied, and expect to continue to rely on the VIE Agreements to control and operate the business of Shengfeng Logistics. However, the VIE Agreements may not be as effective in providing us with the necessary control over Shengfeng Logistics and its operations. For example, Shengfeng Logistics and the Shengfeng Logistics Shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of Shengfeng Logistics, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Shengfeng Logistics, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current VIE Agreements, we rely on the performance by Shengfeng Logistics and the Shengfeng Logistics Shareholders of their respective obligations under the contracts to exercise control over Shengfeng Logistics. As of the date of this prospectus, Shengfeng Logistics is owned by Fujian Yunlian Shengfeng Industry Co., Ltd. as to 54.58%, Yongxu Liu, our chief executive officer, chairman of the board and president, as to 30.99%, and the other Shengfeng Logistics Shareholders who collectively own 14.43% of the VIE. Fujian Yunlian Shengfeng Industry Co., Ltd. is 90% owned by Yongxu Liu. As a result, Mr. Liu directly and indirectly owns 80.12% of Shengfeng Logistics. For more details, please see “Corporate History and Structure—Our Corporate Structure.” The Shengfeng Logistics Shareholders may not act in the best interests of our Company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the VIE Agreements with Shengfeng Logistics. Furthermore, failure of the VIE shareholders to perform certain obligations could compel the Company to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective. If any disputes relating to these contracts remain unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation, and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system and the Company may incur substantial costs to enforce the terms of such contracts. Therefore, our VIE Agreements with Shengfeng Logistics and the Shengfeng Logistics Shareholders may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be. Additionally, our VIE Agreements have not been tested in a court of law in China, as of the date of this prospectus, and may not be effective in providing control over the VIE. We are, therefore, subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC, regarding the VIE and the VIE structure, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangements with the VIE. The VIE Agreements may not be enforceable in China if the PRC government authorities or courts take a view that such VIE Agreements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that we are unable to enforce the VIE Agreements, we may not be able to exert effective control over Shengfeng Logistics, and our ability to conduct our business may be materially and adversely affected.

Our VIE Agreements are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements.

As our VIE Agreements are governed by PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. Disputes arising from the VIE Agreements will be resolved through arbitration in the PRC, although these disputes do not include claims arising under the United States federal securities law and thus do not prevent you from pursuing claims under the United States federal securities law. The legal environment in the PRC is not as developed as in the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements, through arbitration, litigation, and other legal proceedings remain in the PRC, which could limit our ability to enforce these contractual arrangements and exert effective control over Shengfeng Logistics. Furthermore, these contracts may not be enforceable in the PRC if the PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over Shengfeng Logistics, and our ability to conduct our business may be materially and adversely affected. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

We may not be able to consolidate the financial results of Shengfeng Logistics or such consolidation could materially and adversely affect our operating results and financial condition.

Our business is conducted through Shengfeng Logistics, which currently is considered for accounting purposes as a VIE, and we are considered the primary beneficiary for accounting purposes, enabling us to consolidate the financial results of Shengfeng Logistics in our consolidated financial statements. In the event that in the future Shengfeng Logistics would no longer meet the definition of a VIE, or we are deemed not to be the primary beneficiary for accounting purposes, we would not be able to consolidate line by line its financial results in our consolidated financial statements for PRC purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary for accounting purposes, we would be required to consolidate that entity’s financial results in our consolidated financial statements for PRC purposes. If such entity’s financial results were negative, this could have a corresponding negative impact on our operating results for PRC purposes. However, any material variations in the accounting principles, practices, and methods used in preparing financial statements for PRC purposes from the principles, practices, and methods generally accepted in the United States and in the SEC accounting regulations must be discussed, quantified, and reconciled in financial statements for the United States and SEC purposes.

The VIE Agreements may result in adverse tax consequences.

PRC laws and regulations emphasize the requirement of an arm’s length basis for transfer pricing arrangements between related parties. The laws and regulations also require enterprises with related party transactions to prepare transfer pricing documentation to demonstrate the basis for determining pricing, the computation methodology, and detailed explanations. Related party arrangements and transactions may be subject to challenge or tax inspection by the PRC tax authorizes.

Under a tax inspection, if our transfer pricing arrangements between Tianyu and Shengfeng Logistics are judged as tax avoidance, or related documentation does not meet the requirements, Tianyu and Shengfeng Logistics may be subject to material adverse tax consequences, such as transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purpose, of adjustments recorded by Tianyu, which could adversely affect us by (i) increasing Shengfeng Logistics’ tax liabilities without reducing Tianyu’s tax liabilities, which could further result in interest being levied to us for unpaid taxes; or (ii) imposing late payment fees and other penalties on Shengfeng Logistics for the adjusted but unpaid taxes according to the applicable regulations. In addition, if Tianyu requests the Shengfeng Logistics Shareholders to transfer their equity interests in Shengfeng Logistics at nominal or no value pursuant to the VIE Agreements, such transfer may be viewed as a gift and subject Tianyu to PRC income tax. As a result, our financial position could be materially and adversely affected if Shengfeng Logistics’ tax liabilities increase or if it is required to pay late payment fees and other penalties.

The Shengfeng Logistics Shareholders have potential conflicts of interest with our Company which may adversely affect our business and financial condition.

The Shengfeng Logistics Shareholders may have potential conflicts of interest with us. These shareholders may not act in the best interest of our Company or may breach, or cause Shengfeng Logistics to breach the existing contractual arrangements we have with them and Shengfeng Logistics, which would have a material and adverse effect on our ability to effectively control Shengfeng Logistics and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with Shengfeng Logistics to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our Company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our Company, except that we could exercise our purchase option under the exclusive call option agreements with these shareholders to request them to transfer all of their equity interests in Shengfeng Logistics to a PRC entity or individual designated by us, to the extent permitted by PRC law. If we cannot resolve any conflicts of interest or disputes between us and those shareholders, we would have to rely on legal proceedings, which may materially disrupt our business. There is also substantial uncertainty as to the outcome of any such legal proceeding.

We rely on the approvals, certificates, and business licenses held by Shengfeng Logistics and any deterioration of the relationship between Tianyu and Shengfeng Logistics could materially and adversely affect our overall business operations.

Pursuant to the VIE Agreements, our business in the PRC will be undertaken on the basis of the approvals, certificates, business licenses, and other requisite licenses held by Shengfeng Logistics. There is no assurance that Shengfeng Logistics will be able to renew its licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with Shengfeng Logistics is governed by the VIE Agreements, which are intended to provide us, through our indirect ownership of Tianyu, with effective control over the business operations of Shengfeng Logistics. However, the VIE Agreements may not be effective in providing control over the applications for and maintenance of the licenses required for our business operations. Shengfeng Logistics could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business, or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputation, business, and stock price could be severely harmed.

The exercise of our option to purchase part or all of the shares in Shengfeng Logistics under the exclusive call option agreement might be subject to certain limitations and substantial costs.

Our exclusive call option agreement with Shengfeng Logistics and the Shengfeng Logistics Shareholders gives Tianyu the option to purchase up to 100% of the shares in Shengfeng Logistics. Such transfer of shares may be subject to approvals from, filings with, or reporting to competent PRC authorities, such as the Ministry of Commerce of the PRC, or “MOFCOM,” the State Administration for Market Regulation, and/or their local competent branches. In addition, the shares transfer price may be subject to review and tax adjustment by the relevant tax authorities. The shares transfer price to be received by Shengfeng Logistics under the VIE Agreements may also be subject to enterprise income tax, and these amounts could be substantial.

Risks Relating to Doing Business in the PRC

There are uncertainties under the Foreign Investment Law relating to the status of businesses in China controlled by foreign invested projects primarily through contractual arrangements, such as our business.

MOFCOM and the NDRC promulgated the Special Measures for Foreign Investment Access (2021 version), or the “2021 Negative List,” on December 27, 2021, which became effective on January 1, 2022.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC, which came into effect on January 1, 2020, repealing simultaneously the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises, and the Law of the PRC on Sino-foreign Cooperative Joint Ventures, together with their implementation rules and ancillary regulations. Pursuant to the Foreign Investment Law, foreign investment refers to any investment activity directly or indirectly carried out by foreign natural persons, enterprises, or other organizations, including investment in new construction project, establishment of foreign funded enterprise or increase of investment, merger and acquisition, and investment in any other way stipulated under laws, administrative regulations, or provisions of the State Council of the PRC, or the “State Council.” The Foreign Investment Law does not explicitly stipulate the contractual arrangements as a form of foreign investment. On December 26, 2019, the State Council promulgated the Implementation Regulations on the Foreign Investment Law, which came into effect on January 1, 2020. However, the Implementation Regulations on the Foreign Investment Law still remain silent on whether contractual arrangements should be deemed as a form of foreign investment. Though these regulations do not explicitly classify contractual arrangements as a form of foreign investment, there is still uncertainty regarding whether the VIE would be identified as a foreign-invested enterprise in the future. As a result, there is no assurance that foreign investment via contractual arrangements would not be interpreted as a type of indirect foreign investment activities under the definition in the future.

If we are deemed to have a non-PRC entity as a controlling shareholder, the provisions regarding control through contractual arrangements could apply to our VIE Agreements, and as a result Shengfeng Logistics might become subject to restrictions on foreign investment, which may materially impact the viability of our current and future operations. Specifically, we may be required to modify our corporate structure, change our current scope of operations, obtain approvals, or face penalties or other additional requirements, compared to entities which do have PRC controlling shareholders. Uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, and business operations.

It is uncertain whether we would be considered as ultimately controlled by Chinese parties. Immediately prior to completion of this offering, Mr. Yongxu Liu, our chief executive officer and Chairman and a PRC citizen beneficially and indirectly owns 41,880,000 Class B Ordinary Shares, representing approximately 91.66% of the voting rights in our Company. It is uncertain, however, if these factors would be sufficient to give them control over us under the Foreign Investment Law. If future revisions or implementation rules of the Foreign Investment Law mandate further actions, such as the MOFCOM market entry clearance or certain restructuring of our corporate structure and operations, there may be substantial uncertainties as to whether we can complete these actions in a timely manner, if at all, and our business and financial condition may be materially and adversely affected.

China’s economic, political and social conditions, laws and regulations, as well as possible interventions and influences of any government policies and actions are uncertain and their changes may be quick with little advance notice. Therefore, such uncertainties and changes could have a material adverse effect on our business, operations and the value of our Class A Ordinary Shares.

Our assets and operations are currently located in China. Accordingly, our business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies. In addition, although the PRC includes also Hong Kong Special Administrative Region and Macau Special Administrative Region, they are subject to different legal systems from mainland China. For example, according to Basic Law of Hong Kong Special Administrative Region of the PRC (the “Basic Law”), the Hong Kong Special Administrative Region is an inalienable part of the People's Republic of China. The National People's Congress (the “NPC”) of the PRC authorizes the Hong Kong Special Administrative Region to exercise a high degree of autonomy and to enjoy executive, legislative and independent judicial power, including that of final adjudication, in accordance with the provisions of the Basic Law. The laws previously in force in Hong Kong, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law shall be maintained, except for any that contravene the Basic Law and subject to any amendment by the legislature of the Hong Kong Special Administrative Region. PRC national laws shall not be applied in the Hong Kong Special Administrative Region except for those listed in the Basic Law. The Standing Committee of the National People's Congress may add to or delete from the list of laws in Annex III of Basic Law after consulting its Committee for the Basic Law of the Hong Kong Special Administrative Region and the government of the Hong Kong Special Administrative Region. Laws listed in Annex III to this Law shall be confined to those relating to national defence and foreign affairs as well as other matters outside the limits of the autonomy of the Hong Kong Special Administrative Region as specified by the Basic Law. In the event that the Standing Committee of the National People's Congress decides to declare a state of war or, by reason of turmoil within the Hong Kong Special Administrative Region which endangers national unity or security and is beyond the control of the government of the Region, decides that the Hong Kong Special Administrative Region is in a state of emergency, the Central People's Government may issue an order applying the relevant national laws in the Hong Kong Special Administrative Region. As of the date of this prospectus, the PRC national laws applicable to the Hong Kong Special Administrative Region include the following: Resolution on the Capital, Calendar, National Anthem and National Flag of the People's Republic of China, Resolution on the National Day of the People's Republic of China, Declaration of the Government of the People's Republic of China on the Territorial Sea, Nationality Law of the People's Republic of China, Regulations of the People's Republic of China Concerning Diplomatic Privileges and Immunities, Law of the People's Republic of China on the National Flag, Regulations of the People's Republic of China concerning Consular Privileges and Immunities, Law of the People's Republic of China on the National Emblem, Law of the People's Republic of China on the Territorial Sea and the Contiguous Zone, Law of the People's Republic of China on the Garrisoning of the Hong Kong Special Administrative Region, Law of the People's Republic of China on the Exclusive Economic Zone and the Continental Shelf, Law of the People’s Republic of China on the National Anthem, and Law of the People's Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region. However, due to the uncertainty of the PRC legal system and changes in laws, regulations or policies, including how those laws, regulations or policies would be interpreted or implemented, and the national laws applicable in Hong Kong, the Basic Law might be revised in the future, and as a consequence, we may face certain legal and operational risks associated with operating in the PRC, which may also apply to our operations in Hong Kong, including those of Shengfeng HK. However, as of the date of this prospectus, we, believe that since the list of laws in Annex III of Basic Law is currently limited to national defence and foreign affairs, PRC national laws listed in the Basic Law does not apply to our operations in Hong Kong. Moreover, our HK subsidiary, Shengfeng HK, does not have any business operations in Hong Kong. Nevertheless, Shengfeng HK, as an entity incorporated under law of Hong Kong, shall be subject to Hong Kong law in general.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, reduce demand for our products, and weaken our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activities in China, which may adversely affect our business and operating results.

China’s economic, political and social conditions, laws and regulations, as well as possible interventions and influences of any government policies and actions are uncertain and could have a material adverse effect on our business, operations and the value of our Class A Ordinary Shares. Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence our operations at any time, which are beyond our control. Any such action may adversely affect our operations and significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and reduce the value of such securities.

Furthermore, our Company, the VIE and the VIE’s subsidiaries, and our investors may face uncertainty about future actions by the government of China that could significantly affect the VIE and the VIE’s subsidiaries’ financial performance and operations, including the enforceability of the contractual arrangements. As of the date of this prospectus, neither our Company nor the VIE has received or was denied permission from Chinese authorities to list on U.S. exchanges. However, there is no guarantee that our Company or VIE will receive or not be denied permission from Chinese authorities to list on U.S. exchanges in the future.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us. Any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past three decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. Our PRC Affiliated Entities are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

For example, recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On December 24, 2021, the CSRC promulgated the New Overseas Listing Rules for public comments. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as, a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) an issuer offering securities on an overseas market to purchase assets after having been listed overseas; and d) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. See “Regulations— Regulations relating to M&A and Overseas Listing.” The Opinions, New Overseas Listing Rules and any related implementing rules to be enacted may subject us to compliance requirement in the future. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of the Opinions or the New Overseas Listing Rules or any future implementation rules on a timely basis, or at all.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could result in a material change in our operations, financial performance and/or the value of our Class A Ordinary Shares or impair our ability to raise money.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are a company incorporated under the laws of the Cayman Islands, and we conduct our operations in China and our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. See “Enforceability of Civil Liabilities.”

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” rule changes by Nasdaq, and an act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor. On October 4, 2021, the SEC approved Nasdaq’s revised proposal for the rule changes.

On May 20, 2020, the U.S. Senate passed the HFCA Act, requiring a foreign company to certify it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditor for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange or in the over-the-counter trading market in the United States. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law.

On June 4, 2020, the U.S. President issued a memorandum ordering the President’s working group on financial markets, or the “PWG,” to submit a report to the President within 60 days of the date of the memorandum that should include recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB to enforce U.S. regulatory requirements on Chinese companies listed on U.S. stock exchanges and their audit firms.

On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or “NCJs”, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective.

On August 10, 2020, the SEC announced that SEC Chairman had directed the SEC staff to prepare proposals in response to the PWG Report, and that the SEC was soliciting public comments and information with respect to these proposals. If we are listed on the Nasdaq Capital Market and fail to meet the new listing standards before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the Nasdaq Capital Market, deregistration from the SEC, and/or other risks, which may materially and adversely affect, or effectively terminate, the trading of our Ordinary Shares in the United States.

The HFCA Act requires certain issuers of securities to establish that they are not owned or controlled by a foreign government. Specifically, an issuer must make this certification if the PCAOB is unable to audit specified reports because the issuer has retained a foreign public accounting firm not subject to inspection by the PCAOB. Furthermore, if the PCAOB is unable to inspect the issuer’s public accounting firm for three consecutive years, the issuer’s securities are banned from trade on a national exchange or in the over-the-counter trading market in the United States or through other methods.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the HFCA Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed the Accelerating HFCA Act, which, if passed by the U.S. House of Representatives and signed into law, would decrease the number of non-inspection years for foreign companies to comply with PCAOB audits from three to two, thus reducing the time period before their securities may be prohibited from trading or delisted.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by mainland China and Hong Kong authorities in those jurisdictions. The PCAOB has made such designations as mandated under the HFCA Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future. As of the date of this prospectus, our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. On August 26, 2022, the PCAOB signed the Statement of Protocol (SOP) Agreements with the China Securities Regulatory Commission (CSRC) and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

On December 23, 2022, the Accelerating HFCA Act was signed into law, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection in the future.

Our auditor, Friedman LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in New York, New York, with no branches or offices outside the United States, and has been inspected by the PCAOB on a regular basis, with the last inspection in October 2020. Therefore, we believe that, as of the date of this prospectus, Friedman LLP is not subject to the PCAOB determinations announced by the PCAOB on December 16, 2021 relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong because of a position taken by one or more authorities in mainland China or Hong Kong. However, there is no assurance that our auditor following our initial public offering would be subject to PCAOB inspection. Additionally, the recent developments have added uncertainties to our offering and we cannot assure you whether the national securities exchange we apply to for listing or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit. Furthermore, the Accelerating HFCA Act, which requires that the PCAOB be permitted to inspect the issuer’s public accounting firm within two years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time. Our securities may be prohibited from trading if our auditor cannot be fully inspected as more stringent criteria have been imposed by the SEC and the PCAOB recently. While the Company’s auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such inability could cause trading in the Company’s securities to be prohibited under the Accelerating HFCA Act, and ultimately result in a determination by a securities exchange to delist the Company’s securities. If trading in our Class A Ordinary Shares is prohibited under the Accelerating HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares. A termination in the trading of our securities or any restriction on the trading in our securities would be expected to have a negative impact on the Company as well as on the value of our securities.

It remains unclear what the SEC’s implementation process related to the above rules will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on the companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, the above amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our Class A Ordinary Shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time.

Furthermore, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list our securities on the Nasdaq Capital Market, which could materially impair the market for and the market price of our securities.

The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under the PRC law, legal documents for corporate transactions, including agreements and contracts are usually executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with relevant PRC market regulation administrative authorities.

In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit the application through our office automation system and the application will be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of one of our subsidiaries or the VIE. If any employee obtains, misuses or misappropriates our chops and seals or other controlling non-tangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations.

Increases in labor costs in the PRC may adversely affect our business and our profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our clients by increasing prices for our services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the “Labor Contract Law,” that became effective in January 2008 and its amendments that became effective in July 2013 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

We are currently not in full compliance with all PRC labor-related laws and regulations in certain respects. As of the date of this prospectus, we have not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations. We believe that the estimated unpaid contribution amounts the Company was required to reserve in respect of the social insurance and housing fund contribution is not material. The Company has taken measures to comply with related laws and regulations. Such measures include, but are not limited to, outsourcing our labor-related matters and making payments for unpaid social insurance and housing fund contributions, which may increase the costs of our business and operations. We are endeavoring to have sufficient funds to address our social insurance and housing fund contribution requirements by the end of next year. However, our estimate of unpaid contributions may not be accurate or sufficient and may not be accumulated by such time. Additionally, as of the date of this prospectus, our number of dispatched workers has exceeded the 10% limitation required by the Interim Provisions on Labor Dispatching. The Company has taken measures to comply with related laws and regulations. Such measures include, but are not limited to, decreasing the number of dispatched workers and increasing the number of employees and outsourced workers, which is expected to increase the costs of our business and operations. We are endeavoring to lower the rate of dispatched workers among our total employees and dispatched workers in order to comply with related laws and regulations by the end of next year. We believe that the estimated amount of costs in respect of taking such measures is not material. However, our estimate of costs may not be accurate or sufficient and may not be accumulated by such time. Other than the social insurance and housing fund contributions and the estimate of costs to reduce the number of dispatched workers, we are currently not able to quantify the contribution amounts that we will need to make for us to be in full compliance with all PRC labor-related laws and regulations. To the best of our knowledge, as of the date of this prospectus, based on all the information available to us, we do not believe that the estimated amount of contributions that we will need to make in order to be in full compliance with all PRC labor-related laws and regulations is material for our business operations. We will continue investigating and monitoring our compliance status in connection with PRC labor-related laws and regulations in order to promptly address any shortfall going forward.

The interpretation and implementation of labor-related laws and regulations are still constantly evolving which may be further amended from time to time. Due to the constant evolution of the labor-related laws, we cannot assure you that our current employment practices will not violate any future labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees, and our business, financial condition and results of operations could be materially and adversely affected.

Our PRC Affiliated Entities have not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations, which may subject us to penalties.

According to the PRC Social Insurance Law and the Administrative Regulations on the Housing Funds, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance (collectively known as “social insurance”), and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees. For more details, please see “Regulations—Regulations Related to Employment and Social Welfare—Social Insurance and Housing Fund.” The requirement of social insurance and housing fund has not been implemented consistently by the local governments in China given the different levels of economic development in different locations.

Our PRC Affiliated Entities have not made adequate social insurance and housing fund contributions for all employees. We may be required to make up the social insurance contributions as well as to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date. If we fail to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities will impose a fine of one (1) to three (3) times the outstanding amount upon us. With respect to housing fund plans, we may be required to pay and deposit housing funds in full and on time within the prescribed time limit. If we fail to do so, relevant authorities could file applications to competent courts for compulsory enforcement of payment and deposit. Accordingly, if the relevant PRC authorities determine that we shall make supplemental social insurance and housing fund contributions or that we are subject to fines and legal sanctions in relation to our failure to make social insurance and housing fund contributions in full for our employees, our business, financial condition, and results of operations may be adversely affected. However, as of the date of this prospectus, the relevant local authorities confirmed in writing that no records of violation were found on our PRC Entities for social insurance and/or housing fund contribution obligations. Further, these PRC Entities have never received any demand or order from the competent authorities.

Our number of dispatched workers has exceeded the 10% limitation required by PRC regulations, which may subject us to penalties.

The Labor Contract Law provides that enterprises accepting labor dispatch services shall strictly control the number of dispatched workers and the proportion of dispatched workers shall not exceed the percentage prescribed by competent labor administrative departments. The Interim Provisions on Labor Dispatching, issued by the Ministry of Human Resources and Social Security of the People’s Republic of China on January 24, 2014, which came into effect on March 1, 2014, require the number of dispatched workers not to exceed 10% of the total number of 1) the employees that are employed directly by an enterprise and 2) the dispatched workers. For more details, please see “Regulations— The Labor Law and the Labor Contract Law” and “Regulations— The Interim Provisions on Labor Dispatching.”

The term “labor dispatch” refers to an atypical employment relationship pursuant to which the dispatch work agencies enter into employment agreements with the workers, and then send such dispatched workers to the enterprises which have entered into labor dispatch service agreements with the dispatch work agencies to provide services. In such circumstances, dispatched workers are under the supervision and management of the enterprises they work in.

As of the date of this prospectus, the number of our dispatched workers has exceeded 10% of the total number of the employees directly employed by the Company and the dispatched workers. According to the Labor Contract Law, any labor dispatching unit or employer who violates the provisions of such law in respect of labor dispatching will be ordered by the labor administrative authorities to take corrective action within a stipulated period. If such correction is not made within the stipulated period, a fine ranging from RMB5,000 to RMB10,000 per person will be imposed to such labor dispatching unit or employer, and the labor dispatching business permit of such labor dispatching unit will be revoked. The Company has taken measures to comply with related laws and regulations. Such measures include, but are not limited to, decreasing the number of dispatched workers and increasing the number of employees and outsourced workers, which is expected to increase the costs of our business and operations. We are endeavoring to lower the rate of dispatched workers among our total employees and dispatched workers in order to comply with related laws and regulations by the end of next year. We may be required by the competent authorities to decrease our number of dispatched workers within a stipulated period earlier than the end of next year. If we fail to correct such shortfall within the prescribed time limit, the relevant administrative authorities may impose a fine ranging from RMB5,000 to RMB10,000 per person upon us. Accordingly, if the relevant PRC authorities determine that we are subject to fines in relation to our failure to decrease the number of our dispatched workers within the prescribed time limit, our business, financial condition, and results of operations may be adversely affected. However, as of the date of this prospectus, neither the Company, nor our PRC Affiliated Entities have received any demand or order from the competent authorities.

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, SAFE issued the Circular on Issues Concerning Foreign Exchange Control over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or “SAFE Circular 37.” According to SAFE Circular 37, prior registration with the local SAFE branch is required for PRC residents, (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed to be PRC residents for foreign exchange administration purpose), in connection with their direct or indirect contribution of domestic assets or interests to offshore special purpose vehicles, or “SPVs.” SAFE Circular 37 further requires amendments to the SAFE registrations in the event of any changes with respect to the basic information of the offshore SPV, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore SPV, such as an increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or “SAFE Notice 13,” effective in June 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

In addition to SAFE Circular 37 and SAFE Notice 13, our ability to conduct foreign exchange activities in China may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the “Individual Foreign Exchange Rules”). Under the Individual Foreign Exchange Rules, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions, the failure of which may subject such PRC individual to warnings, fines, or other liabilities.

As of the date of this prospectus, Mr. Yongxu Liu has completed the initial registrations with the qualified banks, as required by the regulations. We may not be informed of the identities of all the PRC residents holding direct or indirect interest in our Company, however, and we have no control over any of our future beneficial owners. Thus, we cannot provide any assurance that our current or future PRC resident beneficial owners will comply with our request to make or obtain any applicable registrations or continuously comply with all registration procedures set forth in these SAFE regulations. Such failure or inability of our PRC residents beneficial owners to comply with these SAFE regulations may subject us or our PRC resident beneficial owners to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiary’s ability to distribute dividends to or obtain foreign-exchange-dominated loans from us, or prevent us from being able to make distributions or pay dividends, as a result of which our business operations and our ability to distribute profits to you could be materially and adversely affected.

PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary and to make loans to Shengfeng Logistics, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiary Tianyu, Shengfeng Logistics, and the subsidiaries of Shengfeng Logistics. We may make loans to these entities, or we may make additional capital contributions to Tianyu, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries.

Most of these ways are subject to PRC regulations and approvals or registration. For example, any loans to Tianyu, which is treated as a foreign-invested enterprise under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to Tianyu to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE, or filed with SAFE in its information system. Pursuant to relevant PRC regulations, we may provide loans to Tianyu up to the larger amount of (i) the balance between the registered total investment amount and registered capital of Tianyu, or (ii) twice the amount of the net assets of Tianyu calculated in accordance with the Circular on Full-Coverage Macro-Prudent Management of Cross-Border Financing, or the “PBOC Circular 9.” Moreover, any medium or long-term loan to be provided by us to Tianyu or other domestic PRC entities must also be filed and registered with the NDRC. We may also decide to finance Tianyu by means of capital contributions. These capital contributions are subject to registration with the State Administration for Market Regulation or its local branch, reporting of foreign investment information with MOFCOM, or registration with other governmental authorities in China. Due to the restrictions imposed on loans in foreign currencies extended to PRC domestic companies, we are not likely to make such loans to Shengfeng Logistics, which is a PRC domestic company. Further, we are not likely to finance the activities of Shengfeng Logistics and the VIE’s subsidiaries by means of capital contributions due to regulatory restrictions relating to foreign investment in PRC domestic enterprises, which may be engaged in certain business, such as the Foreign Investment Law, which provides that foreign investors shall not invest in any field with investment prohibited by the negative list for foreign investment access.

On March 30, 2015, SAFE issued the Circular of the State Administration of Foreign Exchange on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capital of Foreign-invested Enterprises, or “SAFE Circular 19,” which took effect and replaced previous regulations effective on June 1, 2015. Pursuant to SAFE Circular 19, up to 100% of foreign currency capital of a foreign-invested enterprise may be converted into RMB capital according to the actual operation, and within the business scope, of the enterprise at its will. Although SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in the PRC, the restrictions continue to apply as to foreign-invested enterprises’ use of the converted RMB for purposes beyond their business scope, for entrusted loans or for inter-company RMB loans. On June 9, 2016, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or “SAFE Circular 16,” effective on June 9, 2016, which reiterates some rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-affiliated enterprises. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to Tianyu, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, the SAFE issued the Notice of the State Administration of Foreign Exchange on Further Facilitating Cross-border Trade and Investment, or “SAFE Circular 28,” which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital on the premise without violation to prevailing special administrative measures for access of foreign investments (negative list) and the authenticity and compliance with the regulations of domestic investment projects. However, since SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry it out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 19, SAFE Circular 16, and other relevant rules and regulations, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to Tianyu, Shengfeng Logistics, and subsidiaries of Shengfeng Logistics, or future capital contributions by us to Tianyu. As a result, uncertainties exist as to our ability to provide prompt financial support to Tianyu, Shengfeng Logistics, or subsidiaries of Shengfeng Logistics when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our business, including our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of RMB to the U.S. dollar, and RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between RMB and the U.S. dollar remained within a narrow band. Since June 2010, RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between RMB and the U.S. dollar in the future.

Our business is conducted in the PRC, and our books and records are maintained in RMB, which is the currency of the PRC. The financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars. Changes in the exchange rates between RMB and U.S. dollar affect the value of our assets and the results of our operations, when presented in U.S. dollars. The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenue, and financial condition. Further, our Class A Ordinary Shares offered by this prospectus are offered in U.S. dollars, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate among the U.S. dollar and RMB will affect the amount of proceeds we will have available for our business.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into more hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law, or the “EIT Law,” that became effective in January 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances, and properties of an enterprise. In addition, a circular, known as “SAT Circular 82,” issued in April 2009 by the State Administration of Taxation, or the “SAT,” specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups, or by PRC or foreign individuals.

If the PRC tax authorities determine that the actual management organ of Shengfeng Cayman is within the territory of China, Shengfeng Cayman may be deemed to be a PRC resident enterprise for PRC enterprise income tax purposes and a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Finally, dividends payable by us to our investors and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our shares. Although up to the date of this prospectus, Shengfeng Cayman has not been notified or informed by the PRC tax authorities that it has been deemed to be a resident enterprise for the purpose of the EIT Law, we cannot assure you that it will not be deemed to be a resident enterprise in the future.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or “SAT Circular 7.” SAT Circular 7 provides comprehensive guidelines relating to indirect transfers of PRC taxable assets (including equity interests and real properties of a PRC resident enterprise) by a non-resident enterprise. In addition, in October 2017, SAT issued an Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or “SAT Circular 37,” effective in December 2017, which, among others, amended certain provisions in SAT Circular 7 and further clarify the tax payable declaration obligation by non-resident enterprise. Indirect transfer of equity interest and/or real properties in a PRC resident enterprise by their non-PRC holding companies are subject to SAT Circular 7 and SAT Circular 37.

SAT Circular 7 provides clear criteria for an assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. As stipulated in SAT Circular 7, indirect transfers of PRC taxable assets are considered as reasonable commercial purposes if the shareholding structure of both transaction parties falls within the following situations: i) the transferor directly or indirectly owns 80% or above equity interest of the transferee, or vice versa; ii) the transferor and the transferee are both 80% or above directly or indirectly owned by the same party; iii) the percentages in bullet points i) and ii) shall be 100% if over 50% the share value of a foreign enterprise is directly or indirectly derived from PRC real properties. Furthermore, SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers PRC taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority and the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

According to SAT Circular 37, where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the EIT Law, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority. If the non-resident enterprise, however, voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and assessment of reasonable commercial purposes and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries, and investments. In the event of being assessed as having no reasonable commercial purposes in an indirect transfer transaction, we may be subject to filing obligations or taxed if we are a transferor in such transactions, and may be subject to withholding obligations (to be specific, a 10% withholding tax for the transfer of equity interests) if we are a transferee in such transactions, under SAT Circular 7 and SAT Circular 37. For transfer of shares by investors who are non-PRC resident enterprises, our PRC subsidiary may be requested to assist in the filing under the SAT circulars. As a result, we may be required to expend valuable resources to comply with the SAT circulars or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Our PRC subsidiary is subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from our PRC subsidiary to satisfy our liquidity requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require our PRC subsidiary to adjust its taxable income under the contractual agreements Tianyu currently has in place with Shengfeng Logistics in a manner that would materially and adversely affect its ability to pay dividends and other distribution to us. See “—Risks Relating to Our Corporate Structure—The VIE Agreements may result in adverse tax consequences.”

Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC subsidiary may also allocate a portion of its respective after-tax profits based on PRC accounting standards to employee welfare and bonus funds at its discretion. These reserves are not distributable as cash dividends. These limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments, or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Governmental control of currency conversion may affect the value of your investment and our payment of dividends.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenue in RMB. Under our current corporate structure, Shengfeng Cayman may rely on dividend payments from our PRC subsidiary, Tianyu, to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demand, we may not be able to pay dividends in foreign currencies to our shareholders.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the EIT Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the “Double Tax Avoidance Arrangement,” a withholding tax rate of 10% may be lowered to 5% if the PRC enterprise is at least 25% held by a Hong Kong enterprise for at least 12 consecutive months prior to distribution of the dividends and is determined by the relevant PRC tax authority to have satisfied other conditions and requirements under the Double Tax Avoidance Arrangement and other applicable PRC laws.

However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the “SAT Circular 81,” which became effective on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which became effective as of April 1, 2018, when determining an applicant’s status as the “beneficial owner” regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors will be taken into account. Such factors include whether the business operated by the applicant constitutes actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax, grant tax exemption on relevant incomes, or levy tax at an extremely low rate. This circular further requires any applicant who intends to be proved of being the “beneficial owner” to file relevant documents with the relevant tax authorities. Our PRC subsidiary is wholly owned by our Hong Kong subsidiary. However, we cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant PRC tax authority or we will be able to complete the necessary filings with the relevant PRC tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to dividends to be paid by our PRC subsidiary to our Hong Kong subsidiary, in which case, we would be subject to the higher withdrawing tax rate of 10% on dividends received.

If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, our business, and the price of our Class A Ordinary Shares. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and distract our management from developing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our Class A Ordinary Shares.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC, and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by the CSRC, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings, and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings, or any of our other public pronouncements.

The approval of the China Securities Regulatory Commission, or the “CSRC,” may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the “M&A Rules,” adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas SPV formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC, prior to the listing and trading of such SPV’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by an SPV seeking the CSRC approval of its overseas listings. The application of the M&A Rules remains unclear.

Our PRC legal counsel has advised us based on their understanding of the current PRC law, rules, and regulations that the CSRC’s approval is not required for the listing and trading of our shares on the Nasdaq Capital Market in the context of this offering, given that:

●	we established our PRC subsidiary by means of direct investment rather than by merger with or acquisition of PRC domestic companies as defined in the M&A Rules; and

●	no explicit provision in the M&A Rules classifies the VIE Agreements as a type of acquisition transaction subject to the M&A Rules.

Our PRC legal counsel, however, has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that the CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation, and prospects, as well as the trading price of our Class A Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Class A Ordinary Shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Class A Ordinary Shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

We may be required to obtain permission from Chinese authorities (i) to issue our Class A Ordinary Shares to foreign investors in this offering and/or (ii) for the VIE’s operations, and if either or both are required and we are not able to obtain such permission in a timely manner, the securities currently being offered may substantially decline in value and become worthless.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the “Opinions.” The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Furthermore, they proposed to take measures, including promoting the construction of relevant regulatory systems to control the risks and handle the incidents from China-based overseas-listed companies. On December 24, 2021, the CSRC promulgated the New Overseas Listing Rules for public comments. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as, a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) an issuer offering securities on an overseas market to purchase assets after having been listed overseas; and d) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. See “Regulations— Regulations relating to M&A and Overseas Listing.” The Opinions, New Overseas Listing Rules and any related implementing rules to be enacted may subject us to compliance requirement in the future. We are currently not required to obtain any permission or approval from Chinese authorities to list on U.S. exchanges nor to execute the VIE Agreements. However, if we inadvertently conclude that such permission or approval is not required, or applicable laws, regulations, or interpretations change and the VIE or the holding company are required to obtain such permission or approval in the future and are denied such permission or approval from the Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchanges or continue to offer securities to investors, which could cause significant depreciation of the price of our Class A Ordinary Shares and materially affect the interest of the investors.

The Chinese government has exercised and continued to exercise substantial control over virtually every sector of the Chinese economy through regulations and state ownership. Our ability to operate in the PRC may be significantly harmed by changes in its laws and regulations, including those relating to taxation, environment, land use rights, property, cybersecurity and other matters. The central or local governments of these jurisdictions may impose new and stricter regulations or interpretations of existing regulations with little or no advance notice that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including regional or local variations in the implementation of economic policies, could have a significant effect on the economic conditions in China or particular regions thereof, and could result in our divesting ourselves of any interest we then hold in our operations in China.

Furthermore, it is uncertain when and whether we will be required to obtain permission or approval from the PRC government to list on U.S. exchanges or to execute the VIE Agreements in the future, when such permission will be obtained, if at all, or whether it will be denied or rescinded. Although we are currently not required to obtain permission or approval from any of the PRC central or local governments for the VIE’s operations and/or the Company’s issuance of securities to foreign investors, nor have we received any denial to list on the U.S. exchange or to execute the VIE Agreements, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. As indicated by the recent statements from the PRC government, the PRC government may take actions to exert more oversight and control over the offerings that are conducted overseas and/or foreign investment in PRC-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

The M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules and recently adopted PRC regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Mergers or acquisitions that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the “Prior Notification Rules,” issued by the State Council in August 2008 is triggered. In addition, the security review rules issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is clear that our business would not be deemed to be in an industry that raises “national defense and security” or “national security” concerns. MOFCOM or other government agencies, however, may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected. On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Furthermore, they proposed to take measures, including promoting the construction of relevant regulatory systems to control the risks and handle the incidents from China-based overseas-listed companies. As the Opinions are recently issued, official guidance and related implementation rules have not been issued as of the date of this prospectus, and the interpretation of these Opinions remains unclear at this stage. On December 24, 2021, the CSRC promulgated the New Overseas Listing Rules for public comments. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as, a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) an issuer offering securities on an overseas market to purchase assets after having been listed overseas; and d) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. See “Regulations— Regulations relating to M&A and Overseas Listing.” Any new rules or regulations promulgated in the future in that regard may impose additional requirements or restrictions on us. If we fail to comply with these regulatory requirements, relevant regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or even take other actions that could materially and adversely affect our business, financial condition, results of operations, prospects and the trading price of our shares.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. Any actions by the Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to our operation, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and may continue to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges or enter into VIE Agreements in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange and or enter into VIE Agreements, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry.

Risks Relating to this Offering and the Trading Market

There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Class A Ordinary Shares. We plan to apply for the listing of our Class A Ordinary Shares on the Nasdaq Capital Market. An active public market for our Class A Ordinary Shares, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Class A Ordinary Shares will be materially and adversely affected.

The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Class A Ordinary Shares will be determined by negotiations between us and the Underwriter, and may not bear a direct relationship to our earnings, book value, or any other indicia of value. We cannot assure you that the market price of our Class A Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the U.S. and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Class A Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.

The initial public offering price of our Class A Ordinary Shares is substantially higher than the (pro forma) net tangible book value per Class A Ordinary Share. Consequently, when you purchase our Class A Ordinary Shares in the offering, upon completion of the offering you will incur immediate dilution of $4.05 per share, assuming no exercise of the over-allotment option by the Underwriter, and an initial public offering price of $5.00. See “Dilution.” In addition, you may experience further dilution to the extent that additional Class A Ordinary Shares are issued upon conversion of Class B Ordinary Shares or exercise of options we may grant from time to time.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our unaudited condensed consolidated financial statements for the six months ended June 30, 2022, and our audited consolidated financial statements for the year ended December 31, 2021, we have identified nine material weaknesses and other control deficiencies including significant deficiencies in our internal control over financial reporting, as defined in the standards established by the PCAOB. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified included that (1) we did not have sufficient full-time personnel with appropriate levels of accounting knowledge and experience to monitor the daily recording of transactions, address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; (2) we lack a functional internal audit department or personnel that monitors the consistency of the preventive internal control procedures, and we lack adequate internal audit policies and procedures to ensure that these policies and procedures have been carried out as planned; (3) no process for selecting third-party service vendors was established and performed, and no qualification assessments of third-party service vendors were conducted within audit period; and six other IT general controls material weaknesses were identified.

Following the identification of the material weaknesses and control deficiencies, we have taken and planned to continue to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) establish internal audit function by engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance; and (v) establishing the process of selecting third-party service vendors as well as the general control policy of information technology. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting.

Upon completion of this offering, we will become a public company in the U.S. subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report in our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm may attest to and report on the effectiveness of our internal control over financial reporting if the SOX 404(b) requirement is met.

We will incur substantial increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. We will incur additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

The dual class structure of our ordinary shares has the effect of concentrating voting control with our chief executive officer, and his interests may not be aligned with the interests of our other shareholders.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Under this structure, holders of Class A Ordinary Shares are entitled to one vote per one Class A Ordinary Share, and holders of Class B Ordinary Shares are entitled to 10 votes per one Class B Ordinary Share, which may cause the holders of Class B Ordinary Shares to have an unbalanced, higher concentration of voting power. Immediately prior to completion of this offering, Mr. Yongxu Liu, our chief executive officer and Chairman beneficially owns 41,880,000, or 100%, of our issued Class B Ordinary Shares, representing approximately 91.66% of the voting rights in our Company. After this offering, Mr. Yongxu Liu will indirectly hold 41,880,000 Class B Ordinary Shares, representing approximately 90.52% of the voting rights in our Company, assuming the full exercise of the over-allotment option by the Underwriter, or approximately 90.67%, assuming no exercise of the over-allotment option by the Underwriter. As a result, until such time as his voting power is below 50%, Mr. Yongxu Liu as the controlling shareholder has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Mr. Liu may take actions that are not in the best interests of us or our other shareholders. These corporate actions may be taken even if they are opposed by our other shareholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of change of control transactions that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. Future issuances of Class B Ordinary Shares may also be dilutive to the holders of Class A Ordinary Shares. As a result, the market price of our Class A Ordinary Shares could be adversely affected.

The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A Ordinary Shares.

Several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A Ordinary Shares.

Since we will be a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders. Additionally, Shengfeng International Limited will have the ability to control the outcome of matters submitted to the shareholders for approval.

Following this offering, our largest shareholder will continue to own more than a majority of the voting power of our outstanding ordinary shares. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. Additionally, upon completion of this offering, our biggest shareholder, Shengfeng International Limited, will have the ability to control the outcome of matters submitted to the shareholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets.

Substantial future sales of our Class A Ordinary Shares or the anticipation of future sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

Sales of substantial amounts of our Class A Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline. An aggregate of 38,120,000 Class A Ordinary Shares are outstanding before the consummation of this offering and 43,120,000 Class A Ordinary Shares will be outstanding immediately after the consummation of this offering if the Underwriter’s over-allotment option is not exercised, and 43,870,000 Class A Ordinary Shares will be outstanding immediately after the consummation of this offering if the Underwriter’s over-allotment option is fully exercised. Sales of these shares into the market could cause the market price of our Class A Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

Any trading market for our Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A Ordinary Shares and the trading volume to decline.

The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Class A Ordinary Shares will be determined through negotiations between the Underwriter and us and may vary from the market price of our Class A Ordinary Shares following our initial public offering. If you purchase our Class A Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Class A Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.

We anticipate that we will use the net proceeds from this offering for expanding and increasing the number of our regional sorting centers, OFCs and service outlets, improving our IT infrastructure, and for working capital and other general corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Class A Ordinary Shares.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and we will not be required to disclose in our periodic reports all of the information that U.S. domestic issuers are required to disclose. We are also exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result. In addition, Nasdaq listing rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of Nasdaq listing rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. We may, however, consider following home country practice in lieu of the requirements under Nasdaq listing rules with respect to certain corporate governance standards which may afford less protection to investors.

If we cannot continue to satisfy the initial listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We have applied to have our Class A Ordinary Shares listed on the Nasdaq Capital Market upon consummation of this offering. It is a condition to the closing of this offering that our Class A Ordinary Shares qualify for listing on a national securities exchange. Following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Class A Ordinary Share is a “penny stock,” which will require brokers trading in our Class A Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Anti-takeover provisions in our amended and restated memorandum and articles of association may discourage, delay, or prevent a change in control.

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to issue shares with preferred, deferred or other special rights or restrictions without any further vote or action by our shareholders; and

●	provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

Our board of directors may decline to register transfers of Class A Ordinary Shares in certain circumstances.

Our board of directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares transferred are free of any lien in favor of us; or (vi) a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, upon 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

This, however, is unlikely to affect market transactions of the Class A Ordinary Shares purchased by investors in this offering. Once the Class A Ordinary Shares have been listed, the legal title to such Class A Ordinary Shares and the registration details of those Class A Ordinary Shares in the company’s register of members will remain with DTC/Cede & Co. All market transactions with respect to those Class A Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This will make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and our share price may be more volatile. See “Implications of Our Being an Emerging Growth Company.”

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the U.S.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Act (2021 Revision) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the U.S. In particular, the Cayman Islands has a less developed body of securities laws relative to the U.S. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the U.S.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors, or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 21 clear days is required for the convening of our annual general shareholders’ meeting and at least 14 clear days’ notice any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one or more shareholders present or by proxy, representing not less than one-third of the total issued shares carrying the right to vote at a general meeting of the company. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

If we are classified as a passive foreign investment company, U.S. taxpayers who own our Class A Ordinary Shares may have adverse U.S. federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Class A Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2021 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse US federal income tax consequences for US taxpayers who are shareholders. We will make this determination following the end of any particular tax year.

Although the law in this regard is unclear, we treat our PRC Affiliated Entities as being owned by us for U.S. federal income tax purposes, not only because we exercise effective control over the operations of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Consideration—U.S. Federal Income Taxation—Passive Foreign Investment Company.”

Our pre-IPO shareholders will be able to sell their shares after the completion of this offering subject to restrictions under Rule 144 under the Securities Act, which could impact the trading price of our Class A Ordinary Shares.

38,120,000 of our Class A Ordinary Shares are issued and outstanding before this offering. Our pre-IPO shareholders may be able to sell their Class A Ordinary Shares under Rule 144 after the completion of this offering. See “Shares Eligible for Future Sale” below. Because these shareholders have paid a lower price per Class A Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the initial public offering price, which could impact the trading price of our Class A Ordinary Shares following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Class A Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this offering.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we make a liquidating distribution, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts, if any, as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our Company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be found guilty of an offence and may be liable to a fine and to imprisonment for five years in the Cayman Islands.

The price of our Class A Ordinary Shares could be subject to rapid and substantial volatility, and such volatility may make it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional shares of Class A Ordinary Shares and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	the COVID-19 pandemic;

●	trends and competition in the contract logistics industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s services and economic activities in general. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the contract logistics industry in China. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The contract logistics industry may not grow at the rate projected by industry data, or at all. The failure of the industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Class A Ordinary Shares. In addition, the rapidly changing nature of the contract logistics industry subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the United States.

Substantially all of our assets are located in the PRC. In addition, a majority of our directors and officers are nationals or residents of the PRC and almost all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier (Cayman) LLP, our counsel with respect to the laws of the Cayman Islands, and AllBright, our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier (Cayman) LLP has further advised us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier (Cayman) LLP has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

AllBright has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. AllBright has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security, or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $5.00 per Class A Ordinary Share, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts, non-accountable expenses and the estimated offering expenses payable by us, of $21,892,636, if the Underwriter does not exercise its over-allotment option, and 25,376,386, if the Underwriter exercises its over-allotment option in full.

We plan to use the net proceeds we receive from this offering for the following purposes:

●	approximately 20% for expanding and increasing the number of our regional sorting centers;

●	approximately 20% for expanding and increasing the number of our OFCs and service outlets;

●	approximately 15% for purchasing trucks and other vehicles to add to our self-owned fleet;

●	approximately 15% for upgrading the equipment of our existing regional sorting centers, OFCs and service outlets;

●	approximately 10% for improving our IT infrastructure; and

●	The balance to fund working capital and for other general corporate purposes.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per Class A Ordinary Share would increase (decrease) the net proceeds to us from this offering by approximately $4.6 million, assuming the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts payable by us. We may also increase or decrease the number of Class A Ordinary Shares we are selling in this offering. An increase (decrease) of 1,000,000 in the number of Class A Ordinary Shares offered by us in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $4.6 million, assuming the assumed initial public offering price of $5.00 per Class A Ordinary Share remains the same, and after deducting the underwriting discounts payable by us.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

In using the proceeds of this offering, we are permitted under PRC laws and regulations to utilize the proceeds from this offering to fund our PRC subsidiary by making loans to or additional capital contributions, and to fund Shengfeng Logistics only through loans, subject to applicable government registration and approval requirements. All of the net proceeds from this offering would be immediately available to be loaned to Shengfeng Logistics and the VIE’s subsidiaries, subject to the respective loan agreements to be entered into between the Company and the VIE and the VIE’s subsidiaries. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary and to make loans to Shengfeng Logistics, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amounts, provided that in no circumstance may a dividend be paid if such payment would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares or Class B Ordinary Shares in the future, in the absence of available profits or share premium, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Shengfeng HK.

Current PRC regulations permit our PRC subsidiary to pay dividends to Shengfeng HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our Affiliated Entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entities in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other things, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principal of genuine transaction. Furthermore, if our Affiliated Entities in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our PRC subsidiary is unable to receive all of the revenue from the operations of the VIE and the VIE’s subsidiaries, we may be unable to pay dividends on our Class A Ordinary Shares or Class B Ordinary Shares, should we desire to do so in the future.

Cash dividends, if any, on our Class A Ordinary Shares or Class B Ordinary Shares would be paid in U.S. dollars. Shengfeng HK may be considered a non-resident enterprise for tax purposes, so that any dividends Tianyu pays to Shengfeng HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Material Income Tax Consideration—People’s Republic of China Enterprise Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Shengfeng Logistics to Tianyu, pursuant to contractual arrangements between such parties, and the distribution of such payments to Shengfeng HK as dividends from Tianyu. Certain payments from Shengfeng Logistics to Tianyu are subject to PRC taxes, including Value-Added Tax. If Shengfeng Logistics or the VIE’s subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict any such party’s ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC entity. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including, without limitation, the requirement that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by our PRC subsidiary to its immediate holding company, Shengfeng HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Shengfeng HK intends to apply for the tax resident certificate if and when Tianyu plans to declare and pay dividends to Shengfeng HK. See “Risk Factors—Risks Relating to Doing Business in the PRC—There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2022:

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale of the Class A Ordinary Shares by us in this offering at the assumed initial public offering price of $5.00 per Class A Ordinary Share, after deducting the estimated underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us.

In addition, we currently have 41,880,000 Class B Ordinary Shares issued and outstanding. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The Class B Ordinary Shares are not being converted as part of this Offering.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2022
	Actual	Pro Forma As adjusted (Over-allotment option not exercised)(1)	Pro Forma As adjusted (Over-allotment option exercised in full) (1)
	$ in thousands	$ in thousands	$ in thousands
Shareholders’ Equity:
Class A Ordinary Shares, $0.0001 par value, 400,000,000 Class A Ordinary Shares authorized, 38,120,000 Class A Ordinary Shares issued and outstanding; 43,120,000 Class A Ordinary Shares issued and outstanding, as adjusted assuming the over-allotment option is not exercised, and 43,870,000 Class A Ordinary Shares issued and outstanding, as adjusted assuming the over-allotment option is exercised in full	$4	4	4
Class B Ordinary Shares, $0.0001 par value, 100,000,000 Class B Ordinary Shares authorized, 41,880,000 Class B Ordinary Shares issued and outstanding; 41,880,000 Class B Ordinary Shares issued and outstanding, as adjusted	4	4	4
Statutory reserves	3,430	3,430	3,430
Additional paid-in capital	75,575	97,467	100,951
Retained earnings	12,488	12,488	12,488
Accumulated other comprehensive income	(2,334)	(2,334)	(2,334)
Total Shareholders’ Equity	89,167	111,059	114,543
Total Capitalization	$89,167	111,059	114,543

(1)	Reflects the sale of Class A Ordinary Shares in this offering at an assumed initial public offering price of $5.00 per share, and after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. We estimate that such net proceeds will be $21,892,636, assuming no exercise of the over-allotment option granted to the Underwriter, and $25,376,386, assuming full exercise of the over-allotment option granted to the Underwriter.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per Class A Ordinary Share would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $4.6 million, assuming the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated expenses payable by us.

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted for each Class A Ordinary Share you purchase to the extent of the difference between the initial public offering price per Class A Ordinary Share and our net tangible book value per Class A Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Class A Ordinary Share is substantially in excess of the net tangible book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The Class B Ordinary Shares are not being converted as part of this Offering.

Our net tangible book value as of June 30, 2022, was $0.74 per ordinary share (both Class A and Class B Ordinary Share). Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Class A Ordinary Share (as adjusted for the offering) from the initial public offering price per Class A Ordinary Share and after deducting the estimated underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us.

After giving effect to our sale of 5,000,000 Class A Ordinary Shares offered in this offering based on the initial public offering price of $5.00 per Class A Ordinary Share after deduction of the estimated underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2022, would have been $81,008,636, or $0.95 per outstanding Ordinary Share (both Class A and Class B Ordinary Share). This represents an immediate increase in net tangible book value of $0.21 per Ordinary Share (both Class A and Class B Ordinary Share) to the existing shareholders, and an immediate dilution in net tangible book value of $4.05 per Class A Ordinary Share to investors purchasing Class A Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only.

A $1.00 change in the assumed public offering price of $5.00 per Class A Ordinary Share would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma net tangible book value after giving effect to the offering by $4.6 million, the pro forma net tangible book value per ordinary share (both Class A and Class B Ordinary Share) after giving effect to this offering by $0.06 and the dilution in pro forma net tangible book value per Class A Ordinary Share to new investors in this offering by $0.94, assuming no change to the number of Class A Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at pricing.

The following table illustrates such dilution:

	No Exercise of Over-Allotment Option	Full Exercise of Over-Allotment Option
Assumed Initial public offering price per Class A Ordinary Share	$5.00	$5.00
Net tangible book value per ordinary share (both Class A and Class B Ordinary Share) as of June 30, 2022	$0.74	$0.74
As adjusted net tangible book value per ordinary share (both Class A and Class B Ordinary Share) attributable to payments by new investors	$0.21	$0.25
Pro forma net tangible book value per ordinary share (both Class A and Class B Ordinary Share) immediately after this offering	$0.95	$0.99
Amount of dilution in net tangible book value per ordinary share (both Class A and Class B Ordinary Share) to new investors in the offering	$4.05	$4.01

The following tables summarize, on a pro forma as adjusted basis as of June 30, 2022, the differences between existing shareholders and the new investors with respect to the number of Class A Ordinary Shares purchased from us, the total consideration paid and the average price per Class A Ordinary Share before deducting the estimated underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us.

	Class A and Class B Ordinary Shares purchased		Total consideration		Average price per Ordinary
Over-allotment option not exercised	Number	Percent	Amount	Percent	Share
	(in thousands)		($ in thousands)
Existing shareholders	80,000	94.12%	$75,583	75.14%	$0.94
New investors	5,000	5.88%	$25,000	24.86%	$5.00
Total	85,000	100.00%	$100,583	100.00%	$1.18

	Class A and Class B Ordinary Shares purchased		Total consideration		Average price per Ordinary
Over-allotment option exercised in full	Number	Percent	Amount	Percent	Share
	(in thousands)		($ in thousands)
Existing shareholders	80,000	93.29%	$75,583	72.44%	$0.94
New investors	5,750	6.71%	$28,750	27.56%	$5.00
Total	85,750	100.00%	$104,333	100.00%	$1.22

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at the pricing.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

We began our operations in 2001 through Shengfeng Logistics, a limited liability company established pursuant to PRC laws. Shengfeng Logistics formed or controlled 30 majority owned/wholly owned subsidiaries pursuant to PRC laws.

In connection with this offering, we have undertaken a reorganization of our corporate structure (the “Reorganization”) in the following steps:

●	on July 16, 2020, we incorporated Shengfeng Cayman under the laws of the Cayman Islands;

●	on August 18, 2020, we incorporated Shengfeng HK in Hong Kong as a wholly owned subsidiary of Shengfeng Cayman;

●	on December 16, 2020, we incorporated Tianyu pursuant to PRC laws as a WFOE and a wholly owned subsidiary of Shengfeng HK;

●	on December 18, 2020, our Company and our shareholders undertook a series of corporate actions, including an amendment and a subdivision of our share capital, among others. See “Description of Share Capital—History of Share Issuances;” and

●	On January 7, 2021, Tianyu entered into a series of contractual arrangements with Shengfeng Logistics and its shareholders, through which Tianyu has gained full control over the management and receives the economic benefits of Shengfeng Logistics. For more details, see “—Our VIE Agreements.”

Our shares and per share data as of June 30, 2022, December 31, 2021 and 2020 have been presented on a retroactive basis to reflect the Reorganization.

Our Corporate Structure

Shengfeng Development Limited is a holding company incorporated in the Cayman Islands and it is not a Chinese operating company. As a holding company with no material operations of its own, its operations have been conducted in China by its subsidiaries and through the VIE Agreements with a VIE, Shengfeng Logistics and the VIE’s subsidiaries. For accounting purposes, we control and receive the economic benefits of the VIE and the VIE’s subsidiaries’ business operations through such VIE Agreements, which enables us to consolidate the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statement under U.S. GAAP. Neither we nor our subsidiaries own any equity interests in the VIE or the VIE’s subsidiaries.

The following diagram illustrates our corporate structure, including our subsidiaries and the VIE and the VIE’s subsidiaries, as of the date of this prospectus and upon completion of our IPO based on a proposed number of 5,000,000 Class A Ordinary Shares being offered, assuming no exercise of the Underwriter’s over-allotment option.

Notes: All percentages reflect the voting ownership interests instead of the equity interests held by each of our shareholders given that each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share and each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share.

(1)	Represents 41,880,000 Class B Ordinary Shares indirectly held by Yongxu Liu, the 100% owner of Shengfeng International Limited as of the date of this prospectus~~.~~

(2)	Represents an aggregate of 38,120,000 Class A Ordinary Shares held by 12 shareholders, each one of which holds less than 5% of our voting ownership interests, as of the date of this prospectus.

(3)	As of the date of this prospectus, Shengfeng Logistics is held by Fujian Yunlian Shengfeng Industry Co., Ltd., which is 90% owned by Yongxu Liu, who is our chief executive officer, chairman of the board and president, as to 54.58%, Yongxu Liu directly as to 30.99%, Zhoushan Zhongxin Equity Investment Partnership (Limited Partnership) as to 1.5%, Zhoushan Guancheng Equity Investment Partnership (Limited Partnership) as to 2%, Daqiu Tang as to 0.85%, Yelie Song as to 0.97%, Zhiping Yang as to 1.58%, Chaoxin Yang as to 0.96%, Guangsheng Lin as to 0.85%, Zhuangyuan Lin as to 2.59%, Zhongdeng Pan as to 2.13% and Yufan Chen as to 1%, who collectively hold 100% of the shares of Shengfeng Logistics. We refer to the above shareholders of Shengfeng Logistics as the “Shengfeng Logistics Shareholders.”

Investors are purchasing securities of our holding company, Shengfeng Cayman, instead of securities of our operating entities. Our current operations are conducted through Shengfeng Logistics and its subsidiaries.

For details of our principal shareholders’ ownership, please refer to the beneficial ownership table in the section captioned “Principal Shareholders.”

Significant subsidiaries of Shengfeng Logistics, as that term is defined under Section 1-02 of Regulation S-X under the Securities Act, consist of the following entities:

No.	Name of subsidiaries	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect	Principal activities

1	Shengfeng Holding Limited	Hong Kong	August 18, 2020	100%	Investment holding of Tianyu
2	Fujian Tianyu Shengfeng Logistics Co., Ltd. (“Tianyu”)	Fujian, the PRC	December 16, 2020	100%	Investment holding of Shengfeng VIE
3	Shengfeng Logistics Group Co., Ltd. (“Shengfeng VIE”)	Fujian, the PRC	December 7, 2001	100%	Transportation and warehouse storage management service
4	Fuqing Shengfeng Logistics Co., Ltd.	Fujian, the PRC	April 15, 2011	100%	Transportation and warehouse storage management service
5	Xiamen Shengfeng Logistics Co., Ltd.	Fujian, the PRC	December 22, 2011	100%	Transportation and warehouse storage management service
6	Guangdong Shengfeng Logistics Co., Ltd.	Guangdong, the PRC	December 30, 2011	100%	Transportation and warehouse storage management service
7	Hainan Shengfeng Supply Chain Management Co., Ltd.	Hainan, the PRC	August 18, 2020	100%	Transportation and warehouse storage management service
8	Beijing Tianyushengfeng E-commerce Technology Co., Ltd.	Beijing, the PRC	January 9, 2004	100%	Transportation and warehouse storage management service
9	Beijing Shengfeng Supply Chain Management Co., Ltd.	Beijing, the PRC	April 13, 2016	100%	Transportation and warehouse storage management service
10	Shengfeng Logistics (Guizhou) Co., Ltd.	Guizhou, the PRC	August 15, 2017	100%	Transportation and warehouse storage management service
11	Shengfeng Logistics (Tianjin) Co., Ltd.	Tianjin, the PRC	March 8, 2016	100%	Transportation and warehouse storage management service
12	Shengfeng Logistics (Shandong) Co., Ltd.	Shandong, the PRC	March 15, 2016	100%	Transportation and warehouse storage management service
13	Shengfeng Logistics Hebei Co., Ltd.	Hebei, the PRC	February 17, 2016	100%	Transportation and warehouse storage management service
14	Shengfeng Logistics (Henan) Co., Ltd.	Henan, the PRC	March 28, 2016	100%	Transportation and warehouse storage management service
15	Shengfeng Logistics (Liaoning) Co., Ltd.	Liaoning, the PRC	March 2, 2016	100%	Transportation and warehouse storage management service
16	Fuzhou Shengfeng New Material Technology Co., Ltd. (a)	Fujian, the PRC	August 13, 2019	0%	Packaging material manufacturing

17	Shengfeng Logistics (Yunnan) Co., Ltd.	Yunnan, the PRC	January 25, 2016	100%	Transportation and warehouse storage management service
18	Shengfeng Logistics (Guangxi) Co., Ltd.	Guangxi, the PRC	February 1, 2016	100%	Transportation and warehouse storage management service
19	Hubei Shengfeng Logistics Co., Ltd.	Hubei, the PRC	December 15, 2010	100%	Transportation and warehouse storage management service
20	Shengfeng Logistics Group (Shanghai) Supply Chain Management Co., Ltd.	Shanghai, the PRC	August 26, 2015	100%	Transportation and warehouse storage management service
21	Shanghai Shengxu Logistics Co., Ltd.	Shanghai, the PRC	June 4, 2003	100%	Transportation and warehouse storage management service
22	Hangzhou Shengfeng Logistics Co., Ltd.	Zhejiang, the PRC	June 10, 2010	100%	Transportation and warehouse storage management service
23	Nanjing Shengfeng Logistics Co., Ltd.	Jiangsu, the PRC	August 30, 2011	100%	Transportation and warehouse storage management service
24	Suzhou Shengfeng Logistics Co., Ltd.	Jiangsu, the PRC	January 14, 2005	90%	Transportation and warehouse storage management service
25	Suzhou Shengfeng Supply Chain Management Co., Ltd. (b)	Jiangsu, the PRC	August 9, 2019	100%	Transportation and warehouse storage management service
26	Shengfeng Supply Chain Management Co., Ltd.	Fujian, the PRC	June 19, 2014	100%	Transportation and warehouse storage management service
27	Fuzhou Shengfeng Transportation Co., Ltd.	Fujian, the PRC	April 18, 2019	100%	Transportation and warehouse storage management service
28	Diaobingshan Hengde Logistics Co., Ltd. (c)	Liaoning, the PRC	April 23, 2018	0%	Transportation and warehouse storage management service
29	Sichuan Shengfeng Logistics Co., Ltd.	Sichuan, the PRC	June 27, 2019	100%	Transportation and warehouse storage management service
30	Fujian Shengfeng Logistics Co., Ltd.	Fujian, the PRC	April 2, 2020	100%	Transportation and warehouse storage management service
31	Fujian Dafengche Information Technology Co. Ltd.	Fujian, the PRC	August 26, 2020	100%	Software engineering
32	Ningde Shengfeng Logistics Co. Ltd.(d)	Fujian, the PRC	November 12, 2018	51%	Transportation and warehouse storage management service
33	Fujian Fengche Logistics Co., Ltd.(e)	Fujian, the PRC	October 28, 2020	100%	Transportation service
34	Fujian Hangfeng Logistics Technology Co., Ltd.(f)	Fujian, the PRC	October 13, 2020	0%	Online service
35	Shengfeng Logistics (Zhejiang) Co., Ltd	Zhejiang, the PRC	February 1, 2021	100%	Transportation and warehouse storage management service
36	Chengdu Shengfeng Supply Chain Management Co., Ltd	Chengdu, the PRC	October 12, 2021	100%	Supply chain service
37	Shengfeng Logistics Group (Ningde) Supply Chain Management Co., Ltd. (g)	Fujian, the PRC	September 23, 2022	100%	Supply chain service

(a)

On July 14, 2021, Shengfeng Logistics entered into a share transfer agreement with Dongguan Suxing New Material Co., Ltd (“Dongguan Suxing”), a related party, to transfer its 51% equity interest in Fuzhou Shengfeng New Material Technology Co., Ltd. (“New Material Technology”) to Dongguan Suxing for a consideration of $468,973 (RMB3,060,000). The aforementioned transaction was completed during the year ended December 31, 2021. The Company has continued to operate the transportation business through the VIE’s other subsidiaries. Since New Material Technology’s operating revenue was less than 1% of the Company’s consolidated revenue, the transfer did not constitute a strategic shift that would have a major effect on the Company’s operations and financial results. The results of operations for New Material Technology were not reported as discontinued operations in the consolidated financial statements.

(b)	On July 8, 2021, Suzhou Shengfeng Supply Chain Management Co, Ltd. became a wholly owned subsidiary of Shengfeng Logistics.
(c)

On April 20, 2021, Shengfeng Logistics entered into a share transfer agreement with Mr. Sun Mingyang, an unrelated third party, among others, to transfer its 51% equity interest in Diaobingshan Hengde Logistics Co., Ltd. to Mr. Sun Mingyang for a consideration of approximately $0.3 million. The aforementioned transaction was completed during the year ended December 31, 2021. The Company has continued to operate the transportation business through the VIE’s other subsidiaries. Since Diaobingshan Hengde Logistics Co., Ltd.’s operating revenue was less than 1% of the Company’s consolidated revenue, the transfer did not constitute a strategic shift that would have a major effect on the Company’s operations and financial results. The results of operations for Diaobingshan Hengde Logistics Co., Ltd. were not reported as discontinued operations in the consolidated financial statements.

(d)

On January 5, 2022, Shengfeng Logistics entered into a share transfer agreement with Fuzhou Puhui Technology Co., Ltd. (“Fuzhou Puhui”), an unrelated third party, to transfer its 49% equity interest in Ningde Shengfeng Logistics Co., Ltd. (“Ningde Shengfeng”) to Fuzhou Puhui. According to the share transfer agreement, instead of paying any cash consideration to Shengfeng Logistics, Fuzhou Puhui was required to make a capital contribution to fulfill the required registered capital (approximately $15.5 million or RMB100 million) based on its 49% ownership interest (approximately $7.6 million or RMB49 million). The aforementioned transaction has been completed. After the transaction, the Company owned a 51% equity interest in Ningde Shengfeng.

(e)

On January 26, 2022, Fujian Dafengche Information Technology Co. Ltd. (“Dafengche”) entered into a share transfer agreement with RuiTongTianCheng Supply Chain Management (Tianjin) Co., Ltd.(“TianCheng"), an unrelated third party, to transfer its 100% equity interest in Fujian Fengche Logistics Co., Ltd. (“Fujian Fengche”) to TianCheng for a consideration of approximately $148,245 (RMB945,000). On September 20, 2022, Dafengche entered into a cancellation agreement to cancel aforementioned share transfer agreement. Fujian Fengche was consolidated in the financial statement as of June 30,2022.

(f)	On March 16, 2022, Fujian Hangfeng Logistics Technology Co., Ltd. was deregistered, as it has not commenced business operations and the Company has cancelled the future plans for such entity.

(g)	On September 23, 2022, Shengfeng Logistics Group (Ningde) Supply Chain Management Co., Ltd. was set up in Fujian, China. This entity is fully owned by Shengfeng Logistics Group Co., Ltd. and will provide supply chain service in the future.

Consolidating Schedule

On December 18, 2020, the Company completed a reorganization of entities under common control of its then existing shareholders, who collectively owned all of the equity of the Company prior to the reorganization. The Company and Shengfeng HK were each established as the holding companies of Shengfeng WFOE. Through Shengfeng WFOE, the Company entered into a series of contractual arrangements (“VIE agreements”) with Shengfeng Logistics Group Co., Ltd. (the “VIE”). Pursuant to the VIE agreements, the Company was established as the primary beneficiary of the VIE and its subsidiaries to transfer the economic benefits from the VIE to the Company and to direct the activities of the VIE.

We conduct substantially all of our business in China through the VIE and the VIE’s subsidiaries. Substantially all of the Company’s revenues, costs and net income in China are directly or indirectly generated through the VIE and the VIE’s subsidiaries.

The following tables present selected condensed consolidating financial data of Shengfeng Cayman and its subsidiaries, the VIE, and the VIE’s subsidiaries for the six months ended June 30, 2022 and the fiscal years ended December 31, 2021 and 2020, and balance sheet data as of June 30, 2022, December 31, 2021 and 2020, which have been derived from our unaudited condensed consolidated interim financial statements for each period and our audited consolidated financial statements for those years.

As of and for the six months ended June 30, 2022

	Shengfeng Development Limited (Shengfeng Cayman)	Shengfeng HK (100% owned by Shengfeng Cayman)	Fujian Tianyu Shengfeng Logistics Co., Ltd. (WFOE) (100% owned by Shengfeng HK)	Shengfeng Logistics Group Co., Ltd. and its subsidiaries (VIE)	Eliminations	Consolidated Total
	$ in thousands
Unaudited Condensed Consolidating Schedule – Balance Sheet
Assets:
Current assets	$-	$-	$-	$114,120	$-	$114,120
Receivable from VIE	$-	$-	$89,167	$-	$(89,167)	$-
Investments in subsidiaries	$89,167	$89,167	$-	$-	$(178,334)	$-
Non-current assets	$89,167	$89,167	$89,167	$114,560	$(267,501)	$114,560
Total assets	$89,167	$89,167	$89,167	$228,680	$(267,501)	$228,680
Liabilities:
Current liabilities	$-	$-	$-	$115,464	$-	$115,464
Payable to WOFE	$-	$-	$-	$89,167	$(89,167)	$-
Non-current liabilities	$-	$-	$-	$108,910	$(89,167)	$19,743
Total liabilities	$-	$-	$-	$224,374	$(89,167)	$135,207
Total shareholders’ equity	$89,167	$89,167	$89,167	$4,306	$(178,334)	$93,473
Total liabilities and shareholders’ equity	$89,167	$89,167	$89,167	$228,680	$(267,501)	$228,680

Unaudited Condensed Consolidating Schedule – Statement of Operations
Revenues	$-	$-	$-	$166,538	$-	$166,538
Cost of revenues	$-	$-	$-	$(148,296)	$-	$(148,296)
Gross profit	$-	$-	$-	$18,242	$-	$18,242
Operating expenses	$-	$-	$-	$(14,427)	$-	$(14,427)
Technical service income from VIE and its subsidiaries (1)	$-	$-	$2,455	$-	$(2,455)	$-
Technical Service expense in VIE (1)	$-	$-	$-	$(2,455)	$2,455	$-
Income for equity method investments	$2,455	$2,455	$-	$-	$(4,910)	$-
Net income	$2,455	$2,455	$2,455	$-	$(4,910)	$2,455

Unaudited Condensed Consolidating Schedule – Statement of Cash Flows
Net cash used in operating activities	$-	$-	$-	$(2,610)	$-	$(2,610)
Net cash used in investing activities	$-	$-	$-	$(5,269)	$-	$(5,269)
Net cash provided by financing activities	$-	$-	$-	$3,701	$-	$3,701
Effects of exchange rate changes on cash and restricted cash	$-	$-	$-	$(805)	$-	$(805)
Net decrease in cash and restricted cash	$-	$-	$-	$(4,983)	$-	$(4,983)
Cash and restricted cash, beginning of year	$-	$-	$-	$18,918	-	18,918
Cash and restricted cash, end of year	$-	$-	$-	$13,935	$-	$13,935
Inter-company cash transfers (2)	$-	$-	$-	$-	$-	$-

As of and for the year ended December 31, 2021

	Shengfeng Development Limited (Shengfeng Cayman)	Shengfeng HK (100% owned by Shengfeng Cayman)	Fujian Tianyu Shengfeng Logistics Co., Ltd. (WFOE) (100% owned by Shengfeng HK)	Shengfeng Logistics Group Co., Ltd. and its subsidiaries (VIE)	Eliminations	Consolidated Total
	$ in thousands
Condensed Consolidating Schedule – Balance Sheet
Assets:
Current assets	$-	$-	$-	$121,698	$-	$121,698
Receivable from VIE	$-	$-	$91,593	$-	$(91,593)	$-
Investments in subsidiaries	$91,593	$91,593	$-	$-	$(183,186)	$-
Non-current assets	$91,593	$91,593	$91,593	$122,511	$(274,779)	$122,511
Total assets	$91,593	$91,593	$91,593	244,209	(274,779)	$244,209
Liabilities:
Current liabilities	$-	$-	$-	$125,352	-	$125,352
Payable to WOFE	$-	$-	$-	$91,953	$(91,953)	$-
Non-current liabilities	$-	$-	$-	$114,552	(91,953)	$22,959
Total liabilities	$-	$-	$-	$239,904	(91,953)	$148,311
Total shareholders’ equity	$91,593	$91,593	$91,593	4,305	(183,186)	$95,898
Total liabilities and shareholders’ equity	$91,953	$91,593	$91,593	244,209	(274,779)	$244,209

Condensed Consolidating Schedule – Statement of Operations
Revenues	$-	$-	$-	$346,699	$-	$346,699
Cost of revenues	$-	$-	$-	$(305,345)	$-	$(305,345)
Gross profit	$-	$-	$-	$41,345	$-	$41,345
Operating expenses	$-	$-	$-	$(32,758)	$-	$(32,758)
Technical service income from VIE and its subsidiaries (1)	$-	$-	$6,644	$-	$(6,644)	$-
Technical Service expense in WOFE (1)	$-	$-	$-	$(6,644)	$6,644	$-
Income for equity method investments	$6,644	$6,644	$-	$-	$(13,288)	$-
Net income	$6,644	$6,644	$6,644	$-	$(13,288)	$6,644

Condensed Consolidating Schedule – Statement of Cash Flows
Net cash provided by operating activities	$-	$-	$-	$16,592	$-	$16,592
Net cash used in investing activities	$-	$-	$-	$(23,869)	$-	$(23,869)
Net cash used in financing activities	$-	$-	$-	$(2,127)	$-	$(2,127)
Effects of exchange rate changes on cash and restricted cash	$-	$-	$-	$538	$-	$538
Net decrease in cash and restricted cash	$-	$-	$-	$(8,866)	$-	$(8,866)
Cash and restricted cash, beginning of year	$-	$-	$-	$27,784	-	27,784
Cash and restricted cash, end of year	$-	$-	$-	$18,918	$-	$18,918
Inter-company cash transfers (2)	$-	$-	$-	$-	$-	$-

As of and for the year ended December 31, 2020

	Shengfeng Development Limited (Shengfeng Cayman)	Shengfeng HK (100% owned by Shengfeng Cayman)	Fujian Tianyu Shengfeng Logistics Co., Ltd. (WFOE) (100% owned by Shengfeng HK)	Shengfeng Logistics Group Co., Ltd. and its subsidiaries (VIE)	Eliminations	Consolidated Total
	$ in thousands
Condensed Consolidating Schedule – Balance Sheet
Assets:
Current assets	$-	$-	$-	$128,143	$-	$128,143
Receivable from VIE	$-	$-	$82,623	$-	$(82,623)	$-
Investments in subsidiaries	$82,623	$82,623	$-	$-	$(165,246)	$-
Non-current assets	$82,623	$82,623	$82,623	$104,039	$(247,869)	$104,039
Total assets	$82,623	$82,623	$82,623	232,182	(247,869)	$232,182
Liabilities:
Current liabilities	$-	$-	$-	$129,016	-	$129,016
Payable to WOFE	$-	$-	$-	$82,623	$(82,623)	$-
Non-current liabilities	$-	$-	$-	$101,410	(82,623)	$18,787
Total liabilities	$-	$-	$-	$230,426	(82,623)	$147,803
Total shareholders’ equity	$82,623	$82,623	$82,623	1,756	(165,246)	$84,379
Total liabilities and shareholders’ equity	$82,623	$82,623	$82,623	232,182	(247,869)	$232,182

Condensed Consolidating Schedule – Statement of Operations
Revenues	$-	$-	$-	$287,464	$-	$287,464
Cost of revenues	$-	$-	$-	$(251,489)	$-	$(251,489)
Gross profit	$-	$-	$-	$35,975	$-	$35,975
Operating expenses	$-	$-	$-	$(29,771)	$-	$(29,771)
Technical service income from VIE and its subsidiaries (1)	$-	$-	$6,043	$-	$(6,043)	$-
Technical Service expense inVIE (1)	$-	$-	$-	$(6,043)	$6,043	$-
Income for equity method investments	$6,043	$6,043	$-	$-	$(12,086)	$-
Net income	$6,043	$6,043	$6,043	$-	$(12,086)	$6,043

Condensed Consolidating Schedule – Statement of Cash Flows
Net cash provided by operating activities	$-	$-	$-	$2,332	$-	$2,332
Net cash used in investing activities	$-	$-	$-	$(7,821)	$-	$(7,821)
Net cash provided by financing activities	$-	$-	$-	$13,144	$-	$13,144
Effects of exchange rate changes on cash and restricted cash	$-	$-	$-	$1,714	$-	$1,714
Net decrease in cash and restricted cash	$-	$-	$-	$9,369	$-	$9,369
Cash and restricted cash, beginning of year	$-	$-	$-	$18,415	-	18,415
Cash and restricted cash, end of year	$-	$-	$-	$27,784	$-	$27,784
Inter-company cash transfers (2)	$-	$-	$-	$-	$-	$-

(1)	Represents technical service fee, including the basic annual fee and the floating fee, which equals to 100% of the VIE’s income net of tax, pursuant to the Exclusive Technical Consultation and Service Agreements.

(2)	There were no inter-company cash transfers among Shengfeng Cayman, Shengfeng HK, WFOE, the VIE and the VIE’s subsidiaries for the six months ended June 30, 2022, and for the years ended December 31, 2021 and 2020.

In the opinion of AllBright, our PRC counsel:

●	the ownership structures of Tianyu and Shengfeng Logistics, both currently and immediately after giving effect to this offering, do not and will not contravene any PRC laws or regulations currently in effect; and

●	the VIE Agreements governed by PRC laws are valid and binding upon each party to such agreements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to or otherwise different from the above opinion of our PRC counsel. It is uncertain whether any new PRC laws or regulations relating to VIE structures will be adopted or if adopted, what they would provide. If the PRC government finds that the agreements that establish the structure for the operation of Shengfeng Logistics do not comply with PRC government restrictions on foreign investment in our business, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors—Risks Relating to Our Corporate Structure” and “Risk Factors—Risks Relating to Doing Business in the PRC” for more details.

Exclusive Technical Consultation and Service Agreement

Pursuant to the Technical Consultation and Service Agreement between Shengfeng Logistics and Tianyu, Tianyu provides Shengfeng Logistics with consultation and services in the areas of funding, human, technology and intellectual properties, including, but not limited to, training and technical support, marketing consultation services, general advice and assistance relating to management and operation of Shengfeng Logistics’ business, and other consultation and services which are necessary for Shengfeng Logistics’ business, on an exclusive basis, utilizing its resources. For services rendered to Shengfeng Logistics by Tianyu under the Technical Consultation and Service Agreement, Tianyu is entitled to collect a service fee, or the “Service Fee.” The Service Fees are composed of the basic annual fee, which is equal to 50% of the after-tax income of Shengfeng Logistics, and a floating fee, which shall not exceed the after-tax income after deducting paid basic annual fees. The floating fees shall be determined by both parties based on several factors including the number and the qualifications of the employees used by Tianyu, the time Tianyu spent on providing the services, the costs being paid for providing the services and the content, the value of the services provided and the operation revenue of Shengfeng Logistics.

The Technical Consultation and Service Agreement became effective on January 7, 2021 and will remain effective for 20 years. Such agreement can be extended if Tianyu provides its notice of extension to Shengfeng Logistics unilaterally prior to the expiration date of this agreement. Shengfeng Logistics shall use its best efforts to renew its business license and extend its operation term until and unless otherwise instructed by Tianyu.

The Technical Consultation and Service Agreement does not prohibit related party transactions. Upon the establishment of the audit committee at the consummation of this offering, the Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving Tianyu or Shengfeng Logistics.

Equity Pledge Agreement

Under the Equity Pledge Agreement by and among Tianyu, Shengfeng Logistics and the Shengfeng Logistics Shareholders, together holding 100% of the shares in Shengfeng Logistics, the Shengfeng Logistics Shareholders pledged their shares in Shengfeng Logistics to Tianyu to guarantee the performance of Shengfeng Logistics and/or Shengfeng Logistics Shareholders’ obligations under the Technical Consultation and Service Agreement. Under the terms of the Equity Pledge Agreement, in the event that Shengfeng Logistics or the Shengfeng Logistics Shareholders breach their respective contractual obligations under the Technical Consultation and Service Agreement, Tianyu, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged shares. The Shengfeng Logistics Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, Tianyu is entitled to dispose of the pledged shares in accordance with applicable PRC laws. The Shengfeng Logistics Shareholders further agreed not to assign the pledged shares prior to the full payment of the service fees.

The Equity Pledge Agreement is effective until the full payment of the service fees under the Technical Consultation and Service Agreement and upon termination of Shengfeng Logistics’ obligations under the Technical Consultation and Service Agreement, or upon the transfer of shares of the Shengfeng Logistics Shareholders.

The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of Shengfeng Logistics’ obligations under the Technical Consultation and Service Agreement, (2) make sure the Shengfeng Logistics Shareholders do not transfer or assign the pledged shares, or create or allow any encumbrance that would prejudice Tianyu’s interests without Tianyu’s prior written consent, and (3) provide Tianyu control over Shengfeng Logistics under certain circumstances. In the event Shengfeng Logistics breaches its contractual obligations under the Technical Consultation and Service Agreement, Tianyu will be entitled to dispose of the pledged shares in accordance with relevant PRC laws.

As of the date of this prospectus, the share pledges under the Equity Pledge Agreement have been registered with the competent PRC regulatory authority.

Exclusive Call Option Agreement

Under the Call Option Agreement, the Shengfeng Logistics Shareholders, together holding 100% of the shares in Shengfeng Logistics, irrevocably granted Tianyu (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their shares in Shengfeng Logistics in consideration of the payment of RMB1. The purchase price shall be the lowest price allowed by the laws of China.

Under the Call Option Agreement, Tianyu may at any time under any circumstances, purchase or have its designee purchase, at its discretion, to the extent permitted under PRC law, all or part of the Shengfeng Logistics Shareholders’ shares in Shengfeng Logistics. The Call Option Agreement, together with the Equity Pledge Agreement, the Technical Consultation and Service Agreement, the Voting Rights Proxy Agreement, and the Shareholders’ Powers of Attorney, enable Tianyu to exercise effective control over Shengfeng Logistics.

The Call Option Agreement remains effective until all the equity of Shengfeng Logistics is legally transferred under the name of Tianyu and/or other entity or individual designated by it.

Shareholders’ Powers of Attorney

Under each of the Powers of Attorney, the Shengfeng Logistics Shareholders authorized Tianyu to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including, but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including, but not limited to, the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer, and other senior management members of Shengfeng Logistics.

The Powers of Attorney is irrevocable and continuously valid from the date of execution of the Powers of Attorney, so long as the Shengfeng Logistics Shareholders are shareholders of Shengfeng Logistics.

Voting Rights Proxy Agreement

Pursuant to the Voting Rights Proxy Agreements, the Shengfeng Logistics Shareholders unconditionally and irrevocably entrust Tianyu or Tianyu’s designee to exercise all their rights as shareholders of Shengfeng Logistics under the articles of association of Shengfeng Logistics, including without limitation to: (a) propose to hold a shareholders’ meeting in accordance with the articles of association of Shengfeng Logistics and attend shareholders’ meeting of Shengfeng Logistics as the agent and attorney of such shareholders; (b) exercise all shareholders’ voting rights with respect to all matters to be discussed and voted in the shareholders’ meeting of Shengfeng Logistics, including, but not limited to, the right to designate and appoint the director, the chief executive officer and other senior management members of Shengfeng Logistics; (c) exercise other voting rights the shareholders are entitled to under the laws of China promulgated from time to time; and (d) exercise other voting rights the shareholders are entitled to under the articles of associations of Shengfeng Logistics from time to time.

The Voting Rights Proxy Agreement became effective on January 7, 2021 and will remain effective for 20 years. Such agreement can be extended if Tianyu provides its notice of extension unilaterally prior to the expiration date of this agreement. All other parties shall agree with such extension without reserve.

Spousal Consent Letters

The spouses of certain of the Shengfeng Logistics Shareholders agreed, via a spousal consent letter, to the execution of certain of the VIE Agreements, including: (a) the Equity Pledge Agreement entered into with Tianyu and Shengfeng Logistics; (b) the Call Option Agreement entered into with Tianyu and Shengfeng Logistics; and (c) the Voting Rights Proxy Agreement entered into with Tianyu and Shengfeng Logistics, and the disposal of the shares of Shengfeng Logistics held by the Shengfeng Logistics Shareholders and registered in their names.

The spouses of certain of the Shengfeng Logistics Shareholders have further agreed to not make any assertions in connection with the shares of Shengfeng Logistics which are held by the Shengfeng Logistics Shareholders. The spouses of certain of the Shengfeng Logistics Shareholders have confirmed in spousal consent letters that the Shengfeng Logistics Shareholders can perform, amend, or terminate certain VIE Agreements without their authorization or consent. They have further agreed to execute all necessary documents and take all necessary actions to ensure appropriate performance of such VIE Agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. Additionally, unless otherwise stated, the terms “we,” “us,” “our Company,” and “our” in the following discussion and analysis of our financial condition and results of operations refer to Shengfeng Development Limited, its subsidiaries, and, in the context of describing our operations and consolidated financial information, our variable interest entity, or VIE, in China, Shengfeng Logistics, and the VIE’s subsidiaries.

Overview

Shengfeng Development Limited is a holding company incorporated in the Cayman Islands and it is not a Chinese operating company. As a holding company with no material operations of its own, its operations have been conducted in China by its subsidiaries and through contractual arrangements, or VIE Agreements, with a VIE, Shengfeng Logistics, and the VIE’s subsidiaries. For accounting purposes, we control and receive the economic benefits of the VIE and the VIE’s subsidiaries’ business operations through such VIE Agreements, which enables us to consolidate the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statement under U.S. GAAP. Neither we nor our subsidiaries own any equity interests in the VIE or the VIE’s subsidiaries. As an investor in this offering, you may be subject to unique risks due to our VIE structure. The VIE Agreements are designed to provide our wholly owned subsidiary, Tianyu, with the power, rights, and obligations to Shengfeng Logistics, including control rights and the rights to the assets, property, and revenue of the VIE, as set forth under the VIE Agreements. Our VIE Agreements have not been tested in a court of law in China, as of the date of this prospectus, and may not be effective in providing control over the VIE. We are, therefore, subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC, regarding the VIE and the VIE structure, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangements with the VIE. We have evaluated the guidance in FASB ASC 810 and determined that we are regarded as the primary beneficiary of the VIE, for accounting purposes, as a result of our direct ownership in Tianyu and the provisions of the VIE Agreements. Accordingly, we treat the VIE and the VIE’s subsidiaries as our consolidated entities under U.S. GAAP. We have consolidated the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

Our Class A Ordinary Shares offered in this offering are shares of our offshore holding company in the Cayman Islands instead of shares of the VIE or the VIE’s subsidiaries in China, therefore, you will not directly hold equity interests in the VIE or the VIE’s subsidiaries, and you may never directly hold equity interests in the VIE or the VIE’s subsidiaries through your investment in this offering. For a description of the VIE Agreements, see “Corporate History and Structure—Our VIE Agreements.”

The VIE is one of the leading contract logistics service providers in China. Contract logistics is a comprehensive process that merges traditional logistics with supply chain management. Contract logistics companies outsource resource management tasks to third-party companies and handle activities such as planning and designing supply chains, designing facilities, processing orders, collecting payments, managing inventories, and providing client services.

Our integrated logistics solution services are comprised of three segments: (1) B2B freight transportation; (2) cloud storage; and (3) value-added services. Since 2001, we, through the VIE and the VIE’s subsidiaries, have developed extensive and reliable transportation networks in China, covering 341 cities in over 31 provinces as of June 30, 2022.

We, through the VIE and the VIE’s subsidiaries, operate on a scalable integrated network model, which we believe is best suited to support our business and maintain the quality of our comprehensive logistics services. As a contract logistics company, we, through the VIE and the VIE’s subsidiaries, directly own and operate all of our regional sorting centers, cloud-based order fulfillment centers, or “Cloud OFCs,” and service outlets. We, through the VIE and the VIE’s subsidiaries, also directly own and operate our fleets. In order to establish a broader network and provide more efficient services, we, through the VIE and the VIE’s subsidiaries, cooperate with third-party transportation providers in providing freight transportation services. We believe this network model allows us to achieve strong operating results while maintaining and minimizing fixed costs and capital requirements, which results in higher return on earnings and equities.

Operational efficiency, cost management, and competitive pricing are critical to the success of a contract logistics company. We, through the VIE and the VIE’s subsidiaries, have achieved strong operational efficiency through centralized control and management of 35 regional sorting centers, 22 Cloud OFCs, 42 service outlets, approximately 600 self-owned trucks and vehicles, and over 40,000 transportation providers, route planning and optimization, and transportation and management system.

For the six months ended June 30, 2022 and 2021, our net revenue, mainly generated from providing transportation and warehouse storage management services, was approximately $166.5 million and $164.3 million, respectively. Our total net revenue increased by approximately 1.4% during the half year of 2022 compared to the same period in 2021, which is due to our stable business. We recorded net profit of approximately $2.5 million and $1.7 million for the six months ended June 30, 2022 and 2021, respectively. For the fiscal years ended December 31, 2021 and 2020, our net revenue, mainly generated from providing transportation and warehouse storage services, was approximately $346.7 million and $287.5 million, respectively. Our total net revenue increased by approximately 20.6% during 2021 compared to 2020, primarily driven by the higher net revenue from both transportation services, warehouse storage and storage management services. We recorded net income of approximately $6.6 million and $6.0 million for the years ended December 31, 2021 and 2020, respectively.

General Factors Affecting Our Results of Operations

Our business and operating results are affected by a number of general factors in China’s transportation industry, including, but not limited to:

●	China’s overall economic growth, level of urbanization and level of consumption;

●	the development of the manufacturing industry, fast moving consumer goods industry, telecommunication industry, and publishing industry; and

●	market competition.

Unfavorable changes in any of these general factors could materially and adversely affect our business and our results of operations.

Key Factors Affecting Our Results of Operations

Our ability to expand our customer base

We will continue to seek to expand our customer base to achieve sustainable growth. We aim to attract new customers and maintain our existing customers. We acquire customers for our transportation services through the referral of our existing customers and our own efforts including online and off-line advertising. We plan to strengthen our partnerships by improving the quality and variety of our services. Additionally, we plan to put on more efforts to acquire more warehouse storage management service customers through our existing transportation service customers.

Strategic Acquisitions and Investments

We may selectively pursue acquisitions, investments, joint ventures and partnerships that we believe are strategic and complementary to our operations and technology. The business or financial performance of the companies we have invested in as well as our ability to successfully integrate these investments with our existing business would impact our results of operations and financial conditions.

Impact of COVID-19 on Our Operations and Financial Performance

The COVID-19 pandemic has spread in China and throughout the world. As the majority of our net revenue are derived from transportation and warehouse storage management services in China, our results of operations and financial condition have been, and could continue to be affected by the spread of COVID-19.

In connection with the intensifying efforts to contain the spread of COVID-19, the Chinese government has taken a number of actions, which included extending the Chinese Spring Festival in 2020, quarantining individuals infected with or suspected of having COVID-19, prohibiting residents from free travel, encouraging employees of enterprises to work remotely from home and cancelling public activities, among others. The COVID-19 has also resulted in temporary closure of many corporate offices, retail stores, manufacturing facilities and factories across China.

In response to the evolving dynamics related to the COVID-19 pandemic, we have followed guidelines issued by local authorities to prioritize the health and safety of our employees and suppliers including third-party transportation providers. As a result of the government-imposed restrictions, the VIE and the VIE’s subsidiaries’ facilities and operations were mostly closed from February 2020 to late March 2020. The VIE and the VIE’s subsidiaries gradually resumed operation during February and March 2020, but it was not until April 2020 that we resumed full operation, which has caused a decrease in our net revenue and also adversely affected our marketing activities during the closure. We, through the VIE and the VIE’s subsidiaries, took a series of measures in response to the pandemic, including, among others, the establishment of a special team for epidemic prevention and control, the remote working arrangements for some of our employees, and the requirement for our employees on site to take extra measures and procedures to lower the risks of COVID-19 exposure. We, through the VIE and the VIE’s subsidiaries, also donated some epidemic prevention materials to areas and entities in need. These measures reduced the capacity and efficiency of our operations and increased our expenditures.

The spread of COVID-19 has caused us to incur incremental costs. However, by leveraging our advantages in the logistics fields and our networks, we, through the VIE and the VIE’s subsidiaries, were able to resume a larger portion of our operations in late March 2020 and have seen an increase in demand for our services since April 2020 as the COVID-19 pandemic became gradually under control starting from the 2nd quarter of 2020 in China. Furthermore, to mitigate any negative impacts that COVID-19 may have on our operations, we, through the VIE and the VIE’s subsidiaries, implemented a variety of measures, including disinfection of offices, free mask distribution, temperature monitoring to ensure the safety of our employees returning to work, setting up quarantine rooms for employees and separate rest areas for drivers to avoid unnecessary contact, and disinfection of all the vehicles in and out of our locations.

Our total revenue decreased by approximately $1.1 million, or 3.9%, to approximately $28.5 million for the two months ended March 31, 2020 as compared to approximately $29.7 million for the two months ended March 31, 2019. Revenue recovered in late March 2020 as we resumed our operation and it fully recovered to normal in April 2020. Meanwhile, due to COVID-19, we had certain reduction of toll and social welfare expenses amounted to approximately $2.2 million and $1.2 million for the year ended December 31, 2020, respectively. We believe that even though the COVID-19 pandemic brought certain negative impact to our financial condition and operations during February and March 2020, including, but not limited to, expense and cost increase, it did not materially impact our financial condition and operations for the fiscal year 2020 in general. Our revenue for the fiscal year ended December 31, 2020 was approximately $287.5 million, representing an increase of approximately 23.6% compared to the revenue for the fiscal year ended December 31, 2019.

Our net revenue for the fiscal year ended December 31, 2021 was approximately $346.7 million, representing an increase of approximately 20.6% compared to the revenue of approximately $287.5 million for the fiscal year ended December 31, 2020.

From April to May, 2022, Shanghai was shut down and all of the businesses in Shanghai were closed, due to the COVID-19 Omicron variant. Our business in Shanghai dropped significantly and revenue decreased by approximately $2 million compared with revenue in March 2022. The shutdown was over in June 2022, so business in Shanghai has since resumed.

As of June 30, 2021, (i) all of our employees had returned to work, (ii) our major operations, including transportation and warehouse storage management, had fully recovered around China, and (iii) customer demand for our services had fully recovered. Our revenue for the six months ended June 30, 2022 was approximately $166.5 million, representing an increase of 1.4% compared to the revenue of approximately $164.3 million for the six months ended June 30, 2021.

Due to the COVID-19 pandemic, downstream clients faced disruptions in their supply chain, which resulted in a decline in demand. Large-scale contract logistics companies, however, have performed well. Therefore, there is an expectation that the logistics industry, as a whole, will move in the direction of well-developed networking, platformization, and informatization, in whole, may cause industry concentration to increase. However, as of the date of this prospectus, the estimated impacts caused by COVID-19 on the Company's annual revenue is less than 0.5%, and the estimated impact on the Company's annual net profit is less than 1%. Therefore, we do not believe that the chain disruptions experienced by our downstream clients materially affect our outlook or business goals.

Based on the current situation in China, we do not expect a material impact on our results of operations and financial performance to be caused by COVID-19 in the future. However, the extent to which COVID-19 further impacts our results of operations will depend on the future developments of the pandemic, including new information concerning the global severity of the pandemic and actions to be taken to contain the pandemic, which are highly uncertain and unpredictable. In addition, our results of operations could be adversely affected to the extent that the pandemic harms the Chinese economy in general. In the event that the COVID-19 pandemic in China gets worse, we plan to take the measures we took in 2020, including, among others, remote working arrangements for our employees, implementing requirements for our employees on site to take extra measures and procedures to lower the risks of COVID-19 exposure, and even temporary closure of our facilities and operations in case of need. These measures could reduce the capacity and efficiency of our operations and negatively affect our results of operations. To the extent the COVID-19 pandemic may adversely affect our business and financial results, it may also have the effect of heightening many of the other risks described in this prospectus, such as those relating to our level of indebtedness, our need to generate sufficient cash flows to service our indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

As of June 30, 2022, we had cash and restricted cash of approximately $13.9 million. We believe this level of liquidity is sufficient to successfully navigate an extended period of uncertainty. See also “Risk Factors—Risks Related to Our Business and Industry— Our financial condition, results of operations, and cash flows have been adversely affected by COVID-19.”

Taxation

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty.

There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

British Virgin Islands

Under the current laws of the British Virgin Islands, entities incorporated in the British Virgin Islands are exempted from income tax on their foreign-derived incomes in the British Virgin Islands. There are no withholding taxes in the British Virgin Islands.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, our subsidiaries incorporated in Hong Kong are subject to 16.5% on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to us are not subject to any Hong Kong withholding tax.

PRC (for the purpose of this section, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau)

Generally, our PRC subsidiary, the VIE and the VIE’s subsidiaries are subject to enterprise income tax on their taxable income in the PRC at a rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

Our transportation revenue was subject to value-added tax at a rate of 9%. Our warehouse storage management services revenue is subject to value-added tax at a rate of 6%.

Under the EIT Law and its Implementation Rules, subject to any applicable tax treaty or similar arrangement between the PRC and the jurisdiction where the shareholders of our PRC subsidiary reside that provides for a different income tax arrangement, PRC withholding tax at the rate of 10% is normally applicable to dividends from PRC sources payable to the shareholders that are non-PRC resident enterprises, which do not have an establishment or place of business in the PRC, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within the PRC paid to foreign individual shareholders who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties and PRC laws. Although all of our business operations are based in the PRC, it is unclear whether dividends we pay with respect to our ordinary shares would be treated as income derived from sources within the PRC and as a result be subject to PRC income tax if we were considered a PRC resident enterprise. If we or any of our subsidiaries outside of the PRC was deemed to be a “resident enterprise” under the EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While our significant accounting policies are more fully described in Note 2 to the consolidated financial statements included elsewhere in this prospectus, we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our consolidated financial statements.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act. As a result of our election, our consolidated financial statements may not be comparable to those of companies that comply with public company effective dates.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the periods presented. Significant accounting estimates reflected in our consolidated financial statements include revenue recognition, allowance for doubtful accounts, useful lives of long-lived assets, impairment of long-lived assets, operating lease right-of-use assets, operating lease liabilities, contingencies and impairment of long-term investments. Actual results could differ from these estimates.

Revenue Recognition

Transportation services

We, through the VIE and the VIE’s subsidiaries, derive our transportation service revenue by providing logistic services based on clients’ orders. Revenue is recognized when the client accepts the delivery of goods at the destination. The transaction price is predetermined according to the distance of the transportation as well as the volume of the goods. There are no other obligations in our contracts, such as return, refund or warranties. We also use independent contractors and third-party carriers to provide our transportation services. As we determine all aspects of the major business activities and we take full responsibilities to provide services to the clients, revenue and the cost of revenue are therefore both reported on a gross basis. Generally, the credit term is within two months.

Warehouse storage and storage management services

We, through the VIE and the VIE’s subsidiaries, derive revenue from the warehouse storage and storage management services provided to third-party companies, including handling services, security and other services. The agreed upon services in each warehouse storage and storage management service contract are accounted as a single performance obligation, as the agreed upon services in a contract are not distinct and are considered as a significant integrated service. Revenue is recognized on a straight-line basis over the period of the warehouse storage and storage management services. The consideration is predetermined in the contract according to the unit price, space and term as well as the services used, with no other obligations such as return, refund or warranties. Service fees are paid by the clients on a monthly basis.

Leases

We have elected the short-term lease exemption for certain classes of underlying assets, including office space, warehouses and equipment, with a lease term of 12 months or less, thus we do not recognize lease liabilities or right-of-use, or “ROU,” assets on the consolidated balance sheet. Instead, we recognize these lease payments as expenses on a straight-line basis over the lease terms. Short-term lease costs are immaterial to the consolidated statements of operations and cash flows.

As most of our leases do not provide an implicit rate, we use the incremental borrowing rate based on the information available at lease commencement date to determine the present value of lease payments.

The operating lease ROU assets and lease liabilities are recognized at lease commencement dates based on the present value of lease payments over the lease terms, which was calculated based on various factors as well as the incremental borrowing rate mentioned above. Renewal options are considered within the ROU assets and lease liabilities when it is reasonably certain that the Company will exercise that option. 1% decrease in the incremental borrowing rate would result in an increase of approximately $0.63 million and $0.61 million in the operating lease ROU asset balance as of June 30, 2022 and 2021, respectively. 1% increase in the incremental borrowing rate would result in a decrease of approximately $0.60 million and $0.58 million in the operating lease ROU assets balance as of June 30, 2022 and 2021, respectively. 1% decrease in the incremental borrowing rate would result in an increase of approximately $0.63 million and $0.61 million in the operating lease liabilities balance as of June 30, 2022 and 2021, respectively. 1% increase in the incremental borrowing rate would result in a decrease of approximately $0.60 million and $0.58 million in the operating lease liabilities balance as of June 30, 2022 and 2021, respectively. 1% decrease in the incremental borrowing rate would result in an increase of approximately $0.79 million and $0.92 million in the operating lease ROU asset balance as of December 31, 2021 and 2020, respectively. 1% increase in the incremental borrowing rate would result in a decrease of approximately $0.75 million and $0.23 million in the operating lease ROU assets balance as of December 31, 2021 and 2020, respectively. 1% decrease in the incremental borrowing rate would result in an increase of approximately $0.79 million and $0.87 million in the operating lease liabilities balance as of December 31, 2021 and 2020, respectively. 1% increase in the incremental borrowing rate would result in a decrease of approximately $0.75 million and $0.22 million in the operating lease liabilities balance as of December 31, 2021 and 2020, respectively.

Accounts receivable, net

We review on a periodic basis for doubtful accounts for the outstanding trade receivable balances based on historical collection trends, aging of receivables and other information available. Additionally, we evaluate individual client’s financial condition, credit history, and the current economic condition to make specific bad debt provisions when we deem necessary.

The allowance is based on our management’s best estimates of specific losses on individual exposures and a provision on historical trends of collections. The allowance rate will fluctuate based upon the changes of the historical allowance rate and our management’s estimate. If actual conditions are less favorable than those projected by the management, additional doubtful accounts may be required, which could negatively impact our operating results. If actual conditions are more favorable than those projected by the management, we may have a higher profit margin when account receivable balances that have been previously reserved are eventually collected. A 1% increase or decrease of allowance rate for each aged account receivable balances would result in a decrease or increase of approximately $0.11 million and $0.15 million in profit before tax for the six months ended June 30, 2022 and 2021, respectively. A 1% increase or decrease of allowance rate for each aged account receivable balances would result in an decrease or increase of approximately $0.10 million and $0.12 million in profit before tax for the years ended December 31, 2021 and 2020, respectively.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE and the VIE’s subsidiaries over which we exercise control and, where applicable, entities for which we have a controlling financial interest or are the primary beneficiary for accounting purposes.

Our VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. The VIE structure may not comply with future PRC laws and regulations and may cause the Company to be unable to operate or control the VIE, which may further result in deconsolidation of the VIE in the future. We have been informed by our PRC counsel that the contractual arrangements in connection with the VIE are in compliance with current PRC laws and regulations as of the date of this prospectus.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our unaudited condensed consolidated financial statements for the six months ended June 30, 2022, and our audited consolidated financial statements for the year ended December 31, 2021, we and our independent registered public accounting firms have identified 9 material weaknesses and other control deficiencies including significant deficiencies in our internal control over financial reporting, as defined in the standards established by the PCAOB. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified included that (1) we did not have sufficient full-time personnel with appropriate levels of accounting knowledge and experience to monitor the daily recording of transactions, address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; (2) we lack a functional internal audit department or personnel that monitors the consistency of the preventive internal control procedures, and we lack adequate internal audit policies and procedures to ensure that these policies and procedures have been implemented as planned; (3) no process for selecting third-party service vendors was established and performed, and no qualification assessments of third-party service vendors were conducted within the audit period; and six other IT general controls material weaknesses were identified.

Following the identification of the material weaknesses and control deficiencies, we have taken and planned to continue to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) establish internal audit function by engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance; and (v) establishing the process of selecting third-party service vendors as well as the general control policy of information technology. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting.

Upon completion of this offering, we will become a public company in the U.S. subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report in our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting.

For more details and risks on our internal controls, please refer to “Risk Factors - Risks Relating to Doing Business in the PRC - If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.”

Recent Accounting Pronouncements

For a detailed discussion on recent accounting pronouncements, see Note 2 to our consolidated financial statements.

Results of Operations

The following consolidated results of operations include the results of operations of the Company, its wholly owned subsidiaries and consolidated VIE and the VIE’s subsidiaries.

The following table summarizes our consolidated results of operations both in absolute amounts and as percentages of our total net revenue for the periods presented. The operating results in any historical period are not necessarily indicative of the results that may be expected for any future period.

For the six months ended June 30, 2022 and 2021

	Six Months Ended June 30,
	2022		2021		Change
	(Amount in thousand)%		(Amount in thousand)%		(Amount in thousand)%
Revenue
Transportation	$154,614	92.8%	$155,986	94.9%	$(1,372)	(0.9)%
Warehouse storage management services	10,591	6.4%	7,516	4.6%	3,075	40.9%
Other revenue	1,333	0.8%	790	0.5%	543	68.7%
Net revenue	166,538	100%	164,292	100%	2,246	1.4%
Cost of revenue	(148,296)	(89.0)%	(145,474)	(88.5)%	(2,822)	1.9%
Gross profit	$18,242	11.0%	$18,818	11.5%	$(576)	(3.1)%

Net revenues

Transportation services

We, through the VIE and the VIE’s subsidiaries, provide transportation services to companies in mainland China. Our major customers are in the manufacturing industry, the fast-moving consumer goods industry, the telecommunication industry, and the publishing industry. Revenue from transportation services is recognized upon customers’ receipt of the transported goods.

Warehouse storage management services

We, through the VIE and the VIE’s subsidiaries, generate revenue of warehouse storage management services through the provision of warehouse storage management services to various customers. We help companies place the goods and maintain the daily input and output of the goods. We primarily charge our customers service fees for our storage services and the daily management services. Revenue from the warehouse storage management services is recognized over the service period.

Our net revenues were approximately $166.5 million for the six months ended June 30, 2022, increasing by approximately 1.4% from approximately $164.3 million for the six months ended June 30, 2021. The increase of our net revenues was primarily driven by mainly E-Commerce business in China since the pandemic. Transportation services revenue from the auto parts industry grew rapidly during the six months ended June 30, 2022, as the Company obtained a new major client, Tesla Shanghai Co., Ltd. While as Shanghai was shut down for two months from April to May, 2022 and all of the businesses in Shanghai were closed due to the COVID-19 Omicron variant. Our business in Shanghai has dropped significantly and revenue in April decreased by approximately $2 million compared with revenue in March 2022. Thus, our major revenue of transportation services keeps stable while our warehouse storage management services increased.

Net revenue generated from our warehouse storage management services increased by approximately 40.9% from approximately $7.5 million (which accounted for approximately 4.6% of our total net revenue) for the six months ended June 30, 2021 to approximately $10.6 million (which accounted for approximately 6.4% of our total net revenue) for the six months ended June 30, 2022, primarily due to the growth of our existing clients’ business.

Cost of revenues

Our cost of revenue consists of cost of transportation services and cost of warehouse storage management services. The cost of transportation services comprises cooperation cost (the payments made to third-party transportation providers), depreciation and amortization expenses, toll fees, employee wages and benefits and fuel cost. Cooperation cost is the direct cost of transportation paid by the Company to third-party transportation providers, who are independent contractors and third-party carriers. The cost of warehouse storage management services consists of rental fees, handling fees, employee wages and benefits in connection with our services to our clients.

Our cost of revenues was approximately $148.3 million for the six months ended June 30, 2022, compared to approximately $145.5 million for the six months ended June 30, 2021, which was in line with the increase of revenue. In 2022, worldwide inflation has led to a sharp rise in fuel prices, which might significantly increase the Company's operating costs in the future. The gross margin of the transportation service has decreased as result of the increased costs. The Company will be considering changing the service prices if the price of fuel continues to rise. The recent inflationary pressures have not materially impacted our operations. The management estimates that for every 1% change in fuel prices, the Company’s operating costs will increase by 0.04% accordingly. As of the date of the prospectus, we believe that the impact of the increased price of fuel on Company's operating costs is not significant, and we have not identified any actions to mitigate inflationary pressures.

Gross profit

Our overall gross profit slightliy decreased by approximately 3.1% from approximately $18.8 million for the six months ended June 30, 2021 to approximately $18.2 million for the six months ended June 30, 2022. The gross profit decreased by approximately $0.6 million mainly due to the increase of fuel prices as mentioned previously as well as the stable order for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. And the gross profit margin decreased from approximately 11.5% for the six months ended June 30, 2021 to approximately 11.0% for the six months ended June 30, 2022 due to the same reason.

	Six Months Ended June 30,
	2022	2021	Change
	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)%
Operating expenses
Selling and marketing	$(3,672)	$(3,700)	$28	(0.8)%
General and administrative	(10,755)	(12,514)	1,759	(14.1)%
Total operating expenses	$(14,427)	$(16,214)	$1,787	(11.0)%

Operating expenses

Our operating expenses decreased by approximately 11.0% from approximately $16.2 million for the six months ended June 30, 2021 to approximately $14.4 million for the six months ended June 30, 2022 for the following reasons:

Selling and marketing expenses

Our sales and marketing expenses consist primarily of employee wages, rental expenses and benefits for sales and marketing staff, rental expense, depreciation expenses and other daily expenses which are related to the sales and marketing functions. Selling and marketing expenses keeps stable for the six months ended June 30, 2022.

General and administrative expenses

Our general and administrative expenses consist primarily of employee wages and benefits for corporate employees, rental expenses, depreciation and amortization expense and other expenses which are related to the general corporate functions.

Our general and administrative expenses decreased by approximately 14.1% from approximately $12.5 million for the six months ended June 30, 2021 to approximately $10.8 million for six months ended June 30, 2022, which was mainly attributable to the decrease in employee wages and benefits as some employees worked from home in Shanghai in the first half 2022, due to the COVID-19 Omicron variant.

Income from operations

As a result of the foregoing, our profit from operations increased by approximately 46.5% from approximately $2.6 million for the six months ended June 30, 2021 to approximately $3.8 million for the six months ended June 30, 2022.

	Six Months Ended June 30,
	2022	2021	Change
	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)%
Other income (expense)
Interest income	$40	$50	$(10)	(20.0)%
Interest expense	(1,151)	(1,182)	31	(2.6)%
Other income, net	122	263	(141)	(53.6)%
Total other income (expense), net	$(989)	$(869)	$(120)	13.8%

Our total net other expense was approximately $0.87 million for the six months ended June 30, 2021, increased by approximately $0.1 million or approximately 13.8% to approximately $0.99 million for the six months ended June 30, 2022 for the following reasons:

Interest expense

Our interest expense decreased by approximately 2.6% from approximately $1.18 million for the six months ended June 30, 2021 to approximately $1.15 million for the six months ended June 30, 2022, as a result of a decreased average balance of bank loans during the six months ended June 30, 2022 compared with six months ended June 30, 2021.

Other income, net

Our other income, net mainly consists of government subsidies. The decrease was approximately $0.1 million or 53.6%, which was primarily due to the decrease of government subsidies received in the current first half of the year.

	Six Months Ended June 30,
	2022	2021	Change
	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)%

Income before income taxes	$2,826	$1,735	$1,091	62.9%
Provision for income taxes	$(371)	$(64)	$(307)	(479.7)%
Net income	$2,455	$1,671	$784	46.9%

Income before income taxes

As a result of the foregoing, our income before income taxes increased by approximately $1.1 million or approximately 62.9% to approximately $2.8 million for the six months ended June 30, 2022 from approximately $1.7 million for the six months ended June 30, 2021. Certain entities enjoyed a preferential tax rate in the six months ended June 30, 2021 which made the provision for income tax much lower than usual.

Provision for income taxes

The effective income tax rate increased from approximately 3.7% for the six months ended June 30, 2021 to approximately 13.1% for the six months ended June 30, 2022, which is mainly due to the different profit made in different VIE’s subsidiaries. As less profit made in those entities’ which has a preferential tax rate for the six months ended June 30, 2022, the provision for income tax increased significantly.

Net income

As a result of the foregoing, our net income increased by approximately $0.8 million or 46.9% to approximately $2.5 million for the six months ended June 30, 2022 from approximately $1.7 million for the six months ended June 30, 2021.

Impact of Foreign Currency Fluctuations

The reporting currency of the Company is USD. The Company in China conducts its businesses in the local currency, Renminbi (RMB), as its functional currency. Assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. The statement of income accounts is translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. The foreign currency translation from RMB to USD could materially affect our financial condition and results of operations due to the fluctuation of exchange rate. The exchange rates in effect are shown below:

U.S. Dollar Exchange Rate	June 30, 2022	June 30, 2021
At the end of the period - USD: RMB	US$1=RMB6.7114	US$1=RMB 6.4601
Average rate for the period - USD: RMB	US$1=RMB6.4835	US$1=RMB 6.4718

We did not have any foreign currency investments hedged by currency borrowings or other hedging instruments in six months ended June 30, 2022 and 2021.

Liquidity and Capital Resources

As of June 30, 2022, the Company’s current liabilities exceed its current assets by $1.3 million. While the Company has a net profit from operations of $2.5 million and $6.6 million for the six months ended June 30, 2022 and the year ended December 31, 2021, respectively. Retained earnings amounted to $12.5 million and $10.0 million as of June 30, 2022 and December 31, 2021, respectively.

In view of the above circumstances, the Company has given consideration to future liquidity and its available sources of financing, in assessing whether the Company will have sufficient funds to fulfill its short-term financial obligations. Historically, the Company has been able to generate sufficient operating cash to cover the current liabilities. For the six months ended June 30, 2022 and the year ended December 31, 2021, the Company spent approximately $5.5 million and $25.4 million, respectively, and the majority of which is or will be applied to purchase a new fleet of transportation vehicles to accommodate a new customers and to replace the old fleet of trucks. This significant purchase will not be repeated in the next 12 months.

Based on the above factors, management has concluded, after giving consideration to the Company’s business plans and the financial resources noted above, that the Company will have sufficient working capital and other financial resources to fund its operations and fulfill financial obligations for at least twelve months from the issuance date of the consolidated financial statements.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE. Approval from or registration with appropriate government authorities is, however, required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. See “Risk Factors—Governmental control of currency conversion may affect the value of your investment and our payment of dividends.”

Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. We had various outstanding bank loans of approximately $47.2 million as of June 30, 2022. We have also entered into non-cancellable operating lease agreements for several offices, operating facilities and warehouses. The following table sets forth our contractual obligations as of June 30, 2022:

	Payments Due by Period (Amount in thousand)
	Total	Within 1 Year	1-3 Years	3-5 Years	More than 5 Years

Borrowings	$47,233	$47,233	$-	$-	$-
Operating leases commitments	36,028	9,702	12,752	7,276	6,298

Total	$83,261	$56,935	$12,752	$6,768	$6,298

Cash flows and working capital

The following table sets forth a summary of our cash flows for the periods indicated:

	Six Months Ended June 30,
	2022	2021	Change
	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)%
Net cash used in operating activities	$(2,610)	$(1,754)	$(856)	(48.8)%
Net cash used in investing activities	(5,269)	(8,498)	3,229	(38.0)%
Net cash flows provided by (used in) financing activities	3,701	(4,647)	8,348	(179.6)%
Effects of exchange rate changes on cash and restricted cash	(805)	251	(1,056)	(420.7)%
Cash and restricted cash, beginning of the period	18,918	27,784	(8,866)	(31.9)%
Cash and restricted cash, end of the period	$13,935	$13,136	$799	6.1%

As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our PRC subsidiary and the VIE in China. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiary in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, our subsidiaries in China may provide Renminbi funding to the VIE only through loans. All of the net proceeds from this offering would be immediately available to be loaned to Shengfeng Logistics and the VIE’s subsidiaries, subject to the respective loan agreements to be entered into between the Company and the VIE and the VIE’s subsidiaries. Foreign currency capital of a foreign-invested enterprise may be converted into Renminbi capital at its will according to the actual operation of the enterprise, as long as it is within such enterprise’s business scope.

Cash flows in Operating Activities

For the six months ended June 30, 2022, net cash used in operating activities was approximately $2.6 million, primarily comprised of net income of approximately $2.5 million and adjusted for non-cash items such as depreciation and amortization expense for property and equipment of approximately $3.6 million, approximately $5.2 million for amortization of right-of-use assets and interest of lease liabilities and the increase of notes payable of approximately $2.5 million in operating activities. Net cash generated from operating activities was offset by approximately $9.6 million decrease in accounts payable, $5.2 million decrease in operating lease liabilities, and $2.5 million increase in prepayments and other current assets. The cash used in operating activities was mainly resulted from the settlement of payables and additional prepayments made during the six months ended June 30, 2022.

The cash used in operating activities was mainly resulted from the increased net income by approximately $0.8 million to approximately $2.5 million for the six months ended June 30, 2022 from approximately $1.7 million for the six months ended June 30, 2021. Prepayments and other current assets, accrued liabilities and other non-current assets for operation increased due to the increasing business, which resulted in a $1.7 million cash outflows for the six months ended June 30, 2022 as compared to the same period for the six months ended June 30, 2021. Thus, our net cash used in operating activities increased by $0.9 million for the six months ended June 30, 2022, compared to the six months ended June 30, 2021.

For the six months ended June 30, 2021, net cash used in operating activities was approximately $1.8 million, primarily comprised of net income of approximately $1.7 million and adjusted for non-cash items such as depreciation and amortization expense for property and equipment of approximately $2.9 million, approximately $5.0 million for amortization of right-of-use assets and interest of lease liabilities, the decrease of accounts payable of approximately $13.3 million, the increase in prepayments and other current assets of approximately $2.3 million, the decrease in accrued liabilities and other current liabilities of approximately $0.8 million, approximately $4.8 million decrease in operating lease liabilities and the decrease in tax payable of approximately $1 million. Net cash used in operating activities was partially offset by approximately $4.0 million decrease in accounts receivable, the decrease in note receivable of approximately $2.8 million, the decrease in other non-current assets of approximately $1.9 million. The cash used in operating activities was mainly resulted from the increased revenue in transportation services and warehouse storage and storage management services for the six months ended June 30, 2021 of approximately $46.3 million. Our net income increased by approximately $1.5 million to approximately $18.8 million for the six months ended June 30, 2021 from approximately $17.3 million for the six months ended June 30, 2020. Both of the accounts receivable and accounts payable increased due to the increase in revenue, which resulted in the net cash outflows and had $7.2 million adverse impact to the operating cash flows for the six months ended June 30, 2021 as compared to the same period for the six months ended June 30, 2020. Thus, our net cash provided by operating activities decreased by $0.7 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020.

Cash flows in Investing Activities

For the six months ended June 30, 2022, net cash used in investing activities was approximately $5.3 million, consisted primarily of cash used to acquire property and equipment of approximately $5.6 million, mainly offset by cash proceeds received from disposal of property and equipment of approximately $0.2 million.

For the six months ended June 30, 2021, net cash used in investing activities approximately of $8.5 million, consisted primarily of cash used to acquire property and equipment of approximately $9.0 million.

Cash flows in Financing Activities

For the six months ended June 30, 2022, net cash provided by financing activities was approximately $3.7 million, consisted primarily of cash proceeds from bank loans of approximately $29.6 million, partially offset by cash repaid for bank loans of approximately $25.9 million.

For the six months ended June 30, 2021, net cash used by financing activities of approximately $4.6 million, consisted primarily of cash repaid for bank loans of approximately $25.1 million, partially offset by cash proceeds from bank loans of approximately $20.4 million.

As of June 30, 2022, our working capital was approximately negative $1.34 million. As we have managed our working capital prudently to support our business and operations, we made profits in the six months ended June 30, 2022 and 2021. In terms of financing activities, we have been actively seeking additional credit facilities.

We believe that, with the current financial resources obtained, our current cash and restricted cash and borrowings will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months from the issuance date of these unaudited condensed consolidated financial statement.

For the years ended December 31, 2021 and 2020

	Years Ended December 31,
	2021		2020		Change
	Amount in thousand	%	Amount in thousand	%	(Amount in thousand)%
Revenue
Transportation	$327,848	94.6%	$273,685	95.2%	$54,163	19.8%
Warehouse storage management services	16,885	4.9%	12,364	4.3%	4,521	36.6%
Other revenue	1,966	0.5%	1,415	0.5%	551	38.9%
Net revenue	346,699	100%	287,464	100%	59,235	20.6%
Cost of revenue	(305,354)	(88.1)%	(251,489)	(87.5)%	(53,865)	21.4%
Gross profit	$41,345	11.9%	35,975	12.5%	$5,370	14.9%

Net revenues

Transportation services

We, through the VIE and the VIE’s subsidiaries, provide transportation services to companies in mainland China. Our major customers are in the manufacturing industry, the fast moving consumer goods industry, the telecommunication industry, and the publishing industry. Revenue from transportation services is recognized upon customers’ receipt of the transported goods.

Warehouse storage management services

We, through the VIE and the VIE’s subsidiaries, generate revenue of warehouse storage management services through the provision of warehouse storage management services to various customers. We help companies place the goods and maintain the daily input and output of the goods. We primarily charge our customers service fees for our storage services and the daily management services. Revenue from the warehouse storage management services is recognized over the service period.

Our net revenues were approximately $346.7 million for the year ended December 31, 2021, increasing by approximately 20.6% from approximately $287.5 million for the year ended December 31, 2020. The increase of our net revenues was primarily driven by mainly E-Commerce business in China since the pandemic. Approximately 19.8% increase in the net revenues generated from our transportation services from approximately $273.7 million (which accounted for approximately 95.2% of our total net revenue) for the year ended December 31, 2020 to approximately $327.8 million (which accounted for approximately 94.6% of our total net revenue) for the year ended December 31, 2021, as a result of increased transportation service orders processed during the year compared with prior year, which was mostly contributed by the existing clients, and was attributable to the Company’s strengthened sales efforts and the continuous increase in the market demand during the fiscal year 2021 as a result of the development of E-commerce businesses in China. In addition, transportation services revenue from the auto parts industry grew rapidly during the year ended December 31, 2021, as the Company obtained a new major client, Tesla Shanghai Co., Ltd.

Net revenue generated from our warehouse storage management services also increased by approximately 36.6% from approximately $12.4 million (which accounted for approximately 4.3% of our total net revenue) for the year ended December 31, 2020 to approximately $16.9 million (which accounted for approximately 4.9% of our total net revenue) for the year ended December 31, 2021, primarily due to the increase of 15.1% client number and the growth of our existing clients’ business.

Cost of revenues

Our cost of revenue consists of cost of transportation services and cost of warehouse storage management services. The cost of transportation services comprises cooperation cost (the payments made to third-party transportation providers), depreciation and amortization expenses, toll fees, employee wages and benefits and fuel cost. Cooperation cost is the direct cost of transportation paid by the Company to third-party transportation providers, who are independent contractors and third-party carriers. The cost of warehouse storage management services consists of rental fees, handling fees, employee wages and benefits in connection with our services to our clients.

Our cost of revenues was approximately $305.4 million for the year ended December 31, 2021, compared to approximately $251.5 million for the year ended December 31, 2020, which was in line with the increase of revenue, and was mainly attributable to the increase in the cooperation cost, due to the sharp increase of transportation revenue for the year ended December 31, 2021. And because of significant increase in transportation revenue, the Company’s self-owned fleet was fully utilized. The Company had to engage third party subcontracting logistic companies to perform some of the transportation services for its clients. In addition, the toll fees increased as a result of the expiration of a deduction policy on toll fees from February to May 2020 due to the impact of the COVID-19 pandemic for such period as there was no deduction for the year ended December 31, 2021. In 2022, worldwide inflation has led to a sharp rise in fuel prices, which might significantly increase the Company's operating costs in the future. The gross margin of the transportation service has decreased as result of the increased costs. The Company will be considering changing the service prices if the price of fuel continues to rise. The recent inflationary pressures have not materially impacted our operations. The management estimates that for every 1% change in fuel prices, the Company’s operating costs will increase by 0.04% accordingly. As of the date of the prospectus, we believe that the impact of the increased price of fuel on Company's operating costs is not significant, and we have not identified any actions to mitigate inflationary pressures.

Gross profit

Our overall gross profit increased by approximately 14.9% from approximately $36.0 million for the year ended December 31, 2020 to approximately $41.3 million for the year ended December 31, 2021. The gross profit increased by approximately $5.4 million mainly due to the increase of revenue without too much changes in gross profit margin from fiscal year 2020 to fiscal year 2021. For the years ended December 31, 2021 and 2020, our overall gross margin was approximately 11.9% and 12.5%, respectively. The gross margin slightly decreased mainly due to the increase in the cooperation cost for the transportation service. As a result of the increased orders received during the year ended December 31, 2021, we were unable to fulfill the orders by our self-owned fleet, and more orders were subcontracted to the third-party carriers compared with the year ended December 31, 2020. As the cooperation costs with the third-party carriers were relatively higher than the costs of using our self-owned fleet, a proportional increase in cost of revenue related to transportation services was higher than the increase in revenue. In addition, the toll fees increased as a result of the expiration of a deduction policy on toll fees, as previous mentioned.

	December 31,
	2021	2020	Change
	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)%
Operating expenses
Selling and marketing	$(7,720)	$(6,139)	$(1,581)	25.8%
General and administrative	(25,038)	(23,632)	(1,406)	5.9%
Total operating expenses	$(32,758)	$(29,771)	$(2,987)	10.0%

Operating expenses

Our operating expenses increased by approximately 10.0% from approximately $2.98 million for the year ended December 31, 2020 to approximately $32.8 million for the year ended December 31, 2021 for the following reasons:

Selling and marketing expenses

Our sales and marketing expenses consist primarily of employee wages, rental expenses and benefits for sales and marketing staff, rental expense, depreciation expenses and other daily expenses which are related to the sales and marketing functions.

Our sales and marketing expenses increased by approximately 25.8% from approximately 6.1 million for the year ended December 31, 2020 to approximately $7.7 million for the year ended December 31, 2021. Due to investing more resources in sales and marketing channels and the economic recovery after Covid-19 pandemic in China, the Company’s travel and promotion expenses increased in the year ended December 31, 2021 compared to the year ended December 31, 2020.

General and administrative expenses

Our general and administrative expenses consist primarily of employee wages and benefits for corporate employees, rental expenses, depreciation and amortization expense and other expenses which are related to the general corporate functions.

Our general and administrative expenses increased by approximately 5.9% from approximately $23.6 million for the year ended December 31, 2020 to approximately $25.0 million for year ended December 31, 2021, which was mainly attributable to the increase in employee wages and benefits from approximately $15.4 million for the year ended December 31, 2020 to approximately $16.0 million for the year ended December 31, 2021. In early 2020, some employees worked from home or worked in alternating turns, due to the COVID-19 pandemic, but the situation did not last long and it soon recovered.

Income from operations

As a result of the foregoing, our profit from operations increased by approximately 38.4% from approximately $6.2 million for the year ended December 31, 2020 to approximately $8.6 million for the year ended December 31, 2021.

	December 31,
	2021	2020	Change
	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)%
Other income (expense)
Interest income	$1,330	$1,329	$1	0.1%
Interest expense	(2,315)	(1,990)	(325)	16.3%
Other income, net	559	2,070	(1,511)	(73.0)%
Total other income (expense), net	$(426)	$1,409	$(1,835)	(130.2)%

Our total net other income was approximately $1.4 million for the year ended December 31, 2020, decreased by approximately $1.8 million or approximately 130.2% to approximately $0.4 million net total other expense for the year ended December 31, 2021 for the following reasons:

Interest expense

Our interest expense increased by approximately 16.3% from approximately $2.0 million for the year ended December 31, 2020 to approximately $2.3 million for the year ended December 31, 2021, as a result of an increased weighted average interest rate and average balance of bank loans during the year ended December 31, 2021 compared with 2020.

Other income, net

Our other income, net mainly consists of government subsidies. The decrease was approximately $1.5 million or 73.0% from approximately $2.1 million for the year ended December 31, 2020 to approximately $0.6 million for the year ended December 31, 2021, which was primarily due to the decrease of government subsidies received in the fiscal year 2021 compared with previous year.

	Year Ended December 31,
	2021	2020	Change
	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)%

Income before income taxes	$8,161	$7,613	$548	7.2%
Provision for income taxes	(1,517)	(1,570)	(53)	(3.4)%
Net income	$6,644	$6,043	$601	9.9%

Income before income taxes

As a result of the foregoing, our income before income taxes increased by approximately $0.5 million or approximately 7.2% to approximately $8.2 million for the year ended December 31, 2021 from approximately $7.6 million for the year ended December 31, 2020.

Net income

As a result of the foregoing, our net income increased by approximately $0.6 million or 9.9% to approximately $6.6 million for the year ended December 31, 2021 from approximately $6.0 million for the year ended December 31, 2020.

Impact of Foreign Currency Fluctuations

The reporting currency of the Company is USD. The Company in China conducts its businesses in the local currency, Renminbi (RMB), as its functional currency. Assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. The statement of income accounts is translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. The foreign currency translation from RMB to USD could materially affect our financial condition and results of operations due to the fluctuation of exchange rate. The exchange rates in effect are shown below:

U.S. Dollar Exchange Rate	December 31, 2021	December 31, 2020
At the end of the period - USD: RMB	US$1=RMB6.3757	US$1=RMB6.5249
Average rate for the period - USD: RMB	US$1=RMB6.4515	US$1=RMB6.8976

We did not have any foreign currency investments hedged by currency borrowings or other hedging instruments in years ended December 31, 2021 and 2020.

Liquidity and Capital Resources

As of December 31, 2021, the Company’s current liabilities exceed its current assets by $3.7 million. While the Company has a net profit from operations of $6.6 million and $6.0 million for the years ended December 31, 2021 and 2020, respectively. Retained earnings amounted to $10.0 million and $3.4 million as of December 31, 2021 and 2020, respectively. Net cash generated from operating activities was $16.6 million and $2.3 million for the years ended December 31, 2021 and 2020, respectively.

In view of the above circumstances, the Company has given consideration to future liquidity and its available sources of financing, in assessing whether the Company will have sufficient funds to fulfill its short-term financial obligations. Historically, the Company has been able to generate sufficient operating cash to cover the current liabilities. For the year ended December 31, 2021, the Company spent approximately $25.4 million to purchase a new fleet of transportation vehicles to accommodate a new customer and to replace the old fleet of trucks. This significant purchase will not be repeated in the year ending December 31, 2022. In addition, the Company has sufficient unused bank loan facilities with a total amount of $6.0 million (RMB38.0 million) from commercial banks available as of December 31, 2021.

Based on the above factors, management has concluded, after giving consideration to the Company’s business plans and the financial resources noted above, that the Company will have sufficient working capital and other financial resources to fund its operations and fulfill financial obligations for at least twelve months from the issuance date of the consolidated financial statements.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE. Approval from or registration with appropriate government authorities is, however, required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. See “Risk Factors—Governmental control of currency conversion may affect the value of your investment and our payment of dividends.”

Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. We had various outstanding bank loans of approximately $46.0 million as of December 31, 2021. We have also entered into non-cancellable operating lease agreements for several offices, operating facilities and warehouses. The following table sets forth our contractual obligations as of December 31, 2021:

	Payments Due by Period (Amount in thousand)
	Total	Within 1 Year	1-3 Years	3-5 Years	More than 5 Years

Borrowings	$45,956	$45,956	$-	$-	$-
Operating leases commitments	34,874	8,331	11,613	8,122	6,808

Total	$80,830	$54,287	$11,613	$8,122	$6,808

Cash flows and working capital

The following table sets forth a summary of our cash flows for the periods indicated:

	December 31,	December 31,
	2021	2020	Change
	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)%
Net cash provided by (used in) operating activities	$16,592	$2,332	$14,260	611.5%
Net cash used in investing activities	(23,869)	(7,821)	(16,048)	205.2%
Net cash flows provided by financing activities	(2,127)	13,144	(15,271)	(116.2)%
Effects of exchange rate changes on cash and restricted cash	538	1,714	(1,176)	(68.6)%
Cash and restricted cash, beginning of year	27,784	18,415	9,369	50.9%
Cash and restricted cash, end of year	$18,918	$27,784	$(8,866)	(31.9)%

As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our PRC subsidiary and the VIE in China. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiary in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, our subsidiaries in China may provide Renminbi funding to the VIE only through loans. All of the net proceeds from this offering would be immediately available to be loaned to Shengfeng Logistics and the VIE’s subsidiaries, subject to the respective loan agreements to be entered into between the Company and the VIE and the VIE’s subsidiaries. Foreign currency capital of a foreign-invested enterprise may be converted into Renminbi capital at its will according to the actual operation of the enterprise, as long as it is within such enterprise’s business scope.

Cash flows in Operating Activities

For the year ended December 31, 2021, net cash generated from operating activities was approximately $16.6 million, primarily comprised of net income of approximately $6.6 million and adjusted for non-cash items such as depreciation and amortization expense for property and equipment of approximately $5.9 million, approximately $9.5 million for amortization of right-of-use assets and interest of lease liabilities, the increase of notes receivable of approximately $9.4 million in operating activities, decreased of inventories of approximately $0.9 million and increase of accounts payable of approximately $2.5 million. Net cash generated from operating activities was partially offset by approximately $9.4 million increase in right-of-use assets and operating lease liabilities, $2.3 million increased in prepayments and other current assets, $3.8 million increase in other non-current assets and $2.4 million decrease in note payable. The cash generated from operating activities was mainly resulted from the increased revenue in transportation services and warehouse storage and storage management services for the year ended December 31, 2021 of approximately $58.7 million. Our net income increased by approximately $0.6 million to approximately $6.6 million for the year ended December 31, 2021 from approximately $6.0 million for the year ended December 31, 2020.

For the year ended December 31, 2020, net cash provided by operating activities was approximately $2.3 million, primarily comprised of net income of approximately $6.0 million and adjusted for non-cash items such as depreciation and amortization expense for property and equipment of approximately $4.7 million, approximately $8.6 million for amortization of right-of-use assets and interest of lease liabilities, approximately $1.3 million deferred income taxes, the increase in notes payable related to normal operating activities of approximately $1.5 million, the increase of accounts payable of approximately $14.0 million, the increase in salary and welfare payable of approximately $1.3 million, the increase in accrued liabilities and other current liabilities of approximately $2.1 million and the increase in tax payable of approximately $2.3 million. Net cash provided by operating activities was partially offset by approximately $18.7 million increase in accounts receivable, the increase in note receivable of approximately $1.6 million, the increase in prepayments and other current assets of approximately $5.0 million, the increase in other current assets of approximately $6.0 million and approximately $8.5 million decrease in operating lease liabilities. The cash provided by operating activities was mainly resulted from the increased revenue in transportation services and warehouse storage and storage management services for the year of approximately $55.9 million. Our net income increased by approximately $4.1 million to approximately $6.0 million in the fiscal year ended December 31, 2020 from approximately $1.9 million for the fiscal year ended December 31, 2019. Both of the accounts receivable and accounts payable increased due to the increase in revenue, which resulted in the net cash outflows and had $1.2 million adverse impact to the operating cash flows for the year ended December 31, 2020 as compared to the same period for the year ended December 31, 2019. Thus, our net cash provided by operating activities increased by $3.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Cash flows in Investing Activities

For the year ended December 31, 2021, net cash used in investing activities was approximately $23.9 million, consisted primarily of cash used to acquire property and equipment of approximately $25.4 million, mainly offset by cash proceeds received from disposal of property and equipment of approximately $1.3 million and disposal of subsidiaries of approximately $0.5 million.

For the year ended December 31, 2020, net cash used in investing activities approximately of $7.8 million, consisted primarily of proceeds from disposal of property and equipment of approximately $0.1 million, offset by cash used to acquire property and equipment of approximately $7.9 million.

Cash flows in Financing Activities

For the year ended December 31, 2021, net cash used in financing activities was approximately $2.1 million, consisted primarily of cash repaid for bank loans of approximately $67.6 million, capital contribution from non-controlling shareholders of approximately $3.4 million, partially offset by cash proceeds from bank loans of approximately $62.6 million and cash received from non-controlling shareholders.

For the year ended December 31, 2020, net cash provided by financing activities of approximately $13.1 million, consisted primarily of cash proceeds from bank loans of approximately $62.3 million and cash injection from the non-controlling shareholders of approximately $0.3 million, partially offset by cash repaid for bank loans of approximately $50 million.

As of December 31, 2021, our working capital deficit was approximately $3.6 million as we have invested our property and equipment to support our business and operations in 2021 and future expansion. We made profits in the years ended December 31, 2021 and 2020 and generated positive operating cash inflow in the years ended December 31, 2021 and 2020 as well. In terms of financing activities, we have been actively seeking additional credit facilities and to complete our initial public offering in the near future.

We believe that, with the current financial resources obtained, our current cash and restricted cash and borrowings will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months from the issuance date of the report.

Capital Expenditures

Our capital expenditures are incurred primarily in connection with purchase of fixed assets, including electronic equipment, office equipment and vehicles, and intangible assets. Our capital expenditures were approximately $5.5 million and $9.0 million for the six months ended June 30, 2022 and 2021, respectively; and approximately $25.7 million and $7.9 million for the fiscal years ended December 31, 2021 and 2020, respectively. Subsequent to June 30, 2022 and as of the date of this prospectus, there have been no material commitments for capital expenditures. We intend to fund our future capital expenditures with our existing cash balance, proceeds of bank loans and proceeds from this offering.

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

The Company is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome arising out of any such matters will have a material adverse effect on our consolidated financial position, cash flows or results of operations on an individual basis or in the aggregate. As of June 30, 2022, the Company had various legal proceedings or disputes related to the customers, suppliers, labor contracts and traffic accidents, which were still pending court decisions.

Subsequent to June 30, 2022 and as of the date of this prospectus, there have been no material commitments for capital expenditures.

Off-Balance Sheet Commitments and Arrangements

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Quantitative and Qualitative Disclosures about Market Risk

Concentration of credit risk

Financial instruments that potentially subject us to the concentration of credit risks consist of cash, restricted cash, accounts receivable and amounts due from related parties. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. We deposit our cash and restricted cash with financial institutions located in jurisdictions where the subsidiaries are located. We believe that no significant credit risk exists as these financial institutions have high credit quality.

Accounts receivables are typically unsecured and are derived from revenue earned through third-party consumers. We conduct credit evaluations of third-party customers and related parties, and generally do not require collateral or other security from its third-party customers and related parties. We establish an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific third-party customers and related parties.

Concentration of customers and suppliers

Substantially all revenue was derived from customers located in China. There are no customers from whom revenue individually represent greater than 10% of our total revenue in any of the periods presented.

For the six months ended June 30, 2022, Anhui Luge Transportation Co., Ltd. and Fujian Jinwang Yuntong Logistics Technology Co., Ltd contributed approximately 13.9% and 12.8% of total cost of revenue of the Company, respectively. For the six months ended June 30, 2021, Anhui Luge Transportation Co., Ltd. contributed approximately 28.4% of total cost of revenue of the Company.

As of June 30, 2022, no customers accounted more than 10% of the account receivables.

For the year ended December 31, 2021, Anhui Luge Transportation Co., Ltd. contributed approximately 27.1% of total cost of revenue of the Company. For the year ended December 31, 2020, Hubei Luge Logistics Co., Ltd. and Anhui Luge Transportation Co., Ltd. contributed approximately 19.8% and 12.4% of total cost of revenue of the Company, respectively.

As of December 31, 2021 and 2020, no customers accounted more than 10% of the account receivables.

As of December 31, 2021 and 2020, Anhui Luge Transportation Co., Ltd. contributed approximately 14.4% and 20.8% of total account payable balances, respectively.

Interest Rate Risk

The Company’s exposure to changes in interest rates relates primarily to the Company’s outstanding debt. While the Company is exposed to interest rate fluctuations, the Company’s interest income and expense are most sensitive to fluctuations in China interest rates. Changes in rates affect the interest earned on the Company’s cash as costs associated with interest paid on the Company’s bank loans. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure

Foreign Currency Exchange Rate Risk

Our revenue is denominated in Renminbi. And our costs are denominated in Renminbi as well. Our management considers that the business is not exposed to any significant foreign exchange risk and we have not used any derivative financial instruments to hedge exposure to such risk.

In July 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The appreciation of the Renminbi against the U.S. dollar was approximately 2.29% and 6.47% in fiscal year 2021 and 2020, respectively. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of RMB against the U.S. dollar would reduce the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares, servicing our outstanding debt, or for other business purposes, appreciation of the U.S. dollar against the RMB would reduce the U.S. dollar amounts available to us.

As of June 30, 2022, we had RMB-denominated cash and restricted cash of approximately $13.9 million. A 10% depreciation of RMB against U.S. dollar based on the foreign exchange rate on June 30, 2022 would result in a decrease of approximately $1.4 million in cash and restricted cash. A 10% appreciation of RMB against U.S. dollar based on the foreign exchange rate on June 30, 2022 would result in an increase of approximately $1.4 million in cash and restricted cash. As of December 31, 2021, we had RMB-denominated cash and restricted cash of approximately $18.9 million. A 10% depreciation of RMB against U.S. dollar based on the foreign exchange rate on December 31, 2021 would result in a decrease of approximately $1.9 million in cash and restricted cash. A 10% appreciation of RMB against U.S. dollar based on the foreign exchange rate on December 31, 2021 would result in an increase of approximately $1.9 million in cash and restricted cash.

INDUSTRY

All information and data presented in this section derived from Frost & Sullivan’s industry report commissioned by us in December 2020 entitled “Independent Market Study on China’s Road Logistics and Contract Logistics Markets” (the “Frost & Sullivan Report”) unless otherwise stated. Frost & Sullivan has advised us that all statistical and graphical information in this section derived from its databases and other sources. In addition, the following discussion contains projections for future growth, including, but not limited to, compound annual growth rate projections. Any projections of future growth used or calculated within this section may or may not occur; if occurred, any projections of future growth may or may not occur at the projected rates.

Frost & Sullivan has also advised us that the projections and estimations for future growth in this section were based on the assumptions that: (i) government policies on road logistics in China will remain unchanged during the forecast period;(ii) with the COVID-19 pandemic being effectively under controlled in China as of the date of this prospectus, the economy in China has recovered and the demand for logistics is expected to increase in the future; (iii) with the effective prevention and control of the COVID-19 pandemic, China’s road logistics industry has realized resumption of work and production since the first quarter of 2020 and is expected to be no longer materially affected by the COVID-19 pandemic; and (iv) the contract logistics market in China will be driven by favorable policies as discussed in this section, which is expected to increase demand for customized logistics services, improve infrastructure for road logistics, encourage application of emerging technologies and development of logistics business outsourcing.

We believe that the sources of such information are appropriate, and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. However, neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Road Logistics Industry in China

According to Frost & Sullivan’s report, the Total Social Logistics Costs, or “TSLCs,” is the total expenditures of social logistics activities, that is comprised of costs from various aspects of a national economy, including transportation, storage, and management, within a reporting period. The TSLCs of China have increased from RMB10.6 trillion in 2014 to RMB14.6 trillion in 2019 at a compound annual growth rate, or “CAGR,” of 6.6%. As China’s economy continues to develop and the demand for social logistics continues to increase, it is expected that the logistics industry will maintain its stable growth in the future, reaching RMB19.2 trillion by 2024 at a CAGR of 5.6%, from 2019 to 2024.

The outbreak of the COVID-19 has negatively impacted the logistics industry in China and in the first three quarters of 2020, TSLCs dropped 0.8% year-on-year. However, the economy seems to have since recovered and the demand for logistics is expected to stabilize and increase in a stable manner; thus, the TSLCs are expected to reach stability in 2020.

Total Social Logistics Costs, China, 2014-2024E

(RMB in Trillions)

Source: Frost & Sullivan

According to the actual road logistics undertakers, the major categories of the road logistics industry in China can be divided into first party logistics, or “1PL,” second party logistics, or “2PL,” and third party logistics, or “3PL.” 1PL refers to the process in which the goods providers themselves undertake the delivery to the goods demanders. Traditionally, most manufacturing companies are equipped with large-scale transportation vehicles and logistics facilities such as warehouses, to transport their products. 2PL refers to the goods demanders themselves solve the logistics of the goods needed. Traditionally, some large-scale corporations have their own transportation and warehousing department to undertake the logistics and transportation. 3PL refers to the operation model of logistics services completed by a third party other than the provider or the demander of transported goods. Third party logistics is an external service provider that provides part or all of the logistics functions of both parties. Moreover, road freight transports are becoming more refined due to intense market competition and high demand for efficiency. In order to maintain and enhance competitiveness, lower costs, and flexibility (in enterprise development), companies are willing to use 3PL. Under China’s current infrastructure and improvement of the modern logistics system, the market size for China’s road logistics sector, has grown steadily, and increased from RMB4,238.5 billion in 2014 to RMB6,342.1 billion in 2019. Due to the continuous increase in demand for logistics and macroeconomics developments, it is expected that the market size of road logistics in China will reach RMB7,539.4 billion at a CAGR of 3.5%, from 2019 to 2024.

3PL has a dominant position in road logistics. Between 2014 and 2019, the market size of 3PL rapidly increased from RMB2,322.7 billion to RMB3,824.3 billion, respectively. As the demand for logistics outsourcing continues to grow, along with favorable regulatory policies, 3PL is expected to reach RMB4,885.5 billion at a CAGR of 5.0%, which means 3PL’s market proportion is expected to increase as well.

In 2020, China’s road logistics sector has been severely affected by COVID-19, including the shutdown of factories and restriction of road transportations. As a result, the volume for road logistics has declined in the first half of 2020. In the second half of 2020, with effective prevention and control of COVID-19, the Chinese government has vigorously promoted the resumption of work and production; which accelerated recovery and benefit the road freight transport sector.

Market Size of Road Logistics, China, 2014-2024E

(RMB in Billions)

Source: Frost & Sullivan

Contract Logistics Industry in China

Contract logistics refers to the way that logistics companies execute fixed-period service contracts with various consignors by utilizing their integrated social resources to provide logistics services and to meet any comprehensive logistics needs. Contract logistics, for the most part, provides personalized services to clients. From 2014 to 2019, the market size of contract logistics in China increased from RMB627.1 billion to RMB1,154.9 billion, respectively, at a CAGR of 13.0%. It is expected that the contract logistics sector in China will continue to expand due to upgrades in warehousing and supply chain management. The forecast for contract logistics in China is expected to reach RMB1,709.9 billion by 2024 at a CAGR of 8.2%, from 2019 to 2024.

In 2019, contract logistics companies in China mainly focused on industrial good, consumer retail, manufacturing in machinery and automobile, and electronic information, where industrial good holds the largest market share, follow by consumer retail.

Breakdown of Contract Logistics (by Downstream Industries), China, 2019	Market Size of of Contract Logistics, China, 2014-2024E (RMB in Billions)

Source: Frost & Sullivan

Due to the increasing demand for customized logistic services, cost reduction from corporate clients and outsourcing, the market size for independent business to business, or “B2B,” contract logistics in China has experienced rapid growth, rising from RMB499.4 billion in 2014 to RMB832.6 billion in 2019 at a CAGR of 10.8%.

As independent B2B contract logistics companies continue to provide customized and value-added services, they can provide clients with integrated supply chain management services such as logistics, warehousing, and supply chain finance. It is expected that an increasing number of clients will cooperate with independent B2B contract logistics companies; as a result, the market size is expected to reach RMB1,123.0 billion by 2024 at a CAGR of 6.2%. Due to the outbreak of COVID-19, downstream clients faced disruptions in their supply chain, which resulted in a decline in demand. Large-scale contract logistics companies, however, have performed well. Therefore, there is an expectation that the logistic industry, as a whole, will move in the direction of well-developed networking, platformization, and informatization, in whole will cause industry concentration to increase.

Market Size of Independent B2B Contract Logistics, China, 2014-2024E

(RMB in Billions)

Source: Frost & Sullivan

Impact Analysis of COVID-19 on Contract Logistics Market

The outbreak of COVID-19 has negatively impacted China’s economy and society resulted in insufficient supply of goods and production capacities, as well as restrictions on road transportations, particularly main road transportation.

Since the first quarter of 2020, with COVID-19 in China relatively under control; many restrictive measures were lifted. At the same time, various governmental agencies have introduced favorable policies and promoted the resumption of work and production. For example, a policy was issued by the Ministry of Transport on February 15, 2020 that beginning on February 17, 2020 and until June 30, 2020, all highways tolls were lifted. Furthermore, the lift on tolls has effectively promoted resumption of work and production. As a result, the demand for contract logistics has gradually recovered due to an increase in transportation supplies.

According to the China Federation of Logistics and Purchasing, or “CFLP,” in the first quarter of 2020, TSLCs decreased by 12% year-on-year; in the first half of 2020, TSLCs decreased by 4.0% year-on-year; and in the first three quarters 2020, TSLCs decreased by 0.8% year-on-year.

In the future, contract logistics companies are expected to actively participate in supply chain management with the goal to transform itself by becoming a supply chain organization in order to provide services in upstream productions and downstream consumptions. Simultaneously, contract logistics companies are expected to pay close attention to technological advancement in order to perfect digitalization.

Drivers of Contract Logistics Market

Favorable Policies of the Government: In recent years, the Chinese government has been supporting the development of the contract logistics sector through formulating policies and easing market regulations. For example, the Implementation Plan for Promoting Deep Integration and Innovative Development of Logistics Industry and Manufacturing Industry (推动物流业制造业深度融合创新发展实施方案), issued by the NDRC in 2020, was to strengthen the relationship between the logistics and manufacturing industries and to promote the close cooperation between manufacturers and third-party logistics and express delivery companies. Furthermore, it introduced professional logistics solutions in production base planning, sales channel construction, and other aspects. Such policies are expected to guide the development of related industries in the long run.

Improving Infrastructures for Road Logistics: China has made significant investments, in the past few decades, in the construction of infrastructure such as highways, railways, and waterways, which greatly benefited the logistics industry. Such investment in infrastructure is anticipated to continue to expand. As of 2019, the total mileage of highways in China has reached 5.01 million kilometers, an increase of 12% since 2014. Also, the mileage of railways and inland waterways have reached 139.0 thousand kilometers and 127.3 thousand kilometers, respectively, an increase of 24% and 1% in the last five years, respectively. The growth in infrastructure is expected to ensure China’s contract logistics sector and logistics industry to be efficient and dominating.

Needs of Enterprises to Reduce Costs: While adding additional investments to a company’s core businesses, companies are constantly thinking and planning how to minimize their costs in non-core businesses, i.e., outsourcing. Outsourcing to professional contract logistics service providers can help companies to integrate and optimize their primitive logistics systems and reduce any unnecessary cost. Because of such advantages, many companies have turned to outsourcing, which in whole has driven the development of the contract logistics sector.

Application of Emerging Technologies: In recent years, emerging technologies such as big data analyses, artificial intelligence, IoT, and radio frequency have gradually been integrated into various parts of contract logistics operations. The application of intelligent storage and distribution facilities have, by and large, improved the efficiency of the logistics system and reduced overall costs. Such new technologies are expected to add stamina to the contract logistics sector from different aspects.

Development Trends of Contract Logistics Market

Deeper Involvement in Supply Chain Financial Services: Certain Chinese contract logistics companies in China have already begun to cooperate and partner with financial institutions to develop supply chain financial services, where such services have become a new source of profit growth. The risks in supply chain financing are much lower in comparison to traditional bank financing because companies can track the flow of logistics, information, and capital at any time. Additionally, it can use client information system to learn about the business situation and mitigate any risk. It is expected that the involvement between contract logistics companies and financial institutions will grow deeper.

Accelerating Industry Integration: The rapid development of the contract logistics sector is affecting the logistics industry as a whole; it is inevitable that the logistics industry will have to accelerate its integration to the new developments. Leading companies have integrated basic functions of transportation, storage, packaging, loading and unloading, circulation, processing, and distribution to initiate and finalize full scale developments. These companies are likely to strengthen their vertical integration, optimize logistics network coverage, integrate additional social resources, reduce logistics costs, and improve overall logistics efficiency.

Further Intellectualization: In the next few decades, unmanned aerial vehicles, wearable devices, 3D printing, self-driving cars, and other technologies are expected to be gradually integrated into the contract logistics sector and to be widely used in warehouses, transportations, distribution channels, and terminals. The continuous technological advancement is likely to enable contract logistics companies to further improve the quality and efficiency of their services.

Competitive Landscape of China’s Contract Logistics Market

According to the Frost & Sullivan report, the contract logistics sector’s market is fragmented, and leading companies, usually, rely on affiliated parties or major clients for volume and revenue contributions. The major companies in China’s contract logistics market are either independent or non-independent. An independent contract logistics company is a professional service provider, where it has no equity relationship with its major clients. A Non-independent contract logistics company is owned by its clients, in whole or in part. Independent contract logistics companies, in general, have wider business networks and serve clients across various industries.

The B2B independent contract logistics market size is spread out as the top 10 companies account for only approximately 5.8% of the total revenue. The 10th ranked company has a revenue of RMB1.6 billion, which accounted for approximately 0.2% of the overall market in 2019. In addition, the top 10 private B2B independent contract logistics companies accounted for approximately 3.5% of the total market size in revenue. The 9th ranked company has a revenue of RMB1.6 billion, which accounted for approximately 0.2% of the overall market in 2019.

Top 10 B2B Independent Contract Logistics Companies (left below) and Private B2B Independent Contract Logistics Companies (right below), China, 2019

Source: Frost & Sullivan

Supply Chain Management Market in China

Supply chain management, or “SCM,” manages flow of goods and services, including the transportation and storage of raw materials, work-in-process inventory, finished goods, and end to end order fulfilment (from point of origin to point of consumption).

Typically, SCM attempts to centralize control or link production, shipment, and distribution. Through management, companies are able to cut excess costs and quickly deliver products to the consumers. SCM covers the logistics in all aspects; therefore, there has been an increasing number of logistics companies that provide SCM to their clients.

Because consignors have higher expectation of in-depth services, including warehousing and other value-add services, SCM has experienced a robust growth. The total value of goods delivered through SCM in China has increased from RMB111.8 trillion in 2014 to RMB167.9 trillion in 2019 at a CAGR of 8.5% and is expected to reach RMB268.6 trillion in 2024 at a CAGR of 9.9%, from 2019 to 2024.

Total Value of Goods Delivered Through Supply Chain Management, China, 2014-2024E

(RMB in Trillions)

Source: Frost & Sullivan

Drivers of Supply Chain Management Market in China

Efficiency Improvement Driven by Technology Advancements: In order to improve SCM efficiencies, advanced automotive and analytical technologies were implemented. The development in IoT and consumer data enable service providers to analyze data and information for intelligent predictions on future performances; these developments are expected to enable an accurate analysis in inventory and warehouse management. Additionally, service providers can respond quickly to changes in demand due to predictive analysis and machine learning.

Increasing Usage of Outsourcing: Companies are constantly seeking for methods to reduce cost by outsourcing non-core businesses. As more companies value outsourcing and improvement in professional service quality (such as SCM), they have turned to third-party service providers, where many companies can achieve light-asset operations.

Workforce Improvement and Engagement: In addition to SCM implementing advance technologies, service providers are upskilling workforce in order to remain competitive; for example, training digital technology enablers and workers to familiarize themselves with SCMs and various analytic mechanisms.

Development Trends of Supply Chain Management Market in China

Capability Upgrade Across the Supply Chain: In comparison to single-function logistics service providers, SCM service providers can fulfill consignors’ demands at different stages of the supply chain such as inventory, delivery, and customer service. It requires SCM service providers to be capable of coping with volatility, uncertainty, and performance pressure throughout the whole process. Hence service providers need to upgrade their abilities to meet diverse requirements from consignors such as better understanding of needs and increase workflow efficiency. For example, manufacturers have been shifted from plant-level planning to demand-oriented production. This requires SCM service providers to build up customer-driven mindset, sourcing, and delivering in order to align sale-forces to consumer demands.

Technology Integration to Reduce Cost and Increase Efficiency: The demands of logistics’ downstream markets such as e-commerce and manufacturing have intensified along with growing costs in warehousing and workers. The SCM service providers are open to new technologies to reduce costs. Technologies such as cloud computing are anticipated to increase implementation speed and lower upgrade costs. Additionally, the increasingly usage of IoT is expected to indicate an efficient measurement of scalability.

Collaboration Between Customers and Service Providers: Supply chain is the crux for any manufacturing company and SCM service providers are one of customers’ most important partners. Collaborations between customers and service providers have gone beyond a one-way instruction meaning from customers to service providers or simply linking information systems together. The ultimate goal in collaboration is to increase visibility throughout supply chain so that management can have a better understanding of efficiency and costs. This may also provide valuable information with respect to production, inventory, and customer service and would further encourage customers to make better decisions.

Digital Freight Market in China

In 2016, the Chinese government launched a pilot program to allow digital non-asset-based freight companies to act as an intermediator between consignors and carriers. Digital freight brokerage companies can significantly improve the efficiency of matching consignors’ demand with carriers’ supply. Furthermore, because numerous carriers in China are individually operated, consignors can now pay owner operators through digital freight brokerage platforms that entitle digital freight brokerage companies to issue VAT invoice, which solve the issue of tax reporting.

Road Freight Brokerage Ecosystem, China

Source: Frost & Sullivan

In 2016, Chinese Ministry of Communications launched the Non-Truck Owning Carrier program, a.k.a digital freight, in order to enable the logistics industry to operate with low cost and high efficiency. From 2016 to 2019, the gross merchandise value of digital freight platforms increased from RMB73.2 billion to RMB144.8 billion at a CAGR of 25.5%, respectively.

The market is expected to grow with the help and promotion from the Chinese government and high demand of efficient information matching between transport capacity and demand side. It is expected that by 2024, the gross merchandise value of internet freight platforms will reach RMB279.0 billion at a CAGR of 14.0%.

Gross Merchandise Value of Digital Freight Market, China, 2016-2024E

(RMB in Billions)

Source: Frost & Sullivan

Drivers of Digital Freight Market in China

Favorable Policies: In China, carriers are mostly owner-operators, who are not entitled to issue VAT invoices; these carriers will need to collect invoices from other sources for VAT deduction. Furthermore, the Chinese government has noticed that the freight sector is calling for legal and standardized tax solutions. In 2016, the Ministry of Communications began to allow non-asset based digital freight companies to enter the digital freight market; the Chinese government, since then, is more open towards new entrants.

Growing Capital Inflow: Digital freight platforms have created real value for freight companies by helping them to meet tax compliance requirements, increasing information matching efficiency, attracting investors to support technological innovations to further improve the digital freight business model. Moreover, in order to eliminate unethical practices, i.e., multiple undisclosed intermediaries and digital freight companies are using blockchain technologies through digital freight broker to ensure transparency and consistency in freight rates.

Growth in E-Commerce: Since the emergence of e-commerce, consumers today expect same-day delivery. Therefore, leading digital freight brokerage companies, like Manbang Group, are entering the cross-city and intra-city freight markets, which will enable them to diversify their revenue sources.

Development Trends of Digital Freight Market in China

Higher Digitalization Demands for Freight Companies: In an emerging market economy, there has been an increase in the adoption of new technologies such as IoT and machine learning by businesses and consumers. This adoption has directed the freight industry to digitalize. Digital freight platforms, by and large, increase resource utilization efficiency by matching shipment demands with individual truck drivers, which enable freight companies to manage large amount of data while handling on-going shipments. In addition, truckload rates are becoming more transparent, which encourages healthy competitions. With the ripple effect of COVID-19, freight companies, in the near future, will likely need to digitalize their transport businesses.

Emerging Integration Opportunities with Other Truck Services: Under the current market circumstances, digital freight brokerage companies are competing in added value services such as leveraging telematics and big-data, including driver behavior, routing, asset management, etc. This may provide the opportunity to enhance a company’s value proposition, beyond traditional freight brokering, and become a complete end-to-end transportation management and business creation tool. Digital freight aggregators may be able to develop consumer loyalty by providing them with partnered solutions such as truck stops, on-call supports, and designated promotions at service centers.

Carrier-owned Platforms as Value Chain Move up: Large carriers such as Sinotrans Ltd. launched their own digital freight brokerage platforms as a strategic move to claim the value chain as well as increasing revenue through new business channels. These carrier-owned platforms benefit from large amount of shipping demand and can meet the internal truckload dispatch requirements, and at the same time, serve smaller carriers and receive commission.

BUSINESS

Our Mission

The VIE is one of the leading contract logistics service providers in China. Since the establishment of the VIE in 2001, our mission has been to provide logistics solutions to companies in need of storage and delivery assistance in China. Through our experienced management team, we apply our well-established management system and operation procedures to assist companies in China to increase efficiency and improve their own management systems with respect to transportation, warehousing and time management. We aim to provide our clients with superior and customized services. Our business slogan is “When you entrust us with your goods, we cherish them as our own.”

Overview

Contract logistics is a comprehensive process that merges traditional logistics with supply chain management. Contract logistics companies outsource resource management tasks to third-party companies and handle activities such as planning and designing supply chains, designing facilities, processing orders, collecting payments, managing inventories, and providing client services.

The contract logistics market in China has expanded in recent years, according to Frost & Sullivan, the market has reached RMB1,154.9 billion in 2019. We are a contract logistics company with consolidated revenue of approximately $166.5 million and $164.3 million for the six months ended June 30, 2022 and 2021, respectively, and approximately $346.7 million and $287.5 million for the fiscal years ended December 31, 2021 and 2020, respectively. Based on the report provided by Frost & Sullivan, in 2020 and 2019, the VIE ranked top 50 among all B2B independent contract logistics companies in China.

Our integrated logistics solutions are comprised of three segments: (1) B2B freight transportation services; (2) cloud storage services; and (3) value-added services. Since the VIE’s inception, we, through the VIE and the VIE’s subsidiaries, have developed extensive and reliable transportation networks in China, covering 341 cities across 31 provinces, as of June 30, 2022. Furthermore, we, through the VIE and the VIE’s subsidiaries, serve more than 4,000 manufacturers and trading companies (medium-scale to large-scale) throughout China, including brand names such as CATL Battery, Bright Dairy, SF Express, Schneider Electric, and Xiaomi.

We, through the VIE and the VIE’s subsidiaries, operate on a scalable integrated network model, which we believe is best suited to support our business and maintain the quality of our comprehensive logistics services. As a contract logistics company, we, through the VIE and the VIE’s subsidiaries, directly operate all of our regional sorting centers, Cloud OFCs and service outlets. We, through the VIE and the VIE’s subsidiaries, also own and operate our fleets. In order to establish broader network and provide more efficient services, we, through the VIE and the VIE’s subsidiaries, cooperate with third-party transportation providers in providing freight transportation services and with some network partners to promote our business. The integrated network model aims to satisfy the need for reliability, visuality, and timeliness; while we concentrate on the establishment of our network, continuous improvement in our comprehensive logistics services, and construction of our logistics ecosystem. We believe this network model allows us to achieve strong operating results while maintaining and minimizing fixed costs and capital requirements, which results in higher return on earnings and equities.

Operational efficiency, cost management, and competitive pricing are critical to the success of a contract logistics company. We, through the VIE and the VIE’s subsidiaries, have achieved strong operational efficiency through centralized control and management of 35 regional sorting centers, 22 Cloud OFCs, 42 service outlets, approximately 600 self-owned trucks and vehicles, and over 40,000 transportation providers, route planning and optimization, and transportation and management system.

Our goal is to provide high-quality professional services to our clients. We, through the VIE and the VIE’s subsidiaries, have established proven systems and procedures that are critical in achieving standardization and control over the quality of services rendered by us and third-party transportation providers. We constantly monitor and attempt to improve on our series of key metrics in service-quality control and management such as late delivery rate, complaint rate, and damaged or lost freight rate, as we strive to become the best in the industry by improving each of the stated key metrics. As of June 30, 2022, our superior service quality was demonstrated when the VIE was ranked 32th among the 50 listed private owned logistics companies by CFLP, the first association in logistics and procurement industry in China and an association approved by the State Council of China. In September 2020, the VIE was recognized by CFLP as one of the leading freight companies for our high-quality and professional services during the COVID-19 pandemic.

The VIE and the VIE’s subsidiaries’ total transportation volume increased from approximately 2,950,000 tons for the six months ended June 30, 2021 to approximately 3,500,000 tons for the six months ended June 30, 2022, representing an increase of approximately 18.64%. We, through the VIE and the VIE’s subsidiaries, generated operating profit of approximately $3,815,000 and $2,604,000 for the six months ended June 30, 2022 and 2021, respectively. Our operating profit margin was approximately 2.29% and 1.58% for the six months ended June 30, 2022 and 2021, respectively. The VIE and the VIE’s subsidiaries’ total transportation volume increased from approximately 5,800,000 tons in the fiscal year ended December 31, 2020 to approximately 6,360,000 tons in the fiscal year ended December 31, 2021, representing an increase of approximately 9.66%. For the fiscal years ended December 31, 2021 and 2020, net revenue generated from providing our services provided by the VIE and the VIE’s subsidiaries were approximately $346.7 million and $287.5 million, respectively. Our total net revenue increased by approximately 20.59% during 2021 compared to 2020. We recorded net profit of approximately $6.6 million and $6.0 million for the fiscal years ended December 31, 2021 and 2020, respectively.

Shengfeng Development Limited is a holding company incorporated in the Cayman Islands and it is not a Chinese operating company. As a holding company with no material operations of its own, its operations have been conducted in China by its subsidiaries and through contractual arrangements, or the VIE Agreements, with a VIE, Shengfeng Logistics, and the VIE’s subsidiaries. For accounting purposes, we control and receive the economic benefits of the VIE and the VIE’s subsidiaries’ business operations through the VIE Agreements, which enables us to consolidate the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statement under U.S. GAAP. Neither we nor our subsidiaries own any equity interests in the VIE or the VIE’s subsidiaries. As an investor in this offering, you may be subject to unique risks due to our VIE structure. The VIE Agreements are designed to provide our wholly owned subsidiary, Tianyu, with the power, rights, and obligations to Shengfeng Logistics, including control rights and the rights to the assets, property, and revenue of the VIE, as set forth under the VIE Agreements. Our VIE Agreements have not been tested in a court of law in China, as of the date of this prospectus, and may not be effective in providing control over the VIE. We are, therefore, subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC, regarding the VIE and the VIE structure, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangements with the VIE. We have evaluated the guidance in FASB ASC 810 and determined that we are regarded as the primary beneficiary of the VIE, for accounting purposes, as a result of our direct ownership in Tianyu and the provisions of the VIE Agreements. Accordingly, we treat the VIE and the VIE’s subsidiaries as our consolidated entities under U.S. GAAP. We have consolidated the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

Our Class A Ordinary Shares offered in this offering are shares of our offshore holding company in the Cayman Islands instead of shares of the VIE or the VIE’s subsidiaries in China, therefore, you will not directly hold equity interests in the VIE or the VIE’s subsidiaries, and you may never directly hold equity interests in the VIE or the VIE’s subsidiaries through your investment in this offering. For a description of the VIE Agreements, see “Corporate History and Structure—Our VIE Agreements.”

Our Competitive Strengths

We believe that the following strengths have contributed to our success and differentiated us from our competitors:

Contract Logistics Service Provider with Established Operating History in China

Since 2001, and as of the date of this prospectus, we, through the VIE and the VIE’s subsidiaries, have operated as a contract logistics service provider for 19 years. Our main business operates as a less than truckload, or “LTL,” freight carriers in China, and we, through the VIE and the VIE’s subsidiaries, also provide full truckload, “FTL,” freight transportation services.

Through years of operation, we, through the VIE and the VIE’s subsidiaries, have developed extensive and reliable transportation networks in China, covering 341 cities across 31 provinces, as of June 30, 2022. We, through the VIE and the VIE’s subsidiaries, have also established a broad clientele base across more than 4,000 manufacturers and trading companies (medium-scale to large-scale) throughout China, including brand names such as CATL Battery, Bright Dairy, SF Express, Schneider Electric, and Xiaomi.

We, through the VIE and the VIE’s subsidiaries, have achieved significant growth while maintaining profitability. Between 2019 and 2021, we had an average annual net profit growth of approximately 114.45%; approximately 218.9% in 2020 and approximately 10.0% in 2021. Our net profit amounted approximately $2.46 million and $1.67 million for the six months ended June 30, 2022 and 2021, respectively; our net profit margins for the six months ended June 30, 2022 and 2021 were approximately 1.47% and 1.01%, respectively. Our net profit for the years ended December 31, 2021 and 2020 are approximately $6.6 million and $6.0 million, respectively; our net profit margins for the years ended December 31, 2021 and 2020 are approximately 1.90% and 2.10%, respectively.

Operational Efficiency Driven by Detailed Operational Guidelines

We, through the VIE, have designed and implemented a series of systematic guidelines as part of our daily business operations to ensure efficiency.

Systematic Clients Management – Every client’s order is tracked on a real-time basis. Furthermore, we generate a summary report, periodically, for each client with respect to its orders. Our client management systematically allows us to analyze current conditions, which in turn will help us to improve our efficiency and increase our margin. For orders with a gross margin below 5%, we will conduct cost analyzations and adjust unit prices, frights units, frights types, and/or transportation routes accordingly in order to conserve resources and mitigate cost.

Through Shengfeng TMS and our Customer Relationship Management System (the “CRM”), we maintain a profile for each client, which includes the client’s information and corresponding contract details, in order to closely and efficiently monitor our performance for each order. We will also follow up with clients on a regular basis to collect feedbacks in order to improve our efficiency. See “—Our Technology Infrastructure.”

Streamline Purchase Orders Management – Our real-time tracking is available throughout the entire process. Moreover, revenue will be recognized and costs will be incurred at every stage of our operations, i.e. receipt, trunk, and distribution, and split between each cooperative branch. By tracking the whole process, we are able to further meticulously analyze revenue and cost for each order.

Prioritize Capacity Arrangement – On a daily basis, every station and routing center will, based on our system’s support and their industry experience, adjust, arrange, and prioritize each and every order based on clients, weights, and routes in order to fulfill every order and maximize cost efficiency.

Finance and Accounting Management – We, through the VIE, have retained Ernst & Young to perform annual auditing of our financial positions. Part of our management in finance and accounting management process is to utilize our Shengfeng TMS, which allows us to monitor cash inflows and outflows and costs incurred on a real time basis. This process also allows us to analyze and evaluate the profitability of our line-haul and short-haul routes and execute decisions strategically so that we can improve efficiency.

Interdepartmental Management Meeting – In order to connect all departments, from headquarters to our 35 operating branches, we hold monthly business meetings during which we summarize our monthly operations, provide feedbacks to market changes, track business progress, boost employee morals, and ensure meeting objectives.

Scalable Integrated Network Model

We believe our scalable integrated network model is best suited to support our growth. According to Frost & Sullivan, the contract logistics market in China grew at a rate of approximately 13.0%, from 2014 to 2019. We believe that we have the capability to utilize our integrated network model to influence, support, and serve these ongoing, high market demands. Our model is well-suited to serve fragmented market clientele base and cope with seasonal demand. Furthermore, our national network’s fast growth allows us to provide clients with greater geographic reach at a lower cost.

We, through the VIE and the VIE’s subsidiaries, own and operate our own regional sorting centers, Cloud OFCs and service outlets. We, through the VIE and the VIE’s subsidiaries, also directly own and operate our fleets. In order to establish broader network and provide more efficient services, we, through the VIE and the VIE’s subsidiaries, cooperate with third-party transportation providers in providing freight transportation services and with some network partners to promote our business. As of June 30, 2022, the VIE and the VIE’s subsidiaries’ transportation and sorting network is comprised of 35 regional sorting centers, 22 Cloud OFCs and 42 service outlets. Our network in China covered 341 cities in over 31 provinces as of June 30, 2022.

Extensive and Growing Ecosystem

Our ecosystem is comprised of the Company, clients, and transportation providers. We, through the VIE and the VIE’s subsidiaries, have established business relationships with over 4,000 medium to large-scale corporate clients, and over 40,000 transportation providers, as of June 30, 2022. Moreover, our reach extends to individual consumers, small and medium corporate clients, and large-cap companies through our network. We, through the VIE and the VIE’s subsidiaries, serve various industries and have developed a strong presence in the manufacturing, fast moving consumer goods and publishing industry.

Superior Service Quality

We endeavor to consistently provide superior services to our clients. We believe we have successfully designed, established and streamlined policies and processes to achieve standardization and control over service quality delivered across our networks. We constantly monitor a variety of key service quality metrics, such as delivery date rate, complaint rate, and damaged or lost freight rate, and we continuously strive to improve each of these rates. In addition, we, through the VIE and the VIE’s subsidiaries, operate a call center system to provide real-time assistance to our clients 10 hours a day, 7 days a week. We believe that our clients choose our services due to our superior service quality.

Experienced Management Team with a Proven Track Record

Our management has extensive experience, knowledge, and proven track records within the logistics industry, which brings us to a deeper understanding of business operations as well as deep industry connections. The majority of our senior management team has been with the Company for many years, and some of them have been with us since our inception in 2001. Mr. Yongxu Liu, our Chairman, chief executive officer and President, has over 20 years of experience in the logistics industry. Mr. Yongxu Liu founded our Company with a vision to provide accessible, reliable, and high-quality logistics solutions to Chinese businesses and to become a leading player in the industry. Under his leadership, our Company started off in 2001 from being a small-sized logistics service provider with only 60 employees, to becoming one of the largest logistics service providers in China with total transportation volume of approximately 3,500,000 tons for the six months ended June 30, 2022 and we have and 1,560 employees as of June 30, 2022. For further details on our directors and senior management, see “Management.”

Our Growth Strategies

We aspire to be a leading company in the contract logistics market in China, and we intend to pursue the following strategies in furtherance of our growth:

Expand Market Share

We currently intend to build our business upon our current position and presence with the goal to become more influential in the contract logistics market in China. We will continue working on enhancing our brand recognition and image, improving value propositions, and achieving greater economies of scale. This will also help us to attract new clients and increase our share of existing clients’ logistics budgets through more frequent use of our services.

Broaden Our Service Offerings

We intend to broaden our service offerings. Through our existing transportation network, we aim to provide express delivery services and supplement our current cloud storage services with supply chain management solutions. In addition, we plan to continue enhancing the quality of our services in order to meet the individual needs of our clients and enhance client retention.

Further Strengthen Our Nationwide Transportation Networks

We plan to further strengthen our nationwide transportation networks to cover more geographic areas in China and boost future growth. Specifically, we intend to enhance our network density by penetrating into the greater Beijing area, Yangtze River Delta, western China, and northeastern China by setting up additional regional sorting centers, Cloud OFCs, and service outlets as well as expanding our existing ones.

Enhance Our Technology Platform and Infrastructure

We intend to continue investing in information technology and equipment in order to enhance our operational efficiency, reliability, and scalability, improve client experience, and reduce costs. Our initiatives include route planning optimization, sorting automation, and supply chain automation. To this end, we plan to hire, train, and retain the best talents in the industry and invest in research and development, including automated, smart, and high-tech warehouse equipment and systems. Our ultimate goal is to be able to fulfill various demands and requests from our clients by providing them with an integrated and one-stop warehousing and distribution services and experience.

Pursue Strategic Alliances and Acquisition Opportunities

From time to time, we may selectively form strategic alliances with other logistics companies or other business partners that bring synergies with our business. We may also selectively pursue acquisitions that will complement our business and operations. As of the date of this prospectus, we have not identified any specific strategic alliances or acquisition opportunities.

Our Service Offerings

Through our integrated network model, we, through the VIE and the VIE’s subsidiaries, provide B2B freight transportation services and cloud storage services to our clients. As an integral part of our freight transportation services and cloud storage services, we, through the VIE and the VIE’s subsidiaries, also provide a wide range of value-added logistics services, such as collection on delivery services, customs declaration services, packaging services, and shipment protection services. We, through the VIE and the VIE’s subsidiaries, execute these service commitments by investing in and retaining talented employees, developing innovative proprietary systems and processes, and utilizing a network of transportation provided by us and third-party transportation providers. While industry definitions vary, given our extensive contracting to create a flexible network of solutions, we are generally referred to in the industry as a contract logistics company.

The following chart sets out the services provided by us through the VIE and the VIE’s subsidiaries.

Freight Transportation Services (Transportation Services)

Freight transportation service is currently the largest segment in our business and sources of income. The revenue from freight transportation service decreased from approximately $155,986,000, or 94.94% of the total revenue for the six months ended June 30, 2021 to approximately $154,614,000, or 92.84% of the total revenue for the six months ended June 30, 2022. For the years ended December 31, 2021 and 2020, this business line contributed approximately $327,848,000 and approximately $273,685,000 to our revenue, respectively, representing 94.56% and 95.21% of the total revenue of 2021 and 2020, respectively.

We, through the VIE and the VIE’s subsidiaries, mainly offer FTL freight transportation and LTL freight transportation to enterprises for goods weighing over 500 kilograms as follows:

●	FTL: We provide professional transportation solutions with accurate FTL and special-truck delivery services. FTL freight transportation services are specially designed for heavy shipments which typically weigh over 3,000 kilograms. We have access to dry vans, flatbeds, hazardous parcel vans, and bulk capacity. We may connect our clients with our transportation network and third-party transportation providers that specialize in their transportation lanes and product types, and optimize the usage of our equipment.

●	LTL: LTL freight transportation involves the shipment of single or multiple pallets of freight. LTL shipments typically weigh between 15 kilograms and 3,000 kilograms. We mainly provide transportation services for B2B LTL shipments weighing between 500 kilograms and 3,000 kilograms.

We, through the VIE and the VIE’s subsidiaries, offer FTL freight transportation services when (i) the freight is large enough to require its own truck, (ii) the freight is fragile and it requires special handling, or (iii) the shipment has time critical or time-definite restrictions on the transit time of the freight; otherwise, we, through the VIE and the VIE’s subsidiaries, offer LTL freight transportation services, and our vehicles carry as many different orders of freight as they can manage and deliver them in whichever order best suits the journey. About 30% of our freight transportation services are provided by our self-owned fleet and the rest are provided by third-party transportation providers. For further details on these transportation providers, see “—Our Transportation Providers.”

To meet our clients’ different needs, we typically provide individualized transportation services on a contractual basis. We, through the VIE and the VIE’s subsidiaries, usually enter into freight transportation agreements directly with our clients for a series of freight transportation orders over a year. The service pricing, freight routes, settlement terms and other terms will be set forth in the agreements. Other than the clients who enter into service agreements with us for LTL or FTL freight transportation services, we also provide LTL freight transportation services to some retail clients based on the shipment orders generated from time to time.

For the six months ended June 30, 2022 and 2021, the fiscal years ended December 31, 2021 and 2020, we, through the VIE and the VIE’s subsidiaries, provided freight transportation services for 1,865, 1,817, 2,226 and 2,431 clients, respectively, in the industries of, among others, manufacturing, energy, telecommunications, internet, fashion, fast moving consumer goods, publishing, agriculture and e-commerce.

Shipment Flow

The following diagram illustrates the process for the completion of a typical freight transportation order.

Step 1: Freight Pickup

Our regional sorting center arranges for vans to collect the freight from the senders once it receives shipment orders. These vans are provided either by us or by third-party transportation providers. Through each waybill, we assign a unique tracking number and corresponding barcode to each parcel. The waybills, coupled with our automated systems, enable us to track the status of each individual parcel throughout the entire pickup, sorting, transportation, and delivery process. Our service outlets also receive small shipment orders and collect and send freight to our regional sorting centers from time to time.

Step 2: Freight Sorting and Line-Haul Transportation

Upon receiving freight, the regional sorting center will sort, pack, and dispatch the freights to the destination regional sorting center (line-haul transportation services between our regional sorting centers are provided). Barcodes attached to the freight are scanned as they pass each sorting and transportation gateway so that we and our clients can keep track of real-time delivery progress.

Step 3: Freight Delivery

Our destination regional sorting center unloads and sorts the freight, which is then delivered directly to the recipients’ sites using vans operated by us or third-party transportation providers. Recipients may also elect to pick up their freight at our delivery outlets. Once the recipient confirms receipt through signature, our whole service cycle is completed and the settlement of delivery service fee promptly appears on our payment settlement system.

For FTL shipments, we generally pick up the freight directly from the clients’ sites and transport them to the recipients’ destination using our line-haul transportation, without combining orders from different clients for an FTL shipment. For LTL shipments, we combine orders from different clients into an FTL shipment at our sorting centers and transport them to the designated location. Through our line-haul and short-haul transportation lines, regional sorting centers, and information system, we have consolidated freight and freight information to best provide valuable and concise information to our clients.

Freight Transportation Services Pricing

Our pricing, for each order of freight transportation, depends on the weight, route, type, and value-added services.

We determine our pricing based on various factors, including, but not limited to, operating costs, general market conditions, competitions, and service quality. Our service pricing may also be influenced by market conditions and competitions. From time to time, we may evaluate and adjust our service pricing based on, among other factors, market conditions and operating costs.

Cloud Storage Services (Warehouse Storage and Management Services)

We, through the VIE and the VIE’s subsidiaries, offer warehouse management, order fulfillment, delivery process management, in-warehouse processing, and inventory optimization management services to our clients to optimize their inventory and delivery process management. We, through the VIE and the VIE’s subsidiaries, also provide and arrange transportation services and coordinate shipments from merchants to our Cloud OFCs and from there to other locations designated by our clients as part of our order fulfillment services.

Inventory Management

Cloud OFCs differ from traditional warehouses in that they can support direct order fulfillment and dispatch operations in addition to storage functions. They are “cloud-based” because we take full responsibility for the optimal allocation of our clients’ inventory into different Cloud OFCs and save our clients from the hassle of day-to-day operations, therefore, from our clients’ point of view, these Cloud OFCs are “in the cloud.”

As of June 30, 2022, we, through the VIE and the VIE’s subsidiaries, directly operated 22 Cloud OFCs across China with a total area of approximately 2,444,000 square feet, among which 5 Cloud OFCs were multistory facilities. All the Cloud OFCs use our technology infrastructure and are connected to various information systems across our platform. Therefore, we can allocate inventory of our clients effectively within our Cloud OFCs and coordinate our services, including subsequent transportation and delivery, accordingly. We constantly monitor the service quality of our Cloud OFCs to ensure we uphold the standard of our services. The following map illustrates our Cloud OFCs network as of June 30, 2022.

By utilizing our Cloud OFCs, we provide the following services to our clients through the VIE and the VIE’s subsidiaries:

●	Storage. We offer reliable and convenient storage solutions for a variety of commercial needs through the warehouses owned or leased by us. Our warehouse facilities are temperature-controlled, secured, and fire-preventive to protect the integrity of our client’s products.

●	Pick and Pack. After receiving pick tickets from our clients, our team of trained professionals retrieve clients’ orders according to the instructions on the corresponding pick tickets and pack the items in preparation for shipping.

●	Kitting and Assembly. Based on the instructions of our clients, we arrange individual items and assemble the separate pieces into a single ready-to-ship set according to specified combinations.

●	Fulfillment. We receive orders from clients via our WMS or e-mail. We then generate pick-up tickets, and send these tickets to the warehouse for packing, before the goods are picked up by the clients’ designated transportation carriers. Ownership and responsibility of the goods are then transferred to such carriers.

●	Delivery Process Management. We conduct the handover of the shipments of our clients to their transportation and distribution carriers pursuant to the standard operating procedures set forth in our agreements with the clients.

●	Other Value-added Services. We also offer some value-added services such as inbound qualify testing, repackaging, labeling, and inventory shelf life management.

●	Inventory Optimization Management. We regularly provide to our clients different reports reflecting the status of their storage and inventory so that they can make business decisions accordingly to optimize their inventory structure.

With our WMS, we are able to effectively monitor the capacity of our warehouses on a real-time basis and track each and every movement of a good from its entry into our warehouse to its delivery at its destination, including receiving, storing, packing, and shipping. For details of our WMS, see “—Our technology infrastructure.”

We normally enter into 1-year to 5-year service contracts with our cloud storage service clients. Our contracts specify the details of our services based on the client’s expected sale volumes and the floor areas to be used. Our contracts typically state the unit price of each service we provide. The amount of revenue we generate depends on the unit price and volume.

Logistics

We, through the VIE and the VIE’s subsidiaries, have integrated our transportation network and Shengfeng TMS with our client’s respective logistics network and systems. By leveraging our technologies and professional expertise, we are capable of creating and designing solutions for optimizing, transforming, and upgrading our clients’ supply chains as well as reducing their costs. Our national footprint allows us to provide these services to our clients and their manufacturing partners across many regions of China.

The following diagram illustrates the product flow in a typical supply chain. Each client, based on its individual needs and recommendations from our solution design, may elect to use any combination of the various services we provide at each step of the product flow.

●	Inbound Logistics. We craft and optimize inbound logistics networks for our clients to ensure that the flow of goods and materials into their business meets their operational objectives. We use different delivery methods specific to the various goods we handle. For instance, a milk run is a delivery method used to transport mixed loads of raw materials from various suppliers to one client. Instead of having each of our client’s suppliers transport raw materials individually, we will visit the client’s suppliers on a prearranged date, pick up raw materials, and deliver them to the client.

●	Line-haul and Short-haul Distribution. We assist clients in the transportation of intermediate goods and products between their factories and warehouses and between warehouses in different regions. Our line-haul and short-haul transportation network makes the process efficient and keeps the costs low for our clients.

●	Outbound Logistics. We assist clients in the transportation of products to ender users or distribution centers through line-haul and short-haul transportation, regional distribution, or last mile delivery, depending on the destinations and the amount of freight.

●	Reverse Logistics. In reverse logistics, the goods move from the end user back to the seller or manufacturer, our clients. We help clients manage activities after the initial sales, including returns, refurbishing, packaging, and unsold goods. Through the process, we aim to reduce storage and distribution costs, improve clients’ reputation among its end users, satisfy client’s needs, and create a more sustainable supply chain for our clients.

Value-added Services

In addition to our B2B freight transportation and cloud storage services, we, through the VIE and the VIE’s subsidiaries, provide a wide range of value-added services to our clients to meet their diversified needs.

Collection on delivery services. Under circumstances where a seller ships goods to a buyer, we provide the seller with the option to authorize us to collect payments from the recipient on its behalf. We charge collection fees equal to 4% of the collected payment for a transaction, and we wire the collected payment back to the seller on the same day of collection.

Customs declaration services. Some of our clients require international shipping services, in response, we provide customs declaration on an as-needed basis to assist them in meeting the legal requirements such as import and export, and trade. We engage third-party service providers that maintain the licenses required under applicable PRC laws and regulations for providing customs declaration services.

Delivery upstairs services. We offer door-to-door delivery services. In China, it is customary for logistics companies to charge additional fees based on the floor level. The higher the floor, the higher the fees. Fees are calculated based on a number of factors, including, but not limited to, weight of the goods, destination floor, and elevator availability.

Packaging services. We provide shipment packaging services to our clients. In addition to regular packaging materials, we provide a few other options. For instance, we have introduced temperature control materials for packing fruits and vegetables or otherwise perishable goods, shock absorbing materials for packing fragile goods in order to reduce damages that may occur during transportation, and wooden materials for carrying heavier goods.

Other than the regular and necessary packaging protection on shipments we provide at no additional costs to the clients, we also provide additional packaging protection services in two options: active protection and protection upon request. Active protection will be provided free of charge based on our own judgment and experience without requests from our clients. It mostly involves shipments of special products or under certain extreme natural conditions, such as high precision instruments which need special fixing protection, or liquids being sent to cold areas in the winter which need cold resistant protection. Additional packaging protection upon request from our clients will incur additional fees based on the shipment and the requests.

Pay-at-arrival services. We typically require senders to pay for shipment fees as we collect freight from them. Alternatively, senders may select the pay-at-arrival option, which authorizes us to collect shipment fees from recipients upon freight arrival. In this case, the Company will deliver the shipment upon the receipt of shipment fees from the recipients.

Return proof of delivery. For this service, we issue receipts with either the recipients’ signatures or other credible documentations back to the senders, which allows senders to obtain proof of receipt from recipients. We also offer senders the option to receive and view such receipts electronically on their desktop or phones.

Shipment protection. We provide shipment protection services to our clients. For the clients who enter into service agreements with us, terms and conditions of shipment insurance are generally set forth under the service agreements, and they are usually responsible for the insurance premium in the amounts as set forth under the agreements on a case-by-case basis. For the retail clients, they can decide on whether to purchase shipment protection insurance policy or not at their sole discretion. If they choose to purchase such insurance policy, they will usually be charged an insurance premium of approximately 0.3% of the declared value of the shipments. If a client has purchased shipment protection services, in case of lost, stolen, or damaged shipment during transit, he/she should first provide us with a claim letter and proof of value. Once we verify those materials, we will reimburse the client’s loss accordingly based on the terms and conditions set forth under the service agreements. Afterwards, we will claim for reimbursement from the insurance company based on the insurance policies. The insurance company will then claim for reimbursement from the parties at fault, if the Company is not at fault. If a client has not purchased shipment protection services, then in case of lost, stolen, or damaged shipment during transit, we will reimburse for the client’s loss in the amount equal to 1 to 3 times of the shipping fees.

Our Network and Infrastructure

Our network consists of regional sorting centers, Cloud OFCs, service outlets, the line-haul and short-haul transportation network operated by us, and our network partners across China.

Regional Sorting Centers

Our regional sorting centers are connected by a line-haul transportation network that we operate. They collect freight directly from clients or from service outlets within their coverage area, sort it according to destinations, and dispatch the freight to the designated regional sorting centers. As of June 30, 2022, we, through the VIE and the VIE’s subsidiaries, operated 35 regional sorting hubs in Fujian, Guangdong, Shanghai, Beijing, Zhejiang, Hubei, and 16 other provinces in China. Under our operational guidelines, our regional sorting centers did not experience any significant service interruption during the COVID-19 pandemic or peak seasons.

The following map shows our nationwide sorting center network as of June 30, 2022.

Our centralized planning team coordinates the development and expansion of new and existing regional sorting centers, including site selection, facility layout design, and equipment purchase. As we strive to provide seamless and efficient logistic solutions to our clients, we regularly contemplate our opportunities to improve our services. We will consider adding new regional sorting centers if they help optimize our route or increase our capacity in the surrounding areas. We select the locations based on certain factors, including, but not limited to: (i) client density, (ii) ease of access, (iii) rent pricing, (iv) payment method, (v) regulatory compliance, (vi) safety, and (vii) surrounding infrastructure and environment.

We design our regional sorting centers in a uniform manner to deliver a consistent brand image and build in extra capacity for volume growth in the foreseeable future. We hire 20 to 400 employees in each of our regional sorting center, depending on the local freight volume, and we provide each center with sorting and loading equipment.

When planning routes, we prioritize the efficiency of the entire network. We dispatch freight to the regional sorting center closest to its destination even if the regional sorting center and the destination are located in different administrative regions. This reduces transportation time and lowers our and our clients’ transportation costs. Our route planning and management benefit from our years of experiences and information technology infrastructures, and they enable us to track freight movement on a real-time basis.

Among our regional sorting centers, 2 are located on lands that we own and the remaining 33 are located on leased lands.

Cloud OFCs

See “—Service Offerings by Us—Cloud Storage Services” above.

Line-haul and Short-haul Transportation Network

We, through the VIE and the VIE’s subsidiaries, operate over 600 line-haul and short-haul routes. We utilize our self-owned fleet in addition to the vehicles owned and operated by third-party transportation providers to form both our line-haul transportation network for long-distance, high-capacity transportation, and our short-haul transportation network for short-distance, low-capacity pickup and delivery. Because we control route planning and vehicle dispatch of our entire line-haul and short-haul transportation system, we plan our routes with the goal to lower transportation costs and transit times.

As of June 30, 2022, our own line-haul fleet is comprised of 256 truck headstocks and over 1,000 cabinets for ordinary shipments and 10 truck headstocks and 15 cabinets for hazardous shipments. We, through the VIE and the VIE’s subsidiaries, invest in our fleet with our own funds so we are able to adjust the ratio of different vehicle models swiftly to react to changes based on operational needs. We mostly use 16-meter-long trucks, which have nearly twice the loading capacity of 9.6-meter-long trucks (commonly used in the industry), to minimize marginal costs and lower unit line-haul transportation costs. The uniform design of our regional sorting centers with extra parking space also allows us to lower transportation cost of freight. To increase our transportation efficiency, we utilize the drop and pull transportation method.

As of June 30, 2022, we, through the VIE and the VIE’s subsidiaries, also owned 262 vehicles for our short-haul transportation.

For the six months ended June 30, 2022 and 2021, the fiscal year ended December 31, 2021 and 2020, approximately 30%, 30%, 30% and 30% of our freight transportation services were provided by our self-owned fleet and the balance was outsourced and provided by independent third-party transportation providers. For the six months ended June 30, 2022 and 2021, the fiscal years ended December 31, 2021 and 2020, we had 27,374, 26,308, 49,036 and 50,132 outsourced vehicles for over 2,52 million, 1.38 million, 4.84 million and 4.93 million shipments, respectively. The price we pay to third-party transportation providers is based on our market insights on cost factors, including (i) toll cost based on route, (ii) fuel cost based on route, type of truck used, and fuel price, and (iii) other costs such as drivers’ compensation, depreciation, and maintenance cost. For details on third-party transportation providers, see “—Our Transportation Providers.”

Service Outlets

As of June 30, 2022, we, through the VIE and the VIE’s subsidiaries, operated 42 service outlets across China. Our service outlets, in their assigned geographical areas, will (1) create shipment orders and accept goods for shipment from our LTL clients; (2) deliver goods for shipment to our regional sorting centers for freight transportation; and (3) accept shipments from regional sorting centers for the clients to pick up. Each service outlet typically has 3 to 5 employees.

We will consider adding new service outlets if they help optimize our route or increase our capacity in the surrounding areas. We select the locations based on certain factors, including, but not limited to: (i) client density, (ii) ease of access, (iii) rent pricing, (iv) internal layout, (v) regulatory compliance, and (vi) surrounding infrastructure and environment.

Network Partners

To increase our client base and network coverage, we, through the VIE and the VIE’s subsidiaries, have also entered into some network partner agreements. Our network partners will create shipment orders and accept goods for shipment from their clients. Afterwards, they will deliver the goods to our regional sorting centers for our freight transportation. The network partners are solely responsible for the rights and obligations under the service agreements entered into by and between them and their clients. For the six months ended June 30, 2022, our network partners contributed approximately 0.36% of our income from operations. For the year ended December 31, 2021, our network partners contributed approximately 0.49% of our income from operations.

Our Ecosystem

We have built a growing ecosystem with various types of participants, including the Company, clients, and transportation providers. As our Company continues to expand, we expect that more participants will join our ecosystem, which in turn, we believe, will bring us more business. The current ecosystem has enhanced our user experience and brand value. We expect this will drive our growth.

The following graphic illustrates the participants and the network effect of our ecosystem.

Our Clients

We, through the VIE and the VIE’s subsidiaries, mainly serve clients in connection with the delivery of their products to consumers and other businesses. We have clients in various industries, including manufacturing, energy, telecommunications, internet, fashion, fast moving consumer goods, publishing, agriculture and e-commerce. Our largest clients include CATL Battery, Bright Dairy, SF Express, Schneider Electric, and Xiaomi. We served 2,116, 2,061, 2,535 and 2,595 clients during the six months ended June 30, 2022 and 2021, the fiscal years ended December 31, 2021 and 2020, respectively, and no client accounted for more than 5% of our total revenue during those years. The following table sets forth the top three industries our clients are in by percentage as of June 30, 2022:

Industry	Percentage
Manufacturing	16.20%
Fast moving customer goods	16.04%
Publishing	6.39%
Total	38.63%

Client Service

We believe that our client service enhances our client loyalty and brand image. Therefore, we provide ongoing trainings to our employees and transportation providers, and we conduct regular performance reviews to ensure the quality of our services.

We, through the VIE and the VIE’s subsidiaries, operate a call center system to provide real-time assistance to our clients by our approximately 245 client service representatives 10 hours a day, 7 days a week. Our automated system continues to respond to inquiries outside of the normal business hours and forwards complicated inquiries to our client service representatives for further handling. Our call centers are localized with branch offices in over 20 provinces in China with mostly local hires to leverage their local knowledge. All branches can be reached via a unified number and use the same call system and database. Our call system automatically forwards incoming calls to the local branch near the caller’s location. Our client service representatives adhere to the same client service standards nationwide and their local knowledge contributes to enhanced client service effectiveness. At the end of each call, we ask the caller to grade the quality of our client service and a designated call-back team will follow up on all incidences of dissatisfaction. In addition, we hold regular training sessions for our client service representatives and conduct regular performance reviews to ensure that they provide high quality client service.

Our Transportation Providers

During the six months ended June 30, 2022 and 2021, we, through the VIE and the VIE’s subsidiaries, cooperated with approximately 22,411 and 19,352 transportation providers, respectively. These transportation providers are of all sizes, including owner-operators of a single truck, private fleets, and large trucking companies. All these transportation providers provide vehicles to carry out transportation tasks within our line-haul and short-haul transportation network. The table below sets out the number of each category of transportation providers.

	Six Months Ended June 30,		Fiscal Years Ended December 31,
	2022	2021	2021	2020
Owner-operators of a single truck (#)	21,164	18,155	35,224	38,992
Private fleets (#)	25	44	54	91
Large trucking companies (#)	1,222	1,153	1,458	1,278

To strengthen and maintain our relationships with transportation providers, our employees regularly communicate with them and try to assist them by increasing their equipment utilization, reducing their empty miles, and repositioning their equipment.

To ensure that we only cooperate and work with qualified transportation providers, our management formed an evaluation standard to control the quality of their services:

●

Selection. We carefully examine transportation providers’ operating permits, vehicle condition, vehicle model, and whether the vehicles are connected with the BeiDou Navigation Satellite System, a Chinese satellite navigation system, and select qualified and reliable providers.

Regarding the cooperation with owner-operators of a single truck and private fleets, we also participate in the process to select drivers. We will verify and examine the drivers’ licenses and take into consideration the history of cooperation between the Company and the drivers.

●	Inspection. After a transportation provider begins cooperating with us, we regularly inspect its performance during different stages of the cooperation according to detailed specifications and timeline for services in our agreement.

●	Review. We review the performance of each provider and rate them according to quality of services, timeliness, prices, and client services. Depending on the performance, we can increase, decrease, or terminate the cooperation with a provider.

We, through the VIE and the VIE’s subsidiaries, typically enter into transportation contracts with providers (i) for a specific period of time, typically one year, or (ii) for a specific order. Our contracts will specify the rights and obligations of the Company and the service providers, including, but not limited to, quantities, specification, unit price, delivery timeline, payment date, liabilities and remedies. Service providers shall be responsible for accidents, including economic loss caused to the Company, if they are at fault.

We, through Shengfeng Logistics, entered into a Road Freight Transportation Cooperation Agreement with Hubei Luge on June 30, 2019. This agreement provided that Hubei Luge, as an Internet logistics platform, should provide road freight transportation services in China to Shengfeng Logistics, and its designated subsidiaries, through its platform, on the goods agreed upon and confirmed by both parties from time to time. The term of agreement was from July 1, 2019 to December 31, 2020. Shengfeng Logistics should pay Hubei Luge a shipping fee per shipment equal to the amount of shipping fee paid by Hubei Luge to the actual operator divided by 95.1%.

Additionally, we, through Shengfeng Logistics, entered into a Road Freight Transportation Platform Cooperation Agreement with Hefei Weitian Yuntong Information Technology Co., Ltd., or “Hefei Weitian,” on September 1, 2020. This agreement provides that Hefei Weitian, including Hubei Luge and Anhui Luge as its designated subsidiaries, as an Internet logistics platform, shall provide road freight transportation services in China to Shengfeng Logistics, and its designated subsidiaries, through its platform, on the goods agreed upon and confirmed by both parties from time to time. The term of agreement is from September 1, 2020 to August 31, 2021. Shengfeng Logistics shall pay Hefei Weitian a shipping fee per shipment equal to the amount of shipping fee paid by Hefei Weitian to the actual operator divided by 95.1%. Anhui Luge and Hubei Luge are affiliates under the control of Hefei Weitian.

Security and Safety

We have designed and integrated safety policies and procedures across the full scope of our business. Our key safety measures include:

Operational Security and Safety

We, through the VIE and the VIE’s subsidiaries, have established security screening protocols to inspect freights before acceptance. We have listed prohibited items for ground transportation such as flammables, explosives, gunpowder, and gasoline. We also implement X-ray screenings to find hazardous or prohibited items. Our safety screening system will continue to evolve in order to meet ever changing technologies.

Workplace safety and transportation safety are important to our business. We have implemented protocols for safety of ground transportation for the operations of our regional sorting centers, Cloud OFCs, and service outlets to minimize risks of accidents. We provide periodic trainings to our employees and transportation providers to recognize hazards, mitigate risks and avoid injuries of themselves and others at work.

Data Privacy and Safety

We, through the VIE and the VIE’s subsidiaries, have designed and implemented comprehensive procedures and guidelines to regulate our employees and transportation providers’ actions in relation to confidential data and information to ensure data security. We employ a variety of technical solutions to prevent and detect risks and vulnerabilities in our data privacy and safety, such as encryption and a firewall. We store and transmit all confidential data and information in encrypted format on separate servers and back up our data and information on a regular basis. We do not share our data or allow third parties to access our data stored on our servers without prior authorization, and we periodically test our systems and procedures to detect and eliminate information security risks and privacy risks.

Our Technology Infrastructure

In order to build our core technology systems and software to meet our needs, we, through the VIE and the VIE’s subsidiaries, maintain an in-house team for our technology research and development. For details of our research and development, see “—Research and Development.” We, through the VIE and the VIE’s subsidiaries, have also contracted with some third-party software design companies for licenses to use some of the systems they designed and developed, such as some financial reporting and accounting systems. Our goal is to utilize these technologies to increase efficiency in operations, enhance client experience, and contribute to our success.

Shengfeng TMS is the main system for our transportation services, which is a comprehensive management system that allows us to effectively monitor and manage the various stages of transportation, payment, and client service. Shengfeng TMS has the following key functions:

Shipment transportation and tracking management. Our shipments are sorted and dispatched based on the automatic routing calculation function provided by Shengfeng TMS. Our GPS trackers, attached to every vehicle, is synchronized with Shengfeng TMS, which will allow us to track the status and location of each shipment on a real time basis. We also integrate our GPS tracking with BeiDou Navigation Satellite System, WeChat mini programs, and manual recording, also available on our website and official WeChat account. This integration will allow our clients to track shipments and search our service outlet locations and sorting center locations.

Payment calculation. Shengfeng TMS tracks each client’s order and allows us to view and issue bills to our clients and track client payments.

Client portal and service support. We maintain an online client portal, where our clients may register their own accounts. Through our online client portal, our clients may view all of their order histories, track shipment status in real time, and make direct service requests. Our client service representatives have access to Shengfeng TMS’s database through which they can provide a better and more effective service to our clients on a real time basis. In particular, our employees will load and unload the shipments according to the preferences of the clients, stored in the TMS system and sent through the portal, and our drivers will provide delivery services based on the instructions and requirements sent from the portal to cater for the needs of the clients.

Portals for third-party transportation providers. Our management relies on Shengfeng TMS to effectively manage transport providers. We create an individual profile for each of our service providers and store all corporate records or other material information into the system. Service providers are required to register for accounts on the system prior to their cooperation with us, which allows them to monitor the real-time status and location of each shipment they have been assigned. This also allows us to keep track of those shipments in the hands of third-party transportation providers, as service providers are required to report location and shipments status of transport to Shengfeng TMS on a regular basis. In addition, Shengfeng TMS is also capable of handling payment settlements.

We, through the VIE and the VIE’s subsidiaries, own and operate a data center to support our core operational systems such as Shengfeng TMS and WMS. Our data center provides the network infrastructure for our managerial, network safety, authority authentication, data backup, and other non-core functions.

In order to optimize our warehouse storage and management services, we utilize our WMS. It has six core functions: a) storage location management; b) order management; c) “First-In, First-Out” management; d) order and operation review; e) bar code management and tracking; and f) storage management. With WMS, we are able to increase the accuracy of goods dispatching, to enhance the efficiency of the operation, to improve the quality management and to control and realize the warehouse management process visualization.

Our WMS operates according to certain rules of warehouse management including rules of pick-up, quality inspection, warehouse and storage separation and arrangement. Rules of the WMS can be set based on the characteristics of different projects on site. Depending on the features of the goods, we perform certain procedures accordingly after their receipt, such as counting, quality inspection, box combination, storage location designation, and storage on the shelves. After the goods are stored in our warehouse, we keep track of their storage locations and we may move them from time to time in preparation of upcoming shipments or for better utilization of storage space. Once we receive any order for shipment, we make plans, create good pick-up orders, pick up the goods and verify the process again to control our accuracy and our service quality. Goods will also be tracked until delivery and such result will be reflected in our system. With our WMS, we are able to effectively monitor the capacity of our warehouses on a real-time basis and track each and every movement of a good from its entry into our warehouse to its delivery at its destination, including receiving, storing, packing, and shipping.

Intellectual Property

We rely on a combination of trademark, patents, copyrights, trade secret, and contractual agreements to protect our proprietary rights.

Trademark

As of the date of this prospectus, we had registered, through the VIE and the VIE’s subsidiaries, 36 trademarks, including 33 trademarks with the Trademark Office of the State Administration for Industry and Commerce in China, such as our Company’s Chinese name, “Shengfeng (盛丰),” 1 trademark with the Economic Affairs Bureau of Macao Special Administrative Region, 1 trademark with Trade Marks Registry Intellectual Property Department of the Government of the Hong Kong Special Administrative Region and 1 trademark with the Intellectual Property Office of Taiwan.

Copyright

As of the date of this prospectus, we had registered, through the VIE and the VIE’s subsidiaries, 79 computer software copyrights, including those that relate to Shengfeng TMS, with the PRC National Copyright Administration.

Patent

As of the date of this prospectus, we had registered, through Guangdong Shengfeng Logistics Co., Ltd., one of the VIE’s subsidiaries, 2 invention patents and 12 utility model patents with the National Intellectual Property Administration.

Domain Name

As of the date of this prospectus, we had registered, through the VIE, 8 domain names, including our main website. The following table summarizes our domain name registration:

Domain Name	Territory
sfwl.com.cn	China
sfwl.ink	International
sfwl.net	International
sfwl.online	International
sfwl.vip	International
4008556688.cn	China
4008556688.com.cn	China
4008556688.net	International

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to infringe upon our intellectual property rights. In addition, third parties may initiate litigation against us alleging infringement of their proprietary rights. See “Risk Factors—Risks Related to Our Business and Industry—We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.”

As of the date of this prospectus, we have not been subject to any material dispute or claims for infringement upon third-party trademarks, licenses, and other intellectual property rights in China.

Competition

The contract logistics industry in China is highly fragmented, and we compete with many local, regional, and national logistics companies with more resources including Sinotrans Logistics Ltd., Beijing Changjiu Logistics Co., Ltd., and Kerry Logistics (EAS) Limited. The competitions among contract logistics companies are primarily based off of service pricing, transportation speeds, service offerings, and other factors. We believe our relatively long operating history, superior operational capabilities, well-established national transportation networks, and high-quality services give us the competitive advantages over others.

Entry into the contract logistics industry requires significant initial investment in network construction, equipment and vehicle purchases, and formulation and attraction of new business partners. However, other express delivery service providers or e-commerce companies which may be more established, may utilize or further improve their existing proprietary delivery and transportation infrastructure to compete with us. Furthermore, as we look to expand our service offerings and client base, we may face competition from players in those new sectors.

Branding and Marketing

We strive to enhance our brand awareness through high service quality and various marketing initiatives. Shengfeng Logistics was recognized as one of China’s outstanding logistics companies by the China Communications and Transportation Association (the “CCTA”). Furthermore, Shengfeng Logistics was classified as an AAAAA class logistics company and among the top 10 companies with logistics informatization capacity by the China Federation of Logistics and Purchasing in 2018. Shengfeng Logistics was also recognized as a top 100 logistics companies in China by the CCTA in 2016 and 2018, respectively. Shengfeng Logistics was also ranked 32th out of the top 50 of privately-owned logistics companies in China by CFLP as of June 30, 2022.

We, through the VIE and the VIE’s subsidiaries, launched various programs and marketing activities to promote our brand and services. We rely on various social network mobile applications such as WeChat to distribute business updates and corporate news. Additionally, we offer convenient features such as shipment tracking, service outlet locator, shipment booking through our WeChat official account.

We participate in conferences and exhibitions in different industries to expand our pool of potential clients. We also design and develop different service packages to cater for the demands of clients in different industries so that we could extend our reach of potential clients in similar industries and upstream and downstream suppliers. We pay close attention to the development of innovative industries such as new energy vehicles, shared bikes and Internet TV, and have formed cooperation relationships with companies in such industries.

We bring in new clients through promotion activities by our sales employees, market bidding activities, research on upstream and downstream entities of our current clients, participation in conferences and exhibitions, meetings, calls, referrals, and other activities. In addition, we require our own fleet to apply our logos onto transportation vehicles and personnel uniforms in a consistent and unified manner in order to further enhance our brand recognition during interactions with the clients.

We plan to develop and improve our marketing strategies by focusing on the following: a) maintaining existing client relationships; b) establishing new client relationships; c) enhancing our service quality and efficiency; and d) managing our marketing system and expertise. We will make specific marketing plans and take different approaches based on the various industries, sizes, contract amounts and needs of our clients.

Employees

As of December 31, 2021, 2020, and 2019, we, through the VIE and the VIE’s subsidiaries, had a total of 1,543, 1,583 and 1,567 full-time employees located in China, respectively. As of June 30, 2022, we, through the VIE and the VIE’s subsidiaries, had a total of 1,560 full-time employees located in China. The following table sets forth the breakdown of our employees by function as of June 30, 2022:

Function	Number	% of Total
Stevedore	47	3.01%
Transportation	184	11.80%
Management Administration	398	25.51%
Client Service	225	14.42%
Operation Support	580	37.18%
Sales and Marketing	105	6.73%
Technology and Engineering	21	1.35%
Total	1,560	100%

In addition to our own full-time employees, our workforce also includes 689 dispatched workers and 644 contractors, as of June 30, 2022. In addition, third-party transportation providers retain their own employees according to their individual operational needs.

We believe our employees’ compensation packages are competitive and we have created a merit-based work environment that encourages initiative. As a result, we have generally been able to attract and retain qualified personnel and maintain a stable core management team.

We are required by applicable PRC laws and regulations to participate in various statutory employee benefit plans, including social insurance, medical insurance, maternity insurance, workplace injury insurance, unemployment insurance, and pension benefits through a PRC government-mandated multi-employer defined contribution plan. Pursuant to PRC regulations, we are required to contribute specific percentage of salaries, bonuses, and allowances (up to a maximum amount, specified by local governmental regulations) to the employee benefit plan. As of the date of this prospectus, we have not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations, but we have taken measures to comply with related laws and regulations. Such measures include, but are not limited to, outsourcing our labor-related matters and making payments for unpaid social insurance and housing fund contributions, which may increase the costs of our business and operation. We are endeavoring to have sufficient funds to address our social insurance and housing fund contribution requirements by the end of next year.

We enter into standard labor agreements with our full-time employees with standard confidentiality and non-compete provisions.

We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Research and Development

As information technology plays an essential role in our business and services, we endeavor to develop and adopt advanced information technology to increase efficiency and accuracy in operations, enhance client experience and satisfaction, and ultimately contribute to our growth and success.

We, through the VIE and the VIE’s subsidiaries, maintain an in-house R&D team which consists of four departments in Shengfeng Logistics: Product Department (8 employees and 1 manager), Operation and Maintenance Department (3 employees and 1 manager), TMS Research and Development Department (10 employees and 1 manager) and WMS Research and Development Department (3 employees and 1 manager). All of the said departments are under the supervision of the Director of the Information Section of Shengfeng Logistics. Product Department is mainly responsible for the gathering of product development requests and opinions, coordinating the communication among different parties on product development and providing necessary trainings to support new products. Operation and Maintenance Department is mainly responsible for maintaining the computer network, operating systems, software and hardware, and other equipment to ensure they function properly and are secured. TMS Research and Development Department and WMS Research and Development Department are mainly responsible for the research and development of TMS and WMS. At least once or twice per year, the Director of the Information Section will call for a meeting with certain managers and qualified employees from the R&D departments to discuss the necessity and possibility of new information technology developments and technology upgrades. Any proposal discussed and approved during the meeting will be presented to the management for further discussion and decision.

From time to time, we contract with some third-party software design companies for licenses to use some of the systems they designed and developed, such as some financial reporting and accounting systems. They will also maintain the systems and provide necessary supports to us.

Our passion and dedication for improvement and innovation have been translated into our ability to develop and introduce new and diversified services with a fast pace, converting our advantage in research and development into our commercial competitive advantage in the logistic industry. Through years of effort, as of June 30, 2022, we have registered 43 computer software copyrights with the PRC National Copyright Administration and 1 invention patent with the National Intellectual Property Administration. Since 2012, Shengfeng TMS has been our main system, which is a comprehensive management system that allows us to effectively monitor and manage the various stages of transportation, payment, and client service. It is the Company’s plan to continue its dedication to the research and development on information technology to enhance efficiency and client experience.

For more details on our technology infrastructure and intellectual property, please refer to “Our Technology Infrastructure” and “Intellectual Property.”

Properties and Facilities

Our principal executive office is located at Shengfeng Building, No. 478 Fuxin East Road, Jin’an District, Fuzhou City, Fujian Province, People’s Republic of China, 350001, where we, through Shengfeng Logistics, lease such property from a related party, Fuzhou Tianyu Shengfeng Industrial Co., Ltd., a company controlled by Yongteng Liu, who is the brother of Yongxu Liu, our CEO and Chairman, with an area of approximately 24,886.16 square feet, with a lease term from November 1, 2020 to October 31, 2022 and a monthly rent of RMB115,648 (approximately US$17,960). We also need to pay a monthly property management fee of RMB15,564 (approximately US$1,796). We have priority to renew the lease as long as we use the property for the same purpose, but we are required to notify the landlord at least two months in advance if we would like to renew the lease.

As of June 30, 2022, we, through two of the VIE’s subsidiaries, owned 2 office buildings in China with aggregate gross floor areas of approximately 58,348.58 square feet and we, through the VIE and the VIE’s subsidiaries, leased 34 office buildings in China with aggregate gross floor areas of approximately 255,868.48 square feet. The terms of such leases range from 1 to 5 years.

In addition, as of June 30, 2022, 2 of the regional sorting centers operated by the VIE and the VIE’s subsidiaries with an aggregate gross floor area of approximate 64,838.16 square feet are on the land we own, and 33 of the regional sorting centers operated by the VIE and the VIE’s subsidiaries with an aggregate gross floor area of approximately 1,626,419.11 square feet are on leased land. The terms of such leases range from 1 to 5 years.

As of the date of this prospectus, we, through the VIE and the VIE’s subsidiaries, directly operate 22 Cloud OFCs across China to provide warehouse storage and management services. As of June 30, 2022, 2 of the Cloud OFCs operated by the VIE and the VIE’s subsidiaries with an aggregate gross floor area of approximate 819,989.20 square feet are on the land we own, and 20 of the Cloud OFCs operated by the VIE and the VIE’s subsidiaries with an aggregate gross floor area of approximately 1,623,861.95 square feet are on the land we leased. The terms of such leases range from 1 to 3 years.

As of the date of this prospectus, we, through the VIE and the VIE’s subsidiaries, directly operate 42 service outlets across China. As of June 30, 2022, all of the service outlets operated by us with an aggregate gross floor area of approximately 134,476.76 square feet are on the land we leased. The terms of such leases range from 1 to 5 years.

The areas of self-owned properties and leased premises are based on the figures specified in the certificates of land use or the corresponding lease agreements.

The following table shows the information of the properties we, through three of the VIE’s subsidiaries, own as of June 30, 2022:

Location	Area (Square Feet)	Term of Use	Current Use
Tong Zhou District, Beijing, China	159,901.66	October 31, 1994 to October 30, 2044	Not in use as of the date of this prospective.
Tong Zhou District, Beijing, China	155,027.65	October 31, 1994 to October 30, 2044	Not in use as of the date of this prospective.
Tong Zhou District, Beijing, China	12,531.02	January 23, 1995 to January 22, 2045	Not in use as of the date of this prospective.
Tong Zhou District, Beijing, China	12,928.10	January 23, 1995 to January 22, 2045	Not in use as of the date of this prospective.
Fuqing City, Fuzhou Province, China	349,132.7	Until April 10, 2063	318,390.98 for Warehouse Storage and Management Services, 28,588.95 for Regional Sorting Center and 2,152.78 for offices
Suzhou City, Jiangsu Province, China	187,515.50	Until December 30, 2056	131,319.7 for Warehouse Storage and Management Services and 56,195.8 for offices
Suzhou City, Jiangsu Province, China	406,527.71	Until January 29, 2058	370,278.5 for Warehouse Storage and Management Services and 36,249.21 for Regional Sorting Center

We believe that the facilities that we currently own and lease are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate our future growth.

As of June 30, 2022, we, through the VIE and the VIE’s subsidiaries, operated 35 regional sorting hubs in Fujian, Guangdong, Shanghai, Beijing, Zhejiang, Hubei, and 16 other provinces in China. Among our regional sorting centers, two are located on lands that we own and the remaining 33 are located on leased lands. We provide each center with sorting and loading equipment.

As of June 30, 2022, our, through the VIE and the VIE’s subsidiaries, own line-haul fleet is comprised of 262 truck headstocks and over 1,000 cabinets for ordinary shipments and 10 truck headstocks and 15 cabinets for hazardous shipments. We also owned 262 vehicles for our short-haul transportation as of the same date.

Tangible properties of our regional sorting centers, Cloud OFCs, service outlets, and line-haul and short-haul transportation network operated by the VIE and the VIE’s subsidiaries across China include transportation and electronic equipment.

Seasonality

Our operating results have been subject to seasonal trends as a result of, or influenced by, numerous factors, including national holidays, weather patterns, consumer demands, economic conditions, and others. Although seasonal changes have not significantly impacted on our cash flow or affected our operations, we cannot guarantee that it will not adversely impact us in the future.

Insurance

We, through the VIE and the VIE’s subsidiaries, maintain various insurance policies to safeguard against risks and unexpected events. We have purchased compulsory motor vehicle liability insurance and commercial insurance such as automobile third-party liability insurance, property insurance, and cargo insurance. We have purchased employer liability insurance. We also provide work-related injury insurance to our employees.

We do not purchase insurance for items delivered by us. Instead, our clients may purchase shipment protection services for valuable items, and we will compensate those clients based on the declared value in the event of loss or damage that was caused by us. For more details, please see “Value-added Services – Shipment Protection.” Our clients are responsible for purchasing insurance for hazardous items delivered in the shipments, subject to the provisions set forth under the respective shipping agreements. We do not maintain business interruption insurance nor key-man insurance. Our management will evaluate the adequacy of our insurance coverages from time to time and purchase additional insurance policies as needed.

Unless otherwise set forth in their respective agreements, third-party transportation providers will be responsible solely for the shipment insurance. When an accident occurs, a transportation provider will reimburse and compensate our loss pursuant to our agreements and any third parties’ loss. If the transportation provider is not able to compensate the full amount of the loss to us or any other third parties, our insurance company will pay for the compensation under our insurance policies. Afterwards, the transportation provider shall reimburse our insurance company.

Legal Proceedings

From time to time, we are subject to legal proceedings, investigations, and claims incidental to the conduct of our business. We are not a party to, nor are we aware of, any legal proceeding, investigation, or claim which, in the opinion of our management, is likely to have an adverse material effect on our business, financial condition, or operation result. We may periodically be subject to legal proceedings, investigations, and claims relating to our business. We may also initiate legal proceedings to protect our rights and interests.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Relating to Foreign Investment

The Foreign Investment Law, promulgated by the National People’s Congress on March 15, 2019, has come into effect on January 1, 2020 and has replaced the major existing laws and regulations governing foreign investment in the PRC, including the Sino-foreign Equity Joint Ventures Enterprises Law, the Sino-foreign Co-operative Enterprises Law, the Wholly Foreign-invested Enterprise Law, and their implementation rules and ancillary regulations. Pursuant to Foreign Investment Law, the existing foreign invested enterprises established prior to the effective date of the Foreign Investment Law may keep their corporate organization forms within five years after the effective date of the Foreign Investment Law before such existing foreign invested enterprise change their organization forms, organization structures, and their activities of foreign-invested enterprises in accordance with the Company Law, the Partnership Enterprise Law and other laws. According to the Foreign Investment Law, “foreign-invested enterprises” thereof refers to enterprises that are wholly or partly invested by foreign investors and registered within China under the PRC laws, “foreign investment” thereof refers to any foreign investor’s direct or indirect investment in China, including: (1) establishing foreign-invested enterprises in China either individually or jointly with other investors; (2) obtaining stock shares, stock equity, property shares, other similar interests in Chinese domestic enterprises; (3) investing in new projects in China either individually or jointly with other investors; and (4) making investment through other means provided by laws, administrative regulations, or State Council provisions.

Investments conducted by foreign investors in the PRC are subject to the Catalogue of Industries for Encouraging Foreign Investment, or the Catalogue, and the Negative List, which were jointly issued by the NDRC and the MOFCOM. The version of the Catalogue currently in force was amended in 2020 and became effective on January 27, 2021, and the version of the Negative List currently in force was amended in 2021 and became effective on January 1, 2022, both of which further reduce restrictions on foreign investment.

On December 26, 2019 the State Council issued the Implementation Regulations for the Foreign Investment Law, or the Implementation Regulations which came into effect on January 1, 2020. According to the Implementation Regulations, in the event of any discrepancies between the Foreign Investment Law, the Implementation Regulations and relevant provisions on foreign investment promulgated prior to January 1, 2020, the Foreign Investment Law and the Implementation Regulations shall prevail. The Implementation Regulations also indicated that foreign investors that invest in sectors on the Negative List in which foreign investment is restricted shall comply with special management measures with respect to shareholding, senior management personnel and other matters in the Negative List.

Regulations Relating to Road Transportation

Pursuant to the PRC Regulations on Road Transportation promulgated by the State Council in April 2004 and most recently amended in March 2019, and the Provisions on Administration of Road Freight Transportation and Stations (Sites) issued by the Ministry of Transportation in June 2005 and most recently amended in June 2019, or the Road Freight Provisions, the business operations of road freight transportation refer to commercial road freight transportation activities that provide public services. The road freight transportation includes general road freight transportation, special road freight transportation, road transportation of large articles, and road transportation of dangerous cargos. Special road freight transportation refers to freight transportation using special vehicles such as vehicles with containers, refrigeration equipment, or tank containers. The Road Freight Provisions set forth detailed requirements with respect to vehicles and drivers.

Under the Road Freight Provisions, anyone engaging in the business of operating road freight transportation or stations (sites) must obtain a road transportation operation permit from the local county-level road transportation administrative bureau, and each vehicle used for road freight transportation must have a road transportation certificate from the same authority. The incorporation of a subsidiary of a road freight transportation operator that intends to engage in road transportation business is subject to the same approval procedure. If a road freight transportation operator intends to establish a branch, it should file with the local road transportation administrative bureau where the branch is to be established.

Although the road transportation operation permits have no limitation with respect to geographical scope, several provincial governments in China, including Shanghai and Beijing, promulgated local rules on administration of road transportation, stipulating that permitted operators of road freight transportation registered in other provinces should also make filings with the local road transportation administrative bureau where it carries out its business.

The VIE and the VIE’s subsidiaries have obtained road transportation operation permits to operate general road freight transportation or station (sites).

Pursuant to the Measures for the Administration of Road Transportation Safety of Hazardous Goods, or the “Measures,” jointly promulgated by the Ministry of Transport, the Ministry of Industry & Information Technology, the Ministry of Public Security, the Ministry of Ecology and Environment, the Ministry of Emergency Management and the State Administration for Market Regulation in China, which took effect on January 1,2020, the transportation of hazardous goods with road transportation vehicles and relevant activities shall be governed by the Measures. Under the Measures, carriers of hazardous goods shall carry hazardous goods within the business scope permitted by the competent transport departments. Carriers of hazardous goods shall maintain carrier’s liability insurance for the hazardous goods they carry. The Measures set forth detailed requirements with respect to consignors, carriers, loaders and drivers.

Regulations Relating to Cargo Vehicles

Pursuant to the Administrative Provisions concerning the Running of Cargo Vehicles with Out-of-Gauge Goods promulgated by the Ministry of Transportation, or the “Cargo Provisions,” took effect in August 2016 and most recently amended in August 2021, cargo vehicles running on public roads shall not carry cargo weighing more than the limits prescribed by this regulation and their dimensions shall not exceed those as set forth in the same regulation. Vehicle operators who violate this regulation may be subject to a fine of up to RMB30,000 for each violation. In the event of repeated violations, the regulatory authority may suspend the operating license of the vehicle operator and/or revoke the business operation registration of the relevant vehicle. Under the Cargo Provisions and the Regulations on Protecting Highway Safety promulgated by the State Council in China, or the “Highway Regulations,” which took effect on July 1, 2011, in the event of repeated violations, the regulatory authority may suspend the operating license of the vehicle operator and/or revoke the business operation registration of the relevant vehicle. In the event that more than 10% of the total vehicles of any road transportation enterprise are not in compliance with the Highway Regulations in any year, such road transportation enterprise’s business shall be suspended for rectification and its road transportation license may be revoked.

We rely on trucks and other vehicles owned and operated by third-party trucking companies, and the operation of our fleet is subject to this new regulation. We have an obligation to educate and manage vehicle operators as well as to urge them to comply with this regulation. We weigh and measure each cargo truck as they enter and leave our hubs and sortation centers to ensure their compliance with this regulation in terms of cargo weight. If any truck is not in compliance with this regulation, we will replace it with another vehicle that complies with this regulation. Otherwise, we may be subject to penalties under this regulation if we operate those trucks that exceed the limits set forth in the regulation.

Regulations Relating to Product Quality

Pursuant to the Product Quality Law of the PRC, or the Product Quality Law, which was promulgated by the Standing Committee of the National People’s Congress on February 22, 1993, became effective on September 1, 1993, and was recently amended on December 29, 2018, business operators, including manufacturers and sellers, are required to assume certain obligations in respect of product quality. Violations of the Product Quality Law may result in the imposition of fines. In addition, a company in violation of the Product Quality Law may be ordered to suspend its operations and its business license may be revoked. Criminal liability may be incurred under severe circumstances. A consumer or other victim who suffers injury or property losses due to product defects may demand compensation from the manufacturer as well as from the seller. Where the responsibility lies with the manufacturer, the seller shall, after settling compensation with the consumer, have the right to recover such compensation from the manufacturer, and vice versa.

Regulations Relating to Pricing

In China, the prices of a small number of products and services are guided or fixed by the government. According to the Pricing Law of the PRC, or the Pricing Law promulgated by the Standing Committee of the National People’s Congress of the People’s Republic of China (the “SCNPC”) on December 29, 1997 and became effective on May 1, 1998, business operators must, as required by the government departments in charge of pricing, mark the prices explicitly and indicate the name, origin of production, specifications and other related particulars clearly. Business operators may not sell products at a premium or charge any fees that are not explicitly indicated. Business operators must not commit the specified unlawful pricing activities, such as colluding with others to manipulate the market price, using false or misleading prices to deceive consumers to transact, or conducting price discrimination against other business operators. Any business operator who fails to comply with the Pricing Law may be subject to administrative sanctions such as warning, ceasing unlawful activities, compensation, confiscating illegal gains and fines. The business operators may be ordered to suspend business for rectification or have their business licenses revoked under severe circumstances.

We are subject to the Pricing Law as a service provider and believe that our pricing activities are currently in compliance with the law in all material aspects.

Regulations Relating to Leasing

Pursuant to the Law on Administration of Urban Real Estate of the PRC promulgated by the SCNPC on July 5, 1994, amended on August 30, 2007, August 27, 2009, August 26, 2019 and took effect on January 1, 2020, when leasing premises, the lessor and lessee are required to enter into a written lease contract, containing provisions such as the leasing term, use of the premises, rental and repair liabilities, and other rights and obligations of both parties. Pursuant to the Administrative Measures for Commodity House Leasing promulgated by the Ministry of Housing & Urban-Rural Development in China promulgated on December 2010 and took effect in February 1, 2011, both lessor and lessee are also required to register the lease with the real estate administration department. If the lessor and lessee fail to complete the registration procedures, both lessor and lessee may be subject to fines ranging from RMB1,000 (approximately USD$155.3) to RMB10,000 (approximately USD$1,553). In addition, although the unregistered lease agreements are considered binding agreements, in practice, some of the remedies generally available to the registered lease agreements may not be fully applicable to the unregistered lease agreements, such as specific performance of lease agreement against new purchasers of the property. Some of our leases have not completed the registration.

According to the Civil Code of the PRC, the lessee may sublease the leased and occupies premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease contract if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor will still remain valid.

Pursuant to the Civil Code of the PRC, if a mortgagor leases the mortgaged property before the mortgage contract is executed, the previously established leasehold interest will not be affected by the subsequent mortgage. The Supreme People’s Court has revised a judicial interpretation regarding disputes over lease contracts on urban buildings, which took effect in January 2021, providing that if the ownership of the leased premises changes during the term of lessee’s occupation in accordance with the lease contract, and the lessee requests the assignee of such premises to continue to perform the original lease contract, the PRC court shall support such request unless the mortgage right has been established before the leasing and the ownership changes due to the mortgagee’s realization of the mortgage right.

Regulations relating to Internet Information Security and Privacy Protection

On December 28, 2000, the SCNPC enacted the Decision on the Protection of Internet Security, as amended on August 27, 2009, which provides that the following activities conducted through the internet are subject to criminal liabilities: (1) gaining improper entry into any of the computer information networks relating to state affairs, national defensive affairs, or cutting-edge science and technology; (2) violation of relevant provisions of the State in the form of unauthorized interruption of any computer network or communication service resulting in the computer network or communication system’s malfunction ; (3) spreading rumors, slanders or other harmful information via the internet for the purpose of inciting subversion of the state political power; (4) stealing or divulging state secrets, intelligence or military secrets via internet; (5) spreading false or inappropriate commercial information; or (6) infringing on the intellectual property.

On December 13, 2005, the Ministry of Public Security issued the Provisions on the Technical Measures for Internet Security Protection, which took effect on March 1, 2006. These regulations require internet service providers to take proper measures including anti-virus, data back-up, keeping records of certain information such as the login-in and exit time of users, and other related measures, and to keep records of certain information about their users for at least 60 days. On June 22, 2007, the Ministry of Public Security, State Secrecy Bureau, State Cryptography Administration and the Information Office of the State Council jointly promulgated the Administrative Measures for the Multi-level Protection of Information Security, under which the security protection grade of an information system may be classified into five grades which are (a) Level I, the destruction of such information system will cause damage to the legitimate rights and interests of citizens, legal persons and other organizations, but will cause no damage to national security, social order or public interest; (b) Level II, the destruction of such information system will cause material damage to the legitimate rights and interests of citizens, legal persons and other organizations or cause damage to social order and public interests, but will not damage national security; (c) Level III, the destruction of such information system will cause material damage to social order and public interests or will cause damage to national security; (d) Level IV, the destruction of such information system will cause particularly material damage to social order and public interests or will cause material damage to national security; (e) Level V, the destruction of such information system will cause particularly material damage to national security. Companies operating and using information systems shall protect the information systems and any system equal to or above level II as determined in accordance with these measures, and a record-filing with the competent authority is required.

The Cybersecurity Law of the PRC, as adopted by the National People’s Congress on November 7, 2016, has come into force on June 1, 2017. Considered as the fundamental law in the area of cybersecurity in China, the Cybersecurity Law regulates network operators and others from the following perspectives: the principle of Cyberspace sovereignty, security obligations of network operators and providers of network products and services, protection of personal information, protection of critical information infrastructure, data use and cross-border transfer, network interoperability and standardization. Network operators shall, according to the requirements of the rules for graded protection of cybersecurity, fulfill security protection obligations to ensure that the network is free from interference, damage or unauthorized access, and prevent network data from being divulged, stolen or falsified. In addition, any network operators collecting personal information shall follow the principles of legitimacy, rationality and necessity and shall not collect or use any personal information without due authorization of the person whose personal information is collected. Each individual is entitled to request a network operator to delete his or her personal information if he or she finds that the collection and use of such information by such operator violate the laws, administrative regulations or the agreement by and between such network operator and such individual; and is entitled to request any network operator to make corrections if he or she finds errors in such information collected and stored by such network operator. Such network operator shall take measures to delete the information or correct the errors.

On April 13, 2020, NDRC, the MIIT, the Ministry of Public Security, the Ministry of Finance, or “MOF,” MOFCOM, PBOC, the SAMR, the State Administration of Radio and Television, the State Secrecy Administration and the State Cryptography Administration promulgated the Cybersecurity Review Measures, or the “2020 Review Measures,” which provides that a cybersecurity review is required where critical information infrastructure operators, or the “CIIOs,” purchase network-related products or services, which affects or may affect national security. Critical information infrastructure in important industries and sectors such as public communications, information service, energy, transport, water conservancy, finance, public service and e-government, and other critical information infrastructure that, once damaged, disabled or have data disclosed, may severely threaten the national security, national economy, people’s livelihood and public interests, will be given extra protection on the basis of the graded system for cybersecurity protection. Prior to the purchase of a network product or service, CIIOs shall assess the possible risks to national security resulting from the use of such product or service. Where national security is or may be affected, an application for cybersecurity review shall be filed by such CIIOs with the cybersecurity review authority. There, however, has not been a clear scope of critical information infrastructure or parameters for determining what constitutes a CIIO.

According to the Regulations for Security Protection of Critical Information Infrastructure published by CAC in July 2017 (currently in draft version soliciting public opinion), entities providing cloud computing, big data and other large-scale public information network services fall within the scope of what constitutes a CIIO, as damage, dysfunction or data leakage of the network facilities and information systems operated and administered by them may severely jeopardize national security, people’s livelihood and public interest. We have purchased certain server or network facilities for our mobile and desktop application which we believe are less likely to severely jeopardize national security, people’s livelihood and public interests. As of the date of this prospectus, we have not received any notice from any authorities identifying us as a CIIO. Due to the unclear scope of what may constitute a CIIO, we cannot assure you that the PRC regulatory agencies would agree with our conclusion. If we are identified as a CIIO, we may be required to, among others: (i) ensure that our data centers to be constructed have the function of supporting the stable and continuous operation of business; (ii) perform security protection obligations to protect critical information infrastructure from being disturbed, damaged or unauthorized accessed, and to prevent network data from leakage, theft or tampering; (iii) have a dedicated cybersecurity management body and person in charge of cybersecurity, conduct background reviews on the person-in-charge and other persons holding key positions, conduct cybersecurity education, technology trainings and skill assessments for relevant staff on a regular basis, implement disaster recovery backup for important systems and databases, adopt remedial measures to promptly address security risks such as system vulnerabilities, and make emergency plans for cybersecurity incidents and conduct regular rehearsals of these plans; and (iv) establish and improve a security inspection and evaluation system. In addition, if our purchase of a network product or service may affect national security, we have to pass a cybersecurity review conducted by the cybersecurity review authority in advance, and enter into a security and confidentiality agreement with the provider.

On July 10, 2021, the Office of the Central Cyberspace Affairs Commission and the Office of Cybersecurity Review under the CAC promulgated the Review Measures Draft to solicit public opinion and comments. The Review Measures Draft provides that data processors who engage in data processing activities that affect or may affect national security, are included in the scope of cybersecurity review. The deadline for public comments to the Review Measures Draft was July 25, 2021. The Review Measures Draft further requires that critical information infrastructure operators and services and data processing operators that possess personal data of at least one (1) million users must apply for a review by the Cybersecurity Review Office of PRC, if they plan to conduct listings in foreign countries.

On November 14, 2021, CAC published the Administration Measures for Cyber Data Security (Draft for Public Comments), or the “Cyber Data Security Measure (Draft).” The Cyber Data Security Measure (Draft) provides that data processors shall apply for cybersecurity review under certain circumstances, such as mergers, restructurings, divisions of internet platform operators that hold large amount of data relating to national security, economic development or public interest which affects or may affect the national security, overseas listings of data processors that process personal data for more than one million individuals, Hong Kong listings of data processors that affect or may affect national security, and other data processing activities that affect or may affect the national security.

On December 28, 2021, the CAC, NDRC, MIIT, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, the Ministry of Commerce, PBOC, SAMR, the State Administration of Radio and Television, CSRC, the State Secrecy Administration and the State Cryptography Administration jointly promulgated the Cybersecurity Review Measures, or the “Cybersecurity Review Measures,” which became effective on February 15, 2022, and will replace the original Cybersecurity Review Measures promulgated on April 13, 2020. Pursuant to the Cybersecurity Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users/users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas.

As of the date of this prospectus, we have not received any notice from any authorities requiring us to undertake a cybersecurity review by the CAC. Pursuant to the Cybersecurity Review Measures, we believe we are not subject to the cybersecurity review by the CAC for this offering, given that: (i) we presently maintain fewer than one (1) million individual clients in our business operations, as of the date of this prospectus; and (ii) data processed in our business is less likely to have a bearing on national security, thus it may not be classified as core or important data by the authorities. However, there remains uncertainty as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws should they be deemed applicable to our operations. There is no certainty as to how such review or prescribed actions would impact our operations and we cannot guarantee that any clearance can be obtained or any actions that may be required can be taken in a timely manner, or at all. As the Cybersecurity Review Measures have not taken effect as of the date of this prospectus and there are no detailed rules or official interpretation being introduced yet, the definition of “online platform operators listing in a foreign country with more than one (1) million users’ personal information data” remains unclear as of the date of this prospectus. It is possible that CAC may require us to file the cybersecurity review. The cybersecurity review procedure usually takes 45-70 business days, and sometimes even longer in special situations, to complete. See “Risk Factors - Risks Related to Our Business and Our Industry - Our business generates and processes a large quantity of data, and improper handling of or unauthorized access to such data may adversely affect our business.”

On December 29, 2011, the MIIT promulgated the Several Provisions on Regulating the Market Order of Internet Information Services, which became effective on March 15, 2012. On December 28, 2012, the SCNPC promulgated the Decision on Strengthening Network Information Protection to enhance the legal protection of information security and privacy on the internet. The Provisions on Protection of Personal Information of Telecommunications and Internet Users promulgated by the MIIT on July 16, 2013 contain detailed requirements on the use and collection of personal information as well as the security measures to be taken by internet service providers. Specifically, (1) the users’ personal information shall not be collected without prior consent; (2) the personal information shall not be collected or used other than those necessary for internet service providers to provide services; (3) the personal information shall be kept strictly confidential; and (4) a series of detailed measures shall be taken to prevent any divulge, damage, tamper or loss of personal information of users.

Pursuant to the Notice of the Supreme People’s Court, the Supreme People’s Procuratorate and the Ministry of Public Security on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued in April 2013, and the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen’s personal information: (1) providing a citizen’s personal information to specified persons or releasing a citizen’s personal information online or through other methods in violation of relevant national provisions; (2) providing legitimately collected information relating to a citizen to others without such citizen’s consent (unless the information is processed, not traceable to a specific person and not recoverable); (3) collecting a citizen’s personal information in violation of applicable rules and regulations when performing a duty or providing services; or (4) collecting a citizen’s personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations. In addition, on May 28, 2020, the National People’s Congress of the PRC approved the PRC Civil Code, which took effect on January 1, 2021. Pursuant to the PRC Civil Code, the collection, storage, use, process, transmission, provision and disclosure of personal information shall follow the principles of legitimacy, properness and necessity.

On March 12, 2021, the CAC, MIIT, the Ministry of Public Security and the SAMR, announced the Provisions on the Scope of Necessary Personal Information for Common Types of Mobile Internet Applications, which provide that the operators of mobile internet applications shall not deny the users who do not consent to the collection of unnecessary information from using basic functional services of such applications. Specifically, such provisions further provide that the basic functional service of mail and express delivery refers to “delivery service of items such as mails, packages and printed matters” and the necessary personal information for that category shall include identity information (i.e. name, type and number of ID cards) of the sender, the address and contact phone of the sender, the name and address and contact phone of the recipient as well as the name and nature and amount of the items for delivery. Violations could be reported to the proper authority and will be dealt with in accordance with PRC laws.

We, through the VIE and the VIE’s subsidiaries, adopted certain policies to protect the privacy of our clients, such as the policies in our software for our client. Our current software and systems are in compliance with PRC laws and regulations in material respects. Any failure, or perceived failure, by us to comply with any regulatory requirements or privacy protection related laws, rules and regulations could result in proceedings or actions against us by governmental entities or other proper authorities. These proceedings or actions could subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and severely disrupt our business.

Regulations relating to Intellectual Property Rights

Patent

Patents in the PRC are principally protected under the Patent Law of the PRC promulgated by the SCNPC in 1984 and then respectively amended in 1992, 2000, 2008, 2020, of which the amendment in 2020 will be effective on June 1, 2021, and its implementation rules. Novelty, inventiveness and practicality are three essential ingredients of patens in the PRC. The latest amendment provides that, in general, the protection period is 20 years for an invention patent, 10 years for a utility model patent and 15 years for a design patent, commencing from their respective application dates.

Copyright

The PRC Copyright Law, promulgated in 1990 and amended in 2001, 2010 and 2020, of which the amendment in 2020 will be effective on June 1, 2021, or the Copyright Law, and its related implementing regulations, promulgated in 2002 and amended in 2013, are the principal laws and regulations governing copyright related matters. The Copyright Law provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, enjoy copyright of their works, which includes, among others, works of literature, art, natural science, social science, engineering technology and computer software. Under the Copyright Law, the term of protection for copyrighted software is 50 years. The Regulation on the Protection of the Right to Communicate Works to the Public over Information Networks, which was most recently amended on January 30, 2013, provides specific rules on fair use, statutory license, and a safe harbor for the use of copyrights and copyright management technology, and specifies the liabilities of various entities for violations, including copyright holders, libraries and internet service providers.

Trademark

The PRC Trademark Law was adopted in 1982 and then amended in 1993, 2001, 2013 and 2019 respectively. The implementation rules of the PRC Trademark Law were adopted in 2002 and amended in 2014. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. The Trademark Office of National Intellectual Property Administration handles trademark registrations and grants a protection term of ten years to registered trademarks. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, such application for registration of this trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Domain name

The MIIT, promulgated the Administrative Measures on Internet Domain Name, or the Domain Name Measure on August 24, 2017 to protect domain names. According to the Domain Name Measures, domain name applicants are required to duly register their domain names with domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedures. The permits for registered domain names are effective for five years, which are subject to renewals, cancellations or revocations.

Trade secrets

According to the PRC Anti-Unfair Competition Law, promulgated by the SCNPC in September 1993, as amended in November 4, 2017 and April 23, 2019 respectively, the term “trade secrets” refers to technical, operational or other commercial information that is unknown to the public, has utility, may create business interests or profits for its legal owners or holders, and is maintained as a secret by its legal owners or holders through corresponding confidentiality measures. Under the PRC Anti-Unfair Competition Law, business persons are prohibited from infringing others’ trade secrets by: (1) obtaining the trade secrets from the legal owners or holders by any unfair methods such as theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (2) disclosing, using or permitting others to use the trade secrets obtained illegally under item (1) above; or (3) disclosing, using or permitting others to use the trade secrets, in violation of any contractual agreements or any requirements of the legal owners or holders to keep such trade secrets in confidence. Pursuant to the PRC Civil Code, if one intentionally infringes upon the intellectual property rights of others and the circumstance is severe, the infringed party is entitled to the corresponding punitive compensation; or (4) abetting a person, or tempting, or aiding a person into or in acquiring, disclosing, using, or allowing another person to use the trade secret of the rightful holder in violation of his or her non-disclosure obligations or the requirements of the rightful holder for keeping the trade secret confidential.

Regulations relating to Employment

The Labor Law and the Labor Contract Law

According to the Labor Law of the PRC, or the Labor Law, which was promulgated on July 5, 1994 and last amended and came into effect on December 29, 2018, enterprises and institutions shall establish, provide and improve their system of workplace safety and sanitation, strictly follow state rules and standards on workplace safety and the relevant articles of occupational protection, and educate employees in occupational safety and sanitation in the PRC. Occupational safety and sanitation facilities shall comply with state-fixed standards.

The Labor Contract Law of the PRC, or the Labor Contract Law, which was issued on June 29, 2007, amended on December 28, 2012 and became effective on July 1, 2013, and its implementation rules provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee after the lapse of more than one month, but less than one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the date following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiration of the labor contract. Employers in most cases are also required to provide severance payments to their employees after their employment relationships are terminated. The Labor Contract Law also provides that enterprises accepting labor dispatch services shall strictly control the number of dispatched workers and the proportion of dispatched workers shall not exceed the percentage prescribed by competent labor administrative departments. As of the date of this prospectus, other than that we have not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations, and that our number of dispatched workers has exceeded the limitation required by PRC regulations, we believe that we are currently compliant with the foregoing laws and regulation in all material respects.

The Interim Provisions on Labor Dispatching

The Interim Provisions on Labor Dispatching, issued by the Ministry of Human Resources and Social Security of the People’s Republic of China on January 24, 2014, which came into effect on March 1, 2014, require the number of dispatched workers not to exceed 10% of the total number of 1) the employees that are employed directly by an enterprise and 2) the dispatched workers. As of the date of this prospectus, the number of dispatched workers has exceeded 10% of the total number of the employees and the dispatched workers of the Company. Therefore, Company is currently not in compliance with the Interim Provisions on Labor Dispatching. See “Risk Factors — Risks Relating to Doing Business in the PRC — Increases in labor costs in the PRC may adversely affect our business and our profitability” and “Risk Factors — Risks Relating to Doing Business in the PRC —Our number of dispatched workers has exceeded the 10% limitation required by PRC regulations, which may subject us to penalties.”

Social Insurance and Housing Funds

Pursuant to the Interim Regulations on Levying Social Insurance Premiums, promulgated on January 22, 1999 and revised on March 24, 2019, Decisions of the State Council on Modifying the Basic Endowment Insurance System for Enterprise Employees, promulgated on December 3, 2005, Decision on Establishment of Basic Medical System for Urban Employee, issued by State Council and became effective on December 14, 1998, the Regulations on Unemployment Insurance, became effective on January 22, 1999, Regulations on Work-Related Injury Insurance, promulgated on April 27, 2003, amended on December 20, 2010 and became effective on January 1, 2011, and the Interim Measures concerning the Maternity Insurance for Enterprise Employees, promulgated on December 14, 1994 and became effective on January 1, 1995, employers are required to register with the competent social insurance authorities and provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance and medical insurance.

Pursuant to Opinions of the General Office of the State Council on Comprehensively Advancing Combined Implementation of Maternity Insurance and Basic Medical Insurance for Employees, promulgated by the General Office of State Council on March 6, 2019, maternity insurance funds shall merge into the basic medical care insurance funds for employees so as to unify payment and harmonize consolidation level. The new ratio of employers’ contribution to basic medical care insurance for employees is determined based on the aggregate of the ratios of employers’ contribution to maternity insurance and basic medical care insurance for employees, and an individual is not required to pay for maternity insurance. Therefore, after March 6, 2019, our Company has no record of maternity insurance funds in the payment details of social security, since it has been merged into the basic medical care insurance funds.

Pursuant to the Social Insurance Law of the PRC, or the Social Insurance Law, which became effective on July 1, 2011 with last amendment on December 29, 2018, all employees are required to participate in basic pension insurance, basic medical insurance schemes and unemployment insurance, which must be contributed by both the employers and the employees. All employees are required to participate in work-related injury insurance and maternity insurance schemes, which must be contributed by the employers. Employers are required to complete registrations with local social insurance authorities. Moreover, the employers must timely make all social insurance contributions. Except for mandatory exceptions such as force majeure, social insurance premiums shall not be paid late, reduced or be exempted. Where an employer fails to make social insurance contributions in full and on time, the social insurance contribution collection agencies shall order it to make all or outstanding contributions within a specified period and impose a late payment fee at the rate of 0.05% per day from the date on which the contribution becomes due. If such employer fails to make the overdue contributions within such time limit, the relevant administrative department may impose a fine equivalent to 1—3 times the overdue amount. We are in compliance with laws and regulations related to social insurance and housing funds in China in material aspects.

Pursuant to the Emergency Notice on Practicing Principles of the State Council Executive Meeting and Stabilizing Work on Collecting Social Insurance Premiums, promulgated by the Ministry of Human Resources and Social Security on September 21, 2018, local authorities are prohibited from recovering the unpaid social insurance premiums from enterprises.

Pursuant to the Administrative Regulations on the Housing Provident Fund, which became effective on April 3, 1999 and was amended on March 24, 2002 and March 24, 2019, enterprises are required to register with the competent administrative centers of housing provident fund and open bank accounts for housing provident funds for their employees. Employers are also required to timely pay all housing fund contributions for their employees. Where an employer fails to submit and deposit registration of housing provident funds or fails to complete the formalities of opening housing provident fund accounts for its employees, the housing provident fund management center shall order it to complete the formalities within a prescribed time limit. Failing to comply by the expiration of the time limit will subject the employer to a fine ranging from RMB10,000 to RMB50,000. When an employer fails to pay housing provident funds due in full and on time, housing provident fund center is entitled to order it to rectify, and failing to comply could result in enforcement exerted by the court.

Regulations Relating to Tax

Enterprise income tax

According to the Enterprise Income Tax Law of the PRC, or the EIT Law, which was promulgated on March 16, 2007, became effective from January 1, 2008 and was amended on February 24, 2017 and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the PRC, or the Implementing Rules of the EIT Law defines a “de facto management body” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

Enterprises that are recognized as high and new technology enterprises in accordance with the Administrative Measures for the Determination of High and New Tech Enterprises issued by the Ministry of Science, the MOF, and the State Administration of Taxation, or the SAT, are entitled to enjoy a preferential enterprise income tax rate of 15%. The validity period of the high and new technology enterprise qualification shall be three years from the date of issuance of the certificate. An enterprise can re-apply for such recognition before or after the previous certificate expires.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises, or the SAT Circular 698, issued by SAT on December 10, 2009, and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises, issued by SAT on March 28, 2011, and clarifies certain provisions in the SAT Circular 698. The SAT Circular 7 provides comprehensive guidelines relating to, and heightens the Chinese tax authorities’ scrutiny on, indirect transfers of assets by a non-resident enterprise (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises), or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the PRC tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the SAT Circular 7 allows the PRC tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. The SAT Circular 7 lists several factors to be taken into consideration by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed lack of a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one-year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one-year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. However, indirect transfers falling into the scope of the safe harbors under the SAT Circular 7 may not be subject to PRC tax under the SAT Circular 7. The safe harbors include qualified group restructurings, public market trades and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which took effect on December 1, 2017. Certain provisions of the SAT Circular 37 were repealed by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents. According to the SAT Circular 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings, such as undistributed profits, from the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under the SAT Circular 7 and the Law of the PRC on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and newly amended on April 24, 2015, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. If they fail to make withholding or withhold the full amount of tax payable, the transferor of equity shall declare and pay taxes to the relevant tax authorities within seven days from the occurrence of the tax payment obligation. Where the withholding agent does not make the withholding, and the transferor of the equity does not pay the tax payable amount, the tax authority may impose late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty ranging from 50% to 300% of the unpaid tax on them.

Value-added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the PRC, which was promulgated by the State Council on December 13, 1993 and amended on November 5, 2008, February 6, 2016 and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the PRC, which was promulgated by the MOF and SAT on December 15, 2008, became effective on January 1, 2009 and amended on October 28, 2011, entities or individuals engaging in sale of goods, provision of processing services, repairs and replacement services or importation of goods within the territory of the PRC shall pay value-added tax, or the VAT. Unless otherwise provided, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the MOF and the SAT on Adjustment of Value-Added Tax Rates, or the Circular 32, according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purposes of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since November 16, 2011, the MOF and the SAT have implemented the Pilot Plan for Imposition of Value- Added Tax to Replace Business Tax, or the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by the MOF and the SAT on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, became effective on May 1, 2016 and was amended on July 11, 2017, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, MOF, SAT and the General Administration of Customs jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which became effective on April 1, 2019, and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purposes of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Dividend withholding tax

Under the Law of the PRC on Wholly Foreign-Owned Enterprises, which was promulgated by the National People’s Congress of the PRC in 1986, revised by the SCNPC on October 31, 2000 and September 3, 2016 and repealed on January 1, 2020, foreign-invested enterprises in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in the PRC are also required to allocate at least 10% of their respective accumulated profits after tax each year, if any, to certain reserve funds unless these accumulated reserves have reached 50% of the registered capital of such enterprises. These reserves are not distributable as cash dividends.

According to the EIT Law and its implementing rules, dividends paid to investors of an eligible PRC resident enterprise can be exempted from EIT and dividends paid to foreign investors are subject to a withholding tax rate of 10%, unless relevant tax agreements entered into by the PRC government provide otherwise.

The PRC State Administration of Taxation, or the SAT, and the government of Hong Kong entered into the Arrangement between the Mainland of the PRC and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Incomes, or the Arrangement, on August 21, 2006. According to the Arrangement, 5% withholding tax rate shall apply to the dividends paid by a mainland China company to a Hong Kong resident, provided that such Hong Kong resident directly holds at least 25% of the equity interests in the mainland China company, and 10% of withholding tax rate shall apply if the Hong Kong resident holds less than 25% of the equity interests in the mainland China company.

Pursuant to the Circular on Relevant Issues Relating to the Implementation of Dividend Clauses in Tax Treaties, which was promulgated by the SAT and became effective on February 20, 2009, all of the following requirements shall be satisfied when a fiscal resident as the other party of a tax agreement needs to be entitled to be taxed at a tax rate specified in the tax agreement for the dividends paid to it by a PRC resident company: (i) such a fiscal resident who obtains dividends shall be a company as provided in the tax agreement; (ii) owner’s equity interests and voting shares of the PRC resident company directly owned by such a fiscal resident reaches a specified percentage; and (iii) the equity interests of the PRC resident company directly owned by such a fiscal resident, at any time during the 12 months prior to obtaining the dividends, reach a percentage specified in the tax agreement.

According to the Tentative Administrative Measures on Tax Convention Treatment for Non-Residents which was promulgated by the SAT on August 24, 2009 and became effective on October 1, 2009, if a non-resident enterprise that receives dividends from a PRC resident enterprise wishes to enjoy the favorable tax benefits under the tax arrangements, it shall submit an application for approval to the competent tax authority. Without being approved, the non-resident enterprise may not enjoy the favorable tax treatment provided in the tax agreements.

The Tentative Administrative Measures on Tax Convention Treatment for Non-Residents was repealed by the Administrative Measures on Tax Convention Treatment for Non-Resident Taxpayers, which was promulgated by the SAT on August 27, 2015 and became effective on November 1, 2015 with last amendment on June 15, 2018, if a non-resident enterprise receives dividends from a PRC resident enterprise, it could directly enjoy the favorable tax benefits under the tax arrangements at tax returns, and be subject to the subsequent regulation of the competent tax authority. The Administrative Measures on Tax Convention Treatment for Non-Resident Taxpayers has subsequently been repealed by the Administrative Measures on Treaty Benefits Treatment for Non-Resident Taxpayers, promulgated by the SAT on October 14, 2019 and became effective on January 1, 2020, which still adopts the same provisions as the Tentative Administrative Measures on Tax Convention Treatment for Non-Residents.

Regulations relating to Foreign Exchange

Pursuant to the Foreign Exchange Administration Regulations of the PRC, or the Foreign Exchange Administrative Regulation, as amended in August 2008, Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless the SAFE’s prior approval is obtained and prior registration with the SAFE is made. On May 10, 2013, the SAFE promulgated the Circular of the SAFE on Printing and Distributing the Administrative Provisions on Foreign Exchange in Domestic Direct Investment by Foreign Investors and Relevant Supporting Documents, or the SAFE Circular No. 21, which was last amended and became effective on December 31, 2019. It provided for and simplified the operational steps and regulations on foreign exchange matters related to direct investment by foreign investors, including foreign exchange registration, account opening and use, receipt and payment of funds, and settlement and sales of foreign exchange.

Pursuant to the Notice of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular No. 59, promulgated by the SAFE on November 19, 2012, became effective on December 17, 2012 and was further amended on May 4, 2015, approval is not required for opening a foreign exchange account and depositing foreign exchange into the account relating to the direct investments. The SAFE Circular No. 59 also simplified the capital verification and confirmation formalities for foreign invested entities, the foreign capital and foreign exchange registration formalities required for the foreign investors to acquire equities from Chinese parties, and further improved the administration on exchange settlement of foreign exchange capital of foreign invested entities.

SAFE Circular 37

In July 2014, SAFE promulgated SAFE Circular 37, which replaces the previous SAFE Circular 75. SAFE Circular 37 requires PRC residents, including PRC individuals and PRC corporate entities, to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we may make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, are required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its registration with the local branch of SAFE with respect to that SPV, to reflect any change of basic information or material events. If any PRC resident shareholder of such SPV fails to make the required registration or to update the registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiaries in China. In February 2015, SAFE promulgated SAFE Notice 13. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound direct investments, including those required under SAFE Circular 37, must be filed with qualified banks instead of SAFE. Qualified banks should examine the applications and process registrations under the supervision of SAFE. As of the date of this prospectus, Mr. Yongxu Liu has completed the initial registrations with the qualified banks as required by the regulations.

Regulations Relating to Employee Stock Incentive Plan

On February 15, 2012, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Issues concerning the Foreign Exchange Administration of Domestic Individuals’ Participation in Equity Incentive Plans of Overseas Listed Companies, or the “Notice”. In accordance with the Notice and relevant rules and regulations, PRC citizens or non-PRC citizens residing in China for a continuous period of not less than one year, who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with the SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain procedures. We and our employees who are PRC citizens or who reside in China for a continuous period of not less than one year and who participate in our stock incentive plan will be subject to such regulation. In addition, the SAT has issued circulars concerning employee share options or restricted shares. Under these circulars, employees working in the PRC who exercise share options, or whose restricted shares vest, will be subject to PRC individual income tax, or the IIT. The PRC subsidiaries of an overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold IIT of those employees related to their share options or restricted shares. If the employees fail to pay, or the PRC subsidiaries fail to withhold, their IIT according to relevant laws, rules and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulations relating to Dividend Distributions

The principal regulations governing distribution of dividends of wholly foreign-owned enterprise, or the WFOE, include the PRC Company Law. Under these regulations, WFOEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with the PRC accounting standards and regulations. In addition, FIEs in the PRC are required to allocate at least 10% of their accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Regulations relating to M&A and Overseas Listing

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Rules on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although (i) The CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (ii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules, the interpretation and application of the regulations remain unclear, this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and became effective on March 4, 2011, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by MOFCOM on August 25, 2011 and became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the “Opinions.” The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Measures, including promoting the construction of relevant regulatory systems, will be taken to control the risks and handle the incidents from China-concept overseas listed companies. On December 24, 2021, the CSRC promulgated the draft of State Council Administration Rules in respect of Overseas Securities Offering and Listing of Domestic Enterprise and the draft Recording Administrative Rules of Overseas Securities Offering and Listing of Domestic Enterprise, or the “New Overseas Listing Rules,” for public comments. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as, a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) an issuer offering securities on an overseas market to purchase assets after having been listed overseas; and d) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. The Opinions, the New Overseas Listing Rules and any related implementing rules to be enacted may subject us to additional compliance requirements in this offering and future financial activities. See “Risk Factors - Risks Relating to Doing Business in the PRC - The M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.”

MANAGEMENT

Set forth below is information concerning our directors, director appointees, and executive officers.

The following individuals are our executive management and members of the board of directors.

Name	Age	Position(s)
Yongxu Liu	50	Chief Executive Officer, Director, President and Chairman
Guoping Zheng	35	Chief Financial Officer and Vice President
Zhiping Yang	39	Director
Dan Liu	54	Independent Director Appointee*
Wen Li	54	Independent Director Appointee*
John F. Levy	66	Independent Director Appointee*

*	Dan Liu, Wen Li, and John F. Levy have accepted appointments to be our directors, effective immediately upon the effectiveness of our registration statement of which this prospectus is a part.

The following is a brief biography of each of our executive officers and directors or director appointees:

Yongxu Liu has been our chief executive officer, president and chairman since May 20, 2021 and director since July 16, 2020. Mr. Liu is the founder of Shengfeng Logistics and has served as its chairman and chief executive officer since December 2001. Mr. Liu served as the vice chairman of Fujian Province Logistics Association in 2006 and the vice chairman of Fuzhou City Logistics Association in 2007. Mr. Liu also served as the deputy to Fuzhou Municipal People’s Congress in 2011. Prior to founding Shengfeng Logistics, Mr. Liu was the manager of Department of Vehicle Management of Shenghui Logistics Group Co., Ltd. from 1997 to 2001. Before the formal formation of Shenghui Logistics Group Co., Ltd., Mr. Liu worked for such entity from 1992 to 1997 as a self-employed individual of logistics transportation. Mr. Liu received his master’s degree in Executive Master of Business Administration from Tsinghua University in 2016. Mr. Liu has been chosen as a director and our chairman because of his knowledge and extensive experience in logistics industry and our business.

Guoping Zheng has been our chief financial officer and vice president since May 20, 2021. Mr. Zheng has served as the vice president and chief financial officer of Shengfeng Logistics, principal of its Strategy Department and its Finance Department since 2016. Prior to that, Mr. Zheng served as the senior director of the Financial Management Department of East China and North China in Deppon Logistics Co., Ltd. from 2008 to 2016. Mr. Zheng received his bachelor’s degree in Financial Management from Xiamen University in 2008.

Zhiping Yang has been our director since April 7, 2021. Mr. Yang joined Shengfeng Logistics in 2001. He has served as the vice president of Shengfeng Logistics since 2020 and the general manager of the Operation Center in Shengfeng Logistics since 2014. Mr. Yang has served as the director of Shengfeng Logistics from December 2018 to April 2021. From 2001 to 2013, he served as the General Manager of Beijing Shengfeng Supply Chain Management Co., Ltd., a subsidiary wholly owned by Shengfeng Logistics. Mr. Yang received his bachelor’s degree in Applied Psychology from Xi ‘an Institute of Political Science of the People’s Liberation Army in 2015. He also completed a Human Resources Advanced Training Class conducted by Tsinghua University in 2014. Mr. Yang has been chosen as a director because of his knowledge and extensive experience in logistics industry and our business.

Dan Liu will serve as our independent director starting immediately upon the effectiveness of our registration statement of which this prospectus is a part. Ms. Liu has been a professor in the School of Economics and Management of Fuzhou University since 2017. Prior to that, she served as an associate professor in the same school of Fuzhou University from 2006 to 2017. From 2001 to 2006, Ms. Liu served as an associate professor in Fuzhou Polytechnic. From 2000 to 2001, she was a senior lecturer of the Department of Vocational Education of Fujian Economics and Management Cadre Institute after being a lecturer in the same department from 1994 to 2000. From 1987 to 1994, she served as a teaching assistant under the same department. Ms. Liu received her bachelor’s degree in Material Management Engineering from Huazhong University of Science & Technology (formerly named Huazhong Institute of Technology) in 1987, her master’s degree in Business Management from Fuzhou University in 2005 and her Ph.D. in Logistics Management from Fuzhou University in 2012. Ms. Liu has been chosen as a director appointee because of her extensive knowledge and experience in economics and management.

Wen Li will serve as our independent director starting immediately upon the effectiveness of our registration statement of which this prospectus is a part. Ms. Li has served as a financial director of Fujian Qunsheng Property Limited Company in China since 2013 and an independent director of Shenzhen Coship Electronics Co., Ltd. since March 2021. From 2006 to 2012, she served as an independent director of Fufa Group Co., Ltd. in Fujian Province. She also served as the financial director of Fuzhou TV Station from 2008 to 2013 and the financial director of Fujian Zhongcheng Group from 2006 to 2008. Prior to that, she was the general manager of Department of Finance of Fujian Huafu Securities Company from 1997 to 2005 and the general manager of Department of Finance of Fujian Huafu Real Estate Company from 1989 to 1997. Ms. Li received her bachelor’s degree in Economics from Fuzhou University in 1989. She also completed a Master course in Finance conducted by Xiamen University in 1999. She has been certified as a Senior Accountant in China since 2001, obtained Securities Practitioner qualification in China since 2002 and Independent Director qualification in Shenzhen Stock Exchange since 2007. Ms. Li has been chosen as a director appointee because of her knowledge and extensive experience in finance.

John F. Levy will serve as our independent director starting immediately upon the effectiveness of our registration statement of which this prospectus is a part. Mr. Levy currently serves as the chief executive officer and principal consultant for Board Advisory (the “Levy Company”). He has held this role since May 2005. He has also served as the chief executive officer of Sticky Fingers Restaurants, LLC from 2019 to 2020. Mr. Levy is a recognized corporate governance and financial reporting expert with over 30 years of progressive financial, accounting and business experience; including nine years in public accounting with three national accounting firms and having served as chief financial officer of both public and private companies for over 13 years. Mr. Levy currently serves on the board of directors of three other public companies: Applied Minerals, Inc. (since January 2008), whose common stock is quoted on OTC; Washington Prime Group, Inc. (since June 2016), which is a corporation listed on New York Stock Exchange, or “NYSE” and which filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on June 13, 2021; and Happiness Biotech Group Ltd. (since October 2019), which is a company listed on Nasdaq Capital Market. Mr. Levy is a Certified Public Accountant. Mr. Levy is a graduate of the Wharton School of Business at the University of Pennsylvania, and received his MBA from St. Joseph’s University in Philadelphia, Pennsylvania. Mr. Levy has been chosen as a director appointee because of his knowledge and extensive experience in financial, accounting and business.

Family Relationships

None of our current directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

None of our directors, director appointees, or executive officers have, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Controlled Company

Upon completion of this offering, Mr. Yongxu Liu, our chief executive officer, president and chairman of the board of directors, will beneficially own approximately 90.67% of the aggregate voting power of our issued and outstanding Class A and Class B Ordinary Shares, assuming no exercise of the over-allotment option granted to the Underwriter, or approximately 90.52%, assuming full exercise of the over-allotment option granted to the Underwriter. As a result, we will be a “controlled company” within the meaning of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Additionally, upon completion of this offering, our biggest shareholder, Shengfeng International Limited, will have the ability to control the outcome of matters submitted to the shareholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets.

Board of Directors

Our board of directors will consist of five (5) directors immediately upon the effectiveness of our registration statement of which this prospectus is a part. Our board of directors has determined that our three director appointees, Dan Liu, Wen Li, and John F. Levy, satisfy the “independence” requirements of the Nasdaq corporate governance rules.

Pursuant to our amended and restated articles of association, the minimum number of directors shall consist of not less than one person unless otherwise determined by the shareholders in a general meeting. Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if any is held. At any annual general meeting held, our directors will be elected by a majority vote of shareholders eligible to vote at that meeting. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

For additional information, see “Description of Share Capital—Directors.”

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (2021 Revision) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association expected to be amended and effective on or before the completion of this offering. We have the right to seek damages if a duty owed by any of our directors is breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of the Company and mortgaging the property of the Company; and

●	maintaining or registering a register of mortgages, charges, or other encumbrances of the Company.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Employment Agreements and Indemnification Agreements

We will enter into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement, we will agree to employ each of our executive officers for a specified time period, which may be renewed upon both parties’ agreement 30 days before the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including, but not limited to, the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer agrees to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2021, we paid an aggregate of $240,345 as compensation to our executive officers and directors. None of our non-employee director appointees have any service contracts with us that provide for benefits upon termination of employment. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers.

The following table provides information regarding the compensation of our directors and executive officers for service for the year ended December 31, 2021:

	For the year ended December 31, 2021
Name	Cash Compensation ($)	Total ($)
Yongxu Liu	83,017	83,017
Zhiping Yang	84,895	84,895
Guoping Zheng	72,433	72,433
Yongteng Liu*	—	—
Total	240,345	240,345

*	Yongteng Liu, brother of Yongxu Liu, served as a director of the Company from July 2020 to April 2021.

Our PRC subsidiary and the VIE are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund.

Insider Participation Concerning Executive Compensation

Our chief executive officer, president and chairman, Mr. Yongxu Liu, has been making all determinations regarding executive officer compensation from the inception of the Company. When our Compensation Committee is set up, it will be making all determination regarding executive officer compensation (please see below).

Committees of the Board of Directors

We will establish three committees under the board of directors prior to the closing of this offering: an audit committee, a compensation committee, and a nominating and corporate governance committee. Our independent directors will serve on each of the committees. The appointment to the committees will be effective immediately upon the effective date of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of our three independent director appointees, Dan Liu, Wen Li, and John F. Levy. John F. Levy will be the chairperson of our audit committee. We have determined that each of our independent director appointees also satisfy the “independence” requirements of Rule 10A-3 under the Securities Exchange Act. Our board also has determined that John F. Levy qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of our three independent director appointees, Dan Liu, Wen Li, and John F. Levy. Dan Liu will be the chairperson of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of our three independent director appointees, Dan Liu, Wen Li, and John F. Levy. Wen Li will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is filed as Exhibit 99.1 of this registration statement and applicable to all of our directors, officers, and employees. We will make our code of business conduct and ethics publicly available on our website prior to the closing of this offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A Ordinary Shares offered in this offering for:

●	each of our directors, director appointees, and executive officers; and

●	each person known to us to own beneficially more than 5% of our Class A Ordinary Shares or Class B Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares or and Class B Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 38,120,000 Class A Ordinary Shares and 41,880,000 Class B Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on 43,120,000 Class A Ordinary Shares outstanding immediately after the completion of this offering if the Underwriter does not exercise its over-allotment option and 43,870,000 Class A Ordinary Shares outstanding immediately after the completion of this offering if the Underwriter exercises its over-allotment option in full, and 41,880,000 Class B Ordinary Shares outstanding immediately after the completion of this offering.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Class A Ordinary Shares or Class B Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Class A Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares underlying options, warrants, or convertible securities, including Class B Ordinary Shares, held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of the prospectus, we have 13 shareholders of record, none of whom are located in the United States. We will be required to have at least 300 unrestricted round lot shareholders at closing in order to satisfy the Nasdaq listing rules.

	Class A Ordinary Shares Beneficially Owned Prior to this Offering		Class B Ordinary Shares Beneficially Owned Prior to this Offering		Class A Ordinary Shares Beneficially Owned After this Offering (Over-allotment option not exercised)		Class A Ordinary Shares Beneficially Owned After this Offering (Over-allotment option fully exercised)		Class B Ordinary Shares Beneficially Owned After this Offering		Voting Power After this Offering (Over-allotment option not exercised)*	Voting Power After this Offering (Over-allotment option fully exercised)*
	Number	%	Number	%	Number	%	Number	%	Number	%	%	%

Directors, Director Appointees, and Executive Officers(1):
Yongxu Liu(2)	—	—	41,880,000	100%	—	—	—	—	41,880,000	100%	90.67%	90.52%
Guoping Zheng	—	—	—	—	—	—	—	—	——	—	—	—
Zhiping Yang	—	—	—	—	—	—	—	—	—	—	—	—
Dan Liu	—	—	—	—	—	—	—	—	—	—	—	—
Wen Li	—	—	—	—	—	—	—	—	—	—	—	—
John Levy	—	—	—	—	—	—	—	—	—	—	—	—
All directors, director appointees, and executive officers as a group (6 individuals):	—	—	41,880,000	100%	—	—	—	—	41,880,000	100%	90.67%	90.52%

5% Shareholders:
Shengfeng International Limited(2)	—	—	41,880,000	100%	—	—	—	—	41,880,000	100%	90.67%	90.52%
Everbright International Development Limited(3)	8,736,000	22.92%	—	—	8,736,000	20.26%	8,736,000	19.91%	—	—	1.89%	1.89%
Double Sun Capital Limited(4)	3,928,000	10.30%	—	—	3,928,000	9.11%	3,928,000	8.95%	—	—	0.85%	0.85%
Changle International Limited(5)	3,904,000	10.24%	—	—	3,904,000	9.05%	3,904,000	8.90%	—	—	0.85%	0.84%
Chia-Yu Chen	3,880,000	10.18%	—	—	3,880,000	9.00%	3,880,000	8.84%	—	—	0.84%	0.84%
Yuansheng International Limited(6)	3,784,000	9.93%	—	—	3,784,000	8.78%	3,784,000	8.63%	—	—	0.82%	0.82%
Mid-Castle Development Limited(7)	3,648,000	9.57%	—	—	3,648,000	8.46%	3,648,000	8.32%	—	—	0.79%	0.79%
Prime Link Capital International Limited(8)	3,088,000	8.10%	—	—	3,088,000	7.16%	3,088,000	7.04%	—	—	0.67%	0.67%
Sky Top Capital International Limited(9)	2,880,000	7.56%	—	—	2,880,000	6.68%	2,880,000	6.56%	—	—	0.62%	0.62%

*	Represents the voting power with respect to all of our Class A Ordinary Shares and Class B Ordinary Shares, voting as a single class. Each holder of Class A Ordinary Shares is entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares is entitled to ten votes per one Class B Ordinary Share.

(1)	Unless otherwise indicated, the business address of each of the individuals is Shengfeng Building, No. 478 Fuxin East Road, Jin’an District, Fuzhou City, Fujian Province, People’s Republic of China, 350001

(2)	The number of Class B Ordinary Shares beneficially owned prior to this offering represents 41,880,000 Class B Ordinary Shares held by Shengfeng International Limited, a British Virgin Islands company, which is 100% owned by Yongxu Liu, our CEO, Chairman and President. The registered address of Shengfeng International Limited is 30 de Castro Street, Wickhams Cay 1, P.O. Box 4519, Road Town, Tortola, British Virgin Islands.

(3)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 8,736,000 Class A Ordinary Shares held by Everbright International Development Limited, a British Virgin Islands company. Guangsheng Lin, the general manager of Shengfeng Logistics and one of the Shengfeng Logistics Shareholders, who serves as a director of Everbright International Development Limited, has the dispositive and voting power of the shares held by Everbright International Development Limited. The registered address of Everbright International Development Limited is 4th Floor, Water’s Edge Building, Meridian Plaza, Road Town, Tortola, VG1110, British Virgin Islands.

(4)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 3,928,000 Class A Ordinary Shares held by Double Sun Capital Limited, a British Virgin Islands company, which is 100% owned by Yiping Wu. The registered address of Double Sun Capital Limited is 4th Floor, Water’s Edge Building, Meridian Plaza, Road Town, Tortola, VG1110, British Virgin Islands.

(5)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 3,904,000 Class A Ordinary Shares held by Changle International Limited, a British Virgin Islands company, which is 100% owned by Rong Zheng. The registered address of Changle International Limited is 4th Floor, Water’s Edge Building, Meridian Plaza, Road Town, Tortola, VG1110, British Virgin Islands.

(6)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 3,784,000 Class A Ordinary Shares held by Yuansheng International Limited, a British Virgin Islands company, which is 100% owned by Yusheng Yang. The registered address of Yuansheng International Limited is 4th Floor, Water’s Edge Building, Meridian Plaza, Road Town, Tortola, VG1110, British Virgin Islands.

(7)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 3,648,000 Class A Ordinary Shares held by Mid-Castle Development Limited, a British Virgin Islands company, which is 100% owned by Qing Lin. The registered address of Mid-Castle Development Limited is 4th Floor, Water’s Edge Building, Meridian Plaza, Road Town, Tortola, VG1110, British Virgin Islands.

(8)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 3,088,000 Class A Ordinary Shares held by Prime Link Capital International Limited, a British Virgin Islands company, which is 100% owned by Jinyuan Huang. The registered address of Prime Link Capital International Limited is 4th Floor, Water’s Edge Building, Meridian Plaza, Road Town, Tortola, VG1110, British Virgin Islands.

(9)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 2,880,000 Class A Ordinary Shares held by Sky Top Capital International Limited, a British Virgin Islands company, which is 100% owned by Qiang Lin. The registered address of Sky Top Capital International Limited is 4th Floor, Water’s Edge Building, Meridian Plaza, Road Town, Tortola, VG1110, British Virgin Islands.

As of the date of this prospectus, none of our outstanding Class A Ordinary Shares or Class B Ordinary Shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with The VIE and its Shareholders

See “Corporate History and Structure.”

Employment Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Material Transactions with Related Parties

The table below sets forth the major related parties and their relationships with the Company as of June 30, 2022, December 31, 2021 and 2020, and for the six months ended June 30, 2022 and 2021, for the years ended December 31, 2021 and 2020:

Name of related parties	Relationship with the Company
Fujian Bafang	An equity investee of the Company
Fuzhou Tianyu Shengfeng Industrial Co., Ltd (“Fuzhou Tianyu”)	A company controlled by Yongteng Liu, who is the brother of Yongxu Liu, our CEO and Chairman
Fuzhou Tianyu Shengfeng Property Management Co., Ltd (“Fuzhou Tianyu Management”)	A company under the control of a shareholder
Fuzhou Tianyu Yuanmei Catering Co., Ltd (“Fuzhou Tianyu Catering”)	A company under the control of a shareholder
Beijing Union Logistics Co., Ltd (“Beijing Banglian”)	A company under the control of a shareholder
Fujian Desheng Logistics Co., Ltd (“Fujian Desheng”)	A company under the control of a shareholder
Hainan Tianyi Logistics Distribution Co., Ltd (“Hainan Tianyi”)	An equity investee of the Company (1)
Dongguan Suxing New Material Co., Ltd (“Suxing”)	A company under the control of a non-controlling shareholder

(1)	On September 15, 2021, the Company entered into a share purchase agreement with Xurui Zhang, a non-related third party, to transfer its 5% equity interest in Hainan Tianyi to Xurui Zhang for a consideration of $0. The aforementioned transaction was completed on September 15, 2021. After the transaction, Hainan Tianyi became a non-related party to the Company.

Share Issuance to Related Parties

See “Description of Share Capital—History of Share Issuances.”

Significant Transactions with Related Parties

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)

Transportation services to Fujian Bafang	$18	$-	$-	$7
Transportation services to Fujian Desheng	-	-	349	-
Transportation services to Beijing Banglian	-	-	-	-
Sale of material to Suxing	-	-	-	49
Total	$18	-	$349	$56

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)

Transportation services from Beijing Banglian	$-	$753	$2,265	$2,750
Transportation services from Hainan Tianyi	$-	$529	$1,207	$1,109
Transportation services from Fujian Bafang	$431	$78	$157	$144
Purchase raw materials from Suxing	$-	$576	$577	$781
Lease services from Fuzhou Tianyu	$152	$173	$358	$296

Guarantees by Related Parties

The Company’s shareholder, CEO and Chairman, Yongxu Liu, his spouse, Xiying Yang, and his brother, Yongteng Liu, were the guarantors of the Company’s short-term bank loans.

Significant Balances with Related Parties

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)
Due from related parties
Fuzhou Tianyu	$44	$46	$45
Dongguan Suxing	-	-	22
Beijing Banglian	-	4	12
Total	$44	$50	$79

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Amount in thousand)	(Amount in thousand)	(Amount in thousand)
Due to related parties
Fujian Bafang (1)	$1,722	$1,574	$1,485
Dongguan Suxing (2)	-	-	721
Fuzhou Tianyu (3)	20	29	167
Beijing Banglian (4)	-	246	91
Fuzhou Tianyu Management (5)	38	24	15
Hainan Tianyi (6)	-	4	-
Total	$1,780	$1,877	$2,479

(1)	On December 10, 2007, the Company entered into an interest-free loan agreement with Fujian Bafang for a principal amount of approximately $1.4 million (RMB9.6 million). Such loan is due on demand.

(2)	The Company procured raw materials from Dongguan Suxing at market rate, the outstanding unpaid balances of which were $0, $0 and approximately $721,000 as of June 30, 2022, December 31, 2021 and 2020, respectively.

(3)	The Company leased office space from Fuzhou Tianyu at market rate, the outstanding unpaid balances of which were approximately $20,000, $29,000 and $167,000 as of June 30, 2022, December 31, 2021 and 2020, respectively.

(4)	The Company paid transportation fees to Beijing Banglian at market rate, the outstanding unpaid balances of which were $0, approximately $246,000 and $91,000 as of June 30, 2022, December 31, 2021 and 2020, respectively.

(5)	The Company paid property management fees to Fuzhou Tianyu Management at market rate, the outstanding unpaid balances of which were approximately $38,000, $24,000 and $15,000 as of June 30, 2022, December 31, 2021 and 2020, respectively.

(6)	The Company paid transportation fees to Hainan Tianyi at market rate, the outstanding unpaid balances of which were $0, approximately $4,000 and $0 as of June 30, 2022, December 31, 2021 and 2020, respectively.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association, as amended from time to time, are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (2021 Revision) of the Cayman Islands, or the “Cayman Companies Act,” on July 16, 2020. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Ordinary Shares

Our authorized share capital is $50,000 divided into 400,000,000 Class A Ordinary Shares, par value $0.0001 per share, and 100,000,000 Class B Ordinary Shares, par value $0.0001 per share. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis.

All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid and non-assessable. Our Class A Ordinary Shares and Class B Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Class A Ordinary Shares or Class B Ordinary Shares will not receive a certificate in respect of such shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Class A Ordinary Shares and Class B Ordinary Shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Class A Ordinary Shares or Class B Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be 43,120,000 (if the Underwriter’ over-allotment option is not exercised) or 43,870,000 (if the Underwriter’ over-allotment option is exercised in full) Class A Ordinary Shares issued and outstanding held by at least 300 unrestricted round lot shareholders which is the minimum requirement by the Nasdaq Capital Market, and 41,880,000 Class B Ordinary Shares issued and outstanding. Class A Ordinary Shares sold in this offering will be delivered against payment from the Underwriter upon the closing of the offering in New York, New York, on or about [●].

Our Class A Ordinary Shares offered in this offering are shares of our offshore holding company in the Cayman Islands instead of shares of the VIE or the VIE’s subsidiaries in China, therefore, you will not directly hold equity interests in the VIE or the VIE’s subsidiaries, and you may never directly hold equity interests in the VIE or the VIE’s subsidiaries through your investment in this offering.

Listing

We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “SFWL.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares and Class B Ordinary Shares is Vstock Transfer, LLC, 18 Lafayette Pl., Woodmere, NY 11598.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each Class A Ordinary Share and 10 votes for each Class B Ordinary Share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Conversion Rights

Class A Ordinary Shares are not convertible. Class B Ordinary Shares are convertible, at the option of the holder thereof, into Class A Ordinary Shares on a one-to-one basis.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act, we may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, our Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of Class A Ordinary Shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer Class A Ordinary Shares or Class B Ordinary Shares to another person by completing an instrument of transfer in a common form or, with respect to Class A Ordinary Shares, in a form prescribed by Nasdaq, or in any other form approved by the directors, executed:

(a)	where the Class A Ordinary Shares or Class B Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Class A Ordinary Shares or Class B Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Class A Ordinary Share or Class B Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Class A Ordinary Share or Class B Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Class A Ordinary Share or Class B Ordinary Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Class A Ordinary Shares or Class B Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Class A Ordinary Share or Class B Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

This, however, is unlikely to affect market transactions of the Class A Ordinary Shares purchased by investors in the public offering. Once the Class A Ordinary Shares have been listed, the legal title to such Class A Ordinary Shares and the registration details of those Class A Ordinary Shares in our register of members will remain with DTC/Cede & Co. All market transactions with respect to those Class A Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our amended and restated memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. To the extent allowed by the Cayman Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i) money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii) a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the Company, a statement of the shares held by each member, which: distinguishes each share by its number (so long as the share has a number); confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under the Cayman Companies Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities, or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative, or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan, or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary, or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles of association may discourage, delay, or prevent a change in control of our Company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Act, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our Company and for a proper purpose.

Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced excluding for purposes of determining the number of shares outstanding the shares owned by directors and officers and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or following the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. Such provision could have an anti-takeover effect with respect to transactions that the board of directors do not approve in advance. It could also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders. A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certification of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares.

Directors’ Fiduciary Duties

Under the Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles of association, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Act, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles of association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Act and our articles of association, the company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our Company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and our articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act, our articles of association may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Act, 2017 of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

History of Share Issuances

The following is a summary of our share issuances since incorporation.

On July 16, 2020, Quality Corporate Services Ltd., the subscriber to our memorandum of association, had initially taken up 1 ordinary share, par value $1.00 per share, which it subsequently transferred to Shengfeng International Limited on the same date. Also on July 16, 2020, we issued 49,999 ordinary shares, par value $1.00 per share, to Shengfeng International Limited, of which 6,000 ordinary shares were transferred to Everbright International Development Limited on September 29, 2020.

On December 18, 2020 we undertook the following corporate actions:

(i)	a repurchase of 43,999 ordinary shares held by Shengfeng International Limited and 6,000 ordinary shares held by Everbright International Development Limited;

(ii)	an amendment of our share capital from $50,000 divided into 50,000 ordinary shares of $1.00 par value per share to $50,000 divided into 40,000 Class A Ordinary Shares of $1.00 par value per share and 10,000 Class B Ordinary Shares of $1.00 par value per share;

(iii)	a re-designation of one issued ordinary share held by Shengfeng International Limited into one Class B Ordinary Share; and

(iv)	a subdivision of our share capital from $50,000 divided into 40,000 Class A Ordinary Shares of $1.00 par value per share and 10,000 Class B Ordinary Shares of $1.00 par value per share to US$50,000 divided into 400,000,000 Class A Ordinary Shares of $0.0001 par value per share and 100,000,000 Class B Ordinary Shares of $0.0001 par value per share.

On December 18, 2020, we issued an aggregate of 38,120,000 Class A Ordinary Shares to 12 investors for an aggregate consideration of $3,812.

On December 18, 2020, we issued 41,870,000 Class B Ordinary Shares to Shengfeng International Limited for a consideration of $4,187. After such issuance and as of the date of this prospectus, Shengfeng International Limited holds an aggregate of 41,880,000 of our Class B Ordinary Shares.

For more details on our share issuances, please refer to “Item 7. Recent Sales of Unregistered Securities.”

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Class A Ordinary Shares, and although we expect to apply to list our Class A Ordinary Shares on the Nasdaq Capital Market, a regular trading market for our Class A Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Class A Ordinary Shares held by public shareholders representing approximately 17.35% of our Class A Ordinary Shares in issue if the Underwriter does not exercise its over-allotment option, and approximately 19.44% of our Class A Ordinary Shares in issue if the Underwriter exercises its over-allotment option in full. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

Each of our directors, executive officers, and shareholders owning 5% or more of our ordinary shares will enter into a lock-up agreement for a period of twelve (12) months from the effective date of this registration statement, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares.

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Class A Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Class A Ordinary Shares may dispose of significant numbers of our Class A Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Class A Ordinary Shares, or the availability of Class A Ordinary Shares for future sale, will have on the trading price of our Class A Ordinary Shares from time to time. Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A Ordinary Shares.

Rule 144

All of our Class A Ordinary Shares outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Shares or otherwise, which will equal approximately 461,200 shares immediately after this offering, assuming the Underwriter does not exercise its over-allotment option; or

●	the average weekly trading volume of the Class A Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Class A Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Class A Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

MATERIAL INCOME TAX CONSIDERATION

People’s Republic of China Enterprise Taxation (for the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau)

The following brief description of Chinese enterprise income taxation is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, became effective on January 1, 2008, and was last amended on December 29, 2018, and the Implementation Rules of the EIT Law, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiary. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property, and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Shengfeng Cayman does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Shengfeng Cayman and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Shengfeng Cayman, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Shengfeng Cayman and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. AllBright, our PRC counsel, is unable to provide a “will” opinion because it believes that it is more likely than not that we and our offshore subsidiaries would be treated as non-resident enterprises for PRC tax purposes because we do not meet some of the conditions outlined in SAT Notice 82. Therefore, AllBright believes that it is possible but highly unlikely that the income received by overseas shareholders who are not PRC residents will be regarded as China-sourced income.

See “Risk Factors—Risks Relating to Doing Business in the PRC—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC ‘resident enterprise’ for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

Currently, as resident enterprises in the PRC, Tianyu as well as Shengfeng Logistics and its subsidiaries in PRC are subject to the enterprise income tax at the rate of 25%, except that once an enterprise meets certain requirements and is identified as a small-scale minimal profit enterprise, the part of its taxable income not more than RMB1 million is subject to a reduced rate of 5% and the part between RMB1 million and RMB3 million is subject to a reduced rate of 10%. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that Shengfeng Cayman is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Class A Ordinary Shares or Class B Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares or Class B Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares or Class B Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Class A Ordinary Shares or Class B Ordinary Shares be subject to Cayman Islands income or corporation tax.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

●	persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Class A Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Class A Ordinary Shares; or

●	persons holding our Class A Ordinary Shares through a trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Class A Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Class A Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Ordinary Shares are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the PFIC (defined below) rules discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC (defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating the VIE as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with the VIE, and as a result, we are treating the VIE as our wholly owned subsidiary for U.S. federal income tax purposes. If we are not treated as owning the VIE for United States federal income tax purposes, we would likely be treated as a PFIC. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Class A Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Class A Ordinary Shares are inherited, a special provision in IRC Section 1291I provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

UNDERWRITING

We expect to enter into an underwriting agreement with Univest Securities, LLC, as the representative of the underwriters named therein, with respect to the Class A Ordinary Shares in this offering. Subject to certain conditions of the underwriting agreement between us and the Underwriter, we have agreed to sell to each underwriter, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of Class A Ordinary Shares listed next to its name in the following table:

Underwriter	Number of Class A Ordinary Shares
Univest Securities, LLC	[●]

Total	[●]

The Underwriter is committed to purchase all the Class A Ordinary Shares offered by this prospectus if it purchases any shares. The Underwriter is not obligated to purchase the Class A Ordinary Shares covered by the Underwriter’s over-allotment option to purchase Class A Ordinary Shares described below. The Underwriter is offering the Class A Ordinary Shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Underwriter of officer’s certificates and legal opinions. The Underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. This offering is contingent upon us listing our Class A Ordinary Shares on Nasdaq or another national exchange.

Over-Allotment Option

We have granted the Underwriter an option, exercisable during the 45-day period after the closing of this offering, to purchase up to 750,000 additional Class A Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The Underwriter may exercise this option solely for the purpose of cover over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the Underwriter, and the Underwriter will be obligated to purchase, these additional Class A Ordinary Shares. If this option is exercised in full, the total offering price to the public will be $28,750,000, and the total gross proceeds to us, before underwriting discounts and expenses, will be $28,750,000.

Discounts and Expenses

The underwriting discounts are equal to 7% of the initial public offering price set forth on the cover page of this prospectus for the Class A Ordinary Shares sold.

The following table shows the per Class A Ordinary Share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the Underwriter’s option to purchase up to an additional 750,000 Class A Ordinary Shares.

	Per Share (Without Exercise of Over-Allotment Option)	Per Share (With Full Exercise of Over-Allotment Option)	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price	$5.00	$5.00	$25,000,000	$28,750,000
Underwriting discounts to be paid by us	$0.35	$0.35	$1,750,000	$2,012,500
Proceeds, before expenses, to us	$4.65	$4.65	$23,250,000	$26,737,500

We paid an advance of $50,000 to the Underwriter on the execution date of the letter of intent between us and the Underwriter, and an additional $20,000 upon the Company’s confidential filing of this prospectus with the SEC. We will pay an additional $30,000 upon the Company’s public filing of this prospectus with the SEC, for the Underwriter’s anticipated out-of-pocket expenses. Such advance will be refunded to the extent not actually incurred in accordance with FINRA Rule 5110.

The Company agreed to reimburse the Underwriter, promptly when invoiced, for all of its reasonable, out-of-pocket expenses (including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow and background check on the Company’s principals) in connection with the performance of its services not to exceed an aggregate of $250,000 (including any advances), regardless of whether the Offering occurs, provided that any expense over $5,000 shall require prior written consent from the Company. We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts, and non-accountable expense allowance, will be $1,332,364, including a maximum aggregate reimbursement of $250,000 of Underwriter’s accountable expenses.

We will also pay the Underwriter by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one tenth of one percent (0.1%) of the gross proceeds received by us from the sale of our Class A Ordinary Shares.

Underwriter’s Warrants

In addition, we have agreed to issue warrants to the Underwriter to purchase a number of Class A Ordinary Shares equal to 6% of the total number of Class A Ordinary Shares sold in this offering, excluding any Class A Ordinary Shares sold as a result of the exercise of the Underwriter’s over-allotment option. The exercise price of the Underwriter Warrants is equal to 120% of the offering price of the Class A Ordinary Shares offered hereby. The Underwriter’s warrants will be exercisable from the effective date of the registration statement of which this prospectus forms a part, and will expire on the first-year anniversary of the effective date of the registration statement of which this prospectus forms a part. Such warrants shall be exercisable cashless during this one-year period. The Underwriter’s warrants and the underlying Class A Ordinary Shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Underwriter’s warrants nor any of our Class A Ordinary Shares issued upon exercise of the Underwriter’s warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of this offering.

We will bear all fees and expenses attendant to registering the Class A Ordinary Shares issuable upon exercise of the warrants, other than underwriting commissions incurred and payable by the holders. The exercise price and number of Class A Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend, or our recapitalization, reorganization, merger, or consolidation. In addition, the warrants provide for certain piggyback and demand registration rights. The unlimited piggyback and single demand registration rights provided will not be greater than seven and five years from the effective date of the registration statement of which this prospectus is a part, respectively, in compliance with FINRA Rule 5110(g)(8).

Prior to this offering, there has been no public market for the Class A Ordinary Shares. The initial public offering price will be determined by negotiations between us and the Underwriter. In determining the initial public offering price, we and the Underwriter expect to consider a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the representatives;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the Underwriter and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the Underwriter can assure investors that an active trading market will develop for our Class A Ordinary Shares, or that the shares will trade in the public market at or above the initial public offering price.

Listing

We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “SFWL.” The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on Nasdaq.

Indemnification

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the Underwriter may be required to make for these liabilities.

Right of First Refusal

We will grant the Underwriter a right of first refusal (provided this offering is completed), for a period of twelve (12) months from the commencement of sales of this offering, to provide investment banking services to us on an exclusive basis in all matters for which investment banking services are sought by us, which right is exercisable in the Underwriter’s sole discretion. Such investment banking services shall include, without limitation, (a) acting as lead manager for any underwritten public offering; (b) acting as exclusive placement agent, initial purchaser or financial advisor in connection with any private offering of securities of the Company; and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the company with another entity.

Lock-Up Agreements

Except as disclosed below, we, each of our officers, directors, and shareholders owning 5% or more of our ordinary shares have agreed with the Underwriter not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of any ordinary shares or other securities convertible into or exercisable or exchangeable for ordinary shares for a period of 12 months after the effective date of this registration statement of which this prospectus is a part without the prior written consent of the Underwriter.

The Underwriter may in its sole direction and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested, and market conditions at the time.

Electronic Offer, Sale and Distribution of Class A Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the Underwriter. In addition, Class A Ordinary Shares may be sold by the Underwriter to securities dealers who resell Class A Ordinary Shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriter in its capacity as Underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Ordinary Shares. Specifically, the underwriters may over-allot in connection with this offering by selling more shares and warrants than are set forth on the cover page of this prospectus. This creates a short position in our Class A Ordinary Shares for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Class A Ordinary Shares over-allotted by the underwriters is not greater than the number of Class A Ordinary Shares that they may purchase in the over-allotment option. In a naked short position, the number of Class A Ordinary Shares involved is greater than the number of Class A Ordinary Shares in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our Class A Ordinary Shares or reduce any short position by bidding for, and purchasing, Class A Ordinary Shares in the open market. Since the warrants will not be listed and are not expected to trade, the underwriters cannot purchase the warrants in the open market and, as a result, the underwriters cannot and will not enter into naked short positions.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our Class A Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Class A Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our Class A Ordinary Shares immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our Class A Ordinary Shares in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our Class A Ordinary Shares during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Passive Market Making

In connection with this offering, the Underwriter may engage in passive market making transactions in our Class A Ordinary Shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Class A Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The Underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which it may receive customary fees and reimbursement of expenses. In the ordinary course of its various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own accounts and for the accounts of its clients and such investment and securities activities may involve securities and/or instruments of our Company. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Stamp Taxes

If you purchase Class A Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Other Relationships

The Underwriter and its affiliates may provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Offer restrictions outside the U.S.

Other than in the U.S., no action has been taken by us or the Underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada. The shares may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. This prospectus does not constitute a public offer of the shares, whether by way of sale or subscription, in the Cayman Islands. Each Underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any shares to any member of the public in the Cayman Islands.

Hong Kong. The shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan. The Underwriter will not offer or sell any of the shares directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person that is: (a) a corporation (that is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, (2) debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (3) where no consideration is or will be given for the transfer; or (4) where the transfer is by operation of law.

South Korea. The Class A Ordinary Shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Class A Ordinary Shares have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the Class A Ordinary Shares may not be re-sold to South Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Taiwan. The shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the shares in Taiwan.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and Underwriter’s non-accountable expenses allowance that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq Capital Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$11,897
Nasdaq Capital Market Listing Fee	$75,000
FINRA Filing Fee	$9,313
Legal Fees and Expenses	$750,000
Accounting Fees and Expenses	$20,000
Printing and Engraving Expenses	$35,000
Transfer Agent Expenses	$15,000
Miscellaneous Expenses	$416,154
Total Expenses	$1,332,364

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in the offering.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by AllBright Law Offices. Ellenoff Grossman & Schole LLP is acting as counsel to the Underwriter in connection with this offering.

EXPERTS

The consolidated financial statements for the fiscal years ended December 31, 2021 and 2020, included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Friedman LLP is located at One Liberty Plaza, 165 Broadway, Floor 21, New York, NY 10006.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

SHENGFENG DEVELOPMENT LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

CONTENTS	PAGE(S)

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

AUDITED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021 AND 2020 AND UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022	F-3

AUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020 AND UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021	F-4

AUDITED CONSOLIDAED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020 AND UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021	F-5

AUDITED CONSOLIDATED STATEMETNS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020 AND UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021	F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-7 – F-44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Shengfeng Development Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Shengfeng Development Limited (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2020

New York, New York

July 25, 2022, except for Notes 1, 11, 17 and 18 which are dated September 9, 2022; Notes 5 and 6 which are dated October 31, 2022.

SHENGFENG DEVELOPMENT LIMITED

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands of USD, except for share and per share data, unless otherwise noted)

	June 30,	December 31,	December 31,
	2022	2021	2020
Assets	(Unaudited)

Current Assets:
Cash	$12,583	$18,643	$27,317
Restricted cash	1,352	275	467
Notes receivable	2,582	4,175	6,334
Accounts receivable, net	77,312	80,621	77,786
Inventories	-	-	910
Prepayments and other current assets, net	20,247	17,934	15,250
Due from related parties	44	50	79
Total Current Assets	114,120	121,698	128,143

Property and equipment, net	42,415	47,281	36,637
Intangible assets, net	6,895	7,527	7,631
Operating lease right-of-use assets, net	27,462	29,910	25,132
Long-term investments	2,084	2,142	2,024
Deposit for investment	14,900	15,685	15,326
Deferred tax assets	4,702	5,224	6,584
Other non-current assets	16,102	14,742	10,705
Total Assets	$228,680	$244,209	$232,182

Liabilities and Shareholders’ Equity

Current Liabilities
Notes payable	$2,414	$-	$2,337
Accounts payable	42,145	54,091	51,668
Short-term bank loans	47,233	45,956	49,773
Due to related parties	1,780	1,877	2,479
Salary and welfare payables	3,768	4,559	4,079
Accrued expenses and other current liabilities	6,501	7,854	7,870
Operating lease liabilities, current	8,821	8,126	7,445
Tax payables	2,802	2,889	3,365
Total Current Liabilities	115,464	125,352	129,016

Operating lease liabilities, non-current	18,354	21,485	17,285
Other non-current liabilities	1,389	1,474	1,502

Total Liabilities	135,207	148,311	147,803

Commitments and Contingencies

Shareholders’ Equity
Class A Ordinary share, $0.0001 par value, 400,000,000 shares authorized; 38,120,000 shares issued and outstanding as of June 30, 2022, December 31, 2021 and 2020*	4	4	4
Class B Ordinary share, $0.0001 par value, 100,000,000 shares authorized; 41,880,000 shares issued and outstanding as of June 30, 2022, December 31, 2021 and 2020*	4	4	4
Additional paid-in capital	75,575	75,575	75,575
Statutory reserves	3,430	3,430	3,155
Retained earnings	12,488	10,032	3,409
Accumulated other comprehensive income (loss)	(2,334)	2,548	476
Total Shengfeng Development Limited’s Shareholders’ Equity	89,167	91,593	82,623

Non-controlling Interests	4,306	4,305	1,756

Total Shareholders’ Equity	93,473	95,898	84,379

Total Liabilities and Shareholders’ Equity	$228,680	$244,209	$232,182

*	Shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements and unaudited condensed consolidated financial statements.

SHENGFENG DEVELOPMENT LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

(All amounts in thousands of USD, except for share and per share data, unless otherwise noted)

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
	(unaudited)	(unaudited)
Revenues
Transportation	$154,614	$155,986	$327,848	$273,685
Warehouse storage and storage management service	10,591	7,516	16,885	12,364
Others	1,333	790	1,966	1,415
Total revenues	166,538	164,292	346,699	287,464
Cost of revenues	(148,296)	(145,474)	(305,354)	(251,489)
Gross profit	18,242	18,818	41,345	35,975

Operating expenses
Selling and marketing	(3,672)	(3,700)	(7,720)	(6,139)
General and administrative	(10,755)	(12,514)	(25,038)	(23,632)
Total operating expenses	(14,427)	(16,214)	(32,758)	(29,771)

Income from operations	3,815	2,604	8,587	6,204

Other income (expense)
Interest income	40	50	1,330	1,329
Interest expense	(1,151)	(1,182)	(2,315)	(1,990)
Other income, net	122	263	559	2,070

Income before income taxes	2,826	1,735	8,161	7,613

Provision for income taxes	(371)	(64)	(1,517)	(1,570)

Net income	2,455	1,671	6,644	6,043

Less: Loss attributable to non-controlling interests	(1)	(241)	(254)	(48)
Net income attributable to Shengfeng Development Limited’s shareholders	$2,456	$1,912	$6,898	$6,091

Comprehensive income
Net income	2,455	1,671	6,644	6,043
Foreign currency translation adjustment	(4,880)	808	2,085	5,395
Total comprehensive income (loss)	(2,425)	2,479	8,729	11,438
Less: total comprehensive gain (loss) attributable to non-controlling interests	1	(236)	(241)	(15)
Total comprehensive income (loss) attributable to Shengfeng Development Limited	$(2,426)	$2,715	$8,970	$11,453

Weighted average shares outstanding used in calculating basic and diluted loss per share:
Class A and Class B ordinary shares - Basic and diluted*	80,000,000	80,000,000	80,000,000	80,000,000

Earnings per share
Class A and Class B ordinary shares - Basic and diluted*	$0.03	$0.02	$0.09	$0.08

*	Shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements and unaudited condensed consolidated financial statements.

SHENGFENG DEVELOPMENT LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(All amounts in thousands of USD, except for share and per share data, unless otherwise noted)

	Class A Ordinary Shares ($0.0001 par value)		Class B Ordinary Shares ($0.0001 par value)		Additional paid-in	Statutory	Accumulated other comprehensive income	(Accumulated deficit) Retained	Non- controlling	Total shareholders’
	Shares*	Amount	Shares*	Amount	capital	reserves	(loss)	earnings	interests	equity
Balance as of December 31, 2019	38,120,000	$4	41,880,000	$4	$75,575	$2,855	$(4,886)	$(2,384)	$1,539	$72,707
Capital contribution from non-controlling shareholders	-	-	-	-	-	-	-	-	277	277
Net income	-	-	-	-	-	-	-	6,091	(48)	6,043
Statutory reserves	-	-	-	-	-	300	-	(298)	(2)	-
Dividend to non-controlling shareholders	-	-	-	-	-	-	-	-	(43)	(43)
Foreign currency translation	-	-	-	-	-	-	5,362	-	33	5,395
Balance as of December 31, 2020	38,120,000	$4	41,880,000	$4	$75,575	$3,155	$476	$3,409	$1,756	$84,379
Disposal of equity investment	-	-	-	-	-	-	-	-	(628)	(628)
Capital contribution from non-controlling shareholders	-	-	-	-	-	-	-	-	3,418	3,418
Net income	-	-	-	-	-	-	-	6,898	(254)	6,644
Statutory reserves	-	-	-	-	-	275	-	(275)	-	-
Foreign currency translation	-	-	-	-	-		2,072	-	13	2,085
Balance as of December 31, 2021	38,120,000	$4	41,880,000	$4	$75,575	$3,430	$2,548	$10,032	$4,305	$95,898
Net income	-	-	-	-	-	-	-	2,456	(1)	2,455
Foreign currency translation	-	-	-	-	-	-	(4,882)	-	2	(4,880)
Balance as of June 30, 2022 (Unaudited)	38,120,000	$4	41,880,000	$4	$75,575	$3,430	$(2,334)	$12,488	$4,306	$93,473
Balance as of December 31, 2020	38,120,000	$4	41,880,000	$4	$75,575	$3,155	$476	$3,409	$1,756	$84,379
Disposal of equity investment	-	-	-	-	-	-	-	-	(162)	(162)
Net income	-	-	-	-	-	-	-	1,912	(241)	1,671
Foreign currency translation	-	-	-	-	-	-	803	-	5	808
Balance as of June 30, 2021 (Unaudited)	38,120,000	$4	41,880,000	$4	$75,575	$3,155	$1,279	$5,321	$1,358	$86,696

*	Shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements and unaudited condensed consolidated financial statements.

SHENGFENG DEVELOPMENT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands of USD, except for share and per share data, unless otherwise noted)

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$2,455	$1,671	$6,644	$6,043
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	3,643	2,859	5,925	4,728
Amortization of right-of-use assets and interest of lease liabilities	5,240	5,045	9,548	8,587
Amortization of intangible assets	279	272	542	493
Provision for doubtful accounts	404	532	447	572
Share of income in equity method investee	(51)	(37)	(70)	(55)
Loss on disposal of property and equipment	-	-	145	180
Loss (gain) from disposal of subsidiaries	-	(30)	247	-
Deferred income taxes expenses (benefit)	270	(79)	1,482	1,302
Changes in operating assets and liabilities:
Notes receivable	1,466	3,931	9,375	(1,633)
Accounts receivable	(1,152)	2,753	(3,154)	(18,717)
Inventories	-	503	777	(808)
Prepayments and other current assets	(2,538)	(2,313)	(2,256)	(4,966)
Other non-current assets	-	2,522	(3,801)	(6,004)
Notes payable	2,499	(811)	(2,364)	1,533
Accounts payable	(9,568)	(13,294)	2,467	13,979
Salary and welfare payable	(583)	(573)	419	1,257
Accrued liabilities and other current liabilities	220	(856)	110	1,836
Operating lease liabilities	(5,242)	(4,803)	(9,437)	(8,511)
Tax payables	60	(986)	(458)	2,291
Other non-current liabilities	(12)	1,940	4	225
Net cash provided by (used in) operating activities	(2,610)	(1,754)	16,592	2,332

Cash flows from investing activities:
Purchase of intangible assets	(14)	(23)	(284)	(19)
Purchase of property and equipment	(5,535)	(8,999)	(25,393)	(7,920)
Proceed from disposal of property and equipment	280	210	1,328	118
Proceed from disposal of subsidiary	-	314	480	-
Net cash used in investing activities	(5,269)	(8,498)	(23,869)	(7,821)

Cash flows from financing activities:
Proceeds from short-term bank loans	29,644	20,396	62,645	62,306
Repayments of short-term bank loans	(25,943)	(25,121)	(67,568)	(50,017)
Due from related parties	-	29	30	226
Due to related parties	-	49	(652)	395
Capital contribution from non-controlling shareholders	-	-	3,418	277
Dividend to non-controlling shareholders	-	-	-	(43)
Net cash provided by (used in) financing activities	3,701	(4,647)	(2,127)	13,144

Effects of exchange rate changes on cash and restricted cash	(805)	251	538	1,714

Net increase (decrease) in cash and restricted cash	(4,983)	(14,648)	(8,866)	9,369

Cash and restricted cash, beginning of period	18,918	27,784	27,784	18,415

Cash and restricted cash, end of period	$13,935	$13,136	$18,918	$27,784

Supplemental cash flow information:
Cash paid for income tax	$29	$152	$247	$268
Cash paid for interest	$1,079	$1,182	$2,160	$1,990

Non-cash Transaction in Investing and Financing Activities
Liabilities incurred (settled) for purchase of property and equipment	$(7,398)	$1,856	$2,599	$1,969
Operating Lease Right-of-use assets obtained in exchange for operating lease liabilities	$3,396	$5,719	$12,247	$7,526

Reconciliation to amount on consolidated balance sheets:
Cash	$12,583	$12,793	$18,643	$27,317
Restricted cash	1,352	343	275	467
Total cash and restricted cash	$13,935	$13,136	$18,918	$27,784

The accompanying notes are an integral part of these consolidated financial statements and unaudited condensed consolidated financial statements.

SHENGFENG DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of USD, except for share and per share data, unless otherwise noted)

1.	ORGANIZATION AND NATURE OF OPERATIONS

Shengfeng Development Limited (“Shengfeng” or the “Company”), is a holding company incorporated under the laws of the Cayman Islands on July 16, 2020, as an exempted company with limited liability. The Company has no substantive operations other than holding all of the outstanding share capital of Shengfeng Holding Limited (“Shengfeng HK”) established under the laws of Hong Kong on August 18, 2020.

Shengfeng HK is also a holding company holding all of the outstanding equity of Fujian Tianyu Shengfeng Logistics Co., Ltd. (“Tianyu” or “Shengfeng WFOE” or “WFOE”), which was established on December 16, 2020 under the laws of the People’s Republic of China (“PRC” or “China”).

The Company, through its variable interest entity (“VIE”), Shengfeng Logistics Group Co., Ltd. (“Shengfeng VIE” or “VIE”), and its subsidiaries, operates as a transportation and warehouse storage management services provider in the PRC. Shengfeng VIE was incorporated on December 7, 2001 under the laws of the PRC. Paid-in capital of Shengfeng VIE was approximately $27.17 million (approximately RMB 189.6 million) as of June 30, 2022.

On December 18, 2020, the Company completed a reorganization of entities under common control of its then existing shareholders, who collectively owned all of the equity interests of the Company prior to the reorganization. The Company, and Shengfeng HK were established as the holding companies of Shengfeng WFOE. Shengfeng WFOE is the primary beneficiary of Shengfeng VIE and its subsidiaries, and all of these entities included in the Company are under common control which results in the consolidation of Shengfeng VIE and its subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities, including its WOFE and VIE:

Name of subsidiaries	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect	Principal activities

Shengfeng Holding Limited	Hong Kong	August 18, 2020	100%	Investment holding of Tianyu
Fujian Tianyu Shengfeng Logistics Co., Ltd. (“Tianyu”)	Fujian, the PRC	December 16, 2020	100%	Investment holding of Shengfeng VIE
Shengfeng Logistics Group Co., Ltd. (“Shengfeng VIE”)	Fujian, the PRC	December 7, 2001	100%	Transportation and warehouse storage management service
Fuqing Shengfeng Logistics Co., Ltd.	Fujian, the PRC	April 15, 2011	100%	Transportation and warehouse storage management service
Xiamen Shengfeng Logistics Co., Ltd.	Fujian, the PRC	December 22, 2011	100%	Transportation and warehouse storage management service
Guangdong Shengfeng Logistics Co., Ltd.	Guangdong, the PRC	December 30, 2011	100%	Transportation and warehouse storage management service
Hainan Shengfeng Supply Chain Management Co., Ltd.	Hainan, the PRC	August 18, 2020	100%	Transportation and warehouse storage management service
Beijing Tianyushengfeng E-commerce Technology Co., Ltd.	Beijing, the PRC	January 9, 2004	100%	Transportation and warehouse storage management service
Beijing Shengfeng Supply Chain Management Co., Ltd.	Beijing, the PRC	April 13, 2016	100%	Transportation and warehouse storage management service
Shengfeng Logistics (Guizhou) Co., Ltd.	Guizhou, the PRC	August 15, 2017	100%	Transportation and warehouse storage management service
Shengfeng Logistics (Tianjin) Co., Ltd.	Tianjin, the PRC	March 8, 2016	100%	Transportation and warehouse storage management service
Shengfeng Logistics (Shandong) Co., Ltd.	Shandong, the PRC	March 15, 2016	100%	Transportation and warehouse storage management service
Shengfeng Logistics Hebei Co., Ltd.	Hebei, the PRC	February 17, 2016	100%	Transportation and warehouse storage management service
Shengfeng Logistics (Henan) Co., Ltd.	Henan, the PRC	March 28, 2016	100%	Transportation and warehouse storage management service
Shengfeng Logistics (Liaoning) Co., Ltd.	Liaoning, the PRC	March 2, 2016	100%	Transportation and warehouse storage management service
Fuzhou Shengfeng New Material Technology Co., Ltd. (a)	Fujian, the PRC	August 13, 2019	0%	Packaging material manufacturing

Name of subsidiaries	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect	Principal activities

Shengfeng Logistics (Yunnan) Co., Ltd.	Yunnan, the PRC	January 25, 2016	100%	Transportation and warehouse storage management service
Shengfeng Logistics (Guangxi) Co., Ltd.	Guangxi, the PRC	February 1, 2016	100%	Transportation and warehouse storage management service
Hubei Shengfeng Logistics Co., Ltd.	Hubei, the PRC	December 15, 2010	100%	Transportation and warehouse storage management service
Shengfeng Logistics Group (Shanghai) Supply Chain Management Co., Ltd.	Shanghai, the PRC	August 26, 2015	100%	Transportation and warehouse storage management service
Shanghai Shengxu Logistics Co., Ltd.	Shanghai, the PRC	June 4, 2003	100%	Transportation and warehouse storage management service
Hangzhou Shengfeng Logistics Co., Ltd.	Zhejiang, the PRC	June 10, 2010	100%	Transportation and warehouse storage management service
Nanjing Shengfeng Logistics Co., Ltd.	Jiangsu, the PRC	August 30, 2011	100%	Transportation and warehouse storage management service
Suzhou Shengfeng Logistics Co., Ltd.	Jiangsu, the PRC	January 14, 2005	90%	Transportation and warehouse storage management service
Suzhou Shengfeng Supply Chain Management Co., Ltd. (b)	Jiangsu, the PRC	August 9, 2019	100%	Transportation and warehouse storage management service
Shengfeng Supply Chain Management Co., Ltd.	Fujian, the PRC	June 19, 2014	100%	Transportation and warehouse storage management service
Fuzhou Shengfeng Transportation Co., Ltd.	Fujian, the PRC	April 18, 2019	100%	Transportation and warehouse storage management service
Diaobingshan Hengde Logistics Co., Ltd. (c)	Liaoning, the PRC	April 23, 2018	0%	Transportation and warehouse storage management service
Sichuan Shengfeng Logistics Co., Ltd.	Sichuan, the PRC	June 27, 2019	100%	Transportation and warehouse storage management service
Fujian Shengfeng Logistics Co., Ltd.	Fujian, the PRC	April 2, 2020	100%	Transportation and warehouse storage management service
Fujian Dafengche Information Technology Co. Ltd.	Fujian, the PRC	August 26, 2020	100%	Software engineering
Ningde Shengfeng Logistics Co. Ltd.(d)	Fujian, the PRC	November 12, 2018	51%	Transportation and warehouse storage management service
Fujian Fengche Logistics Co., Ltd.(e)	Fujian, the PRC	October 28, 2020	100%	Transportation service
Fujian Hangfeng Logistics Technology Co., Ltd.(f)	Fujian, the PRC	October 13, 2020	0%	Online service
Shengfeng Logistics (Zhejiang) Co., Ltd	Zhejiang, the PRC	February 1, 2021	100%	Transportation and warehouse storage management service
Chengdu Shengfeng Supply Chain Management Co., Ltd	Chengdu, the PRC	October 12, 2021	100%	Supply chain service
Shengfeng Logistics Group (Ningde) Supply Chain Management Co., Ltd. (g)	Fujian, the PRC	September 23, 2022	100%	Supply chain service

(a)

On July 14, 2021, Shengfeng Logistics entered into a share transfer agreement with Dongguan Suxing New Material Co., Ltd (“Dongguan Suxing”), a related party, to transfer its 51% equity interest in Fuzhou Shengfeng New Material Technology Co., Ltd. (“New Material Technology”) to Dongguan Suxing for a consideration of $468,973 (RMB3,060,000). The aforementioned transaction was completed during the year ended December 31, 2021. The Company has continued to operate the transportation business through the VIE’s other subsidiaries. Since New Material Technology’s operating revenue was less than 1% of the Company’s consolidated revenue, the transfer did not constitute a strategic shift that would have a major effect on the Company’s operations and financial results. The results of operations for New Material Technology were not reported as discontinued operations in the consolidated financial statements.

(b)	On July 8, 2021, Suzhou Shengfeng Supply Chain Management Co, Ltd. became a wholly owned subsidiary of Shengfeng Logistics.
(c)

On April 20, 2021, Shengfeng Logistics entered into a share transfer agreement with Mr. Sun Mingyang, an unrelated third party, among others, to transfer its 51% equity interest in Diaobingshan Hengde Logistics Co., Ltd. to Mr. Sun Mingyang for a consideration of approximately $0.3 million. The aforementioned transaction was completed during the year ended December 31, 2021. The Company has continued to operate the transportation business through the VIE’s other subsidiaries. Since Diaobingshan Hengde Logistics Co., Ltd.’s operating revenue was less than 1% of the Company’s consolidated revenue, the transfer did not constitute a strategic shift that would have a major effect on the Company’s operations and financial results. The results of operations for Diaobingshan Hengde Logistics Co., Ltd. were not reported as discontinued operations in the consolidated financial statements.

(d)

On January 5, 2022, Shengfeng Logistics entered into a share transfer agreement with Fuzhou Puhui Technology Co., Ltd. (“Fuzhou Puhui”), an unrelated third party, to transfer its 49% equity interest in Ningde Shengfeng Logistics Co., Ltd. (“Ningde Shengfeng”) to Fuzhou Puhui. According to the share transfer agreement, instead of paying any cash consideration to Shengfeng Logistics, Fuzhou Puhui was required to make a capital contribution to fulfill the required registered capital (approximately $15.5 million or RMB100 million) based on its 49% ownership interest (approximately $7.6 million or RMB49 million). The aforementioned transaction has been completed. After the transaction, the Company owned a 51% equity interest in Ningde Shengfeng.

(e)

On January 26, 2022, Fujian Dafengche Information Technology Co. Ltd. (“Dafengche” ) entered into a share transfer agreement with RuiTongTianCheng Supply Chain Management (Tianjin) Co., Ltd. (“TianCheng"), an unrelated third party, to transfer its 100% equity interest in Fujian Fengche Logistics Co., Ltd. (“Fujian Fengche”) to TianCheng for a consideration of approximately $148,245 (RMB945,000). On September 20, 2022, Dafengche entered into a cancellation agreement to cancel aforementioned share transfer agreement. Fujian Fengche was consolidated in the financial statement as of June 30,2022.

(f)	On March 16, 2022, Fujian Hangfeng Logistics Technology Co., Ltd. was deregistered, as it has not commenced business operations and the Company has cancelled the future plans for such entity.

(g)	On September 23, 2022, Shengfeng Logistics Group (Ningde) Supply Chain Management Co., Ltd. was set up in Fujian, China. This entity is fully owned by Shengfeng Logistics Group Co., Ltd. and will provide supply chain service in the future.

Contractual Agreements

The Company conducts its operations through a series of agreements with the VIE and its subsidiaries as stated above. The VIE and its subsidiaries are utilized solely to facilitate the Company’s participation in transportation and warehouse storage management services in the PRC where foreign ownership is restricted. As such, Shengfeng VIE is controlled through contractual arrangements in lieu of direct equity ownership by the Company or any of its subsidiaries. Such contractual arrangements were made effective by a series of six agreements (“Contractual Arrangements”, or VIE Agreements, which were signed on January 7, 2021).

As a result of the direct ownership in Tianyu and the Contractual Arrangements, the Company is regarded as the primary beneficiary of the VIE and its subsidiaries. Therefore, the VIE and its subsidiaries were treated as the consolidated entities under U.S. GAAP.

The significant terms of the Contractual Arrangements are as follows:

Equity Pledge Agreements

Each equity holder of the VIE Company has pledged all of his/her shares in the VIE Company and all other rights relevant to the shares to WFOE, as a collateral security for his/her and/or the VIE Company’s obligations to pay off all debt to WFOE, including consulting and services fees payable to WFOE. In the event of default of any payment obligation, WFOE will be entitled to certain rights, including transferring the pledged shares to itself and disposing the pledged shares through a sale or auction.

The Equity Pledge Agreement is effective until the full payment of the service fees under the Technical Consultation and Service Agreement and upon termination of Shengfeng Logistics’ obligations under the Technical Consultation and Service Agreement, or upon the transfer of shares of the Equity Shareholders.

The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of Shengfeng Logistics’ obligations under the Technical Consultation and Service Agreement, (2) make sure the Equity Shareholders do not transfer or assign the pledged shares, or create or allow any encumbrance that would prejudice Tianyu’s interests without Tianyu’s prior written consent, and (3) provide Tianyu control over Shengfeng Logistics under certain circumstances. In the event Shengfeng Logistics breaches its contractual obligations under the Technical Consultation and Service Agreement, Tianyu will be entitled to dispose of the pledged shares in accordance with relevant PRC laws.

As of the date of this prospectus, the share pledges under the Equity Pledge Agreement have been registered with the competent PRC regulatory authority.

Exclusive Technical Consultation and Service Agreements

The VIE Company has entered into an exclusive technical consultation and service agreement with WFOE, pursuant to which, WFOE is engaged to provide certain technical services to the VIE, depending on the licenses obtained and held by the VIE. This technical consultation and service agreement will remain effective for 20 years and it can be extended by WFOE unilaterally. WFOE is entitled to collect service fees for the services it provides to the VIE, and the service fees are adjusted annually through written agreements. Technical service fees are composed of the basic annual fee, which is equal to 50% of the after-tax income of the VIE Company, and a floating fee, which shall not exceed the after-tax income after deducting paid basic annual fees. Due to its control over the VIE Company, WFOE has the right to determine the service fees to be charged to the VIE Company by considering, among others, the technical complexity of the services, the actual costs that may be incurred for providing the services and the VIE Company’s revenue.

The Technical Consultation and Service Agreement became effective on January 7, 2021 and will remain effective for 20 years. Such agreement can be extended if Tianyu provides its notice of extension to Shengfeng Logistics unilaterally prior to the expiration date of this agreement. Shengfeng Logistics shall use its best efforts to renew its business license and extend its operation term until and unless otherwise instructed by Tianyu.

The Technical Consultation and Service Agreement does not prohibit related party transactions. Upon the establishment of the audit committee at the consummation of this offering, the Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving Tianyu or Shengfeng Logistics.

Exclusive Call Option Agreements

The equity shareholders of the VIE (the “Equity Shareholders”) have granted WFOE the exclusive and irrevocable right to purchase or to designate one or more person(s) at their discretion to purchase part or all of the equity interests in the VIE from the Equity Shareholders for a purchase price at any time, subject to the lowest price permitted by PRC laws and regulations. The VIE and its Equity Shareholders have agreed that without prior written consent of WFOE, the respective Equity Shareholders cannot sell, transfer, pledge or dispose their equity interests, and the VIE cannot sell, transfer, pledge or dispose, including but not limited to, the equity interests, significant assets, significant revenue and significant business. Also as agreed, the VIE cannot declare any dividend or change capitalization structure of the VIE and cannot enter into any loan or investment agreements without prior written consent of WFOE. Furthermore, the Equity Shareholders of the VIE have agreed that any proceeds from, including but not limited to, the sales of the Equity Shareholders’ equity interests in the VIE should be gratuitously paid to WFOE or one or more person(s) at their discretion. The Call Option Agreement will remain effective until all equity options in VIE held by such Equity Shareholders are transferred or assigned to WFOE or their designated representatives.

The Call Option Agreement remains effective until all the equity of Shengfeng Logistics is legally transferred under the name of Tianyu and/or other entity or individual designated by it.

Voting Rights Proxy Agreement

Pursuant to the irrevocable power of attorney, each of the Equity Shareholders of the VIE appointed WFOE as his or her attorney-in-fact to exercise such shareholder’s rights under PRC law and the relevant articles of association, including but not limited to, attending shareholders meetings, voting on their behalf on all matters requiring shareholders’ approval, including but not limited to, sale, transfer, pledge, or disposition of all or part of the Equity Shareholders’ equity interests, and designating and appointing the legal representative, directors, supervisors, chief executive officer and other senior management members of the VIE. Each power of attorney will remain in force until such Equity Shareholder ceases to be a shareholder of the VIE. Each shareholder has waived all his or her rights in connection with his or her equity interests, and confirmed that such rights have been authorized to WFOE under each power of attorney.

The Voting Rights Proxy Agreement became effective on January 7, 2021 and will remain effective for 20 years. Such agreement can be extended if Tianyu provides its notice of extension unilaterally prior to the expiration date of this agreement. All other parties shall agree with such extension without reserve.

Power of attorney

Each of the Equity Shareholders has signed a power of attorney (the “Power of Attorney”), pursuant to which, each of the Equity Shareholders has authorized WFOE to act as his or her exclusive agent and attorney with respect to all rights of such individual as a shareholder of the VIE, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights that shareholders are entitled to under PRC laws and the Articles of Association of VIE, including but not limited to, sale, transfer, pledge and disposition of the equity interests of the VIE; and (c) designating and appointing the legal representative, chairperson, directors, supervisors, chief executive officer and other senior management members of the VIE. The Power of Attorney has the same term as the Voting Rights Proxy Agreement.

The Powers of Attorney is irrevocable and continuously valid from the date of execution of the Powers of Attorney, so long as the Equity Shareholders are shareholders of Shengfeng Logistics.

Spouse consent letter

Each of the respective spouse of the individual Equity Shareholders has executed an additional spousal consent letter which contains terms as described below. Pursuant to the spousal consent letters, each of the respective spouse of the individual Equity Shareholders, unconditionally and irrevocably agreed that the equity interests in the VIE held by and registered in the name of his/her spouse will be disposed of pursuant to the equity pledge agreement, the exclusive call option agreement and the shareholders’ voting rights proxy agreement. The spouse agreed not to assert any rights over the equity interests in the VIE held by his/her spouse.

Based on the foregoing Contractual Arrangements, which grant Shengfeng WFOE the effective control of Shengfeng VIE and enable Shengfeng WFOE to receive all of their expected residual returns, the Company accounts for Shengfeng VIE as a VIE. Accordingly, the Company consolidates the accounts of Shengfeng VIE for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the Securities Exchange Commission (“SEC”), and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying audited consolidated financial statements for the years ended December 31, 2021 and 2020 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the SEC.

The accompanying unaudited condensed consolidated financial statements for the six months ended June 30, 2022 and 2021 have been prepared in accordance with U.S. GAAP. Certain information and footnote disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the SEC. The accompanying unaudited condensed consolidated financial statements for the six months ended June 30, 2022 and 2021 should be read in conjunction with the audited consolidated financial statements of the Group as of and for the years ended December 31, 2021 and 2020.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of June 30, 2022, the results of operations and cash flows for the six months ended June 30, 2022 and 2021, have been made.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, VIE and VIE’s subsidiaries over which the Company exercises control and, where applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All significant transactions and balances between the Company, its subsidiaries, VIE and VIE’s subsidiaries have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

Non-controlling interest represents the portion of the net assets of subsidiaries attributable to interests that are not owned or controlled by the Company. The non-controlling interest is presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interest’s operating results are presented on the face of the consolidated statements of income and comprehensive income as an allocation of the total income for the year between non-controlling shareholders and the shareholders of the Company.

All significant transactions and balances between the Company, its subsidiaries, VIE and VIE’s subsidiaries have been eliminated upon consolidation.

Liquidity

As of June 30, 2022, the Company’s current liabilities exceed its current assets by $1.3 million. While the Company has net profit from operations of $2.5 million and $6.6 million for the six months ended June 30, 2022 and the year ended December 31, 2021, respectively. Retained earnings amounted to $12.5 million and $10.0 million as of June 30, 2022 and December 31, 2021, respectively.

In view of the above circumstances, the Company has given consideration to future liquidity and its available sources of financing in assessing whether the Company will have sufficient funds to fulfill its short-term financial obligations. Historically, the Company has been able to generate sufficient operating cash to cover the current liabilities. For the six months ended June 30, 2022 and the year ended December 31, 2021, the Company spent approximately $5.5 million and $25.0 million to purchase a new fleet of transportation vehicles to accommodate a new customer and to replace the old fleet of trucks. This significant purchase will not be repeated for the next twelve months.

Based on the above factors, management has concluded, after giving consideration to the Company’s business plans and the financial resources noted above, that the Company will have sufficient working capital and other financial resources to fund its operations and fulfill financial obligations for at least twelve months from the issuance date of these consolidated financial statements.

Use of Estimate and Assumptions

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, allowance for doubtful accounts, useful lives of long-lived assets, impairment of long-lived assets, operating lease right-of-use assets, operating lease liabilities, contingencies and impairment of long-term investments. Actual results could differ from these estimates.

Variable Interest Entities

The Company applies the guidance codified in Accounting Standard Codification 810, Consolidations (“ASC 810”) on accounting for the VIE and its respective subsidiaries, which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity in which it has a controlling financial interest. A VIE is an entity with one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support; (b) as a group, the holders of the equity investment at risk lack the ability to make certain decisions, the obligation to absorb expected losses or the right to receive expected residual returns, or (c) an equity investor has voting rights that are disproportionate to its economic interest and substantially all of the entity’s activities are on behalf of the investor. The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIE.

The Company is considered the primary beneficiary of a VIE or its subsidiaries if the Company had variable interests, that will absorb the entity’s expected losses, receive the entity’s expected residual returns, or both.

The Company’s total assets and liabilities presented in the accompanying consolidated financial statements represent substantially all of the total assets and liabilities of the VIE because the other entities in the consolidation are non-operating holding entities with nominal assets and liabilities. The following financial statement amounts and balances of the VIE were included in the accompanying audited consolidated financial statements for the years ended December 31, 2021 and 2020; and unaudited condensed consolidated financial statements for the six months ended June 30, 2022 and 2021, respectively:

	As of June 30,	As of December 31,
	2022	2021	2020
	(Unaudited)
Current assets	$114,120	$121,698	$128,143
Non-current assets	114,560	122,511	104,039
Total assets	$228,680	$244,209	$232,182

Current liabilities	$115,464	$125,352	$129,016
Non-current liabilities	19,743	22,959	18,787
Total liabilities	$135,207	$148,311	$147,803

Net assets	$93,473	$95,898	$84,379

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Total revenues	$166,538	$164,292	$346,699	$287,464
Cost of revenues	$(148,296)	$(145,474)	$(305,354)	$(251,489)
Income from operations	$3,815	$2,604	$8,587	$6,204
Net income	$2,455	$1,671	$6,644	$6,043

Risk and Uncertainty

The outbreak and spread of the novel coronavirus (COVID-19) throughout China and worldwide has caused significant volatility in the PRC and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the PRC and international economies. To reduce the spread of the COVID-19, the Chinese government has employed measures including city lockdowns, quarantines, travel restrictions, suspension of business activities, and school closures. Due to government-imposed restrictions as well as difficulties and challenges resulting from the outbreak of COVID-19 pandemic, the Company temporarily closed its facilities and operations until late March 2020. During this temporary business closure, the Company had limited support from its employees, delayed access to supplies and reduced customer sales orders. The Company’s ability to promote sales to customers was also adversely affected. Since 2021, the impact was not significant. For the period ended June 30, 2022, the static management of Shanghai caused an adverse impact to the Company, which resulted to less than 1% decrease in revenue of transportation revenue and has less impact to the overall revenue and net profit Based on the assessment of the current economic environment, customer demand, and sales trend, and the negative impact from the COVID-19 pandemic and spread, there is an uncertainty that the Company’s revenue and net profits may be lower than expected for a certain period. The Company will evaluate the impact of the COVID-19 pandemic periodically.

Foreign currencies translation and transaction

The reporting currency of the Company is the U.S. dollar. The Company in China conducts its businesses in the local currency, Renminbi (RMB), as its functional currency. Assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. The statement of income accounts is translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments included in accumulated other comprehensive income (loss) amounted to $(2,334), $2,548 and $476 as of June 30, 2022, December 31, 2021 and 2020, respectively. The balance sheet amounts, with the exception of shareholders’ equity, at June 30, 2022, December 31, 2021 and 2020 were translated at RMB 6.7114, RMB 6.3757 and RMB 6.5249, respectively. The shareholders’ equity accounts were stated at their historical rates. The average translation rates applied to the statement of income accounts for the six months ended June 30, 2022 and 2021 were RMB 6.4835 and RMB 6.4718 to $1.00, respectively. The average translation rates applied to the statement of income accounts for the years ended December 31, 2021 and 2020 were RMB6.4515 and RMB6.8976 to $1.00 respectively. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

Cash

Cash represents demand deposits placed with banks or other financial institutions, which are unrestricted as to withdrawal or use, and which have original maturities of three months or less and are readily convertible to known amounts of cash. The Company maintains most of its bank accounts in the PRC. Cash balances in bank accounts in PRC are not insured. As of June 30, 2022, December 31, 2021 and 2020, the Company has approximately $12.6 million, $18.6 million and $27.3 million , respectively, of cash in banks, all held in the banks located in the mainland of China. Cash balance as of June 30, 2022, December 31, 2021 and 2020 are all denominated in RMB.

Restricted cash

Restricted cash represents cash that cannot be withdrawn without the permission of third parties. The Company’s restricted cash is substantially cash balance in designated bank accounts as security for payment processing. Restriction on the use of such cash and the interest earned thereon is imposed by the banks and remains effective throughout the term of the security period. Upon maturities of the security period, the bank’s deposits are available for general use by the Company.

Fair value of financial instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, restricted cash, accounts receivable, prepayments and other current assets, due from related parties, accounts payable, due to a related party, short-term bank loans, salary and welfare payables, accrued expenses and other current liabilities, current operating lease liabilities and taxes payable, approximates their recorded values due to their short-term maturities. The carrying value of long-term lease liabilities approximated its fair value as of June 30, 2022, December 31, 2021 and 2020 as the interest rates applied reflect the current market yield for comparable financial instruments.

Notes receivable

Notes receivable represents trade accounts receivable due from various customers where the customers’ banks have guaranteed the payments. The notes are non-interest bearing and normally paid within three to twelve months. The Company has the ability to submit request for payment to the customer’s bank earlier than the scheduled payment date, but will incur an interest charge and a processing fee. As of June 30, 2022, December 31, 2021 and 2020, nil, nil and approximately $0.6 million notes were pledged for the Company’s notes payable.

Accounts receivable, net

Accounts receivable represents the Company’s right to consideration in exchange for goods and services that the Company has transferred to the customer before payment is due. Accounts receivable is stated at the historical carrying amount, net of an estimated allowance for uncollectible accounts. The Company reviews on a periodic basis for doubtful accounts for the outstanding trade receivable balances based on historical collection trends, aging of receivables and other information available. Additionally, the Company evaluates individual customer’s financial condition, credit history, and the current economic conditions to make specific bad debt provisions when it is considered necessary, based on (i) the Company’s specific assessment of the collectability of all significant accounts; and (ii) any specific knowledge we have acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require the Company to use substantial judgment in assessing its collectability. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary. The allowance for doubtful accounts was approximately $2.7 million, $2.4 million and $2.5 million as of June 30, 2022, December 31, 2021 and 2020, respectively.

Prepayments, net

Prepayments are cash deposited or advanced to suppliers for future services rendering. The amounts are refundable and bear no interest. For any advances to suppliers determined by management that such advances will not be in receipts or refundable, the Company will recognize an allowance account to reserve such balances. Management reviews its advances to suppliers on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. Management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary. As of June 30, 2022, December 31, 2021 and 2020, no allowance for the doubtful accounts were deemed necessary.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost elements of inventories comprise the purchase price of products, vendor rebates, and shipping charges to receive products from the suppliers when they are embedded in the purchase price. Cost is determined using the weighted average method. Provisions are made for excessive, slow moving, expired and obsolete inventories as well as for inventories with carrying values in excess of market. Certain factors could impact the realizable value of inventory, so the Company continually evaluates the recoverability based on assumptions about customer demand and market conditions. The evaluation may take into consideration historical usage, inventory aging, expiration date, expected demand, anticipated sales price, product obsolescence and other factors. The reserve or write-down is equal to the difference between the cost of inventory and the estimated net realizable value based upon the assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required, which could negatively impact the Company’s gross margin and operating results. If actual market conditions are more favorable, the Company may have higher gross margin when products that have been previously reserved or written down are eventually sold. As of June 30, 2022 and December 31, 2021, there was no inventory balance, since the Company disposed one subsidiary on July 14, 2021 that historically carried the inventory (see Note 1). As of December 31, 2020, management compared the cost of inventories with their net realizable value and determined no inventory write-down was necessary for them.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives, taking into account any estimated residual value.

Useful Life
Building	10-40 years
Office equipment	5-10 years
Machinery and tools	5 years
Vehicles	5-7 years
Leasehold improvements	Lesser of the lease term or the estimated useful lives of the assets

The Company constructs certain of its property and equipment. In addition to costs under the construction contracts, external costs that are directly related to the construction and acquisition of such property and equipment are capitalized. Depreciation is recorded at the time assets are ready for their intended use. Such properties are classified to the appropriate categories of property and equipment when completed and ready for intended use. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets, net

Intangible assets consist primarily of land use rights and licensed software acquired, which are stated at cost less accumulated amortization and impairment, if any. Intangible assets are amortized using the straight-line method over the estimated useful lives, which are generally 5 to 50 years or based on the contract terms. The estimated useful lives of amortized intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives have changed.

The estimated useful lives are as follows:

Useful life
Land use right	32 - 50 years
Licensed software	5 years

Impairment of long-lived assets

The Company evaluates its long-lived assets, including property and equipment and intangibles with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Company evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. The adjusted carrying amount of the assets become new cost basis and are depreciated over the assets’ remaining useful lives. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Given no events or changes in circumstances indicating the carrying amount of long-lived assets may not be recovered through the related future net cash flows, the Company did not recognize any impairment loss on long-lived assets for the six months ended June 30, 2022 and 2021, and for the years ended December 31, 2021 and 2020.

Long-term investments

Long-term investments are primarily consisted of equity investments in privately held entities accounted for using the measurement alternative and equity investments accounted for using the equity method. On January 1, 2019, the Company adopted ASU 2016-01 Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. According to the guidance, the Company started to record equity investments at fair value, with gains and losses recorded through net earnings. And the Company elected to measure certain equity investments without readily determinable fair value at cost, less impairments, plus or minus observable price changes and assess for impairment quarterly.

Equity investments without readily determinable fair values

After the adoption of this new accounting standard, the Company elected to record equity investments without readily determinable fair values and not accounted for under the equity method at cost, less impairment, adjusted for subsequent observable price changes on a nonrecurring basis, and report changes in the carrying value of the equity investment in current earnings. Changes in the carrying value of the equity investment are required to be made whenever there are observable price changes in orderly transactions for the identical or similar investment of the same issuer. Reasonable efforts shall be made to identify price changes that are known or that can reasonably be known.

Equity investments with readily determinable fair values

Equity investments with readily determinable fair values are measured and recorded at fair value using the market approach based on the quoted prices in active markets at the reporting date.

Equity investments accounted for using the equity method

The Company accounts for its equity investment over which it has significant influence but does not own a majority equity interest or otherwise control, using the equity method. The Company adjusts the carrying amount of the investment and recognizes investment income or loss for its share of the earnings or loss of the investee after the date of investment. The Company assesses its equity investment for other-than-temporary impairment by considering factors including, but not limited to, current economic and market conditions, operating performance of the entity, including current earnings trends and undiscounted cash flows, and other entity-specific information. The fair value determination, particularly for investments in a privately held entity, requires judgment to determine appropriate estimates and assumptions. Changes in these estimates and assumptions could affect the calculation of the fair value of the investment and determination of whether any identified impairment is other-than-temporary.

Notes payable

Notes payable represents trade accounts payable due to various suppliers where the Company’s banks have guaranteed the payment. The notes are non-interest bearing and normally paid within three to twelve months. The Company shall keep sufficient cash in designated bank accounts or notes receivable pledged to the bank as security for payment processing.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers, effective as of January 1, 2019. Accordingly, the unaudited condensed consolidated financial statements for the six months ended June 30, 2022 and 2021, the audited consolidated financial statements for the years ended December 31, 2021 and 2020 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is the transaction price the Company expects to be entitled to in exchange for the promised services in a contract in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). To achieve that core principle, the Company applies the following steps:

Step 1: Identify the contract (s) with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

The Company generates revenues from providing transportation services and warehouse storage and management services. No practical expedients were used when adoption ASC 606. Revenue recognition policies for each type of revenue stream are as follow:

Transportation services

The Company derives its transportation service revenue by providing logistic services based on customers’ order. The Transportation service is considered a performance obligation as the customer can only obtain benefits when the goods are delivered to the destination. The transaction price is predetermined according to the distance of the transportation as well as the volume of the goods. Generally, the credit term is within two months. There is no other obligation in our contracts, such as return, refund or warranties. Revenue is recognized at the point in time when delivery of goods is made and customer has accepted delivery.

Warehouse storage and storage management services

The Company derives revenue from the warehouse storage and storage management services provided to third-party companies, including handling services, security and other services. The promised services in each warehouse storage and storage management services contract are accounted as a single performance obligation, as the promised services in a contract are not distinct and are considered as a significant integrated service. The consideration is predetermined in the contract according to the unit price, space and term as well as the services used with no other obligations such as return, refund or warranties. No variable considerations exist such as discounts, rebates, refunds, credits, price concession, incentive performance bonuses or penalties. Pursuant to the service agreement, the Company provides the clients with warehouse storage and management services during the service period. Service fees for which are paid by such customers on a monthly basis. The revenue is recognized on a straight-line basis over the period of the warehouse storage and management service, as customers simultaneously receive and consume the benefits of these services throughout the service period.

Principal and Agent Considerations

In the Company’s transportation business, the Company utilizes independent contractors and third-party carriers in the performances of some transportation services as and when needed. GAAP requires us to evaluate, using a control model, whether the Company itself promises to provide services to the customers (as a principal) or to arrange for services to be provided by another party (as an agent). Based on the Company’s evaluation using a control model, the Company determined that in all of its major business activities, it serves as a principal rather than an agent within their revenue arrangements. Revenue and the associated purchased transportation costs are both reported on a gross basis within the consolidated statements of income and comprehensive income.

Contract costs

Contract costs include contract acquisition costs and contract fulfillment costs which are all recorded within prepayments, deposits, and other assets in the consolidated balance sheets and unaudited condensed consolidated balance sheets.

Contract acquisition costs consist of incremental costs incurred by the Company to originate contracts with customers. Contract acquisition costs, which generally include costs that are only incurred as a result of obtaining a contract, are capitalized when the incremental costs are expected to be recovered over the contract period. All other costs incurred regardless of obtaining a contract are expensed as incurred. Contract acquisition costs are amortized over the period the costs are expected to contribute directly or indirectly to future cash flows, which is generally over the contract term, on a basis consistent with the transfer of goods or services to the customer to which the costs relate. Contract fulfillments costs consist of costs incurred by the Company to fulfill a contract with a customer and are capitalized when the costs generate or enhance resources that will be used in satisfying future performance obligations of the contract and the costs are expected to be recovered. Capitalized contract fulfillment costs generally include contracted services, direct labor, materials, and allocable overhead directly related to resources required to fulfill the contract. Contract fulfillment costs are recognized in cost of revenue during the period that the related costs are expected to contribute directly or indirectly to future cash flows, which is generally over the contract term, on a basis consistent with the transfer of goods or services to the customer to which the costs are related. There were no contract acquisition costs and fulfillment costs as of June 30, 2022, December 31, 2021 and 2020.

Contract assets

A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Company performs by transferring goods or services to a customer before the customer pays consideration or before a payment is due, a contract asset is recognized for the earned consideration that is conditional. Contract assets are subject to impairment assessment.

Contract liabilities

A contract liability is recognized when a payment is received or a payment is due (whichever is earlier) from a customer before the Company transfers the related services. Contract liabilities are recognized as revenue when the Company performs under the contract. As of June 30, 2022, December 31, 2021 and 2020, contract liabilities amounted to approximately $1.1 million, $1.0 million and $2.7 million, respectively, were included at “accrued expenses and other current liabilities.”

Disaggregated information of revenues by services:

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Revenues:
Transportation	$154,614	$155,986	$327,848	$273,685
Warehouse storage and storage management service	10,591	7,516	16,885	12,364
Others	1,333	790	1,966	1,415
Total revenues	$166,538	164,292	$346,699	$287,464

As of June 30, 2022, December 31, 2021 and 2020, the Company had outstanding contracts for providing transportation and warehouse management services amounting to approximately $1.8 million, $1.5 million and $3.2 million, all of which is expected to be completed within 12 months from June 30, 2022, December 31, 2021 and 2020, respectively.

The Company’s operations are primarily based in the PRC, where the Company derived a substantial portion of revenues. Disaggregated information of revenues by geographic locations are as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Fujian	$95,174	$92,364	$197,647	$154,155
Guangdong	9,853	10,726	22,447	28,622
Beijing	15,701	17,134	36,365	24,362
Shandong	6,295	5,909	12,069	12,858
Liaoning	3,462	3,955	7,698	10,507
Jiangsu	3,484	3,908	7,926	9,039
Zhejiang	8,011	4,953	11,466	8,681
Others	24,558	25,343	51,081	39,240
Total	$166,538	164,292	$346,699	$287,464

Government Subsidies

The Company’s PRC based subsidiaries received government subsidies from certain local governments. The Company’s government subsidies consisted of specific subsidies and other subsidies. Specific subsidies are subsidies that the local government has provided for a specific purpose, such as truck station subsidies. Other subsidies are the subsidies that the local government has not specified its purpose for and are not tied to future trends or performance of the Company; receipt of such subsidy income is not contingent upon any further actions or performance of the Company and the amounts do not have to be refunded under any circumstances. The Company recorded specific subsidies as accrued expenses and other current liabilities when received. For specific subsidies, they are recognized as other income on a straight-line method within the useful life of relevant assets. Other subsidies are recognized as other income which is included in the consolidated statements of income upon receipt as further performance by the Company is not required. The government subsidies was not significant for the six months ended June 30, 2022 and 2021.

Advertising expenses

Advertising expenditures are expensed as incurred and such expenses were included as part of selling and marketing expenses. For the six months ended June 30, 2022 and 2021, the advertising expenses amounted to approximately $0.03 million, $0.02 million, respectively. For the years ended December 31, 2021 and 2020, the advertising expenses amounted to approximately $0.08 million and $0.06 million, respectively.

Employee defined contribution plan

Full-time employees of the Company in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to them. Chinese labor regulations require that the Company make contributions to the government for these benefits based on government prescribed percentage of the employee’s salaries. The Company has no legal obligation for the benefits beyond the contributions. The total amount was expensed as incurred. For the six months ended June 30, 2022 and 2021, employee welfare contribution expenses amounted to approximately $1.3 million and $2.0 million, respectively. For the years ended December 31, 2021 and 2020, employee welfare contribution expenses amounted to approximately $2.4 and $2.9 million, respectively.

Leases

The Company has elected the package of practical expedients permitted which allows the Company not to reassess the following at adoption date: (i) whether any expired or existing contracts are or contains a lease, (ii) the lease classification for any expired or existing leases, and (iii) initial direct costs for any expired or existing leases (i.e. whether those costs qualify for capitalization under ASU 2016-02). The Company also elected the short-term lease exemption for certain classes of underlying assets including office space, warehouses and equipment, with a lease term of 12 months or less.

The Company determines whether an arrangement is or contain a lease at inception. A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. All leases of the Company are currently classified as operating leases. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, current, and operating lease liability, non-current in the Company’s consolidated balance sheets. Please refer to Note 13 for the disclosures regarding the Company’s method of adoption of ASC 842 and the impacts of adoption on its financial position, results of operations and cash flows.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The operating lease ROU assets and lease liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. The operating lease ROU assets also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease. Renewal options are considered within the ROU assets and lease liabilities when it is reasonably certain that the Company will exercise that option. Lease expenses for lease payments are recognized on a straight-line basis over the lease term.

For operating leases with a term of one year or less, the Company has elected not to recognize a lease liability or ROU asset on its consolidated balance sheet. Instead, it recognizes the lease payments as expenses on a straight-line basis over the lease term. Short-term lease costs are immaterial to its consolidated statements of operations and cash flows. The Company has operating lease agreements with insignificant non-lease components and have elected the practical expedient to combine and account for lease and non-lease components as a single lease component.

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liabilities in any tested asset group and include the associated operating lease payments in the undiscounted future pre-tax cash flows.

Upon the adoption of the new lease standard, on January 1, 2019, the Company recognized respectively, ROU assets and operating lease liabilities of approximately $28 million, in the consolidated balance sheets. There was no impact to retained earnings at adoption.

Value added tax (“VAT”)

Revenue represents the invoiced value of goods and service, net of VAT. The VAT is based on gross sales price and VAT rates range up to 13%, depending on the type of products sold or services provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable. All of the VAT returns filed by the Company’s subsidiaries in PRC remain subject to examination by the tax authorities for five years from the date of filing.

Income taxes

The Company follows the liability method of accounting for income taxes in accordance with ASC 740 (“ASC 740”), Income Taxes. The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the six months ended June 30, 2022 and 2021, as well as for the years ended December 31, 2021 and 2020. All of the tax returns of the Company’s subsidiaries in PRC remain subject to examination by the tax authorities for five years from the date of filing.

Statutory reserves

The Company’s PRC subsidiaries and the VIE are required to allocate at least 10% of their after-tax profit to the general reserve in accordance with the PRC accounting standards and regulations. The allocation to the general reserve will cease if such reserve has reached to 50% of the registered capital of respective company. Appropriations to discretionary surplus reserve are at the discretion of the board of directors of the VIE. These reserves can only be used for specific purposes and are not transferable to the Company in form of loans, advances, or cash dividends. There is no such regulation of providing statutory reserve in Hong Kong.

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common share outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis of the potential Ordinary Shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential Ordinary Shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

The rights, including the liquidation and dividend rights, of the holders of the Company’s Class A and Class B Ordinary Shares are identical, except with respect to voting and conversion rights. Each Class A Ordinary Share is entitled to one vote; and each Class B Ordinary Share is entitled to ten votes and is convertible into one Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. As the liquidation and dividend rights are identical, the undistributed earnings are allocated on a proportionate basis. For the six months ended June 30, 2022 and 2021, as well as for the years ended December 31, 2021 and 2020, the net earnings per share amounts are the same for Class A and Class B Ordinary Shares because the holders of each class are entitled to equal per share dividends or distributions in liquidation.

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate would have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Segment reporting

The Company’s chief operating decision-maker (“CODM”) has been identified as its Chief Executive Officer, who reviews the consolidated results when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are all located in the PRC and substantially all of the Company’s revenues are derived from the PRC. Therefore, no geographical segments are presented.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which clarified that receivables from operating leases are not within the scope of Topic 326 and instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842. On May 15, 2019, the FASB issued ASU 2019-05, which provides transition relief for entities adopting the Board’s credit losses standard, ASU 2016-13. Specifically, ASU 2019-05 amends ASU 2016-13 to allow companies to irrevocably elect, upon adoption of ASU 2016-13, the fair value option for financial instruments that (1) were previously recorded at amortized cost and (2) are within the scope of the credit losses guidance in ASC 326-20, (3) are eligible for the fair value option under ASC 825-10, and (4) are not held-to-maturity debt securities. For entities that have adopted ASU 2016-13, the amendments in ASU 2019-05 are effective for fiscal years beginning after December 15, 2019, including interim periods therein. An entity may early adopt the ASU in any interim period after its issuance if the entity has adopted ASU 2016-13. For all other entities, the effective date will be the same as the effective date of ASU 2016-13. In November 2019, the FASB issued ASU 2019-11, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses.” ASU 2019-11 is an accounting pronouncement that amends ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The ASU 2019-11 amendment provides clarity and improves the codification to ASU 2016-03. The pronouncement would be effective concurrently with the adoption of ASU 2016-03. The pronouncement is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. In February 2020, the FASB issued ASU No. 2020-02, which provides clarifying guidance and minor updates to ASU No. 2016-13 – Financial Instruments – Credit Loss (Topic 326) (“ASU 2016-13”) and related to ASU No. 2016-02 - Leases (Topic 842). ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. This standard removes certain exceptions related to the approach for intra period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also amends other aspects of the guidance to help simplify and promote consistent application of GAAP. The amendments in these ASUs are effective for the Company’s fiscal years, and interim periods within those fiscal years beginning October 1, 2022. The Company does not expect to early adopt this guidance and is in the process of evaluating the impact of adoption of this guidance on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (“ASU 2020-04”). The amendments in ASU 2020-04 provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The Company has agreements that have LIBOR as a reference rate with certain portfolio companies and under the Encina Credit Facility. Many of these agreements (including the credit agreements relating to the Encina Credit Facility) include an alternative successor rate or language for choosing an alternative successor rate when LIBOR reference is no longer considered to be appropriate. With respect to other agreements, the Company intends to work with its portfolio companies to modify agreements to choose an alternative successor rate. Contract modifications are required to be evaluated in determining whether the modifications result in the establishment of new contracts or the continuation of existing contracts. The standard is effective as of March 12, 2020 through December 31, 2022. Management does not believe this optional guidance has a material impact on the Company’s consolidated financial statements and disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The ASU addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. This amendment is effective for all entities, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company does not believe adoption of this ASU will have a material impact on its consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, "'Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers" ("ASU 2021-08"). This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Company beginning after December 15, 2023, and are applied prospectively to business combinations that occur after the effective date. The Company does not expect the adoption of ASU 2021-04 will have a material effect on the consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements – Disclosures (“ASU 2020-10”) to align with the SEC’s regulations. This ASU improves consistency by amending the codification to include all disclosure guidance in the appropriate disclosure sections and clarifies application of various provisions in the Codification by amending and adding new headings, cross referencing to other guidance, and refining or correcting terminology. The Company will adopt ASU 2020-10 as of the reporting period beginning January 1, 2022. This ASU has no impact to the Company’s results of operations, cash flows or financial position and the Company does not expect the adoption to have a material impact on the disclosures to the consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on the consolidated financial position, statements of operations and cash flows.

Reclassification

Prepayments and other current assets, net, property and equipment, net and other non-current assets amounts in prior years have been reclassified to conform to current year presentation in consolidated balance sheets as of December 31, 2021 and 2020. This reclassification has no effect on the reported revenues, net income, or total assets.

3.	Notes receivable

Notes receivable consisted of the following:

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)
Notes receivable	$2,582	$4,175	$5,781
Restricted notes receivable (i)	-	-	553
Total	$2,582	$4,175	$6,334

(i)	As of June 30, 2022, December 31, 2021 and 2020, nil, nil and approximately $0.6 million notes receivable were pledged for the Company’s notes payable, respectively.

4.	Accounts receivable, net

Accounts receivable, net consisted of the following:

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)
Accounts receivable	$79,974	$83,019	$80,323
Less: Allowance for doubtful accounts	(2,662)	(2,398)	(2,537)
Total	$77,312	$80,621	$77,786

Movement of allowance of doubtful accounts

	Six Months Ended June 30, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
	(Unaudited)
Beginning balance	$2,398	$2,537	$2,162
Provision for doubtful accounts	404	428	399
Written-off	(6)	(624)	(185)
Exchange rate effect	(134)	57	161
Ending balance	$2,662	$2,398	$2,537

5.	Prepayments and other assets, net

The prepayments and other assets, net consisted of the following:

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)
Deposits (a)	$9,032	$8,414	$7,538
Prepayments for goods and services	4,780	2,470	5,955
VAT recoverable (b)	4,744	5,081	3,360
Prepayments for long-lived assets (c)	16,103	15,998	8,119
Advances to employees	1,769	228	497
Others	338	924	1,077
Prepayments and other assets	36,766	33,115	26,546
Less: allowance for doubtful accounts	(417)	(439)	(591)
Prepayment and other assets, net	36,349	32,676	25,955
Less: prepayments and other assets, current	(20,247)	(17,934)	(15,250)
Other non-current assets	$16,102	$14,742	$10,705

(a)	Deposits represent the refundable deposits to the lessors for the leased warehouses and office space.
(b)	VAT recoverable represents the balances that the Company can utilize to deduct its value-added tax liabilities within the next 12 months.
(c)	Prepayments for long-lived assets represent mainly prepayments for constructions of logistic stations.

Movement of allowance of doubtful accounts

	Six Months Ended June 30, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
	(Unaudited)
Beginning balance	$439	$591	$382
Provision for doubtful accounts	-	-	173
Written-off	-	(164)	-
Exchange rate effect	(22)	12	36
Ending balance	$417	$439	$591

6.	Property and equipment, net

Property and equipment, net consisted of the following:

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)
Buildings	$25,090	$26,411	$25,875
Office Equipment	3,262	3,401	3,356
Machinery and Tools	1,932	1,886	2,331
Vehicles	39,116	43,330	35,348
Leasehold improvements	5,073	6,310	5,300
Constructions in progress	1,469	752	1,020
Subtotal	75,942	82,090	73,230
Less: accumulated depreciation and amortization	(33,527)	(34,809)	(36,595)
Property and equipment, net	$42,415	$47,281	$36,637

As of June 30, 2022, December 31, 2021 and 2020, buildings with net book value amounted to approximately $18.9 million, $20.2 million and $20.7 million, respectively, were pledged for obtaining various of loans (See Note 11 Short-term bank loans).

Depreciation and amortization expenses for the six months ended June 30, 2022 and 2021, amounted to approximately $3.6 million,$2.9 million, respectively. For the six months ended June 30, 2022 and 2021, depreciation and amortization included in the cost of revenue were approximately $3.2 million and $2.2 million, respectively. For the six months ended June 30, 2022 and 2021, depreciation and amortization included in selling, general and administrative expenses were approximately $0.7 million and $0.7 million, respectively.

Depreciation and amortization expenses for the years ended December 31, 2021 and 2020, amounted to approximately $5.9 million and $4.7 million, respectively. For the years ended December 31, 2021 and 2020, depreciation and amortization included in the cost of revenue were approximately $4.9 million and $4.2 million, respectively. For the years ended December 31, 2021 and 2020, depreciation and amortization included in selling, general and administrative expenses were approximately $1.0 million and $0.5 million, respectively.

7.	Intangible assets, net

The Company’s intangible assets with definite useful lives primarily consisted of land use rights and licensed software. The following table summarizes the components of acquired intangible asset balances.

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)
Land use rights	$8,313	$8,751	$8,551
Licensed software	1,887	1,973	1,741
Subtotal	10,200	10,724	10,292
Less: accumulated amortization	(3,305)	(3,197)	(2,661)
Intangible assets, net	$6,895	$7,527	$7,631

As of June 30, 2022, December 31, 2021 and 2020, land use-right with net book value amounted to approximately $2.7 million, $2.9 million and $3.0 million, respectively, were pledged for obtaining various of loans (See Note 11 Short-term bank loans).

Amortization expenses for the six months ended June 30, 2022 and 2021 amounted to approximately $0.3 million and $0.3 million, respectively. Amortization expenses for the years ended December 31, 2021 and 2020, amounted to approximately $0.5 million and $0.5 million, respectively.

The future amortization for the intangible assets is expected to be as follows:

Twelve months ending June 30,	Estimated amortization expense
(Unaudited)

2023	$521
2024	508
2025	376
2026	272
2027	250
Thereafter	4,968
Total	$6,895

8.	Long-term investments

The Company’s long-term investments consisted of the following:

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)
Equity investments accounted for using the equity method	$2,084	$2,142	$2,024

For the six months ended June 30, 2022, the years ended December 31, 2021 and 2020, the Company has the following equity investments which were accounted for using the equity method:

Movement of equity method investment

	Six Months ended June 30, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
	(Unaudited)
Beginning balance	$2,142	$2,024	$1,839
Share of income in equity method investee	51	70	55
Exchange rate effect	(109)	48	130
Ending balance	$2,084	$2,142	$2,024

In 2007, the Company acquired 40% of the equity interests of Fujian Bafang Shengfeng Logistics Co., Ltd (“Fujian Bafang”) with a cash consideration of approximately $1.7 million (RMB 12 million). As the Company is able to exercise significant influence over Fujian Bafang after such acquisition, the Company therefore accounted for this investment under the equity method of accounting.

In 2011, the Company acquired 20% of the equity interests of Fuzhou Jin’an Shengfeng Guorong Small-loan Co., Ltd (“Guorong”) with a cash consideration of approximately $11.7 million. As the Company is able to exercise significant influence over Guorong after such acquisition, the Company therefore accounted for this investment under the equity method of accounting. In 2018, Guorong’s liabilities exceeds its assets and Guorong ceased its business. The Company has made full allowance in 2018 considering the fair value of the investment is nil. In 2020, the Company disposed the aforementioned investment to an unrelated third party with a consideration of RMB 1.

No impairment loss was recognized for the long-term investments for the six months ended June 30, 2022 and 2021, as well as for the years ended December 31, 2021 and 2020.

9.	Deposit for investment

On August 16, 2019, the Company signed a Share Purchase Agreement (“SPA”) with Huasheng Group Limited (the “Huasheng”), an unrelated third party to the Company. Pursuant to the SPA, Huasheng agreed to sell and the Company agreed to buy 100% of the equity interests of Fujian Yingfu Integrated circuit Co., Ltd. (“Yingfu” or the “Target Company”), which is a wholly owned subsidiary of Huasheng. The total consideration is approximately $28.7 million (RMB200 million). In 2019, the Company paid approximately $22.9 million (RMB160 million) to Huasheng as the deposit for the investment according to the SPA. In December 2020, the 2019 SPA has been terminated and a new share purchase agreement (“2020 SPA”) has been entered into. Pursuant to the 2020 SPA, the Company will buy a newly established subsidiary of Yingfu with a land use right for the same consideration. The deposit for the 2020 SPA is approximately $14.3 million (RMB100 million). As a result, approximately $8.6 million (RMB60 million) from the initial payment made has been returned to the Company in December 2020. Additionally, pursuant to the 2020 SPA, any party who unilaterally terminates the agreement shall pay the other party a breakage fee in the amount of approximately $3.1 million (RMB20 million). Due to the delay of the government’s approval on this transaction involved with the land use right, the 2020 SPA agreement expired. A new agreement (“2021 SPA”) has been entered into to replace the 2020 SPA. There is no other changes for the consideration nor the deposit. Moreover, Huasheng agreed to pay the interest starting from fiscal year 2020, which is 8% of the deposit received payable on December 31 of each year to the Company if the transaction is not consummated. Interest income has been recorded by the Company for the years ended December 31, 2021 and 2020. This transaction is still pending for the government’s approval. Huasheng has performed its obligations according to the 2021 SPA and there is no evidence of impairment noted by the Company as of June 30, 2022, December 31, 2021 and 2020. As of June 30, 2022, December 31, 2021 and 2020, the deposit for investment was approximately $14.9 million, $15.7 million and $15.3 million (RMB100 million, difference due to exchange rates), respectively. Upon the completion of this investment, the Company plans to expand its transportation business and build up more logistic stations.

10.	Related party transactions

The table below sets forth the major related parties and their relationships with the Company as of June 30, 2022, December 31, 2021 and 2020, and for the six months ended June 30, 2022 and 2021, for the years ended December 31, 2021 and 2020:

Name of related parties	Relationship with the Company
Fujian Bafang	An equity investee of the Company
Fuzhou Tianyu Shengfeng Industrial Co., Ltd (“Fuzhou Tianyu”)	A company controlled by Yongteng Liu, who is the brother of Yongxu Liu, our CEO and Chairman
Fuzhou Tianyu Shengfeng Property Management Co., Ltd (“Fuzhou Tianyu Management”)	A company under the control of a shareholder
Fuzhou Tianyu Yuanmei Catering Co., Ltd (“Fuzhou Tianyu Catering”)	A company under the control of a shareholder
Beijing Union Logistics Co., Ltd (“Beijing Banglian”)	A company under the control of a shareholder
Fujian Desheng Logistics Co., Ltd (“Fujian Desheng”)	A company under the control of a shareholder
Hainan Tianyi Logistics Distribution Co., Ltd (“Hainan Tianyi”)	An equity investee of the Company
Dongguan Suxing New Material Co., Ltd (“Suxing”)	A company under the control of a non-controlling shareholder

(1)	On September 15, 2021, the Company signed a share purchase agreement with a third party. According to such agreement, the Company sold its 5% equity interests in Hainan Tianyi to such third party. After the transaction, Hainan Tianyi became a non-related party to the Company.

i)	Significant transactions with related parties were as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
	(Unaudited)	(Unaudited)

Transportation services to Fujian Bafang	$18	$-	$-	$7
Transportation services to Fujian Desheng	-	-	349	-
Sales of material to suxing	-	-	-	49
Total	$18	-	$349	$56

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
	(Unaudited)	(Unaudited)

Transportation services from Beijing Banglian	$-	$753	$2,265	$2,750
Transportation services from Hainan Tianyi	$-	$529	$1,207	$1,109
Transportation services from Fujian Bafang	$431	$78	$157	$144
Purchase raw materials from Suxing	$-	$576	$577	$781
Lease services from Fuzhou Tianyu	$152	$173	$358	$296

ii)	Guarantees

The Company’s shareholder, CEO and Chairman, Yongxu Liu, his spouse, Xiying Yang, and his brother, Yongteng Liu, were the guarantors of the Company’s short-term bank loans (See Note 11).

iii)	Significant balances with related parties were as follows:

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)
Due from related parties
Fuzhou Tianyu	$44	$46	$45
Dongguan Suxing	-	-	22
Beijing Banglian	-	4	12
Total	$44	$50	$79

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)
Due to related parties
Fujian Bafang (a)	$1,722	$1,574	$1,485
Dongguan Suxing	-	-	721
Fuzhou Tianyu	20	29	167
Beijing Banglian	-	246	91
Fuzhou Tianyu Management	38	24	15
Hainan Tianyi	-	4	-
Total	$1,780	$1,877	$2,479

(a)	On December 10, 2007, the Company entered into an interest-free loan agreement with Fujian Bafang for a principal amount of approximately $1.4 million (RMB 9.6 million). Such loan is due on demand.

11.	Short-term bank loans

The following table presents short-term bank loans from commercial banks as of As of June 30, 2022, December 31, 2021 and 2020:

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)

Fuzhou Minhou Sugarcane Branch of China Minsheng Bank	$11,175	$11,765	$11,494
Bank of China Fuzhou Jin’an Branch	11,920	10,509	12,259
China Merchant Bank Fuzhou Branch	10,430	9,411	7,663
Fuzhou Branch of Xiamen International Bank Co., Ltd.	7,450	7,842	6,897
Haixia Bank of Fujian Fuzhou Jin’an Branch	-	784	1,533
Fujian Fuzhou Rural Commercial Bank Co., Ltd. Yuefeng Branch	1,490	1,568	1,533
Shanghai Pudong Development Bank Co., Ltd. Fuzhou Branch	1,490	1,568	1,533
Industrial Bank Fuzhou Huqian Branch	894	941	-
Fuzhou Branch of Industrial Bank	1,490	1,568	1,533
Fujian Branch of Bank of Communications	-	-	4,408
Fuzhou Tongpan Branch of China Everbright Bank Co., Ltd	894	-	920
Total	$47,233	$45,956	$49,773

As of June 30, 2022,December 31, 2021 and 2020, the total short-term bank borrowings balance of the Company was approximately $47.2 million, $46.0 million and $49.8 million, respectively. The short-term bank loans outstanding as of June 30, 2022, December 31, 2021 and 2020 carried a weighted average interest rate of approximately 4.64%, 4.70% and 4.35% per annum, respectively.

Fuzhou Minhou Sugarcane Branch of China Minsheng Bank

During the year ended December 31, 2020, entered into a short-term loan facility agreement with Fuzhou Minhou Sugarcane Branch of China Minsheng Bank pursuant to which a total facility of up to approximately $11.5 million (RMB75 million) was made available to the Company. On September 23, 2020, the Company drew down approximately $11.5 million (RMB75 million) of loans, at a fixed interest rate of 4.35% per annum. These short-term loans were collateralized by the real estate amounted to approximately $9.4 million, and the land use rights for the property located at Dapu village, Honglu street, Fuqing City, Fuzhou City, Fujian Province, PRC, amounted to approximately $1.2 million, owned by the Company and guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company, and his brother, Yongteng Liu. On September 10, 2021 and September 22, 2021, the Company made repayments of RMB37 million and RMB38 million, respectively, to the loan.

On September 10, 2021 and September 22, 2021, respectively, the Company entered into new short-term loan facility agreements with Fuzhou Minhou Sugarcane Branch of China Minsheng Bank, pursuant to which a facility of up to approximately $5.8 million (RMB37 million) and a facility of up to approximately $5.96 million (RMB38 million) were made available to the Company with the same terms as the previous loan agreement. The RMB37 million loan will mature on September 10, 2022 and the RMB38 million loan will mature on September 22, 2022.

The Company made early repayment for the loans of approximately $5.8 million (RMB37 million) on July 7, 2022, $2.82 million (RMB18 million) on July 14, 2022 and $3.14 million (RMB20 million) on July 18, 2022. After the repayment, the Company obtained additional loans of approximately $5.8 million (RMB37 million) on July 7, 2022, $2.82 million (RMB18 million) on July 14, 2022 and $3.14 million (RMB20 million) on July 18, 2022 at a fixed interest rate of 4% per annum. The aforementioned loans will mature on February 7, February 14 and February 18, 2023, respectively.

Bank of China Fuzhou Jin’an Branch

During the year ended December 31, 2020, the Company entered into a short-term loan facility agreement with Bank of China Fuzhou Jin’an Branch pursuant to which a total facility of up to approximately $15.3 million (RMB100 million) was made available to the Company. On July 7, July 17 and August 7, 2020, the Company drew down approximately $4.6 million (RMB30 million), $3.1 million (RMB20 million) and $4.6 million (RMB30 million) of loans, respectively, at a fixed interest rate of 4.35% per annum. These short-term loans were collateralized by the real estate amounted to approximately $9.2 million, and the land use rights for the property located at No. 50, Sun Road, Wangting Town, Xiangcheng District, Suzhou, Jiangsu Province, amounted to approximately $0.8 million, owned by the Company and guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company.

According to the loan facility agreement, the Company shall meet certain financial covenants, including the current ratio shall not be less than 1.2 and the asset liability ratio shall not be over 40%. As of December 31, 2020, the current ratio did not meet the financial covenant. The Company has not received a notice from Bank of China requesting us to make early repayment of the loan before the mature of the loan. On June 4, July 6, July 16 and August 6, 2021, the Company repaid approximately $2.0 million (RMB12.82 million), $2.6 million (RMB17.18 million), $3.1 (RMB20 million) and $4.6 million (RMB30 million) to the bank, respectively.

On June 28, 2021, the Company entered into a new short-term facility agreement with Bank of China Fuzhou Jin’an Branch pursuant to which a total facility of up to approximately $12.3 million (RMB80 million) was made available to the Company. Loans from this facility are collateralized by the real estate and the land use rights, amounted to approximately $9.8 million in total, for the property located at No. 50, Sun Road, Wangting Town, Xiangcheng District, Suzhou, Jiangsu Province owned by the Company and guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company. Pursuant to the new loan facility agreement, the Company shall meet two financial covenants that: (i) its current ratio shall be no less than 1; and (ii) the financing exposure balance shall be no more than approximately $61.3 million (RMB400,000,000) or 25% of the annual revenue. If the Company fails to meet either of the financial covenants, the total loan facility available will be reduced to approximately $7.7 million (RMB50 million). On July 14, July 21 and August 10, 2021, the Company drew down approximately $2.6 million (RMB17 million), $3.1 million (RMB20 million) and $4.6 million (RMB30 million) loans from this facility, respectively. On March 21, 2022, the Company obtained approximately $2. Million (RMB 13 million) under this credit line. The Company made early repayment for the loans of approximately $2.6 million (RMB17 million) on May 18, 2022, $3.0 million (RMB20 million) on June 15, 2022 and $4.6 million (RMB30 million) on June 7, 2022. After the repayment, the Company obtained additional loans of approximately $2.6 million (RMB17 million) on May 26, 2022, $4.6 million (RMB30 million) on June 13, 2022, and $3.0 million (RMB20 million) on June 23, 2022, under the same loan facility agreement entered in June 2021. The aforementioned loans will mature on March 20,2023, May 25, 2023, June 12, 2023 and June 22, 2023, respectively, at a fixed interest rate of 4% per annum. On October 21, 2022, the Company signed supplementary contracts with Bank of China Fuzhou Jin’an Branch to change the interest rate of the loan obtained in May and June 2022, from 4% per annum to 2.5% per annum benefited from the special refinancing policy for transportation and logistics industry created by the People's Bank of China and the Ministry of Transport, and the new interest rate is effective from the date of the contracts. The Company was in compliance with the financial covenant as of June 30, 2022 and December 31, 2021.

China Merchant Bank Fuzhou Branch

During the year ended December 31, 2020, the Company entered into a short-term loan facility agreement with China Merchant Bank Fuzhou Branch pursuant to which a total facility of up to approximately $9.2 million (RMB60 million) was made available to the Company. On September 25, October 12, 22, 26 and November 28, 2020, the Company drew down approximately $2.1 million (RMB14 million), $2.7 million (RMB17.5 million), $1.4 million (RMB9 million), $1.4 million (RMB9.3 million) and $0.03 million (RMB0.2 million) of loans, at a fixed interest rate of 4.5% per annum. These short-term loans were collateralized by the real estate amounted to approximately $2.0 million, and the land use rights for the property located at No. 50, Sun Road, Wangting Town, Xiangcheng District, Suzhou, Jiangsu Province, amounted to approximately $1.0 million, owned by the Company and guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company, and one of the VIE’s subsidiaries. On August 3, August 26, 2021, the Company repaid approximately $4.6 million (RMB30 million) and $3.1 (RMB20 million) to the bank, respectively. After the repayments were made, the Company drew down approximately $4.6 million (RMB30 million) on August 3, 2021, $3.1 (RMB20 million) on August 26, 2021 and $1.6 million (RMB10 million) on September 7, 2021 under the same loan facility credit line for a period of six months.

On December 24, 2021, the Company entered into a new short-term loan facility agreement with China Merchant Bank Fuzhou Branch to replace the short-term loan facility agreement signed with China Merchant Bank Fuzhou Branch during fiscal year 2020. Pursuant to such new short-term loan facility agreement, a total facility of up to an aggregate principal amount of approximately $11.6 million (RMB75 million) was made available to the Company. The loan facility term is from December 24, 2021 to December 23, 2022. The short-term loans that may be drawn under this loan facility are collateralized by the real estate valued at approximately $1.8 million, and the land use rights for the property located at No. 50, Sun Road, Wangting Town, Xiangcheng District, Suzhou, Jiangsu Province, valued at approximately $1.0 million, owned by the Company, and are guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company, and one of the VIE’s subsidiaries. The unpaid loan balance under the prior loan agreement was transferred to this new loan facility agreement according to the terms stated in the new agreement.

On January 14 and 21, 2022, approximately $2.3 million (RMB15 million) and $2.3 million (RMB15 million) were repaid by the Company, which loans were originally obtained in August 2021. On January 14 and 21, 2022, the Company drew down approximately $2.6 million (RMB17 million) and $2.3 million (RMB15 million) of loans under this new loan facility with an interest rate of 4.50% per annum.

On January 28, February 28 and March 17, 2022, approximately $2.3 million (RMB15 million), $0.8 million (RMB5 million) and $1.5 million (RMB10 million) were repaid by the Company, respectively, which were loans were originally obtained in August and September, 2021. On February 22, March 8 and April 12, 2022, the Company drew down approximately $1.5 million (RMB10 million), $0.8 million (RMB5 million) and $1.5 million (RMB10 million) of loans, respectively, under this new loan facility with an interest rate of 4.50% per annum.

On December 24, 2021, one of the VIE’s subsidiaries, Fujian Shengfeng Logistics Co., Ltd., entered into a short-term loan facility agreement with China Merchant Bank Fuzhou Branch, pursuant to which a total facility of up to an aggregate principal amount of up to approximately $1.5 million (RMB10 million) was made available to Fujian Shengfeng Logistics Co., Ltd. The loan facility term is from December 24, 2021 to December 23, 2022. The short-term loans that may be drawn under this loan facility are guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company, the VIE, Shengfeng Logistics Group Co., Ltd., and one of the VIE’s subsidiaries, Suzhou Shengfeng Logistics Co., Ltd. On January 14, 2022, Fujian Shengfeng Logistics Co., Ltd. drew down approximately $1.5 million (RMB10 million) of loans under this loan facility with an interest rate of 4.50% per annum.

On December 24, 2021, one of the VIE’s subsidiaries, Fuqing Shengfeng Logistics Co., Ltd., entered into a short-term loan facility agreement with China Merchant Bank Fuzhou Branch, pursuant to which a total facility of up to an aggregate principal amount of up to approximately $0.5 million (RMB3 million) was made available to Fuqing Shengfeng Logistics Co., Ltd. The loan facility term is from December 24, 2021 to December 23, 2022. The short-term loans that may be drawn under this loan facility are guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company, the VIE, Shengfeng Logistics Group Co., Ltd., and one of the VIE’s subsidiaries, Suzhou Shengfeng Logistics Co., Ltd. On January 14, 2022, Fuqing Shengfeng Logistics Co., Ltd. drew down approximately $0.5 million (RMB3 million) of loans under this loan facility with an interest rate of 4.50% per annum.

Fuzhou Branch of Xiamen International Bank Co., Ltd.

During the year ended December 31, 2019, the Company entered into a short-term loan facility agreement with Fuzhou Branch of Xiamen International Bank Co., LTD. pursuant to which a total facility of up to approximately $4.3 million (RMB30 million) was made available to the Company as a revolving loan facility for a two-year period (From August 13, 2019 to August 13, 2021). On September 26, 2019, the Company made the first draw down of the loan at a fixed interest rate of 6.2% per annum. The loan amount was required to be repaid every quarter; the Company can withdraw and repay again for the next quarter until the end of the loan period. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company. On August 13, 2021, the Company repaid approximately $4.3 million (RMB30 million) to the bank for the final draw down.

During the year ended December 31, 2020, the Company entered into a short-term loan facility agreement with Fuzhou Branch of Xiamen International Bank Co., LTD. pursuant to which a total facility of up to approximately $3.1 million (RMB20 million) was made available to the Company as a revolving loan facility for a two-year period. On April 8, 2020, the Company drew down approximately $3.1 million (RMB20 million) of loan at a fixed interest rate of 5.6% per annum. The loan amount was required to be repaid every quarter; the Company can withdraw and repay again for the next quarter until the end of the loan period. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company. On April 8, 2022, the Company repaid approximately $3.1 million (RMB20 million) to the bank for the final draw down.

On August 11, 2021, the Company entered into a short-term loan facility agreement with Fuzhou Branch of Xiamen International Bank Co., LTD. pursuant to which a total facility of up to approximately $4.3 million (RMB30 million) was made available to the Company as a revolving loan facility for a three-year period (From August 13, 2021 to August 13, 2024). This is the extension of the revolving loan facility agreement signed back to August 2019. On August 19, 2021, the Company drew down approximately $4.3 million (RMB30 million) of loan at a fixed interest rate of 5.6% per annum. The principal amount outstanding is required to be repaid every quarter; the Company can withdraw and repay again for the next quarter until the end of the loan period. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company. On August 9, 2022, the Company repaid approximately $4.3 million (RMB30 million) to the bank and drew down the same amount on August 12, 2022 under the loan facility agreement.

On April 8, 2022, the Company entered into a short-term loan facility agreement with Fuzhou Branch of Xiamen International Bank Co., LTD., pursuant to which a total facility of up to approximately $3.1 million (RMB20 million) was made available to the Company as a revolving loan facility for a two-year period from April 8, 2022 to April 8, 2024. On April 15, 2022, the Company drew down approximately $3.1 million (RMB20 million) of the loan at a fixed interest rate of 5.5% per annum. The loan amount was required to be repaid every six months; the Company can withdraw and repay again for the next quarter until the end of the loan period. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company.

Haixia Bank of Fujian Fuzhou Jin’an Branch

On April 7, 2020, the Company entered into a short-term loan agreement with Haixia Bank of Fujian Fuzhou Jin’an Branch for a principal amount of $1.5 million (RMB10 million) at a fixed interest rate of 5.0% per annum. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company. This borrowing has been repaid in full on April 28, 2021. On April 2, 2021, the Company entered into a new loan agreement with Fujian Fuzhou Jin’an Branch for a principal amount of approximately $1.5 million (RMB10 million) at a fixed interest rate of 5.5% per annum. The terms of said new loan agreement are substantially similar with the original short-term loan agreement. The said new loan will mature in one year. On December 14, 2021, the Company made early repayment of approximately $0.75 million (RMB5 million) to the bank. Subsequently on March 28, 2022, the Company made repayment for the rest of the loan. On June 16, 2022, the Company entered into a new short-term loan agreement with Haixia Bank of Fujian Fuzhou Jin’an Branch for a principal amount of approximately $1.5 million (RMB10 million) at a fixed interest rate of 5% per annum. The short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company; the VIE Shenfeng Logistic Group Co.,Ltd. In addition, the short-term loan was further collateralized by 26 motor vehicles under one of the VIE’s subsidiaries Fujian Shengfeng Logistic Co.,Ltd. The Company received the loan proceeds on July 13, 2022.

Fujian Fuzhou Rural Commercial Bank Co., Ltd. Yuefeng Branch

On November 10, 2020, the Company entered into a short-term loan agreement with Fujian Fuzhou Rural Commercial Bank Co., Ltd. Yuefeng Branch for a principal amount of $1.5 million (RMB10 million) at a fixed interest rate of 3.35% per annum. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company, and Fujian Yunlian Shengfeng Industrial Co. Ltd. On November 3, 2021, the Company made a repayment of the loan in full. After the repayment, the Company entered into a new short-term loan agreement with Fujian Fuzhou Rural Commercial Bank Co., Ltd. Yuefeng Branch on the same day for the same amount of the original loan, with the same terms as the previous agreement, except the fixed interest rate increased to 5.50% per annum. The aforementioned loan has been repaid on November 1, 2022 in full. After the repayment, the Company entered into a new short-term loan agreement with Fujian Fuzhou Rural Commercial Bank Co., Itd. Yuefeng Branch on November 9, 2022 and drew down the loan on November 9, 2022 for the same amount of the original loan, with the same terms as the previous agreement and the new loan will be mature on November 8, 2023.

Shanghai Pudong Development Bank Co., Ltd. Fuzhou Branch

On September 15, 2020, the Company entered into a short-term loan agreement with Shanghai Pudong Development Bank Co., Ltd. Fuzhou Branch for a principal amount of approximately $1.5 million (RMB10 million) at a fixed interest rate of 4.65% per annum. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company, and Fuqing Shengfeng Logistics Co., Ltd. On September 15, 2021, the Company made a repayment of the loan in full. On September 17, 2021, the Company entered into a new short-term loan agreement with Shanghai Pudong Development Bank Co., Ltd. Fuzhou Branch for the same amount of the original loan, with the same terms as the previous agreement. The new loan has been early repaid on August 18, 2022. On August 19, 2022, the Company entered into a new short-term loan agreement with Shanghai Pudong Development Bank Co., Ltd. Fuzhou Branch for the same amount of the original loan, with the same terms as the previous agreement.

Industrial Bank Fuzhou Huqian sub branch

On March 9, 2021, the Company entered into a short-term loan facility agreement with Industrial Bank Fuzhou Huqian sub branch pursuant to which a total facility of up to approximately $1.5 million (RMB10 million) was made available to the Company. On March 26, 2021, the Company drew down $0.9 million (RMB6 million) of the loan at a fixed interest rate of 3.85% per annum. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company, and Shengfeng Logistics. On January 20, 2022, the Company made repayment in full. On January 21, 2022, the Company entered into a new short-term loan agreement with Industrial Bank Fuzhou Huqian sub branch for the same amount of the original loan at a fixed interest rate of 3.8% per annum. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company, and Shengfeng Logistics, the VIE. The new loan will be mature on January 21, 2023.

Fuzhou Branch of Industrial Bank Co., Ltd,

On March 27, 2020, the Company entered into a short-term loan agreement with Fuzhou Branch of Industrial Bank Co., Ltd. for a principal amount of approximately $1.5 million (RMB10 million) at a fixed interest rate of 4.35% per annum. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company. This borrowing has been repaid in full in April 2, 2021. On March 10, 2021, the Company entered into a new loan agreement with Fuzhou Branch of Industrial Bank Co., Ltd. for a principal amount of approximately $1.5 million (RMB10 million) at a fixed interest rate of 4.35% per annum. Approximately $1.4 million (RMB9 million) and $0.2 million (RMB1 million) were received on March 10, 2021 and March 12, 2022, respectively. The terms of said new loan agreement are substantially similar with the original short-term loan agreement. The new loan was scheduled to mature in one year from its date of origination. The loan was subsequently repaid in full on March 17, 2022.

On March 4, 2022, the Company entered into a short-term loan credit line agreement with Fuzhou Branch of Industrial Bank Co., Ltd. for a principal amount of approximately $1.5 million (RMB10 million) at a fixed interest rate of 4.35% per annum for the period from March 4, 2022 to November 11, 2022, and the Company can withdraw from this credit line during the period. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company. The loan proceeds were received on March 25, 2022 and may be outstanding for a period of one year.

On March 17, 2022, the Company entered into a new loan agreement with Fuzhou Branch of Industrial Bank Co., Ltd. for a principal amount of approximately $1.5 million (RMB10 million) at a fixed interest rate of 4.35% per annum. Approximately $1.3 million (RMB9 million) and $0.2 million (RMB1 million) were received on March 17, 2022 and March 21, 2022, respectively. The terms of said new loan agreement are substantially similar with the original short-term loan agreement. The loan was subsequently repaid in full on November 8, 2022. On November 9, 2022, the Company drew down approximately $1.5 million (RMB 9.9 million) of loan at a fixed interest rate of 4.2% per annum, which will be matured on November 9, 2023. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company.

Fujian Branch of Bank of Communications

On March 18, 2020, the Company entered into a short-term loan agreement with Fujian Branch of Bank of Communications for a total credit line of up to approximately $4.6 million (RMB30 million). On the same day, the Company drew down approximately $4.4 million (RMB28.8 million) of loan at a fixed interest rate of 2.1% per annum. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company, and one of the VIE’s subsidiaries. This borrowing has been repaid in full in March 18, 2021.

Fuzhou Tongpan Branch of China Everbright Bank Co., Ltd

During the year ended December 31, 2020, the Company entered into a short-term loan facility agreement with Fuzhou Tongpan Branch of China Everbright Bank Co., Ltd. pursuant to which a total facility of up to approximately $0.9 million (RMB6 million) was made available to the Company. On July 3, 2020, the Company drew down $0.9 million (RMB6 million) of loan at a fixed interest rate of 4.6% per annum. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company, and Shengfeng Logistics. This borrowing has been repaid in full in June 1, 2021.

On June 1, 2021, the Company entered into a short-term loan agreement with Fuzhou Tongpan Branch of China Everbright Bank Co., Ltd. for a term of one year in the principal amount of approximately $0.9 million (RMB6 million) at a fixed interest rate of 4.6% per annum. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company. On December 29, 2021, the Company made repayment in full.

On January 19, 2022, the Company entered into a short-term loan agreement with Fuzhou Tongpan Branch of China Everbright Bank Co., Ltd. for a term of one year in the principal amount of approximately $0.9 million (RMB6 million) at a fixed interest rate of 4.6% per annum. This short-term loan was guaranteed by Yongxu Liu, a shareholder, the CEO and Chairman of the Company, and Shengfeng Logistics, the VIE. The loan proceeds in the amount of $0.9 million (RMB6 million) were received by the Company on January 19, 2022.

Bank of Communications Co., Ltd. Zhanjiang Branch

On June 9, 2021, the shareholders of Shengfeng Logistics Group Co., Ltd. approved and adopted a resolution to submit an application for a short-term factoring financing (with the account receivable from SDIC Guangdong Bioenergy Co., Ltd.) of $0.02 million (RMB153,449) from Bank of Communications Co., Ltd., Zhanjiang Branch. The proceeds of this financing were subsequently received on July 5, 2021. The Company collected the full amount of the outstanding receivables from SDIC Guangdong Bioenergy Co., Ltd. on October 14, 2021. The financing was settled on October 14, 2021.

For the six months ended June 30, 2022 and 2021, the interest expenses related to above short-term bank loans were approximately $1.1 million and $1.2 million, respectively. For the years ended December 31, 2021 and 2020, the interest expenses for the above short-term bank loans were approximately $2.3 million and $2.0 million, respectively.

12.	Accrued expenses and other liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)

Rental and freight logistics deposits received	$3,359	$3,319	$2,693
Payables for long-term assets	1,272	2,384	1,478
Government subsidies	1,179	1,259	1,264
Contract liabilities	1,135	1,012	2,718
Cash collected on behalf of the customers (a)	156	262	375
Service payables	210	122	147
Others	579	970	697
Total	$7,890	$9,328	$9,372
Less: accrued expenses and other current liabilities	(6,501)	(7,854)	(7,870)
Other non-current liabilities	$1,389	$1,474	$1,502

(a)	The Company collects the goods considerations from the recipients after they deliver the goods to the determined locations on behalf of the customers, and will pay to the customers on a regular basis.

13.	Leases

Operating leases as lessee

As of June 30, 2022, December 31, 2021 and 2020, the Company has operating leases recorded on its consolidated balance sheets for certain office spaces and warehouses that expire on various dates through 2031. The Company does not plan to cancel the existing lease agreements for its existing facilities prior to their respective expiration dates. When determining the lease term, the Company considers options to extend or terminate the lease when it is reasonably certain that it will exercise or not exercise that option. The Company’s lease arrangements may contain both lease and non-lease components. The Company has separately accounted for lease and non-lease components based on their nature. Payments under the Company’s lease arrangement are fixed.

The following tables shows ROU assets and lease liabilities, and the associated financial statement line items:

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)
Assets
Operating lease right-of-use assets, net	$27,462	$29,910	$25,132

Liabilities
Operating lease liabilities, current	$8,821	$8,126	$7,445
Operating lease liabilities, non-current	$18,354	$21,485	$17,285

Weighted average remaining lease term (in years)	5.4	5.6	5.1
Weighted average discount rate (%)	5.79	5.80	5.80

Information related to operating lease activities during the six months ended June 30, 2022 and 2021, the years ended December 31, 2021 and 2020 are as follows:

	Six months ended June 30, 2022	Six months ended June 30, 2021	Year ended December 31, 2021	Year ended December 31, 2020
	(Unaudited)	(Unaudited)
Operating lease right-of-use assets obtained in exchange for lease liabilities	$3,396	$5,719	$12,247	$7,526

Operating lease expense
Amortization of right-of-use assets	4,381	4,257	7,963	7,248
Interest of lease liabilities	859	788	1,585	1,339
Total	$5,240	$5,045	$9,548	$8,587

Maturities of lease liabilities were as follows:

Lease Liabilities
(Unaudited)
Twelve months ending June 30,
2023	$9,702
2024	7,305
2025	5,447
2026	4,571
2027	2,705
Thereafter	6,298
Total lease payments	36,028
Less: imputed interest	(8,853)
Total	$27,175

14.	Taxes

(a)	Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current tax laws of Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the Company’s subsidiaries incorporated in Hong Kong are subject to 16.5% on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax. The Company did not make any provision for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception.

PRC

The Company’s PRC subsidiaries, VIE and VIE’s subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. The total impact of preferential tax rates amounted to approximately $0.2 million and $0.4 million, for the six months ended June 30, 2022 and 2021; approximately $0.2 million and $0.2 million for the years ended December 31, 2021 and 2020 and the impact to EPS is not significant for six months ended June 30, 2022 and 2021, as well as for the years ended December 31, 2021 and 2020.

Beijing Tianyushengfeng E-commerce Technology Co. Ltd., and Guangdong Shengfeng Logistics Co., Ltd. were qualified as High and New Technology Enterprise (“HNTE”), and are eligible to enjoy a preferential tax rate of 15% from 2017 to 2020 to the extent they have taxable income under the Enterprise Income Tax (“EIT”) Law, as long as they maintain the HNTE qualification and duly conducts relevant EIT filing procedures with the relevant tax authority. Beijing Tianyushengfeng E-commerce Technology Co. Ltd. has been qualified as HNTE and is eligible to enjoy a preferential tax rate of 15% from 2021 to 2023 to the extent it has taxable income under the Enterprise Income Tax Law. Shengfeng Supply Chain Management Co. Ltd. is eligible to enjoy a preferential tax rate of 15% from 2020 to 2025 to the extent it has taxable income under the Enterprise Income Tax (“EIT”) Law due to the local preferential tax policy.

Several VIE’s subsidiaries, including Hangzhou Shengfeng Logistics Co., Ltd., Shengfeng Logistics (Liaoning) Co., Ltd., Sichuan Shengfeng Logistics Co., Ltd., etc., are qualified as small and micro enterprises, thus the preferential effective tax rates of 5% are applied to these entities.

i)	The components of the income tax provision are as follows:

	Six months ended June 30, 2022	Six months ended June 30, 2021	Year ended December 31, 2021	Year ended December 31, 2020
	(Unaudited)	(Unaudited)

Current	$484	$233	$21	$268
Deferred	(113)	(169)	1,496	1,302
Total	$371	$64	$1,517	$1,570

ii)	The following table reconciles PRC statutory rates to the Company’s effective tax rate:

The following table reconciles the China statutory rates to the Company’s effective tax rate for six months ended June 30, 2022, and 2021, as well as for the years ended December 31, 2021 and 2020:

	Six months ended June 30, 2022	Six months ended June 30, 2021	Year ended December 31, 2021	Year ended December 31, 2020
	(Unaudited)	(Unaudited)

PRC statutory income tax rate	25.0%	25.0%	25.0%	25.0%
Effect of tax holiday (1)	(6.9)%	(21.0)%	(3.8)%	(2.8)%
R&D additional deduction	(5.5)%	(7.8)%	(3.2)%	(2.7)%
Permanent differences (2)	0.5%	7.5%	0.6%	1.1%
Effective income tax rate	13.1%	3.7%	18.6%	20.6%

(1)	PRC tax holidays for small and micro enterprises and high-tech entities.
(2)	Permanent differences mainly consisted of non-deductible meal and entertainment fees in PRC tax returns.

iii)	The following table summarizes deferred tax assets and liabilities resulting from differences between financial accounting basis and tax basis of assets and liabilities:

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)

Deferred tax assets:
Net operating losses carryforward	$3,529	$4,104	$5,450
Allowance for doubtful accounts	758	699	749
Deferred income (a)	295	315	316
Intangible assets (b)	120	106	69
Subtotal	4,702	5,224	6,584
Less: valuation allowance	-	-	-
Deferred tax assets	$4,702	$5,224	$6,584

(a)	Deferred income represents the assets related government subsidies, which will amortize on a straight-line basis within the useful life of related assets. The tax basis is recognized when the Company received the subsidies.
(b)	Intangible asset represents the amortization temporary difference of licensed software. Management uses 10 years useful life as the tax basis, which is different from the 5 years useful life in accounting basis.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the Company’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable, valuation allowances of nil were provided for the Company’s certain subsidiaries with continuous losses as of June 30, 2022, December 31, 2021 and 2020. As of June 30, 2022, December 31, 2021 and 2020, there were approximately $15.9 million, $16.8 million and $22.4 million net operating losses carryforwards in certain subsidiaries, respectively. The net operating tax loss carryforwards will expire from 2022 to 2026.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of June 30, 2022, December 31, 2021 and 2020, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur interests and penalties tax for the six months ended June 30, 2022 and 2021, as well as for the years ended December 31, 2021 and 2020.

(b)	Tax payable

Tax payable consisted of the following:

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(Unaudited)

Value-added tax payable	$2,576	$2,523	$2,891
Income tax payable	86	18	169
Other taxes payable	140	348	305
Total	$2,802	$2,889	$3,365

15.	Shareholders’ equity

Ordinary shares

The Company was established as a holding company under the laws of Cayman Islands on July 16, 2020. The original authorized number of ordinary shares is 50,000 shares with par value of US$1.00 per share. On December 18, 2020, the Company amended the Memorandum of Association to increase the authorized share capital to 400,000,000 Class A Ordinary Shares and 100,000,000 Class B Ordinary Shares and reduced the par value to US$0.0001 per share. As of June 30, 2022, December 31, 2021 and 2020, 38,120,000 Class A Ordinary shares and 41,880,000 Class B Ordinary shares were issued and outstanding. The shares are presented on a retroactive basis to reflect the recapitalization.

Additional paid-in capital

As of June 30, 2022, December 31, 2021 and 2020, additional paid-in capital in the consolidated balance sheets represented the combined contributed capital of the Company’s subsidiaries. For the six months ended June 30, 2021, additional paid-in capital changed due to the disposal of equity investment related to non-controlling shareholders of approximately $0.2 million. For the year ended December 31, 2021, one of the non-controlling shareholders made capital contributions totaling approximately $3.4 million to the Company; For the year ended December 31, 2020, one of the non-controlling shareholders made capital contributions totaling approximately $0.3 million to the Company.

Statutory reserves

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve as determined pursuant to PRC statutory laws totaled approximately $3.4 million, $3.4 million and $3.2 million as of June 30, 2022, December 31, 2021 and 2020, respectively.

Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by Shengfeng WFOE, Shengfeng VIE and its subsidiaries (collectively “Shengfeng PRC entities”) only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Shengfeng PRC entities.

Shengfeng PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Shengfeng PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. Shengfeng PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, Shengfeng PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict Shengfeng PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of June 30, 2022, December 31, 2021 and 2020, amounts restricted are the paid-in-capital and statutory reserve of Shengfeng PRC entities, which amounted to $79.0 million, $79.0 million and $78.7 million, respectively.

16.	Risks and Concentration

a)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s interest rate risk arises primarily from short-term borrowings. Borrowings issued at variable rates and fixed rates expose the Company to cash flow interest rate risk and fair value interest rate risk respectively.

b)	Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. As of June 30, 2022, December 31, 2021 and 2020, approximately $13.9 million, $18.9 million and $27.8 million were deposited with financial institutions located in the PRC, respectively. These balances are not covered by insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

The Company is also exposed to risk from its accounts receivable and other receivables. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at the exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.

The Company’s functional currency is the RMB, and its consolidated financial statements are presented in U.S. dollars. The RMB depreciated by 5.27% in the six months ended June 30, 2022 from December 31, 2021 to June 30, 2022. The RMB appreciated by 6.47% in the year ended December 31, 2020 from December 31, 2019 to December 31, 2020 and appreciated by 2.29% in the year ended December 31, 2021 from December 31, 2020 to December 31, 2021. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect its financial results reported in the U.S. dollar terms without giving effect to any underlying changes in its business or results of operations. Currently, the Company’s assets, liabilities, revenues and costs are denominated in RMB.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

c)	Concentration of customers and suppliers

Substantially all revenue was derived from customers located in China. There are no customers from whom revenue individually represent greater than 10% of the total revenue of the Company in any of the periods presented.

For the six months ended June 30, 2022, Anhui Luge Transportation Co., Ltd. and Fujian Jinwang Yuntong Logistics Technology Co., Ltd contributed approximately 13.9% and 12.8% of total cost of revenue of the Company, respectively. For the six months ended June 30, 2021, Anhui Luge Transportation Co., Ltd. contributed 28.4% of total cost of revenue of the Company, respectively.

As of June 30, 2022 and 2021, no customers accounted more than 10% of the account receivables. As of June 30, 2022 and 2021, no customers accounted more than 10% of the account payable.

For the year ended December 31, 2021, Anhui Luge Transportation Co., Ltd. contributed approximately 27.8% of total cost of revenue of the Company. For the year ended December 31, 2020, Hubei Luge Logistics Co., Ltd. and Anhui Luge Transportation Co., Ltd. contributed approximately 19.8% and 12.4% of total cost of revenue of the Company, respectively.

As of December 31, 2021 and 2020, no customers accounted more than 10% of the account receivables. As of December 31, 2021 and 2020, Anhui Luge Transportation Co., Ltd. contributed approximately 14.4% and 20.8% of total account payable balances, respectively.

d)	VIE risk

Under the Contractual Agreements with the consolidated VIE, the Company has the power to direct activities of the consolidated VIE and VIE’s subsidiaries through the Company’s relevant PRC subsidiaries, and can have assets transferred freely out of the consolidated VIE and VIE’s subsidiaries without restrictions. Therefore, the Company considers that there is no asset of the consolidated VIE that can only be used to settle obligations of the respective consolidated VIE, except for the registered capital of the consolidated VIE amounting to approximately $27.2 million as of June 30, 2022, December 31, 2021 and 2020. Since the consolidated VIE and VIE’s subsidiaries are incorporated as limited liability companies under the PRC Law, creditors of the consolidated VIE and VIE’s subsidiaries do not have recourse to the general credit of the Company.

The Company believes that the Company’s relevant PRC subsidiaries’ Contractual Arrangements with the consolidated VIE and the Equity Shareholders are in compliance with PRC laws and regulations, as applicable, and are legally binding and enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce these Contractual Arrangements.

In addition, if the current structure or any of the Contractual Arrangements were found to be in violation of any existing or future PRC law, the Company may be subject to penalties, which may include, but not limited to, cancellation or revocation of the Company’s business and operating licenses and being required to restructure the Company’s operations or terminate the Company’s operating activities. The imposition of any of these or other penalties may result in a material and adverse effect on the Company’s ability to conduct its operations. In such case, the Company may not be able to operate or control the VIE, which may result in deconsolidation of the VIE.

17.	Commitments and contingencies

(a)	Lease commitments

The Company’s commitment for minimum lease payments under the remaining operating leases as of June 30, 2022 is $2.8 million.

(b)	Contingencies

The Company is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome arising out of any such matters will have a material adverse effect on our consolidated financial position, cash flows or results of operations on an individual basis or in the aggregate. As of June 30, 2022, the Company had various legal proceedings or disputes related to the customers, suppliers, labor contracts and traffic accidents, which were still pending court decisions. As of the date of this prospectus, the legal proceedings or disputes have been closed and the outcome arising out of these matters have no material impact to the Company’s business or financial performances.

(c)	Variable interest entity structure

It is the opinion of management that (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of Tianyu and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of the Company’s management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

18.	Subsequent events

The Company evaluated all events and transactions that occurred after June 30, 2022 up through the date the Company file these unaudited condensed consolidated financial statements on November 25, 2022, for disclosure or recognition in the unaudited condensed consolidated financial statements of the Company as appropriate.

On September 23, 2022, Shengfeng Logistics Group (Ningde) Supply Chain Management Co., Ltd. was set up in Fujian, China. This entity is fully owned by Shengfeng Logistics Group Co., Ltd. and will provide supply chain service in the future.

19.	Condensed financial information of the parent company

The Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. Payment of dividends by entities organized in the PRC are subject to limitations, procedures and formalities. Regulations in the PRC currently permit payments of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in the PRC. The Company’s PRC subsidiaries are also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory reserves account until the accumulative amount of such reserves reaches 50% of its respective registered capital. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

In addition, the Company’s operations and revenues are conducted and generated in the PRC, all of the Company’s revenue being earned and currency received is denominated in RMB. RMB is subject to the foreign exchange control regulation in China, and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC foreign exchange control regulations that restrict the Company’s ability to convert RMB into USD.

Regulation S-X requires that the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s PRC subsidiary exceed 25% of the consolidated net assets of the Company.

Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. The Company’s investment in subsidiary is stated at cost plus equity in undistributed earnings of subsidiaries.

20.	Condensed financial information of the parent company

CONDENSED BALANCE SHEETS

	June 30,	December 31,	December 31,
	2022	2021	2020
ASSETS	(unaudited)

Current assets	$-	$-	$-
Investment in subsidiaries and VIEs (restricted)	89,167	91,593	82,623
Non-current assets	89,167	91,593	82,623
Total Assets	$89,167	$91,593	$82,623

Liabilities and Equity

Current liabilities	-	-	-
Non-current liabilities	-	-	-
Total liabilities	-	-	-

Commitments and Contingencies

Shareholders’ Equity
Class A Ordinary share, $0.0001 par value, 400,000,000 shares authorized; 38,120,000 shares issued and outstanding as of June 30, 2022, December 31, 2021 and 2020	4	4	4
Class B Ordinary share, $0.0001 par value, 100,000,000 shares authorized; 41,880,000 shares issued and outstanding as of June 30, 2022, December 31, 2021 and 2020	4	4	4
Additional paid-in capital	75,575	75,575	75,575
Statutory reserves	3,430	3,430	3,155
Retained earnings	12,488	10,032	3,409
Accumulated other comprehensive income (loss)	(2,334)	2,548	476
Total Shareholders’ Equity	89,167	91,593	82,623

Total Liabilities and Shareholders’ Equity	$89,167	$91,593	$82,623

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
	(unaudited)	(unaudited)
Equity in earnings of subsidiaries	$2,456	$1,912	$6,898	$6,091
NET INCOME	2,456	1,912	6,898	6,091

OTHER COMPREHENSIVE INCOME (LOSS)	-	-
Foreign currency translation adjustment	(4,882)	803	2,072	5,362
COMPREHENSIVE INCOME(LOSS)	$(2,426)	$2,715	$8,970	$11,453

 CONDENSED STATEMENTS OF CASH FLOW

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
	(unaudited)	(unaudited)
Cash Flows from Operating Activities
Net income	$2,456	$1,912	$6,898	$6,091
Adjustments to reconcile net income to net cash used in operating activities:
Equity income of subsidiaries and VIEs	(2,456)	(1,912)	(6,898)	(6,091)
Net cash used in operating activities	-	-	-	-
Cash Flows from Investing Activities	-	-	-	-
Cash Flows from Financing Activities	-	-	-	-
Net decrease in cash and restricted cash	-	-	-	-
Cash and restricted cash, beginning of year	$-	$-	$-	$-
Cash and restricted cash, end of year	$-	$-	$-	$-

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

a)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

b)	without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing secretary, or any of our officers in respect of any matter identified in above on condition that the secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which will be filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is the information regarding share capital issued by us during the past three years. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The issuances below were not registered under the Securities Act. We believe that the following offers, sales and issuances of the securities were exempt from registration (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

On July 16, 2020, Quality Corporate Services Ltd., the subscriber to our memorandum of association, had initially taken up 1 ordinary share, par value $1.00 per share, which it subsequently transferred to Shengfeng International Limited on the same date.

On July 16, 2020, we issued 49,999 ordinary shares, par value $1.00 per share, to Shengfeng International Limited, of which 6,000 ordinary shares were transferred to Everbright International Development Limited on September 29, 2020.

On December 18, 2020, as a reorganization of our corporate structure, our shareholders approved and we undertook the following corporate actions:

(i)	a repurchase of 43,999 ordinary shares held by Shengfeng International Limited and 6,000 ordinary shares held by Everbright International Development Limited;

(ii)	an amendment of our share capital from $50,000 divided into 50,000 ordinary shares of $1.00 par value per share to $50,000 divided into 40,000 Class A Ordinary Shares of $1.00 par value per share and 10,000 Class B Ordinary Shares of $1.00 par value per share;

(iii)	a re-designation of one issued ordinary share held by Shengfeng International Limited into one Class B Ordinary Share; and

(iv)	a subdivision of our share capital from $50,000 divided into 40,000 Class A Ordinary Shares of $1.00 par value per share and 10,000 Class B Ordinary Shares of $1.00 par value per share to US$50,000 divided into 400,000,000 Class A Ordinary Shares of $0.0001 par value per share and 100,000,000 Class B Ordinary Shares of $0.0001 par value per share.

After the reorganization, on December 18, 2020, we issued an aggregate of 38,120,000 Class A Ordinary Shares to 12 investors for an aggregate consideration of $3,812.

On December 18, 2020, we issued 41,870,000 Class B Ordinary Shares to Shengfeng International Limited for a consideration of $4,187.

For more details on our share issuances, please refer to “History of Share Issuances.”

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fuzhou, People’s Republic of China, on January 25, 2023

Shengfeng Development Limited

By:	/s/ Yongxu Liu
Yongxu Liu
Chief Executive Officer, President, Director, and Chairman
(Principal Executive Officer)

Power of Attorney

Each person whose signature appears below constitutes and appoints each of Yongxu Liu and Guoping Zheng as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations, and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Class A Ordinary Shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yongxu Liu	Chief Executive Officer, President, Director and Chairman	January 25, 2023
Name: Yongxu Liu	(Principal Executive Officer)

/s/ Guoping Zheng	Chief Financial Officer and Vice President	January 25, 2023
Name: Guoping Zheng	(Principal Accounting and Financial Officer)

*	Director	January 25, 2023
Name: Zhiping Yang	(Director)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Shengfeng Development Limited, has signed this registration statement or amendment thereto in New York, NY on January 25th, 2023.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Description
1.1*	Form of Underwriting Agreement

3.1***	Amended and Restated Memorandum of Association

3.2***	Amended and Restated Articles of Association (included in Exhibit 3.1)

4.1***	Specimen Certificate for Class A Ordinary Shares

4.2**	Form of Underwriter’s Warrant

5.1***	Opinion of Ogier regarding the validity of the Class A Ordinary Shares being registered

8.1***	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

10.1***	Form of Employment Agreement by and between executive officers and the Registrant

10.2***	Form of Indemnification Agreement with the Registrant’s directors and officers

10.3***	Form of Director Offer Letter between the Registrant and its directors

10.4***	English Translation of the Technical Consultation and Service Agreement between Tianyu and Shengfeng Logistics dated January 7, 2021

10.5***	English Translation of the form of Powers of Attorney granted by shareholders of Shengfeng Logistics, as currently in effect, and a schedule of all executed Powers of Attorney adopting the same form

10.6***	English Translation of the form of Equity Pledge Agreement by and among Tianyu, Shengfeng Logistics, and shareholders of Shengfeng Logistics dated January 7, 2021, as currently in effect, and a schedule of all executed Equity Pledge Agreement adopting the same form

10.7***	English Translation of the form of Call Option Agreement by and among Tianyu, Shengfeng Logistics, and shareholders of Shengfeng Logistics dated January 7, 2021, as currently in effect, and a schedule of all executed Call Option Agreement adopting the same form

10.8***	English Translation of the form of Spousal Consent granted by the spouse of each individual shareholder of Shengfeng Logistics, as currently in effect, and a schedule of all executed Spousal Consents adopting the same form

10.9***	English Translation of the form of Voting Rights Proxy Agreement by and among Tianyu, Shengfeng Logistics, and shareholders of Shengfeng Logistics dated January 7, 2021, as currently in effect, and a schedule of all executed Voting Rights Proxy Agreement adopting the same form

10.10***	English Translation of the form of Freight Transportation Agreement between the Registrant and its Clients

10.11***	English Translation of the form of Warehouse Service Contract between the Registrant and its Cloud Storage Service Clients

10.12***	English Translation of the form of Freight Transportation Contract between the Registrant and its Transportation Providers

10.13*	English Translation of the form of House (Warehouse) / Site Lease Contract

10.14***	English Translation of the Road Freight Transportation Cooperation Agreement by and between Shengfeng Logistics and Hubei Luge Logistics Co., Ltd. dated June 30, 2019

10.15***	English Translation of the Road Freight Transportation Platform Cooperation Agreement by and between Shengfeng Logistics and Hefei Weitian Yuntong Information Technology Co., Ltd. dated September 1, 2020

10.16***	English Translation of the Short-term Loan Facility Agreement by and between Shengfeng Logistics and Bank of China Fuzhou Jin’an Branch dated May 31, 2019

10.17***	English Translation of the Working Capital Loan Agreement by and between Shengfeng Logistics and Bank of China Fuzhou Jin’an Branch dated June 27, 2019

10.18***	English Translation of the Working Capital Loan Agreement by and between Shengfeng Logistics and Bank of China Fuzhou Jin’an Branch dated July 9, 2019

10.19***	English Translation of the Working Capital Loan Agreement by and between Shengfeng Logistics and Bank of China Fuzhou Jin’an Branch dated August 5 2019

10.20***	English Translation of the Maximum Mortgage Agreement by and between Suzhou Shengfeng Logistics Co., Ltd. and Bank of China Fuzhou Jin’an Branch dated May 31, 2019

10.21***	English Translation of the Maximum Guarantee Agreement by and between Yongxu Liu and Bank of China Fuzhou Jin’an Branch dated May 31, 2019

10.22***	English Translation of the Short-term Loan Facility Agreement by and between Shengfeng Logistics and Bank of China Fuzhou Jin’an Branch dated June 22, 2020

10.23***	English Translation of the Working Capital Loan Agreement by and between Shengfeng Logistics and Bank of China Fuzhou Jin’an Branch dated July 3, 2020

10.24***	English Translation of the Working Capital Loan Agreement by and between Shengfeng Logistics and Bank of China Fuzhou Jin’an Branch dated July 15, 2020

10.25***	English Translation of the Working Capital Loan Agreement by and between Shengfeng Logistics and Bank of China Fuzhou Jin’an Branch dated August 5, 2020

10.26***	English Translation of the Maximum Mortgage Agreement by and between Suzhou Shengfeng Logistics Co., Ltd. and Bank of China Fuzhou Jin’an Branch dated June 22, 2020

10.27***	English Translation of the Maximum Guarantee Agreement by and between Yongxu Liu and Bank of China Fuzhou Jin’an Branch dated June 22, 2020

10.28***	English Translation of the Lease Contract of Shengfeng Building by and between Shengfeng Logistics and Fuzhou Tianyu Shengfeng Industrial Co., Ltd. dated October 16, 2020

10.29***	English Translation of the Short-term Loan Facility Agreement by and between Shengfeng Logistics and Bank of China Fuzhou Jin’an Branch dated June 28, 2021

10.30***	English Translation of the Working Capital Loan Agreement by and between Shengfeng Logistics and Bank of China Fuzhou Jin’an Branch dated July 3, 2021

10.31***	English Translation of the Working Capital Loan Agreement by and between Shengfeng Logistics and Bank of China Fuzhou Jin’an Branch dated July 16, 2021

10.32***	English Translation of the Maximum Mortgage Agreement by and between Suzhou Shengfeng Logistics Co., Ltd. and Bank of China Fuzhou Jin’an Branch dated July 5, 2021

10.33***	English Translation of the Maximum Guarantee Agreement by and between Yongxu Liu and Bank of China Fuzhou Jin’an Branch dated July 3, 2021

21.1***	Subsidiaries

23.1*	Consent of Friedman LLP

23.2***	Consent of Ogier (included in Exhibit 5.1)

23.3*	Consent of AllBright Law Offices

24.1***	Powers of Attorney (included on signature page)

99.1***	Code of Business Conduct and Ethics of the Registrant

99.2***	Consent of Frost & Sullivan

99.3***	Consent of Dan Liu

99.4***	Consent of Wen Li

99.5***	Consent of John F. Levy

107*	Filing Fee Table

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.